Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-129255

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2005

CANADIAN OFFERING MEMORANDUM              CONFIDENTIAL
Private Placement in Canada

3,000,000 Shares

Quanta Capital Holdings Ltd.
% Series A Preferred Shares
(Liquidation Preference U.S.$25.00 Per Share)

This Canadian Offering Memorandum constitutes an offering of the securities described herein only in those jurisdictions and to those persons where and to whom they may be lawfully offered for sale, and therein only by persons permitted to sell such securities. This Canadian Offering Memorandum is not, and under no circumstances is it to be construed as, an advertisement or a public offering of the securities referred to in this document. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this Canadian Offering Memorandum or the merits of the securities described herein and any representation to the contrary is an offence. Friedman, Billings, Ramsey Group, Inc., a national investment bank and an affiliate of Friedman, Billings, Ramsey & Co., Inc., owns approximately 5.2% of Quanta Capital Holdings Ltd.'s common shares as of November 30, 2005. W. Russell Ramsey has served as a non-executive director of Quanta Capital Holdings Ltd. since September 2003 and he is also a co-founder, a non-executive director and a former executive officer of Friedman, Billings, Ramsey Group, Inc. Wallace L. Timmeny has served as a non-executive director of Quanta Capital Holdings Ltd. since September 2003 and he is also a non-executive director of Friedman, Billings, Ramsey Group, Inc. As a result of the foregoing relationships, Quanta Capital Holdings Ltd. may be considered to be a ‘‘connected issuer’’ of Friedman, Billings, Ramsey & Co., Inc. as such term is defined in National Instrument 33-105 Underwriting Conflicts. Canadian investors should refer to the heading ‘‘Certain Relationships and Transactions’’ contained in this Canadian Offering Memorandum for additional information.

Friedman Billings Ramsey	BB&T Capital Markets

A division of Scott & Stringfellow, Inc.

The date of this Canadian Offering Memorandum is  , 2005

CANADIAN OFFERING MEMORANDUM
(Alberta, Manitoba, Ontario and Québec)

Quanta Capital Holdings Ltd., referred to hereafter as the Company, is hereby offering 3,000,000 of its % series A preferred shares, par value U.S.$0.01 per share, referred to hereafter as the series A preferred shares. Additionally, the Company has granted the underwriters a 30-day option to purchase up to an additional 450,000 series A preferred shares solely to cover over-allotments, if any.

Upon liquidation, dissolution or winding-up, the holders of the series A preferred shares will be entitled to receive from the Company's assets legally available for distribution to shareholders, a liquidation preference of U.S.$25.00 per share, plus declared but unpaid dividends and additional amounts, if any, to the date fixed for distribution. Dividends on the series A preferred shares will be payable on a non-cumulative basis only when, as and if declared by the Company's board of directors, quarterly in arrears on the fifteenth day of March, June, September and December of each year, commencing on March 15, 2006. Dividends declared on the series A preferred shares will be payable at an initial rate equal to       % of the liquidation preference per annum (equivalent to U.S.$  per share) up to but not including June 15, 2006. On June 15, 2006, December 15, 2006, June 15, 2007 and December 15, 2007, the dividend rate will reset to the dividend rate per annum in effect immediately prior to the reset plus  % of the liquidation preference per annum (equivalent to U.S.$  per share). From and after December 15, 2007, dividends declared on the series A preferred shares will be payable at a rate equal to  % of the liquidation preference per annum (equivalent to U.S.$  per share).

On and after December 15, 2010, the Company may redeem the series A preferred shares, in whole or in part, at any time, at the redemption price described in the U.S. Prospectus Supplement (as defined below), plus declared but unpaid dividends and additional amounts, if any, to the date of redemption. The Company may not redeem the series A preferred shares before December 15, 2010 except that the Company may redeem the series A preferred shares before that date at a redemption price of U.S.$26.00 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption, if the Company submits to the holders of its common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving the Company that requires, or if the Company submits any proposal for any other matter that, as a result of any change in Bermuda law after the date of the U.S. Prospectus Supplement (as defined below), whether by enactment or official interpretation, that requires, in either case, a vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preferred shares as single class. If the Company experiences a change of control, it may be required to make offers to redeem the series A preferred shares at a price of U.S.$25.25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption and on the terms described in the U.S. Prospectus Supplement (as defined below). The series A preferred shares have no stated maturity and will not be subject to any sinking fund and will not be convertible into any of the Company's other securities or property.

Attached herewith and forming part of this Canadian Offering Memorandum is a preliminary U.S. prospectus supplement dated             , 2005 (the ‘‘U.S. Prospectus Supplement’’) along with the accompanying U.S. shelf prospectus dated November 2, 2005 (the ‘‘U.S. Shelf Prospectus’’, and collectively with the U.S. Prospectus Supplement, the ‘‘U.S. Prospectus’’), as filed with the United States Securities and Exchange Commission, regarding the offer for sale of the Company's series A preferred shares being made in the United States. Except as otherwise provided herein, capitalized terms used in this document without definition have the meanings assigned to them in the U.S. Prospectus. The offering of the Company's series A preferred shares in Canada is being made solely by this Canadian Offering Memorandum and any decision to purchase such shares should be based solely on information contained in this document. No person has been authorized to give any information or to make any representations concerning this offering other than those contained herein. This Canadian Offering Memorandum constitutes an offering of the securities described herein in the Canadian provinces of Alberta, Manitoba, Ontario and Québec only.

This Canadian Offering Memorandum is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the Company's series A preferred shares

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in the provinces of Alberta, Manitoba, Ontario and Québec only. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Investing in the Company's series A preferred shares involves risks. Canadian investors should refer to the heading ‘‘Risk Factors’’ contained in the U.S. Prospectus for additional information.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Friedman, Billings, Ramsey Group, Inc., a national investment bank and an affiliate of Friedman, Billings, Ramsey & Co., Inc., owns approximately 5.2% of the Company's common shares as of November 30, 2005. W. Russell Ramsey has served as a non-executive director of the Company since September 2003 and he is also a co-founder, a non-executive director and a former executive officer of Friedman, Billings, Ramsey Group, Inc. Wallace L. Timmeny has served as a non-executive director of the Company since September 2003 and he is also a non-executive director of Friedman, Billings, Ramsey Group, Inc. Additionally, certain of the underwriters and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment and commercial banking services for the Company. From time to time some of the underwriters may provide other investment banking services to the Company in the ordinary course of their respective businesses. For these services, they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. As a result of the foregoing relationships, the Company may be considered to be a ‘‘connected issuer’’ of the underwriters in this offering as such term is defined in National Instrument 33-105 Underwriting Conflicts. Canadian investors should refer to the headings ‘‘Directors and Executive Officers’’ and ‘‘Underwriting’’ contained in the U.S. Prospectus Supplement for additional information. The underwriters did not require that the Company proceed with this offering and the decision to proceed with this offering was initiated by the Company. The terms of the offering have been determined by negotiations between the Company and the underwriters and the proceeds of the offering will not be applied for the benefit of the underwriters.

RESPONSIBILITY

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this Canadian Offering Memorandum or any other information provided by the Company in connection with the offering.

RESALE RESTRICTIONS

The distribution of the Company's series A preferred shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the Company's series A preferred shares must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the Company's series A preferred shares.

The Company is not a ‘‘reporting issuer’’, as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which its series A preferred shares will be offered. Under no circumstances will the Company be required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of its series A preferred shares to the public in Canada or in any province or territory thereof. Canadian investors are advised that the Company has no intention to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of its series A preferred shares.

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REPRESENTATIONS OF PURCHASERS

Each Canadian investor who purchases the Company's series A preferred shares will be deemed to have represented to the Company, the underwriters and any dealer who sells such shares to such purchaser that: (i) the offering of such shares was made exclusively through the Canadian Offering Memorandum and was not made through an advertisement of such shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under ‘‘Resale Restrictions’’; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario, without the dealer having to be registered, (b) in the case of a purchaser located in the province of Alberta, Manitoba and Québec, such purchaser is an ‘‘accredited investor’’ as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (‘‘NI 45-106’’), and (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an ‘‘accredited investor’’, other than an individual, as defined in NI 45-106 and is a person to which a dealer registered as an international dealer in Ontario may sell the Company's series A preferred shares.

In addition, each purchaser of the Company's series A preferred shares resident in Ontario who receives a purchase confirmation, by the purchaser's receipt thereof, will be deemed to have represented to the Company, the underwriters and the dealer from whom such purchase confirmation was received, that such purchaser: (a) has been notified by the Company (i) that the Company is required to provide information (‘‘personal information’’) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any of the Company's series A preferred shares purchased), which Form 45-106F1 is required to be filed by the Company under NI 45-106; (ii) that such personal information will be delivered to the Ontario Securities Commission (the ‘‘OSC’’) in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (v) that the public official in Ontario who can answer questions about the OSC's indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 5520, Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) by purchasing the Company's series A preferred shares, has authorized the indirect collection of the personal information by the OSC. Further the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of the Company's series A preferred shares it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and become available to the public in accordance with the requirements of applicable laws. By purchasing the Company's series A preferred shares, the purchaser consents to the disclosure of such information.

TAXATION AND ELIGIBILITY FOR INVESTMENT

Any discussion of taxation and related matters contained in this Canadian Offering Memorandum does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Company's series A preferred shares. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of an investment in such shares in their particular circumstances and with respect to the eligibility of such shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations. Canadian investors should consult with their own U.S. legal and tax advisers concerning the U.S. federal income tax consequence of an investment in the Company's series A preferred shares.

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RIGHTS OF ACTION FOR DAMAGES OR RESCISSION

(Ontario)

Securities legislation in certain of the Canadian private placement provinces provides purchasers of the Company's series A preferred shares pursuant to this Canadian Offering Memorandum with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this Canadian Offering Memorandum and any amendment to it contains a ‘‘Misrepresentation’’. Where used herein, ‘‘Misrepresentation’’ means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this Canadian Offering Memorandum) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder, if any, on whose behalf the distribution is made in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by an offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and the selling security holders, if any, provided that:

(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that they can prove do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years from the day of the transaction that gave rise to the cause of action.

The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this Canadian Offering Memorandum) delivered to a prospective purchaser in connection with a distribution made in reliance on the exemption from the prospectus requirement in section 2.3 of NI 45-106 (the ‘‘accredited investor’’ exemption) if the prospective purchaser is:

(a)	a Canadian financial institution or a Schedule III bank;

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

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The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which the Company and the selling shareholders, if any, may rely. The enforceability of these rights may be limited as described herein under ’’Enforcement of Legal Rights’’.

The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the Company's series A preferred shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors resident in other Canadian jurisdictions under local provincial securities laws.

ENFORCEMENT OF LEGAL RIGHTS

The Company is a Bermuda holding company. All, or substantially all, of the Company's directors and officers and the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Company or such persons outside of Canada.

LANGUAGE OF DOCUMENTS

Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2005

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2005)

3,000,000 Shares

Quanta Capital Holdings Ltd.

    % Series A Preferred Shares
(Liquidation Preference $25 Per Share)

We are selling 3,000,000 shares of our       % series A preferred shares, par value $0.01 per share.

Upon liquidation, dissolution or winding-up, the holders of the series A preferred shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date fixed for distribution. Dividends on the series A preferred shares will be payable on a non-cumulative basis only when, as and if declared by our board of directors, quarterly in arrears on the fifteenth day of March, June, September and December of each year, commencing on March 15, 2006. Dividends declared on the series A preferred shares will be payable at an initial rate equal to       % of the liquidation preference per annum (equivalent to $       per share) up to but not including June 15, 2006. On June 15, 2006, December 15, 2006, June 15, 2007 and December 15, 2007, the dividend rate will reset to the dividend rate per annum in effect immediately prior to the reset plus       % of the liquidation preference per annum (equivalent to $              per share). From and after December 15, 2007, dividends declared on the series A preferred shares will be payable at a rate equal to     % of the liquidation preference per annum (equivalent to $              per share).

On and after December 15, 2010, we may redeem the series A preferred shares, in whole or in part, at any time, at the redemption price described in this prospectus supplement, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption. We may not redeem the series A preferred shares before December 15, 2010 except that we may redeem the series A preferred shares before that date at a redemption price of $26 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption, if we submit to the holders of our common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving Quanta Capital Holdings Ltd. that requires, or if we submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation) that requires, in either case, a vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preferred shares as a single class. If we experience a change of control, we may be required to make offers to redeem the series A preferred shares at a price of $25.25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption and on the terms described in this prospectus supplement. The series A preferred shares have no stated maturity and will not be subject to any sinking fund and will not be convertible into any of our other securities or property.

There is currently no public market for the series A preferred shares. We have applied to list the series A preferred shares on the Nasdaq National Market System, or Nasdaq, under the symbol "QNTAP." If the application is approved, trading in the series A preferred shares is expected to commence within 30 days after the initial delivery of the series A preferred shares. Our common shares are listed on Nasdaq under the symbol "QNTA."

You are urged to carefully read the "Risk Factors" section beginning on page S-19 of this prospectus supplement and on page 6 of the accompanying prospectus where specific risks associated with the series A preferred shares are described, along with the other information in this prospectus supplement and the accompanying prospectus, before you make your investment decision.

	Per Share	Total
Initial Public Offering Price(1)	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Quanta Capital Holdings Ltd. (before expenses)	$	$

(1)	Plus declared dividends, if any, from and including the date of the original issuance.

None of the Securities and Exchange Commission, any state securities and insurance regulators, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 450,000 preferred shares solely to cover over-allotments, if any. The above table does not include the shares that we will issue upon the exercise of the over-allotment option.

The underwriters expect to deliver the series A preferred shares to purchasers on or about  , 2005.

Friedman Billings Ramsey	BB&T Capital Markets A division of Scott & Stringfellow, Inc.

The date of this prospectus supplement is  , 2005

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offer and sale by us of the series A preferred shares. You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell the series A preferred shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.

This prospectus supplement contains basic information about us and the series A preferred shares. This prospectus supplement may add, update or change information contained in or incorporated by reference into the accompanying prospectus. In addition, the information incorporated by reference into the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus or any information incorporated therein by reference, this prospectus supplement will apply and will supersede such information in the accompanying prospectus. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, or the BMA, must approve all issuances and transfers of securities of a Bermuda exempted company. Where any equity securities (meaning shares which entitle the holder to vote for or appoint one or more directors or securities which by their terms are convertible into shares which entitle the holder to vote for or appoint one or more directors) of a Bermuda company are listed on an appointed stock exchange (which includes Nasdaq) the BMA has given general permission for the issue and subsequent transfer of any securities of the company from and/or to a non-resident for so long as any such equity securities of the company remain so listed. A copy of this prospectus must be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement or in the accompanying prospectus.

As used in this prospectus supplement and the accompanying prospectus, references to the "company," "we," "us" or "our" refer to Quanta Capital Holdings Ltd. and its subsidiaries and U.K. branch, which include, Quanta Reinsurance Ltd., Quanta U.S. Holdings Inc., Quanta Reinsurance U.S. Ltd., Quanta Indemnity Company, Quanta Specialty Lines Insurance Company, Quanta Europe Ltd., Quanta 4000 Ltd., Environmental Strategies Consulting LLC, Quanta Technical Services LLC and Quanta Europe Ltd.'s branch in the United Kingdom, unless the context suggests otherwise. We refer to Quanta Reinsurance Ltd., Quanta Reinsurance U.S. Ltd., Quanta Indemnity Company, Quanta Specialty Lines Insurance Company, Quanta Europe Ltd., Environmental Strategies Consulting LLC, Quanta Europe Ltd.'s branch in the United Kingdom and our Lloyd's syndicate as Quanta Bermuda, Quanta U.S. Re, Quanta Indemnity, Quanta Specialty Lines, Quanta Europe, ESC, Quanta U.K. and Syndicate 4000, as the case may be. References to Quanta Holdings refer solely to Quanta Capital Holdings Ltd.

Unless otherwise indicated, all information presented herein assumes that the underwriters' over-allotment option is not exercised.

In this prospectus supplement and the accompanying prospectus, amounts are expressed in U.S. dollars, except as otherwise indicated, and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. We have registered the mark "Quanta" in the U.S. Patent and Trademark Office. All other brand names or trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our series A preferred shares. We urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" sections and the consolidated financial statements and related notes included elsewhere in or incorporated into this prospectus supplement. Concurrently with this offering we intend to offer our common equity, which offerings are part of our plan that is designed to maintain our current rating with A.M. Best. See "Recent Developments."

Our Company

We are a Bermuda holding company that provides specialty insurance, specialty reinsurance, risk assessment and risk consulting products and services on a global basis through our subsidiaries. We were incorporated in May 2003 and began conducting our business in September 2003. We focus on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. Our specialty lines insurance and reinsurance products differ significantly from products written in the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures, and companies tend to compete for customers on the basis of price and service. In contrast, the specialty insurance and reinsurance markets provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers. As a result, our insurance and reinsurance products require extensive technical underwriting skills and risk assessment resources and, in many cases, engineering expertise, in order to be profitably underwritten. We also provide risk assessment and risk consulting products and services to our clients.

We organize our business on a matrix of five product lines and three geographies. Our two traditional product lines are specialty insurance and specialty reinsurance. We also have programs, structured products and technical services product lines. Our products currently include professional liability, environmental liability, fidelity and crime, surety, trade credit, property, casualty, warranty and marine and aviation. We have recently discontinued writing any new and most renewal business in our property reinsurance and technical risk property insurance lines, except for our residential builders' and contractors' program, or HBW program, and other program businesses. Products we offer can be written as traditional insurance or reinsurance or combined on a structured or program basis. Some of our product lines are aggregated for purposes of financial reporting.

Our geographies are the United States, Bermuda and Europe. We started our business in Bermuda and expanded into the United States shortly after we commenced operations. Since December 2004, we participate in the Lloyd's of London market, or Lloyd's, through our subsidiary, Syndicate 4000, which currently writes traditional specialty insurance products, including professional liability (professional indemnity and directors' and officers' coverage), fidelity and crime (financial institutions). We have also begun writing European Union sourced insurance and reinsurance business through Quanta Europe, our Irish subsidiary, since the fourth quarter of 2004, as well as insurance and reinsurance business in the London market through Quanta U.K., our U.K. branch, since February 2005.

Our objective is to target insurance and reinsurance products and areas where we believe we can derive a competitive advantage from our technical underwriting skills and risk assessment resources and that meet our risk and long-term profitability criteria. We proactively manage our allocation of capital and resources among our insurance and reinsurance product lines and among areas within those product lines. We intend to focus on our specialty insurance and reinsurance product lines where we believe we can take advantage of our technical expertise and have the ability to realize an underwriting profit. We plan to assess market conditions on an ongoing basis to selectively seek out opportunities to expand our business as well as reduce our capacity in product lines which we believe no longer afford attractive returns. While we expect our returns to be impacted by the cyclical nature of the insurance and reinsurance industry, we believe that products and policies within specialty insurance and reinsurance lines that require technical underwriting and risk assessment expertise experience less competitive pricing pressure and volatility over a period of time because of barriers to entering these markets, which exist principally due to the difficulty of acquiring experienced and specialized personnel with these skills.

Quanta Holdings' principal executive offices are located at Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, and its telephone number is (441) 294-6350.

Recent Developments

On October 26, 2005, we announced that our total estimated net losses net of reinsurance recoveries and reinstatement premiums related to Hurricanes Katrina and Rita are expected to be approximately $68.5 million, including reinstatement premiums. Our estimate of net losses is derived from a combination of a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters and the output of industry models. Our actual losses from Hurricanes Katrina and Rita may ultimately differ materially from our estimated losses.

Hurricane Wilma will impact our results for the fourth quarter of 2005, especially in our property reinsurance and technical risk property business. At this time, we estimate that our net losses related to Hurricane Wilma will be between approximately $8 million and $15 million. Because this event is so recent and assessments of damages are preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Wilma. Our actual losses from Hurricane Wilma may ultimately differ materially from our preliminary assessment of losses. We have additional reinsurance coverage which we expect would cover losses from Hurricane Wilma that exceed our current estimated losses. However, if our actual losses from Hurricane Wilma are substantially greater than our preliminary assessment of losses, this reinsurance may not fully cover the additional losses and our business, results of operations and financial condition could be materially adversely affected.

As a result of the losses we expect due to Hurricanes Katrina and Rita, on October 5, 2005, A.M. Best Company, or A.M. Best, placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe, currently "A−" (excellent), under review with negative implications. A.M. Best ratings are based on a company's available and required rated capital to support its operations considering a quantitative evaluation of a company's performance with respect to profitability, leverage, and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. In addition, its ratings of us take into consideration the fact that we have recently commenced our operations and an assessment of the legal and inflationary environments within which we operate. Due to the nature, frequency and severity of the hurricanes in 2004 and 2005, we believe A.M. Best has reassessed certain variables, including the capital adequacy ratio, that are considered in its quantitative analyses in assessing both required and available rated capital. As a result of this reassessment, we believe that the capital requirements for property and casualty reinsurers have generally been increased and a number of these companies have been downgraded due to their inability to meet A.M. Best's new requirements.

Based on our discussions with A.M. Best, upon implementation of the plan described below, we believe that A.M. Best will conclude its review, remove us from negative watch and initially ascribe a negative outlook to our current "A–" rating. The plan designed to retain our current rating of "A–" (excellent) has two elements. The first element of our plan is the completion of the Property Transaction and Casualty Reinsurance Transaction described below, which is intended to reduce our capital requirements in light of A.M. Best's revised capital requirements and the probable maximum losses associated with our business. The second element of this plan is the completion of this offering and the concurrent offering described below to increase our available rated capital. We expect that the qualification of our rating with a negative outlook will adversely affect our business, our opportunities to write new and renewal business and our ability to retain key employees. We will continue to work with A.M. Best in 2006 and intend to actively seek the return of our rating to "A−" (excellent)

without any qualification. There is no assurance as to what rating actions A.M. Best may take now or in the future or whether A.M. Best will remove any qualification of our rating. See "Risk Factors—A downgrade or qualification in our rating by A.M. Best will adversely affect our ability to execute our business strategy."

Property Transaction

We have recently discontinued writing any new and most renewal property business in our property reinsurance and technical risk property business, except for our HBW program and other program business. In addition, we have retroceded substantially all the in-force business, as of October 1, 2005, in these lines (other than our program business) by a portfolio transfer to a third party reinsurer, which we refer to as the Property Transaction. The Property Transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under the Property Transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer. As a result, we expect the probable maximum loss for our property reinsurance businesses will be significantly reduced resulting in an increase in our available rated capital and a decrease in our net required capital providing a net credit from A.M. Best with respect to the capital they require us to have. The impact of the Property Transaction, to be recorded in our results of operations in the fourth quarter of 2005, is a net expense to us of approximately $1.2 million and results from ceding approximately $44.4 million of net unearned premium reserves as of October 1, 2005 at a price of approximately $45.6 million reflecting the agreed value of the business. With respect to the transfer of the technical property risk business subject to the Property Transaction, the reinsurer has also charged additional premiums of approximately $2.1 million, which will be expensed over the term of the retrocession agreement (October 1, 2005 to December 31, 2006) in proportion to the amount of protection provided by the retrocession agreement. Additionally, reinsurance protections associated with the technical risk property business subject to the Property Transaction that were in-force as of October 1, 2005 will inure to the benefit of the third party reinsurer. To the extent these reinsurance agreements expire during the term of the retrocession agreement, we will be required to purchase additional reinsurance from the third party reinsurer on August 1, 2006 for a premium of $750,000 and may be required to purchase additional new reinsurance protections.

The property reinsurance and technical risk property product lines subject to the Property Transaction accounted for gross premiums written and net premiums written of approximately $108.0 million and $107.0 million for the year ended December 31, 2004 and approximately $91.1 million and $72.0 million for the nine months ended September 30, 2005. Our net underwriting losses for the product lines subject to the Property Transaction were approximately $47.4 million for the year ended December 31, 2004 and approximately $33.9 million for the nine months ended September 30, 2005.

Casualty Reinsurance Transaction

As part of the first element of our plan, we also commuted two of our casualty reinsurance treaties back to the insurance company which had reinsured it with us, which we refer to as the Casualty Reinsurance Transaction. This reduces the amount of casualty reinsurance business we have and results in a lower capital requirement from A.M. Best. The impact of the Casualty Reinsurance Transaction to be recorded in our results of operations in the fourth quarter of 2005, is a net expense to us of approximately $1.4 million and results from us returning approximately $15.3 million of premium to the company which had reinsured the business with us as well as the settlement of losses of approximately $26.7 million related to the applicable treaties. The difference between the settlement of losses of $26.7 million and the carried losses reserves of $25.3 million as of September 30, 2005 reflects the agreed upon allocation of historical profit of the business. In addition to settling all of our existing loss and loss expense reserves with respect to the treaties subject to the Casualty

Reinsurance Transaction as of September 30, 2005, we have been released from all future obligations associated with the underlying reinsurance treaties.

The two casualty reinsurance treaties subject to the Casualty Reinsurance Transaction accounted for gross premiums written and net premiums written of approximately $36.7 million for the year ended December 31, 2004 and approximately $22.7 million for the nine months ended September 30, 2005. Our net underwriting income relating to those two casualty reinsurance treaties was approximately $1.6 million for the year ended December 31, 2004 and approximately $3.3 million for the nine months ended September 30, 2005.

We refer to the Property Transaction and the Casualty Reinsurance Transaction collectively as the Transactions. Certain financial aspects of the Transactions described above that will be recorded in our results of operations during the fourth quarter of 2005 are set forth in the table below:

	Estimated Impact of Transactions
	Property Line Subject to the Property Transaction	Casualty Reinsurance Subject to the Property Transaction	Total
	($ in thousands)
Gross premiums written	$—	$(15,333)	$(15,333)
Premiums ceded	(45,644)	—	(45,644)
Net premiums written	(45,644)	(15,333)	(60,977)
Change in net unearned premiums	44,489	15,333	59,822
Net premiums earned	(1,155)	—	(1,155)
Losses paid	—	(26,726)	(26,726)
Change in loss and loss expense reserves	—	25,341	25,341
Net losses and loss expenses	—	(1,385)	(1,385)
Acquisition expenses	—	—	—
Net (cost) of the Transactions	(1,155)	(1,385)	(2,540)

Following the Transactions, we will focus on our specialty insurance and reinsurance product lines where we believe we can take advantage of our technical underwriting and risk assessment expertise and have the ability to realize an underwriting profit, including professional liability and environmental liability. We also intend to continue to expand our business to help diversify our business mix and mitigate our exposure and our risks to any one product or territory, including through our Lloyd's syndicate and our European Union and London sourced business through Quanta Europe and Quanta U.K.

Offerings

The second element of our plan designed to maintain our current rating with A.M. Best is the completion of this offering and a concurrent offering of our common equity to increase our available rated capital. We estimate that we will receive aggregate gross proceeds (before underwriting discounts and other offering expenses) of approximately $120 million from these two offerings.

Changes in Corporate Governance and Management

On November 21, 2005, our board of directors appointed Robert Lippincott III as Interim Chief Executive Officer and President. Mr. Lippincott succeeded Tobey J. Russ who resigned as our chief executive officer and president and as a director. Mr. Lippincott has served as a director of our company since March 2005. He has over 36 years experience in the insurance industry, including as President of a consulting firm for insurance and reinsurance industries, Executive Vice President of Towers Perrin Reinsurance and Chairman, President and Chief Executive Officer of AXA Re Property and Casualty Insurance Company. For further information concerning Mr. Lippincott's experience in the insurance and reinsurance industries, see "Directors and Executive Officers." Our board of directors has also concluded its search for a permanent Chief Financial Officer and has appointed our Interim Chief Financial Officer, Jonathan J.R. Dodd, to that position. Mr. Dodd has been our Interim Chief Financial Officer since July 2005 and has been with us since October 2003, previously serving as our Group Controller.

On October 24, 2005, our board of directors elected James J. Ritchie as its Chairman of the Board. In his new role, Mr. Ritchie leads the work of our board of directors, particularly with respect to our strategy development and the monitoring of its execution. The board of directors also established an executive committee consisting of Mr. Ritchie, who serves as its chairman, and Robert Lippincott III, our Interim Chief Executive Officer and President. The executive committee has been charged to work with management on the execution of our core strategies.

As a result of the appointment of Mr. Lippincott as our Interim Chief Executive Officer and President, a majority of our board of directors is no longer comprised of independent directors as defined in the Nasdaq Marketplace Rules. Pursuant to the Nasdaq Marketplace Rules, we must regain compliance with the requirement by the earlier of our next annual shareholders' meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. Our Governance and Nominating Committee has commenced a search for an independent director and intends to fill that vacancy prior to our annual general meeting of shareholders in 2006.

Strategy and Competitive Strengths

We believe that the insurance industry has experienced a significant loss of capital to support insurance business due to recognition of reserve deficiencies resulting from historical liability exposures, an adverse investment environment and credit downgrades of many insurers. We believe we can capitalize on the opportunities created by this continuing dislocation in the insurance marketplace. Our strategy is to operate an insurance company, with a solid capital base, strong management and an experienced team of specialty line underwriters. We are developing advanced risk assessment and loss control capabilities, applying those capabilities in the more technically demanding lines of insurance and deploying capital to what we believe will be the most attractive business lines at the most opportune times.

We are committed to building a diversified product portfolio and a cost-effective underwriting platform that will allow us to react quickly to changing market dynamics. Our competitive strengths and the key elements of this strategy are:

•	Portfolio of Specialty Products with Strong Margins through Different Business Cycles. We offer specialty insurance, reinsurance and program lines that require technical proficiency to underwrite, such as professional liability, environmental liability, casualty, marine and aviation, fidelity and crime and surety. We believe that specialty lines tend to have some of the highest barriers to entry in the insurance industry. While we expect our returns to be impacted by the cyclical nature of the industry, we believe that specialty lines have the potential to offer high risk-adjusted returns on capital through different business cycles compared to insurers and reinsurers in other lines of business. Because we participate in multiple lines of business, we intend to develop a diversified book of business across product lines and geographies and maintain our flexibility to timely allocate our capital and resources to product lines that we believe will offer high risk-adjusted returns on capital through different business cycles.

•	Disciplined Capital Management and Allocation. We intend to flexibly increase and decrease the amount of capital we allocate among product lines in response to our changing business needs and with the objective of maximizing our risk-adjusted return on capital. We allocate capital to product lines based on the characteristics, nature of underlying risks and net retention for each line, as well as its prospects for premium growth and profitability, which will be reviewed at least annually. We have implemented a plan that ties our underwriting officers' compensation to the long-term returns on allocated capital of their respective product lines in order to incentivize them to achieve optimal returns on allocated capital and create accountability within each product line. We have also purchased and plan to continue to purchase reinsurance, retrocessional protection and other forms of protection to more efficiently manage the allocation of our capital and intend to continue to purchase these forms of protection when we deem it appropriate.

•	Technical Risk Assessment and Loss Control Capabilities. We use our technical underwriting capabilities to help us assess risk, attempt to control potential losses and to price the risks we intend to insure and reinsure. We currently use ESC to provide diversified risk management services to assist customers in environmental remediation, regulatory analyses, technical support for environmental claims, merger and acquisition due diligence, environmental audits and risk assessments and engineering and information management services. ESC provides risk evaluation services to our underwriters in the environmental liability product line. We intend to use Quanta Technical Services to provide similar services for our other specialty lines so that we may use them as the platform for developing those capabilities in our other product lines. We believe that this will increase our ability to price risks in a manner that will produce superior underwriting results.

•	Experienced Underwriters and Extensive Specialized Underwriting Capabilities. We have assembled a group of underwriting officers, underwriters and other professionals to write insurance and reinsurance policies. We have assembled teams of experienced professionals with specialized knowledge of their respective business lines. Each team is led by an experienced underwriting officer with demonstrated performance in his/her specialty line. We support these underwriting officers with experienced underwriters who are also specialists in their respective product lines. We believe that the extensive depth and knowledge of our professionals and underwriting officers will provide us with the ability to successfully select, price and manage complex risks.

•	Innovative and Customer-Focused Underwriting and Structured Insurance Products. We believe that the traditional insurance market does not take full advantage of opportunities to profit on individually tailored insurance transactions that combine capital markets and insurance techniques. The structured insurance market, which is often referred to as the alternative risk transfer or convergence market, focuses on clients whose risk transfer needs may not be efficiently met through traditional insurance products. We have established a structured insurance and reinsurance team that works closely with each of our product line teams to develop alternative risk products that meet our clients' needs. We believe our management team has extensive experience in developing customized structured products.

•	Strong Market Relationships. We market our products principally through independent brokers and agents. Our senior management team and underwriting officers have industry relationships with major industry brokers. While many of the brokers that we use or intend to use have had longer-term relationships with our competitors than with us, we believe our industry relationships are allowing us to establish our presence in the global insurance and reinsurance markets.

•	International Operations. We organize our business across five product lines and three geographies, which include the United States, Bermuda and Europe. Our Bermuda-based insurance operations allow us to access clients who seek Bermuda-based capacity to meet their insurance and reinsurance needs, as well as provide us access to Bermuda's well-developed network of insurance and reinsurance brokers. Our Lloyd's syndicate also provides us access to the A.M. Best "A" rated Lloyd's market in London as well as other jurisdictions. Through Quanta Europe, our Irish-based insurance operations are permitted to carry on the classes of insurance business for which it is authorized in any European Union member states as well as Iceland, Liechtenstein and Norway. We believe we benefit from our access to a pool of experienced professionals in Bermuda, Ireland and London with significant insurance expertise and its responsive regulatory environment that allows for the development and sale of innovative insurance and reinsurance products.

The Offering

The description of the terms of the series A preferred shares in this section is only a summary of the terms of the series A preferred shares. Because the following summary is not complete, you should refer to the Certificate of Designation relating to the series A preferred shares for a complete description of the terms of the series A preferred shares. You should also refer to the sections entitled "Description of the Series A Preferred Shares" in this prospectus supplement and "Description of Share Capital" in the accompanying prospectus.

Issuer	Quanta Capital Holdings Ltd.

Securities Offered	% Series A Preferred Shares

Dividends	Dividends on the series A preferred shares, only when, as and if declared by our board of directors, will accumulate and be payable on the liquidation preference amount on a non-cumulative basis, quarterly in arrears on each dividend payment date. Dividends declared on the series A preferred shares will be payable at an initial rate equal to % of the liquidation preference per annum (equivalent to $ per share) up to but not including June 15, 2006. On June 15, 2006, December 15, 2006, June 15, 2007 and December 15, 2007, the dividend rate will reset to the dividend rate per annum in effect immediately prior to the reset plus % of the liquidation preference per annum (equivalent to $ per share). From and after December 15, 2007, dividends declared on the series A preferred shares will be payable at a rate equal to % of the liquidation preference per annum (equivalent to $ per share). See "Description of the Series A Preferred Shares — Dividends" in this prospectus supplement and "Description of Share Capital — Preferred Shares — Dividends" in the accompanying prospectus.

Because dividends on the series A preferred shares are non-cumulative, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the series A preferred shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the series A preferred shares.

We believe that dividends paid by us to non-corporate holders on the series A preferred shares before 2009 should be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income" if, as is intended, we successfully list the series A preferred shares on Nasdaq. Qualified dividend income is subject to tax at capital gain rates. Dividends paid by us to corporate holders on the series A preferred shares will not be eligible for a dividends received deduction. For further information, see "Material Tax Considerations — Taxation of Dividends" in this prospectus supplement.

Redemption	On and after December 15, 2010, we may redeem the series A preferred shares, in whole or in part, at any time, at the redemption price described in "Description of the Series A Preferred Shares — Redemption" in this prospectus supplement, plus declared but unpaid dividends and additional amounts, if any, without accumulation of any undeclared dividends to the date of redemption.

At any time prior to December 15, 2010, if we submit to the holders of our common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving Quanta Holdings that requires, or if we submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation) requires, in either case, a vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preferred shares as a single class (alone or with one or more other classes or series of preferred shares), we have the option to redeem all of the outstanding series A preferred shares at a redemption price of $26 per share, plus declared but unpaid dividends and additional amounts, if any, without accumulation of any undeclared dividends to the date of redemption.

We may also redeem the series A preferred shares before December 15, 2010 as described under "Description of the Series A Preferred Shares — Tax Redemption" in this prospectus supplement.

See "Description of the Series A Preferred Shares — Redemption" in this prospectus supplement and "Description of Share Capital — Preferred Shares — Redemption" and "Description of Share Capital — Preferred Shares — Restrictions in Event of Default in Dividends on Preferred Shares" in the accompanying prospectus.

Redemption at the Option of the Holder	Upon the occurrence of specified change of control events, each holder of preferred shares will, subject to legally available funds and the terms and conditions of our bye-laws and memorandum of association, have the right to require us to redeem any or all of its shares at a redemption price equal to $25.25 per share, plus an amount equal to any declared and unpaid dividends and additional amounts, if any, without accumulation of any undeclared dividends to, but excluding, the date of redemption. We will pay the redemption price in cash. Holders will have no other right to require us to redeem the preferred shares at any time. See "Description of the Series A Preferred Shares — Redemption at the Option of Holders" in this prospectus supplement.

Ranking	The series A preferred shares:

•	rank senior to our junior stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior stock includes our common shares and any other class of our shares that ranks junior to the series A preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up;

•	rank at least equally with any class of our shares ranking on parity with the series A preferred shares as to dividends and distributions upon our liquidation, dissolution or winding-up, which we refer to as parity stock. As of the date of this prospectus supplement, no series of parity stock or stock ranking senior to the series A preferred shares has been issued; and

•	are equity interests and do not constitute indebtedness and rank junior to all of our indebtedness and other non-equity claims against us with respect to assets available to satisfy claims, including in the event of our liquidation, dissolution or winding-up.

Liquidation Rights	Upon any liquidation, holders of the series A preferred shares are entitled to receive from our assets legally available for distribution to shareholders, before any distribution is made to holders of common shares or other junior stock, a liquidation preference in the amount of $25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date fixed for distribution without accumulation of any undeclared dividends. See "Description of the Series A Preferred Shares — Liquidation Rights" in this prospectus supplement and "Description of Share Capital — Preferred Shares — Liquidation, Dissolution or Winding Up" in the accompanying prospectus.

Voting Rights	Generally, the holders of the series A preferred shares will not have any voting rights. Whenever dividends on the series A preferred shares have not been declared by the board of directors and paid for an aggregate of six full dividend periods (whether or not consecutive), the holders of the series A preferred shares, together with the holders of all other current or future classes or series of parity stock, will vote together as a single class to elect two directors to our board of directors. The terms of office of such additional directors will terminate whenever dividends on the series A preferred shares and the parity stock then outstanding have been paid in full, or declared and sufficient funds have been set aside, for at least four dividend periods. In addition, certain transactions that would vary the rights of holders of the series A preferred shares cannot be made without the approval in writing of the holders of 75% of the series A preferred shares then outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the series A preferred shares. See "Description of the Series A Preferred Shares — Voting Rights" in this prospectus supplement and "Description of Share Capital — Preferred Shares — Voting Rights" in the accompanying prospectus.

Limitations on Transfer and Ownership	Our bye-laws and Certificate of Designation provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person (as defined herein), constructively or by attribution, shares with more than 9.5% of the total voting power of all shares (including the series A preferred shares) entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group" (as defined herein). See "Description of the Series A Preferred Shares — Limitations on Voting Rights and Restrictions on Transfer" in this prospectus supplement and "Description of Share Capital — Limitation on Voting Rights" and "— Restrictions on Transfer" in the accompanying prospectus.

Maturity	The series A preferred shares do not have any maturity date, and, except as described above, we are not required to redeem the series A preferred shares. Accordingly, the series A preferred shares will remain outstanding indefinitely, unless and until we decide or are required to redeem them.

Listing	We have applied to list the series A preferred shares on Nasdaq under the symbol "QNTAP." We expect that, if approved, trading of the series A preferred shares on Nasdaq will commence within a 30-day period after initial delivery of the series A preferred shares. See "Underwriting" in this prospectus supplement.

Ratings	The series A preferred shares have not been rated.

Use of Proceeds	We estimate that net proceeds to us from the sale of the series A preferred shares will be approximately $71.8 million, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from the sale of the series A preferred shares for general corporate purposes.

Conversion	The series A preferred shares are not convertible into or exchangeable for any of our other securities or property.

Risk Factors	See "Risk Factors" beginning on page S-19 in this prospectus supplement and on page 6 in the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the series A preferred shares.

Concurrent Offering	Concurrently with this offering, we plan to offer our common equity. We plan to complete this offering and the concurrent offering to increase our available rated capital as part of our plan designed to maintain our current rating from A.M. Best.

Summary Historical Consolidated Financial Information

The following summary historical consolidated financial information and other financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-34 in this prospectus supplement and the audited consolidated financial statements for the year ended December 31, 2004 and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2005 and related notes beginning on page F-1 of this prospectus supplement.

The following tables set forth our summary historical consolidated financial information for the periods ended and as of the dates indicated and certain financial information relating to our product lines subject to the Property Transaction and our other product lines. The summary statement of operations data for the year ended December 31, 2004 and for the period from inception (May 2003) through December 31, 2003 and the summary balance sheet data as of December 31, 2004 and 2003 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The summary consolidated financial information as of and for the nine months ended September 30, 2005 and 2004 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005. This summary historical consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected for any future period.

	($ in thousands, except for share and per share amounts)
	Predecessor				Quanta Capital Holdings Ltd.(9)
	For the year ended December 31,			For the period ended September 3, 2003	For the period from May 23, 2003 to December 31, 2003(8)	For the year ended December 31, 2004	For the nine months ended September 30, (unaudited)
	2000	2001	2002				2004	2005
Statement of Operations Data Revenues:
Gross premiums written	$—	$—	$—	$—	$20,465	$494,412	$370,428	$512,816
Net premiums written	—	—	—	—	20,060	419,541	312,487	386,206
Net premiums earned (excluding reinstatement premiums)	$—	$—	$—	$—	$1,940	$241,321	$152,463	$301,928
Less: net reinstatement premiums for hurricanes	—	—	—	—	—	(4,181)	(2,850)	(4,888)
Net premiums earned	$—	$—	$—	$—	$1,940	$237,140	$149,613	$297,040
Technical services revenues	29,218	28,448	28,628	20,350	11,680	32,485	22,580	31,516
Net investment income	53	33	23	13	2,290	14,307	9,811	18,403
Net realized gains	—	—	—	—	109	228	665	(789)
Other income	—	—	—	—	126	2,995	775	5,204
Total revenues	29,271	28,481	28,651	20,363	16,145	287,155	183,444	351,374
Expenses:
Net losses and loss expenses (excluding hurricane losses)	—	—	—	—	1,191	137,587	83,926	176,327
Add: net losses and loss expenses for hurricanes	—	—	—	—	—	61,329	42,250	64,775
Total net losses and loss expenses	—	—	—	—	1,191	198,916	126,176	241,102
Acquisition expenses	—	—	—	—	164	53,995	35,885	62,718
Direct technical services costs	17,615	17,576	17,193	12,992	8,637	23,182	15,442	23,993
General and administrative expenses and depreciation	9,784	8,793	8,765	5,971	44,630	65,643	46,097	71,306
Interest expense	—	—	—	—	—	—	—	2,971
Total expenses	27,399	26,369	25,958	18,963	54,622	341,736	223,600	402,090
Net income	$1,872	$2,112	$2,693	$1,400
Net loss before taxes					(38,477)	(54,581)	(40,156)	(50,716)
Provision for income taxes					—	—	—	482
Net loss after taxes					$(38,477)	$(54,581)	$(40,156)	$(51,198)
Per Share Data:
Weighted average common shares and common share equivalents outstanding basic and diluted	1,093,250	1,093,250	1,093,250	1,093,250	31,369,001	56,798,218	56,798,218	56,804,119
Net income (loss) per share basic and diluted(1)	$1.71	$1.93	$2.46	$1.28	$(1.23)	$(0.96)	$(0.71)	$(0.90)
Premiums Earned by Segment:
Specialty Insurance					$339	$75,167	$42,148	$141,026
Specialty Reinsurance					1,601	161,973	107,465	156,014
Technical Services					—	—	—	—
Total					$1,940	$237,140	$149,613	$297,040

	($ in thousands, except for share and per share amounts)
	Predecessor				Quanta Capital Holdings Ltd.(9)
	For the year ended December 31,			For the period ended September 3, 2003	For the period from May 23, 2003 to December 31, 2003(8)	For the year ended December 31, 2004	For the nine months ended September 30, (unaudited)
	2000	2001	2002				2004	2005
Selected Ratios:
Loss ratio(2)						83.9%	84.3%	81.2%
Acquisition expense ratio(3)						22.8%	24.0%	21.1%
General and administrative expense ratio(4)						13.3%	12.5%	16.3%
Net expense ratio(5)						36.1%	36.5%	37.4%
Combined ratio(6)						120.0%	120.8%	118.6%
Annualized investment yield						2.7%	2.6%	3.3%
Predecessor Pro Forma Data (unaudited):
Net income as shown above	$1,872	$2,112	$2,693	$1,400
Pro forma provision for income taxes(7)	728	822	1,048	545
Net income adjusted for pro forma income taxes	$1,144	$1,290	$1,645	$856
Pro forma net income per share basic and diluted(1)	$1.05	$1.18	$1.51	$0.78

	($ in thousands)
	Predecessor				Quanta Capital Holdings Ltd.
	December 31,			September 3, 2003	December 31, 2003	December 31, 2004	September 30, (unaudited)
	2000	2001	2002				2004	2005
Balance Sheet Data
Cash and cash equivalents	$78	$74	$73	$413	$47,251	$75,257	$73,191	$99,231
Available-for-sale investments at fair value related to deposit liabilities	—	—	—	—	467,036	559,430	510,680	720,426
Trading investments at fair value	—	—	—	—	—	40,492	—	38,782
Premiums receivable	—	—	—	—	10,961	146,784	132,327	172,119
Deferred acquisition costs	—	—	—	—	6,616	41,496	42,601	50,723
Deferred reinsurance premiums	—	—	—	—	1,925	47,416	44,967	82,267
Goodwill and other intangibles assets	—	—	—	—	21,351	20,617	20,802	20,062
Total assets	$10,176	$10,160	$10,131	$11,249	$573,761	$980,733	$851,125	$1,424,122
Reserves for losses and loss expenses	—	—	—	—	4,454	159,794	124,534	469,994
Unearned premiums	—	—	—	—	20,044	247,936	225,960	370,982
Environmental liabilities assumed	—	—	—	—	7,018	6,518	6,697	12,182
Deposit liabilities	—	—	—	—	—	43,365	—	52,564
Junior subordinated debentures	—	—	—	—	—	41,238	—	61,857
Total liabilities	$3,731	$4,003	$3,681	$5,199	$86,278	$549,834	$405,201	$1,051,922
Total shareholders’ equity	$6,445	$6,157	$6,450	$6,051	$487,483	$430,909	$445,924	$372,200

(1)	Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. All potentially dilutive securities including stock options and warrants are excluded from the basic earnings per share computation. In calculating diluted earnings per share, the weighted average number of shares outstanding for the period is increased to include all potentially dilutive securities using the treasury stock method. Any common stock equivalent shares are excluded from the computation if their effect is antidilutive. Basic and diluted earnings per share are calculated by dividing income available to ordinary shareholders by the applicable weighted average number of shares outstanding during the year.

(2)	The loss ratio is calculated by dividing net losses and loss expenses incurred by net premiums earned.

(3)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(4)	The general and administrative expense ratio indicates the level of indirect costs associated with acquiring/writing insurance and reinsurance contracts, and is calculated by dividing general and administrative expenses associated with our underwriting activities by net premiums written. General and administrative expenses associated with our underwriting activities for the nine months ended September 30, 2005 and September 30, 2004 were $63.1 million and $39.0 million and include $2.5 million and $1.5 million charged by the technical services segment and exclude $7.8 million and $7.3 million related to our technical services activities for the same periods. General and administrative expenses associated with our underwriting activities for the year ended December 31, 2004 were $55.7 million and include $2.3 million charged by the technical services segment and exclude $10.1 million related to our technical services activities for the same period.

(5)	The net expense ratio is the sum of our acquisition expense ratio and general and administrative expense ratio.

(6)	The combined ratio is the sum of our loss ratio and net expense ratio.

(7)	As an S corporation, ESC, our predecessor, was not subject to U.S. federal income taxes. At the time of its acquisition, ESC became subject to U.S. income tax. Accordingly, the predecessor historical operating earnings have been adjusted, on a pro forma basis, to reflect taxes at a 38.9% rate including a 35% statutory rate for U.S. federal income taxes and a 3.9% rate, based on a 6% statutory rate for Virginia state income taxes less the related federal tax benefit.

(8)	Includes the operations of ESC from September 3, 2003 to December 31, 2003, the date of acquisition. We accounted for the acquisition of ESC as a purchase. See Note 4 to our consolidated financial statements for the year ended December 31, 2004 beginning on page F-44 of this prospectus supplement.

(9)	During the periods indicated, no dividends have been paid by the company.

The following tables also summarize our results before income tax for our technical risk property insurance and property reinsurance lines of business that are subject to the Property Transaction, and for the aggregate of all of our other lines of business within our operating segments. Our program business, including our HBW program, are not subject to the Property Transaction. The following tables do not separately summarize our results before income taxes for the commutation of the two treaties subject to the Casualty Reinsurance Transaction as we intend to continue to write business in our casualty reinsurance product line.

	Year ended December 31, 2004
Statement of operations by product line	Property Lines Subject to Property Transaction(1)	All Other Lines of Business(2)	Consolidated(3)
	($ in thousands)
Revenues
Gross premiums written	$108,008	$386,404	$494,412
Premiums ceded	(1,024)	(73,847)	(74,871)
Net premiums written	106,984	312,557	419,541
Net premiums earned	$87,578	$149,562	$237,140
Technical services revenues	—	32,485	32,485
Other income	360	1,797	2,157
Expenses
Net losses and loss expenses	(104,038)	(94,878)	(198,916)
Direct technical services costs	—	(23,182)	(23,182)
Acquisition expenses	(22,026)	(31,969)	(53,995)
General and administrative expenses	(9,301)	(54,162)	(63,463)
Loss relating to operating segments	$(47,427)	$(20,347)	$(67,774)
Depreciation of fixed assets and amortization of intangible assets			$(2,180)
Net investment income			14,307
Net realized gains			228
Other loss			(140)
Net foreign exchange gains			978
Net loss before income taxes			$(54,581)

	Nine months ended September 30, 2005
Statement of operations by product line	Property Lines Subject to Property Transaction(1)	All Other Lines of Business(2)	Consolidated(3)
	($ in thousands)
Revenues
Gross premiums written	$91,145	$421,671	$512,816
Premiums ceded	(19,157)	(107,453)	(126,610)
Net premiums written	71,988	314,218	386,206
Net premiums earned	$57,602	$239,438	$297,040
Technical services revenues	—	31,516	31,516
Other income	2	4,986	4,988
Expenses
Net losses and loss expenses	(66,208)	(174,894)	(241,102)
Direct technical services costs	—	(23,993)	(23,993)
Acquisition expenses	(15,400)	(47,318)	(62,718)
General and administrative expenses	(9,905)	(58,522)	(68,427)
Loss relating to operating segments	$(33,909)	$(28,787)	$(62,696)
Depreciation of fixed assets and amortization of intangible assets			$(2,879)
Interest expense			(2,971)
Net investment income			18,403
Net realized losses on investments			(789)
Other income			552
Net foreign exchange gains			(336)
Net loss before income taxes			$(50,716)

(1)	The property lines of business aggregates our technical risk property insurance line of business and our property reinsurance line of business for the year ended December 31, 2004 and for the nine months ended September 30, 2005 that are subject to the Property Transaction. These property lines of business general and administrative expense includes an allocation of corporate overhead of $6.4 million and $6.5 million for the year ended December 31, 2004 and for the nine months ended September 30, 2005 that will continue to be incurred in the future.

(2)	Reflects the aggregation of all of our lines of business operating segments, including our technical services segment and our program business (including our HBW program) and inter-segment adjustments and eliminations other than our technical risk property insurance and property reinsurance lines of business that are subject to the Property Transaction.

(3)	The historical results are derived from our audited statement of operations for the year ended December 31, 2004, as presented in our Form 10-K for the year ended December 31, 2004, and our unaudited statement of operations for the nine months ended September 30, 2005, as presented in our Form 10-Q for the quarterly period ended September 30, 2005.

RISK FACTORS

An investment in the series A preferred shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of the risks discussed in or incorporated by reference into this prospectus supplement and the accompanying prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of the series A preferred shares could decline significantly and you may lose all or a part of your investment.

Our business, results of operations and financial condition have been and could continue to be adversely affected by losses related to Hurricanes Katrina, Rita and Wilma.

We have substantial exposure to unexpected losses resulting from natural disasters, including hurricanes. On August 29, 2005, Hurricane Katrina struck Louisiana, Mississippi, Alabama and surrounding areas, causing significant destruction in those areas. On September 24, 2005, Hurricane Rita struck Texas and Louisiana, causing significant destruction in those areas. Our total estimated net losses related to Hurricanes Katrina and Rita are expected to be $68.5 million, including reinstatement premiums. Our estimate of net losses is derived from a combination of a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters and the output of industry models. Our estimate of net losses is subject to a high level of uncertainty due to the unprecedented nature of the catastrophe, complex coverage and regulatory issues and the unknown impact of such losses on our reinsurers. Our actual losses from Hurricanes Katrina and Rita may differ materially from our estimated losses. If our actual losses from Hurricanes Katrina and Rita are materially greater than our estimated losses, our business, results of operations and financial condition could be materially adversely affected.

Additionally, Hurricane Wilma will have an impact on our results for the fourth quarter of 2005, especially in our property reinsurance and technical risk property business lines. At this time, we estimate that net losses will be between approximately $8 million and $15 million. Because this event is so recent and assessments of damages are so preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Wilma. Our actual losses from Hurricane Wilma may ultimately differ materially from our preliminary assessment of losses. We have additional reinsurance coverage which we expect would cover losses from Hurricane Wilma that exceed our current estimated losses. However, if our actual losses from Hurricane Wilma are materially greater than our preliminary assessment of losses, our business, results operations and financial condition could be materially adversely affected.

Credit agency ratings of our insurance companies have become an increasingly important factor in maintaining the competitive position of our insurance and reinsurance companies and is also important in establishing the market value of our securities. Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, the rating agencies. If our losses from Hurricanes Katrina, Rita and Wilma exceed our estimates or if additional large loss events occur, our ratings could be revised downward or revoked, which could result in a substantial loss of business, adversely affect our ability to retain key employees and result in a reduction in the market value of our securities, including the series A preferred shares. See "Business — Recent Developments" and "Risk Factors — Risks Related to our Business — A.M. Best has placed our financial strength rating under review with negative implications and a downgrade in our rating could materially and adversely affect our ability to execute our business strategy and cause a default under our credit facility" in the accompanying prospectus.

We purchase reinsurance for our insurance and reinsurance operations in order to mitigate the volatility of losses upon our financial results. The occurrence of additional large loss events could reduce the reinsurance coverage that is available to us and could weaken the financial condition of our reinsurers, which could have a material adverse effect on our results of operations. See "— A downgrade or qualification in our rating by A.M. Best will adversely affect our ability to execute our business strategy" below and "Risk Factors — Risks Related to our Business — The occurrence of losses from catastrophic events, such as the hurricanes in 2004 and 2005, have had, and future catastrophic events may have, a material adverse effect on our ability to write new and renewal business and on our results of operations and financial condition" in the accompanying prospectus.

A downgrade or qualification in our rating by A.M. Best will adversely affect our ability to execute our business strategy.

As a result of the losses expected to be incurred by us due to Hurricanes Katrina and Rita, on October 5, 2005, A.M. Best placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe, currently "A−" (excellent), under review with negative implications. Due to the nature, frequency and severity of the hurricanes in 2004 and 2005, we believe A.M. Best has reassessed certain variables, including the capital adequacy ratio, that are considered in its quantitative analyses in assessing both required and available rated capital. As a result of this reassessment, we believe that the capital requirements for property and casualty reinsurers have generally been increased and a number of these companies have been downgraded due to their inability to meet A.M. Best's new requirements. We are working closely with A.M. Best to understand the different capital requirements it now has for our various product lines, the capital adequacy ratio associated with these product lines at the "A−" (excellent) level, and its view of our available capital that includes their assessment of the probable maximum loss exposures associated with specified lines of our business. Based on that understanding, we believe we have developed a plan designed to retain our current rating of "A−" (excellent), which includes the Transactions and the completion of this offering and the concurrent offering. Upon implementation of the plan, based on our discussions with A.M. Best, we believe that A.M. Best will conclude its review, remove us from negative watch and initially ascribe a negative outlook to our rating. A.M. Best defines a negative outlook as indicating that a company is experiencing unfavorable financial/market trends, relative to its current rating level and, if continued, the company has a good possibility of having its rating downgraded. A.M. Best continues to reevaluate its capital adequacy models, which may impact the capital A.M. Best may require us to maintain in order to maintain our financial strength rating upon completion of this offering or in the future. As a result, we cannot assure you that A.M. Best will reaffirm our rating or that A.M. Best will not downgrade our current rating following this offering. Additionally, while we will continue to work with A.M. Best in 2006 and intend to actively seek the return of our rating to "A−" (excellent) without any qualifications, we expect that the qualification of our rating with a negative outlook will adversely affect our business and business opportunities to write new and renewal business. There is no assurance as to what rating actions A.M. Best may take now or in the future or whether A.M. Best will remove any qualification of our rating. For further discussion, see "Risk Factors — Risks Related to our Business — A.M. Best has placed our financial strength rating under review with negative implications and a downgrade in our rating could materially and adversely affect our ability to execute our business strategy and cause a default under our credit facility" in the accompanying prospectus.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are in the process of evaluating our internal controls systems to allow management to report on, and our independent registered public accounting firm to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are required to comply with Section 404 with respect to the year ended December 31, 2005. However, we cannot be certain as to the timing of completion of such evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a ‘‘material weakness’’ or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A ‘‘material weakness’’ is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or Nasdaq. Additionally, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and our stock price may be adversely affected. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets, and your share price may be adversely affected.

The inability of our new management team to effectively execute our strategy may have an adverse affect on our business.

During 2004 and 2005, we have experienced a number of management changes. Most recently, we have appointed an interim chief executive officer. Our future success will depend to a large degree on the ability of our management team to effectively implement our business strategy, retain employees and integrate with key personnel. While our interim chief executive officer has been a board member since March 2005, he has not been engaged in the daily business operations of the company prior to his appointment. As a result of these management changes and uncertainties pertaining to these changes, management's attention could be diverted from our core operations, employee retention could be jeopardized and our business could be adversely affected. We are not able to accurately predict what effect the changes in our management may have on the company.

Assessments and other surcharges for guaranty funds and similar arrangements may reduce our profitability.

Virtually all states in the U.S. require insurers licensed to do business therein to bear a portion of the unfunded obligations of impaired or insolvent insurance companies. These obligations are funded by assessments, which are levied by guaranty associations or similar entities within the state, up to prescribed limits, on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written in these states. In addition, as a condition to the ability to conduct business in certain states, insurance companies are required to participate in that state’s mandatory reinsurance fund. The effect of these assessments and arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business. Additionally, Lloyd's requires members to contribute to the Lloyd's Central Fund. See "Risk Factors — Risks Related to our Business — Continued or increased premium levies by Lloyd's for the Lloyd's Central Fund and cash calls for trust fund deposits or a significant downgrade of Lloyd's A.M. Best rating could materially and adversely affect us" in the accompanying prospectus for further discussion.

General market conditions and unpredictable factors could adversely affect market prices for the series A preferred shares.

There can be no assurance about the market prices for the series A preferred shares. Several factors, many of which are beyond our control, will influence the market prices of the series A preferred shares. Factors that might influence the market prices of the series A preferred shares include, but are not limited to:

•	whether dividends have been declared and are likely to be declared and paid on the series A preferred shares from time to time;

•	our creditworthiness;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally.

Accordingly, if you purchase series A preferred shares, the series A preferred shares may trade at a discount to the price that you paid for them.

We are under no obligation to redeem or purchase the series A preferred shares except under limited circumstances.

The series A preferred shares have no maturity date or redemption date. We may, at our option, on and after December 15, 2010, redeem some or all of the series A preferred shares at any time at the redemption price described in "Description of the Series A Preferred Shares — Redemption" in this prospectus supplement, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption. We may also redeem the series A preferred shares under certain circumstances before December 15, 2010, at a redemption price of $26 per share, plus declared but unpaid dividends and additional amounts without accumulation of any undeclared dividends, if any, to the date of redemption. Further, we may redeem the series A preferred shares before December 15, 2010 as described under "Description of the Series A Preferred Shares — Tax Redemption" in this prospectus supplement. We do not need your consent in order to redeem the series A preferred shares and may do so at any time after December 15, 2010 that is advantageous to us. We may be required to offer to redeem the series A preferred shares at a price of $25.25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption upon the occurrence of specified change of control events. You may not otherwise require us to redeem or repurchase the series A preferred shares under any circumstances. If we redeem your shares, you may not be able to reinvest the proceeds in alternative investments that will compensate you in a manner commensurate with the series A preferred shares.

We may not have the ability to raise or pay the cash necessary to redeem the series A preferred shares upon a change of control.

Upon the occurrence of a specified change of control events, we will be required to offer to redeem the series A preferred shares at a price of $25.25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the redemption price in cash for all tendered shares, and we may require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. We may also be constrained from purchasing the series A preferred shares by the terms of our current and then existing borrowing agreements. Our current letter of credit and revolving credit facility does, and any future credit agreements or other agreements relating to our indebtedness may, contain provisions prohibiting the redemption of the series A preferred shares under certain circumstances, or expressly prohibit our redemption of the series A preferred shares upon a change of control or may provide that a change of control constitutes an event of default under that agreement. If a change of control occurs at a time when we are prohibited from redeeming the series A preferred shares for cash, we could seek the consent of our lenders to redeem the series A preferred shares. If we do not obtain consent, we would not be permitted to redeem the series A preferred shares for cash.

The series A preferred shares are equity and are subordinate to our existing and future indebtedness.

The series A preferred shares are equity interests and do not constitute indebtedness. Consequently, the series A preferred shares will rank junior to all of our indebtedness, such as our junior subordinated debentures and our secured letter of credit and revolving credit facility, and other non-equity claims on us with respect to assets available to satisfy our claims, including in the event of our liquidation, dissolution or winding-up. Our existing and future indebtedness may restrict payments of dividends on the series A preferred shares. We may issue additional indebtedness from time to time. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the series A preferred shares (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds.

Our holding company structure and certain regulatory and other constraints, including our credit facility, affect our ability to pay dividends on or redeem our series A preferred shares.

Quanta Holdings is a holding company. As a result, we do not, and will not, have any significant operations or assets other than our ownership of the shares of our subsidiaries. Because we are a holding company, our ability to pay dividends on and redeem the series A preferred shares for cash may be limited by restrictions on our ability to obtain funds through dividends from our subsidiaries. The ability of our operating subsidiaries to make these payments is limited by the applicable laws and regulations of the domiciles in which the subsidiaries operate. These laws and regulations subject our subsidiaries to significant restrictions and require, among other things, that some of our subsidiaries maintain minimum solvency requirements and limit the amount of dividends that these subsidiaries can pay to us. Additionally, we have obtained a consent under our current letter of credit and revolving credit facility for the issuance of, and the payment of dividends on, the series A preferred shares, which is conditioned upon the review and approval by the administrative agent of the facility of the terms of the series A preferred shares. Although we believe that the administrative agent will consent to the issuance of the series A preferred shares under our current letter of credit and revolving credit facility, we expect that the facility will prohibit us from paying dividends on the series A preferred shares so long as there is a default under that agreement. Future credit agreements or other agreements relating to our indebtedness may also contain provisions prohibiting or limiting the payment of dividends on our series A preferred shares under certain circumstances. See also "Risk Factors — Risks Related to Our Business — Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and to make payments on our indebtedness and other liabilities" in the accompanying prospectus.

The series A preferred shares may not have an active trading market.

The series A preferred shares are a new issue with no established trading market. We have applied to list the series A preferred shares on Nasdaq; however, we cannot assure you that the series A preferred shares will be approved for listing. If the application is approved, trading of the series A preferred shares on Nasdaq is not expected to begin until after a 30-day period from the date of the initial delivery of the series A preferred shares. If the series A preferred shares are approved for listing, an active trading market on Nasdaq may not develop, or, even if it does develop, may not continue, in which case the trading prices of the series A preferred shares could be adversely affected and your ability to trade your shares may be limited. We have been advised by the underwriters that they intend to make a market in the series A preferred shares, but the underwriters are not obligated to do so and may cease market-making activities, if commenced, at any time.

There is no limitation on our issuance of securities that rank on parity with the series A preferred shares.

We may issue securities that rank on parity with the series A preferred shares without limitation. The issuance of securities ranking on parity with or senior to the series A preferred shares may reduce the amount recoverable by holders of the series A preferred shares in the event of our liquidation, dissolution or winding-up.

Dividends on the series A preferred shares are non-cumulative.

Dividends on the series A preferred shares are non-cumulative. Consequently, if our board of directors (or a committee of the board) does not authorize and declare a dividend for any dividend period, holders of the series A preferred shares would not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable. We will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if our board of directors of (or a committee of the board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the series A preferred shares.

Holders of our series A preferred shares who own 10% or more of our voting power may be subject to taxation under the "controlled foreign corporation," or CFC, rules.

Certain "10% U.S. Shareholders" of a foreign corporation that is considered a "controlled foreign corporation," or a CFC, for U.S. federal income tax purposes must include in gross income such 10%

U.S. Shareholder's pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. See "Material Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders who are U.S. Persons — Classification of Quanta Holdings, Quanta Bermuda or Quanta Europe as a CFC" in the accompanying prospectus. Whenever dividends on the series A preferred shares and the parity stock then outstanding have been paid in full, or declared and sufficient funds have been set aside, for at least four dividend periods, whether or not consecutive, holders would be entitled to certain voting rights as set forth under "Description of the Series A Preferred Shares — Voting Rights." It is possible that the Internal Revenue Service, or the IRS, could assert that accrual of these voting rights on default of the series A preferred shares cause certain U.S. holders of series A preferred shares to be 10% U.S. Shareholders and us, or any of our foreign subsidiaries, to be a CFC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement and the accompanying prospectus and some of the statements included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including those using words such as "believes," "expects," "intends," "estimates," "projects," "predicts," "assumes," "anticipates," "plans," and "seeks" and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of the prospectus supplement and accompanying prospectus, respectively, regarding future events and operating performance. Because we have a limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. There are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors" in this prospectus supplement and in the accompanying prospectus, as well as the following:

•	the fact that A.M. Best has placed our financial strength rating under review with negative implications. We are experiencing loss of business and business opportunities as we continue to work with A.M. Best. A downgrade in our rating or the continued qualification of our current rating with a negative outlook could materially and adversely affect our ability to execute our business strategy. In addition, a downgrade in our rating below "B++" could cause a default in our credit facility and trigger special termination provisions in certain of our insurance and reinsurance contracts;

•	A.M. Best continues to reevaluate its capital adequacy models, which may adversely impact our ability to successfully complete our plan designed to maintain our current rating with A.M. Best and the capital A.M. Best may require us to maintain in order to maintain our financial strength rating;

•	we may require additional capital, which may not be available on favorable terms or at all;

•	if actual claims exceed our loss reserves, our financial results could be significantly adversely affected;

•	the failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations;

•	actual results, changes in market conditions, the occurrence of catastrophic losses and other factors outside our control that may require us to alter our anticipated methods of conducting our business such as the nature, amount and types of risk we assume and the terms and limits of the products we write or intend to write;

•	our estimated net losses from catastrophes, including Hurricanes Katrina, Rita and Wilma, are derived from a review of our potential exposure to these events and are not based on actual reported losses;

•	based on our current estimate of losses related to Hurricane Katrina, we have substantially exhausted our reinsurance and retrocessional protection with respect to Hurricane Katrina. If our Hurricane Katrina losses prove to be greater than currently anticipated, we may have no further reinsurance and retrocessional coverage available for that windstorm. In addition, if there are further catastrophic events during our current policy year, our retrocessional coverage for these events may be limited or we may have no coverage at all;

•	changes in the availability, cost or quality of reinsurance;

•	the risk that we may not be able to fully implement our business strategy;

•	our limited operating history;

•	our insurance and reinsurance business is not widely diversified among classes of risk or sources of origination;

•	the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;

•	changes in regulation or tax laws applicable to us, our brokers or our customers;

•	our ability to hire, retain and integrate our management team and other personnel;

•	risks relating to our reliance on program managers (in particular, with respect to our HBW program), third party administrators, and supporting vendors;

•	other risks of doing business with program managers, including the risk we might be bound to policyholder obligations beyond our underwriting intent, and the risk that our program managers or agents may elect not to continue or renew their programs with us;

•	changes in accounting policies or practices; and

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus supplement and the accompanying prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus supplement and the accompany prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

Market data and forecasts used in or incorporated by reference into this prospectus supplement and the accompanying prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties applicable to the other forward-looking statements in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the series A preferred shares will be approximately $71.8 million, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from the sale of the series A preferred shares for general corporate purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio and pro forma ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated since our formation in 2003. For purposes of computing the following ratios, earnings consist of net loss before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings less preferred dividends, if applicable. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees, and the estimated interest portion of our operating leases and preferred dividends, if applicable.

	Nine Months Ended September 30, 2005	Fiscal Year Ended December 31, 2004	Period Ended December 31, 2003(1)
Ratio of Earnings to Fixed Charges	(2)	(2)	(2)
Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	(3)	(3)	(3)

(1)	Quanta Capital Holdings Ltd. was formed on May 23, 2003 and began conducting operations in September 2003.

(2)	Earnings were inadequate to cover fixed charges on a historical basis by $50.7 million, $54.6 million and $38.5 million for the nine months ended September 30, 2005, fiscal year ended December 31, 2004 and for the period ended December 31, 2003, respectively. Reflected in earnings are net losses and loss expenses (including net reinstatement premiums) associated with hurricanes of approximately $69.7 million for the nine months ended September 30, 2005 and approximately $65.5 million for the year ended December 31, 2004.

(3)	For the purpose of this calculation, we have assumed that the preferred shares have been outstanding since our formation in 2003. Estimated preferred dividends are calculated as the amount of after-tax earnings required to pay such dividends assuming a yield of 10% on our preferred shares to be issued in this offering. Earnings were inadequate to cover fixed charges and preferred dividends on a pro forma basis by $56.3 million, $62.1 million and $42.9 million for the nine months ended September 30, 2005, fiscal year ended December 31, 2004 and for the period ended December 31, 2003, respectively. Reflected in earnings are net losses and loss expenses (including net reinstatement premiums) associated with hurricanes of approximately $69.7 million for the nine months ended September 30, 2005 and approximately $65.5 million for the year ended December 31, 2004.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2005, on an actual basis and on as adjusted basis for the completion of this offering and the concurrent offering of common equity, and the application of the net proceeds therefrom, as described elsewhere in this prospectus supplement.

You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-34 of this prospectus supplement and the consolidated financial statements and related notes beginning on page F-1 of this prospectus supplement.

	As of September 30, 2005
	Actual	As Adjusted(1)
	($ in thousands)
Debt Outstanding:
Revolving credit facility(2)	$—	$—
Junior subordinated debentures	61,857	61,857
Redeemable Preferred Shares:
Series A preferred shares offered hereby ($0.01 par value; 3,000,000 series A preferred shares authorized, 3,000,000 series A preferred shares issued and outstanding, as adjusted)(3)	$—	$71,838
Shareholders' Equity:
Preferred shares ($0.01 par value; 25,000,000 preferred shares authorized, none issued and outstanding at September 30, 2005)	$—	$—
Common shares ($0.01 par value; 200,000,000 common shares authorized, 56,810,020 common shares issued and outstanding, and 67,549,876 shares issued and outstanding, as adjusted)(4)	568	675
Additional paid in capital(5)	523,843	565,661
Accumulated deficit(6)(7)(8)	(144,256)	(144,256)
Accumulated other comprehensive loss	(7,955)	(7,955)
Total shareholders' equity	$372,200	$414,125
Total Capitalization	$434,057	$547,820

(1)	Concurrently with this offering, we plan to offer our common equity. We plan to complete this offering and the concurrent offering to increase our available rated capital as part of our plan designed to maintain our current rating from A.M. Best. For purposes of calculating the "as adjusted" amounts, we have assumed the completion of this offering and the issuance of common shares in the concurrent offering as described in this section, and the application of the net proceeds therefrom, as described elsewhere in this prospectus supplement.

(2)	Consists of a $250 million secured letter of credit and revolving credit facility dated July 11, 2005. Up to $25.0 million may be borrowed under the facility on a revolving basis for general corporate purposes and working capital requirements. As of September 30, 2005, $170.2 million of letters of credit were outstanding under this facility. No revolving credit borrowings or amounts drawn under the letters of credit were outstanding as of September 30, 2005.

(3)	The calculation of "as adjusted" redeemable preferred shares includes proceeds of $75.0 million for the 3,000,000 series A preferred shares to be issued less estimated issuance costs of approximately $3.2 million.

(4)	This table does not give effect to warrants and options exercisable for 6,548,924 common shares at September 30, 2005. The calculation of the "as adjusted" common shares assumes our offering of 10,739,856 shares based on the November 30, 2005 closing price for our common shares of $4.19 per share.

(5)	The calculation of "as adjusted" additional paid in capital assumes the receipt of proceeds of approximately $41.9 million in excess of the par value of the common shares from the issuance of 10,739,856 common shares in the concurrent offering (assuming an offering price of $4.19 per common share, which is its closing price on November 30, 2005) less estimated issuance costs of approximately $3.1 million.

(6)	The "actual" accumulated deficit assumes $68.5 million estimated net loss from Hurricanes Katrina and Rita. The calculation of "as adjusted" accumulated deficit does not include our net loss estimate of between $8 million and $15 million from Hurricane Wilma, which will impact our results for the fourth quarter of 2005. Our hurricane loss estimates are subject to a high level of uncertainty due to extremely complex and unique causation and coverage issues associated with the events. As a result, our losses from hurricanes may be materially greater or less than estimated losses and any additional losses could have a further material adverse impact on our financial results.

(7)	The calculation of "as adjusted" accumulated deficit does not include the net cost of the Transactions of approximately $2.5 million.

(8)	The calculation of "as adjusted" accumulated deficit does not include a lump sum severance payment that we believe we may make to Tobey J. Russ of approximately $3.5 million. In addition, during the fourth quarter of 2005, we plan to adopt certain cost reduction strategies. In connection with the execution of these cost reduction strategies, we anticipate that we will incur approximately $1.0 million in costs related to the exit of the property reinsurance and technical risk property businesses and approximately $3.0 million in costs related to employee reduction and attrition during the fourth quarter of 2005.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information and other financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-34 in this prospectus supplement and the audited consolidated financial statements for the year ended December 31, 2004 and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2005 and related notes beginning on page F-1 of this prospectus supplement.

The following tables set forth our selected historical consolidated financial information for the periods ended and as of the dates indicated and includes certain financial information relating to our product lines subject to the Property Transaction and our other product lines. The selected statement of operations data for the year ended December 31, 2004 and for the period from inception (May 2003) through December 31, 2003 and the summary balance sheet data as of December 31, 2004 and 2003 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The selected historical consolidated financial information as of and for the nine months ended September 30, 2005 and 2004 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005. This selected historical consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected for any future period.

	($ in thousands, except for share and per share amounts)
	Predecessor				Quanta Capital Holdings Ltd.(9)
	For the year ended December 31,			For the period ended September 3, 2003	For the period from May 23, 2003 to December 31, 2003(8)	For the year ended December 31, 2004	For the nine months ended September 30, (unaudited)
	2000	2001	2002				2004	2005
Statement of Operations Data
Revenues:
Gross premiums written	$—	$—	$—	$—	$20,465	$494,412	$370,428	$512,816
Net premiums written	—	—	—	—	20,060	419,541	312,487	386,206
Net premiums earned (excluding reinstatement premiums)	$—	$—	$—	$—	$1,940	$241,321	$152,463	$301,928
Less: net reinstatement premiums earned for hurricanes	—	—	—	—	—	(4,181)	(2,850)	(4,888)
Net premiums earned	$—	$—	$—	$—	$1,940	$237,140	$149,613	$297,040
Technical services revenues	29,218	28,448	28,628	20,350	11,680	32,485	22,580	31,516
Net investment income	53	33	23	13	2,290	14,307	9,811	18,403
Net realized gains	—	—	—	—	109	228	665	(789)
Other income	—	—	—	—	126	2,995	775	5,204
Total revenues	29,271	28,481	28,651	20,363	16,145	287,155	183,444	351,374
Expenses:
Net losses and loss expenses (including hurricane losses)	—	—	—	—	1,191	137,587	83,926	176,327
Add: net losses and loss expenses for hurricanes	—	—	—	—	—	61,329	42,250	64,775
Total net losses and loss expenses	—	—	—	—	1,191	198,916	126,176	241,102
Acquisition expenses	—	—	—	—	164	53,995	35,885	62,718
Direct technical services costs	17,615	17,576	17,193	12,992	8,637	23,182	15,442	23,993
General and administrative expenses and depreciation	9,784	8,793	8,765	5,971	44,630	65,643	46,097	71,306
Interest expense	—	—	—	—	—	—	—	2,971
Total expenses	27,399	26,369	25,958	18,963	54,622	341,736	223,600	402,090
Net income	$1,872	$2,112	$2,693	$1,400
Net loss before taxes					(38,477)	(54,581)	(40,156)	(50,716)
Provision for income taxes					—	—	—	482
Net loss after taxes					$(38,477)	$(54,581)	$(40,156)	$(51,198)
Per Share Data:
Weighted average common shares and common share equivalents outstanding basic and diluted	1,093,250	1,093,250	1,093,250	1,093,250	31,369,001	56,798,218	56,798,218	56,804,119
Net income (loss) per share basic and diluted(1)	$1.71	$1.93	$2.46	$1.28	$(1.23)	$(0.96)	$(0.71)	$(0.90)
Premiums Earned by Segment:
Specialty Insurance					$339	$75,167	$42,148	$141,026
Specialty Reinsurance					1,601	161,973	107,465	156,014
Technical Services					—	—	—	—
Total					$1,940	$237,140	$149,613	$297,040
Selected Ratios:
Loss ratio(2)						83.9%	84.3%	81.2%
Acquisition expense ratio(3)						22.8%	24.0%	21.1%
General and administrative expense ratio(4)						13.3%	12.5%	16.3%
Net expense ratio(5)						36.1%	36.5%	37.4%
Combined ratio(6)						120.0%	120.8%	118.6%
Annualized investment yield						2.7%	2.6%	3.3%
Predecessor Pro Forma Data (unaudited):
Net income as shown above	$1,872	$2,112	$2,693	$1,400
Pro forma provision for income taxes(7)	728	822	1,048	545
Net income adjusted for pro forma income taxes	$1,144	$1,290	$1,645	$856
Pro forma net income per share basic and diluted(1)	$1.05	$1.18	$1.51	$0.78

($ in thousands)
	Predecessor				Quanta Capital Holdings Ltd.
	December 31,			September 3, 2003	December 31, 2003	December 31, 2004	September 30, (unaudited)
	2000	2001	2002				2004	2005
Balance Sheet Data
Cash and cash equivalents	$78	$74	$73	$413	$47,251	$75,257	$73,191	$99,231
Available-for-sale investments at fair value related to deposit liabilities	—	—	—	—	467,036	559,430	510,680	720,426
Trading investments at fair value	—	—	—	—	—	40,492	—	38,782
Premiums receivable	—	—	—	—	10,961	146,784	132,327	172,119
Deferred acquisition costs	—	—	—	—	6,616	41,496	42,601	50,723
Deferred reinsurance premiums	—	—	—	—	1,925	47,416	44,967	82,267
Goodwill and other intangibles assets	—	—	—	—	21,351	20,617	20,802	20,062
Total assets	$10,176	$10,160	$10,131	$11,249	$573,761	$980,733	$851,125	$1,424,122
Reserves for losses and loss expenses	—	—	—	—	4,454	159,794	124,534	469,994
Unearned premiums	—	—	—	—	20,044	247,936	225,960	370,982
Environmental liabilities assumed	—	—	—	—	7,018	6,518	6,697	12,182
Deposit liabilities	—	—	—	—	—	43,365	—	52,564
Junior subordinated debentures	—	—	—	—	—	41,238	—	61,857
Total liabilities	$3,731	$4,003	$3,681	$5,199	$86,278	$549,834	$405,201	$1,051,922
Total shareholders' equity	$6,445	$6,157	$6,450	$6,051	$487,483	$430,909	$445,924	$372,200

(1)	Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. All potentially dilutive securities including stock options and warrants are excluded from the basic earnings per share computation. In calculating diluted earnings per share, the weighted average number of shares outstanding for the period is increased to include all potentially dilutive securities using the treasury stock method. Any common stock equivalent shares are excluded from the computation if their effect is antidilutive. Basic and diluted earnings per share are calculated by dividing income available to ordinary shareholders by the applicable weighted average number of shares outstanding during the year.

(2)	The loss ratio is calculated by dividing net losses and loss expenses incurred by net premiums earned.

(3)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(4)	The general and administrative expense ratio indicates the level of indirect costs associated with acquiring/writing insurance and reinsurance contracts, and is calculated by dividing general and administrative expenses associated with our underwriting activities by net premiums written. General and administrative expenses associated with our underwriting activities for the nine months ended September 30, 2005 and September 30, 2004 were $63.1 million and $39.0 million and include $2.5 million and $1.5 million charged by the technical services segment and exclude $7.8 million and $7.3 million related to our technical services activities for the same periods. General and administrative expenses associated with our underwriting activities for the year ended December 31, 2004 were $55.7 million and include $2.3 million charged by the technical services segment and exclude $10.1 million related to our technical services activities for the same period.

(5)	The net expense ratio is the sum of our acquisition expense ratio and general and administrative expense ratio.

(6)	The combined ratio is the sum of our loss ratio and net expense ratio.

(7)	As an S corporation, ESC, our predecessor, was not subject to U.S. federal income taxes. At the time of its acquisition, ESC became subject to U.S. income tax. Accordingly, the predecessor historical operating earnings have been adjusted, on a pro forma basis, to reflect taxes at a 38.9% rate including a 35% statutory rate for U.S. federal income taxes and a 3.9% rate, based on a 6% statutory rate for Virginia state income taxes less the related federal tax benefit.

(8)	Includes the operations of ESC from September 3, 2003 to December 31, 2003, the date of acquisition. We accounted for the acquisition of ESC as a purchase. See Note 4 to our consolidated financial statements for the year ended December 31, 2004 beginning on page F-44 of this prospectus supplement.

(9)	During the periods indicated, no dividends have been paid by the company.

The following tables also summarize our results before income tax for our technical risk property insurance and property reinsurance lines of business that are subject to the Property Transaction, and for the aggregate of all of our other lines of business within our operating segments. Our program business, including our HBW program, are not subject to the Property Transaction. The following tables do not separately summarize our results before income taxes for the commutation of the two treaties subject to the Casualty Reinsurance Transaction as we intend to continue to write business in our casualty reinsurance product line.

	Year ended December 31, 2004
	Property Lines of Subject to Property Transaction(1)	All Other Lines of Business(2)	Consolidated(3)
	($ in thousands)
Statement of operations by product line
Revenues
Gross premiums written	$108,008	$386,404	$494,412
Premiums ceded	(1,024)	(73,847)	(74,871)
Net premiums written	106,984	312,557	419,541
Net premiums earned	$87,578	$149,562	$237,140
Technical services revenues	—	32,485	32,485
Other income	360	1,797	2,157
Expenses
Net losses and loss expenses	(104,038)	(94,878)	(198,916)
Direct technical services costs	—	(23,182)	(23,182)
Acquisition expenses	(22,026)	(31,969)	(53,995)
General and administrative expenses	(9,301)	(54,162)	(63,463)
Loss relating to operating segments	$(47,427)	$(20,347)	$(67,774)
Depreciation of fixed assets and amortization of intangible assets			$(2,180)
Net investment income			14,307
Net realized gains			228
Other loss			(140)
Net foreign exchange gains			978
Net loss before income taxes			$(54,581)

	Nine months ended September 30, 2005
	Property Lines of Subject to Property Transaction(1)	All Other Lines of Business(2)	Consolidated(3)
	($ in thousands)
Statement of operations by product line
Revenues
Gross premiums written	$91,145	$421,671	$512,816
Premiums ceded	(19,157)	(107,453)	(126,610)
Net premiums written	71,988	314,218	386,206
Net premiums earned	$57,602	$239,438	$297,040
Technical services revenues	—	31,516	31,516
Other income	2	4,986	4,988
Expenses
Net losses and loss expenses	(66,208)	(174,894)	(241,102)
Direct technical services costs	—	(23,993)	(23,993)
Acquisition expenses	(15,400)	(47,318)	(62,718)
General and administrative expenses	(9,905)	(58,522)	(68,427)
Loss relating to operating segments	$(33,909)	$(28,787)	$(62,696)
Depreciation of fixed assets and amortization of intangible assets			$(2,879)
Interest expense			(2,971)
Net investment income			18,403
Net realized losses on investments			(789)
Other income			552
Net foreign exchange gains			(336)
Net loss before income taxes			$(50,716)

(1)	The property lines of business aggregates our technical risk property insurance line of business and our property reinsurance line of business for the year ended December 31, 2004 and for the nine months ended September 30, 2005 that are subject to the Property Transaction. These property lines of business general and administrative expense includes an allocation of corporate overhead of $6.4 million and $6.5 million for the year ended December 31, 2004 and for the nine months ended September 30, 2005 that will continue to be incurred in the future.

(2)	Reflects the aggregation of all of our other lines of business operating segments, including our technical services segment and our program business (including our HBW program) and inter-segment adjustments and eliminations other than our technical risk property insurance and property reinsurance lines of business that are subject to the Property Transaction.

(3)	The historical results are derived from our audited statement of operations for the year ended December 31, 2004, as presented in our Form 10-K for the year ended December 31, 2004, and our unaudited statement of operations for the nine months ended September 30, 2005, as presented in our Form 10-Q for the quarterly period ended September 30, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Quanta Holdings was incorporated on May 23, 2003 as a Bermuda holding company formed to provide specialty lines insurance, reinsurance, risk assessment and technical services on a global basis through its affiliated companies. We commenced substantive operations on September 3, 2003 when we obtained our initial capital and purchased ESC, our predecessor for accounting purposes. During the remainder of 2003, we wrote a small number of insurance and reinsurance contracts. During the year ended December 31, 2004 and the nine months ended September 30, 2005 we grew and diversified our specialty lines of business significantly increasing the number of insurance and reinsurance contracts underwritten.

We have incurred estimated net losses of approximately $68.5 million relating to Hurricanes Katrina and Rita during the three months and nine months ended September 30, 2005. These losses include net reinstatement premium expense of approximately $4.9 million. Of these losses, $31.7 million including reinstatement premiums of approximately $3.1 million occurred in our specialty reinsurance property line, $25.4 million including reinstatement premium income of approximately $0.8 million occurred in our marine, technical risk and aviation product lines and $11.4 million including reinstatement premium expense of approximately $2.6 million occurred in our specialty insurance technical risk property product line. In addition, in the three months and twelve months ended December 31, 2005, we will record estimated net losses related to Hurricane Wilma which we currently estimate will be between approximately $8.0 million and $15.0 million. We believe that we will not know our exact losses for some time given the uncertainty around the industry loss estimates, the size and complexity of Hurricanes Katrina, Rita and Wilma, limited claims data and potential legal and regulatory developments related to potential losses. As a result, our losses may vary significantly from our recorded estimates. We expect to report a net loss for the year ended December 31, 2005, and we cannot make any assurances that we will achieve profitability in future periods.

We have recorded estimated gross losses of approximately $145.9 million relating to Hurricanes Katrina and Rita during the three months and nine months ended September 30, 2005. These losses include gross reinstatement premiums of approximately $8.6 million. The difference between our estimated gross and estimated net losses, or $77.4 million, represents the amount of reinsurance or retrocessional insurance recoveries, including ceded reinstatement premiums of $13.5 million. We obtained this reinsurance and retrocessional insurance as part of our risk management practices to help limit our net loss exposures and control our aggregate exposures to particular classes of risk including those related to natural catastrophe events. We expect that the companies to which insurance has been ceded or reinsurance has been retroceded will honor their obligations. The average credit rating of these entities as of September 30, 2005 is "A−" (excellent) by A.M. Best.

As a result of the our expected losses relating to Hurricanes Katrina and Rita, on October 5, 2005, A.M. Best placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe, currently "A−" (excellent), under review with negative implications. Shortly after Hurricanes Katrina and Rita, we discontinued the writing of new and most renewal business in our technical risk property and property reinsurance lines of business. We did not discontinue or make changes in our program businesses, including our residential builders' and contractors' program, which we refer to as the HBW program. Since then, we have been working closely with A.M. Best to understand the different capital requirements it now has for our various product lines, the capital adequacy ratio associated with these product lines at the "A−" (excellent) level, and its view of our available capital that includes their assessment of the probable maximum loss exposures associated with specified lines of our business. We believe these factors are the main drivers of the capital requirements that A.M. Best places on us. Based on that understanding, we believe that we have developed a plan designed to retain our current rating of "A−" (excellent). Upon implementation of the plan, based on our discussions with A.M. Best, we believe that A.M. Best will conclude its review, remove us from negative watch and initially ascribe a negative outlook to our current "A−" rating. We expect that the qualification of our rating with a negative outlook will adversely affect our business, our opportunities to write new and renewal business and our ability to retain key employees. We will continue to work with A.M. Best in 2006 and intend to actively seek the return of our rating to "A−" (excellent) without any qualification. There is no assurance as to what rating actions A.M. Best may take now or in the future or whether A.M. Best will remove any qualification to our rating. For further information regarding A.M. Best's rating action and our plans in response to the ratings action, see "Business — Recent Developments."

Through our operating subsidiaries in Bermuda, the U.S. and Europe, we focus on writing coverage for specialized classes of insurance and reinsurance risks through teams of experienced and technically qualified underwriters. We define specialty insurance and reinsurance as those lines of business that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial product providers. We are using our Bermuda operations primarily to insure U.S. risks from Bermuda on a non-admitted basis and also to underwrite some European risks. We are also writing specialty insurance and reinsurance in the United States on an admitted basis through our subsidiary, Quanta Indemnity Company, which is a U.S. licensed insurer with licenses in 45 states and is an accredited reinsurer in Washington, D.C. Further, we write specialty insurance from the United States on an excess and surplus lines basis and U.S. reinsurance on a non-admitted basis through our subsidiary, Quanta Specialty Lines Insurance Company. Since the last quarter of 2004 we are underwriting European Union sourced specialty insurance and reinsurance business through Quanta Europe, our Irish subsidiary located in Dublin, Ireland, which is the headquarters of our European business. We are also underwriting through Syndicate 4000, our wholly-owned Lloyd's syndicate. Since February 2005 we are serving our London-based clients for European insurance and reinsurance business through Quanta U.K., our branch in London.

We acquired Environmental Strategies Corporation, known as ESC, on September 3, 2003. ESC is our predecessor company for accounting and financial reporting purposes. ESC provides diversified environmental risk management services to assist customers in environmental remediation, regulatory analyses, technical support for environmental claims, merger and acquisition due diligence, environmental audits and risk assessments, and engineering and information management services. ESC also provides risk assessment and technical services support to our environmental underwriters. We have also established Quanta Technical Services, which we use to provide risk assessment and evaluation technical services in our other specialty lines of insurance and to third parties on a fee basis. Through Quanta Technical Services and its subsidiaries, we also provide liability assumption programs under which these subsidiaries assume specified liabilities (which may, at times, include taking title to property) associated with environmental conditions in properties and agree to provide technical services and to perform the required remediation services. During the third quarter of 2005, our liability assumption program in Buffalo, New York generated revenues of $7.8 million and other income of $0.9 million. The estimated remaining liabilities for this program are approximately $6.7 million as of September 30, 2005.

We only started writing insurance and reinsurance contracts in the fourth quarter of 2003 and caution you that, because of our limited operating history, our financial information is not indicative of the actual results that we expect to achieve in future periods.  The discussion below contains our third quarter to quarter comparison of our business in 2004 and 2005 and, in general, reveals that our insurance business has grown and the insurance segment has become a bigger proportion of our business in the third quarter of 2005 as compared to the third quarter of 2004. This trend is not expected to occur evenly during the quarters as the reinsurance business has traditionally been more concentrated in the first and third quarter, and we have discontinued writing certain property lines of business due to catastrophe losses.

We generated approximately $116.0 million and $386.2 million of net premiums written after premiums ceded on purchased reinsurance protection and $100.5 million and $297.0 million of net premiums earned during the three months and nine months ended September 30, 2005. This compares to approximately $86.0 million and $312.5 million of net premiums written and $65.5 million and $149.6 million of net premiums earned during the three months and nine months ended September 30, 2004. During the three and nine months ended September 30, 2005, we also purchased additional retrocessional protection in our specialty reinsurance segment which is intended to help limit our net loss exposures to catastrophe windstorm events. This purchase resulted in approximately $9.5 million and $15.6 million of premium ceded during the three and nine months ended September 30, 2005. However, based on our current estimate of losses related to Hurricane Katrina, we have exhausted our reinsurance and retrocessional protection with respect to Hurricane Katrina. If our Hurricane Katrina losses prove to be greater than currently anticipated, we will have no further reinsurance and retrocessional coverage available for that windstorm. In addition, if there are further catastrophic events during our current policy year, our retrocessional coverage for these events may be limited or we may have no coverage at all.

The primary drivers of growth in our lines of business and net written premiums are the continued development of our relationships with important insurance and reinsurance brokers, the development of specialty insurance lines of business, including Syndicate 4000, and our success during the beginning of 2005 in entering into reinsurance contracts. Traditionally, many reinsurance contracts are entered into at the beginning of a calendar year and that period is often referred to as the January renewal season. Our specialty insurance segment demonstrated continued premium growth during the nine months ended September 30, 2005, especially through Lloyds, following receipt of regulatory approvals during the fourth quarter of 2004. Our specialty insurance segment has become an increasingly significant contributor to our overall business and represented approximately 58.3% of our total gross premiums written in the nine months ended September 30, 2005 compared to 47.3% in the nine months ended September 30, 2004.

In addition, we believe that our portfolio is not diversified either among classes of risks or source of origination. For example, during the nine months ended September 30, 2005, we grew our HBW program, which accounted for approximately 43.2% of our specialty insurance segment gross written premium. In addition, the HBW program and the other insurance programs we write, accounted for 44.4% of our specialty insurance segment gross written premium in the nine months ended September 30, 2005. We expect that the other insurance programs we write will have increasing gross written premium through the remainder of 2005 and that the concentration of our program business in our specialty insurance segment will continue to be significant through the remainder of 2005 and 2006. As described below, our specialty reinsurance segment showed significant concentrations across certain risk classes. In addition, our specialty reinsurance segment generated approximately 38.6%, 22.4% and 11.6% of its gross written premiums through three brokers. In connection with our plan to maintain our rating with A.M. Best, we have retroceded substantially all the in-force business, as of September 30, 2005, in our technical risk property insurance (other than the program business which is included in the technical risk property product line) and property reinsurance lines by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned and loss and acquisition expenses incurred after September 30, 2005 to the third party reinsurer. This transaction will adversely impact our diversification in our product lines and will cause the concentrations across certain of our risk classes, including our HBW program, to increase.

A number of insurance companies have been subpoenaed by regulators in connection with investigations relating to business and accounting practices in the insurance industry. To date, we have not been served any subpoenas. We have received, and have responded to, inquiries from the North Carolina Department of Insurance, the Colorado Department of Insurance and Lloyd's. From January 1, 2004 to September 30, 2004 we were party to placement service agreements, known as PSAs and market service agreements, known as MSAs, with Aon Corporation and Marsh Inc. and have paid a total of $31,000 under these agreements as of September 30, 2005. We have accrued approximately $1.1 million in addition to the amount we have already paid under these agreements. At this time, it is not possible for us to determine the impact of any outcome of these investigations on our future results of operations. In addition, we do not know what the ramifications of the brokers' stated intent to formulate a different commission structure will be on our future results of operations, financial condition or liquidity as brokers seek our participation in this commission structure.

With respect to market conditions, we believe that premium rates have remained largely unchanged in our specialty insurance segments. In the professional liability insurance market, we believe that the rate for commercial directors and officers liability insurance remains competitive and that rates may drift downward although we are seeing stability in certain risk classes. In the reinsurance market place, we continue to see disciplined underwriting by our major competitors. We have seen some rate deterioration in casualty reinsurance as a result of the pricing declines in some sectors of the direct insurance marketplace. We expect to see substantial price increases in the marine reinsurance markets following the windstorm events of this year. We will continue to seek opportunities to provide insurance and reinsurance in areas that require both capacity and highly technical underwriting expertise.

On November 21, 2005, our board of directors appointed Robert Lippincott III as Interim Chief Executive Officer and President. Mr. Lippincott succeeded Tobey J. Russ who resigned as our chief executive officer and president and as a director. We are negotiating and intend to enter into a separation and general release agreement with Mr. Russ which may provide for a payment to Mr. Russ of approximately $3.5 million and the full vesting of his outstanding options. However, we cannot assure you that we will be able to enter into such an agreement.

We are in the process of evaluating our internal controls systems to allow management to report on, and our independent registered public accounting firm to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are required to comply with Section 404 by no later than December 31, 2005. However, we cannot be certain as to the timing of completion of such evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated.

Segment Information

We organize our business along five product lines and three geographies. Our two traditional product lines are specialty insurance and specialty reinsurance. We also have programs and structured products product lines. The products we offer our clients are written either as traditional insurance or reinsurance policies or are provided as a program, a structured product or a combination of a traditional policy with a program or a structured product. Our fifth product line is our technical services line. However, for financial reporting purposes, some of our product lines are aggregated for purposes of the reportable segment disclosure included below:

•	Specialty insurance. Our specialty insurance segment includes our traditional, structured and program specialty insurance products. Our traditional specialty insurance products include technical risk property, professional liability, environmental liability, fidelity and crime, surety, trade credit and political risk and marine and aviation. Our specialty insurance segment writes business both on a direct basis with insured clients or by reinsuring policies that are issued on our behalf by third party insurers and reinsurers, and includes our Lloyd's syndicate, which was created in December 2004. Our Lloyd's syndicate writes traditional specialty insurance products including professional liability (professional indemnity and directors' and officers' coverage), and fidelity and crime (financial institutions). We also plan to write specie fine art and marine coverages. Our specialty insurance programs include the HBW program. After the end of the third quarter of 2005, we discontinued the writing of new and most renewal business in our technical risk property line of business. We did not discontinue or make changes in our program businesses, including our HBW program.

•	Specialty reinsurance. Our specialty reinsurance segment includes our traditional, structured and program specialty reinsurance products. Our specialty reinsurance products include property, casualty and marine and aviation products. We currently do not write reinsurance on a program basis. After the end of the third quarter of 2005, we discontinued the writing of new and most renewal business in our property reinsurance of business.

•	Technical services. Our technical services segment provides diversified environmental investigation, remediation and engineering services, assessment services, other technical and information management services primarily in the environmental area in the U.S. Our technical services segment also provides technical and information management services to our specialty insurance and reinsurance segments.

The determination of these reportable segments reflects how we manage and monitor the performance of our insurance and reinsurance operations and may change from time to time. We refer to the specialty insurance and specialty reinsurance as our underwriting segments. We refer to our risk consulting and management operations as our technical services segment. We evaluate each segment based on its underwriting or technical services results, as applicable, including items of revenue and expense that are associated with, and directly related to, each segment.

We allocate corporate general and administrative expenses to each segment based upon each product line's allocated capital for the current reporting period. We allocate capital to each of our product lines through the estimated value-at-risk method, which uses statistical analyses of historical market trends and volatility to estimate the probable amounts of capital at risk for each reporting period. We do not manage our assets by segment and, as a result, net investment income, and depreciation and amortization are not evaluated at the segment level.

During the three months ended September 30, 2005, we changed the composition of our reportable segments by aggregating the Lloyd's operating segment with the specialty insurance reportable segment.

Main Drivers of our Results

Revenues

We derive the majority of our revenues from three principal sources: premiums from policies written by our underwriting segments, technical services revenues and investment income from our investment portfolios.

We record premiums written at the time that there is sufficient evidence of agreement to the significant terms of the contract but no earlier than the effective date of the policy. The amount of our insurance and reinsurance premiums written depends on the number and type of policies we write, the amount of reinsurance protection we provide, as well as prevailing market prices. Furthermore, the amount of net premiums earned depends upon the type of contracts we write, the contractual periods of the contracts we write, the inception date of the contracts, the expired portions of the contract periods and the type of purchased reinsurance protection. Because of all these factors, the amount of premiums written and ceded may not result in a correlative level of profitability.

We also have revenues generated by our technical services segment, which operates primarily in the environmental area, from technical and risk management services provided under various short-term service contracts and for services performed by subcontractors engaged on behalf of clients. We also generate revenues from the remediation of environmental obligations that we have assumed. The amount of technical services and remediation fees and subcontractor revenues is a function of political and economic conditions and the impact these conditions have on clients' discretionary spending on environmental projects.

Our investment income depends on the average invested assets in our investment portfolios and the yield that we earn on those invested assets. Our investment yield is a function of market interest rates and the credit quality and maturity period of our invested assets. Our investment portfolio consists principally of fixed income securities, short-term liquidity funds, cash, and cash equivalents. In addition, we realize capital gains or losses on sales of investments as a result of changing market conditions, including changes in market interest rates and changes in the credit quality of our invested assets. Under U.S. GAAP, our available-for-sale investments are carried at fair market value with unrealized gains and losses on the investments included on our balance sheet in accumulated other comprehensive income net of income taxes as a separate component of shareholders' equity. Our trading investments that relate to deposits associated with non-risk bearing contracts are recorded at estimated fair value with the change in fair value included in net realized gains and losses on investments in the consolidated statement of operations and comprehensive loss. The objective of our current investment strategy is to preserve investment principal, maintain liquidity and to manage duration risk between investment assets and insurance liabilities, while maximizing investment returns through a diversified portfolio. Our investment returns are benchmarked against certain specified indices. However, the volatility in claim payments and the interest rate environment can significantly affect the returns we generate on our investment portfolios.

Expenses

Our expenses primarily consist of net loss and loss expenses, general and administrative expenses, acquisition expenses and direct technical services costs.

Net loss and loss expenses, which are net of loss and loss expenses recovered under our ceded reinsurance contracts, depend on the number and type of insurance and reinsurance contracts we write and reflect our best estimate of ultimate losses and loss expenses we expect to incur on each contract written using various actuarial analyses. Actual losses and loss expenses will depend on actual costs to settle insurance and reinsurance claims. Our ability to accurately estimate expected ultimate loss and loss expense at the time of pricing each insurance and reinsurance contract and the occurrence of unexpected high loss severity catastrophe events will be critical factors in determining our profitability.

General and administrative expenses consist primarily of personnel related expenses, information technology, other operating overheads and professional fees. From time to time we engage administrative service providers and legal, accounting, tax and financial advisors. General and administrative expenses are a function of the development of our business and infrastructure, including the growth in personnel and the volume of insurance and reinsurance contracts written. These general and administrative expenses may be incurred directly by a segment or indirectly at the corporate level.

Acquisition expenses, which are net of expenses recovered under our ceded reinsurance contracts, consist principally of commissions, fees, brokerage and tax expenses that are directly related to obtaining and writing insurance and reinsurance contracts. Typically, acquisition expenses are based on a certain percentage of the premiums written on contracts of insurance and reinsurance. These expenses are a function of the number and type of insurance and reinsurance contracts written.

We also incur expenses directly related to and arising from our technical services and environmental remediation activities. These direct costs primarily include expenses associated with direct technical labor, subcontractors we engage on behalf of our technical services clients, and other technical services or remediation contract related expenses. These costs are a function of, and are proportional to, the level of technical services and remediation revenues earned from the provision of technical services and completion of remediation activities.

Results of Operations

The following is a discussion of Quanta Holdings' consolidated results of operations for the three months ended September 30, 2005 and 2004, respectively, for the nine months ended September 30, 2005 and 2004, respectively, and for the year ended December 31, 2004. Since we commenced substantive operations on September 3, 2003 and only wrote a small number of insurance and reinsurance contracts during the period from May 23, 2003 (date of incorporation) to December 31, 2003, comparisons between the year ended December 31, 2004 and the period from May 23, 2003 (date of incorporation) to December 31, 2003 are not meaningful. For further information, see our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC.

ESC is our predecessor for accounting purposes and its business is wholly attributable to the technical services segment. Accordingly, we compare the results of operations of ESC for the year ended December 31, 2004 to the pro forma financial information for the year ended December 31,

2003 and to ESC's results of operations for the year ended December 31, 2002 within the discussion of our technical services segment under "— Results by Segments."

Three months ended September 30, 2005 and 2004

Results of operations for the three months ended September 30, 2005 and 2004 were as follows:

	Three months ended September 30, 2005	Three months ended September 30, 2004
	($ in thousands)
Revenues
Gross premiums written	$171,542	$116,729
Net premiums written	$115,965	$85,969
Net premiums earned	$100,546	$65,523
Technical services revenues	16,019	7,727
Net investment income	6,991	3,258
Net realized (losses) gains on investments	(1,168)	297
Net foreign exchange losses	(311)	(43)
Other income	1,945	264
Total revenues	124,022	77,026
Expenses
Net losses and loss expenses	(121,087)	(77,963)
Acquisition expenses	(22,998)	(16,424)
Direct technical services costs	(13,133)	(5,231)
General and administrative expenses	(23,574)	(14,294)
Interest expense	(1,200)	—
Depreciation and amortization of intangible assets	(1,079)	(560)
Total expenses	(183,071)	(114,472)
Loss before income taxes	(59,049)	(37,446)
Income taxes	35	—
Net loss	$(59,084)	$(37,446)

Revenues

Substantially all of our revenues were generated by our underwriting subsidiaries in Bermuda, the U.S. and Europe. Technical services revenues were derived from the operations of ESC.

Premiums. Gross premiums written were $171.5 million for the three months ended September 30, 2005, an increase of $54.8 million, or 47.0%, compared to $116.7 million for the three months ended September 30, 2004. The increase of $54.8 million in gross premiums written reflects continued growth in all of our business lines except property reinsurance.

In connection with our plan to maintain our rating with A.M. Best, we have retroceded substantially all the in-force business, as of October 1, 2005, in our technical risk property insurance (other than the program business which is included in the technical risk property product line) and property reinsurance lines by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred after October 1, 2005 to the third party reinsurer. We expect that our gross and net premiums written will decline during the remainder of 2005 as a result of these transactions (other than our Lloyd's syndicate). We also expect that our gross and net premiums written will decline during the remainder of 2005 as result of the loss of business and business opportunities following A.M. Best's rating action. We expect that our Lloyd's syndicate will become a more significant contributor as we focus on continuing to execute our business strategy. As of September 30, 2005, Lloyd's represented 17.8% of our gross premiums written.

Premiums ceded were $55.6 million for the three months ended September 30, 2005 an increase of $24.8 million compared to $30.8 million for the three months ended September 30, 2004. The increase in premiums ceded primarily reflects the growth in gross written premiums and approximately $20.3 million in purchased retrocessional protection, including reinstatement premiums, in our specialty reinsurance segment that is intended to help limit our net loss exposures to natural catastrophe events. The increase of premiums ceded is attributable to a lesser extent to the development of the reinsurance program for our specialty lines which was restructured during the three months ended June 30, 2005. The restructure involved the commutation of our 2004 reinsurance treaty protection in two of our product lines, professional liability and fidelity, which was ceded on an excess of loss basis. The unexpired portions of this business were then transferred, effective April 1, 2005, into our 2005 reinsurance treaty, which is ceded on a proportional quota share basis.

Net premiums earned were $100.5 million for the three months ended September 30, 2005 an increase of $35.0 million, or 53.5%, compared to $65.5 million for the three months ended September 30, 2004 reflecting the growth in premiums written in current and prior periods. Other than in our reinsurance business line, we expect that our net premiums earned will increase in future periods as our existing portfolios mature. Our net premiums written are typically earned over the risk periods of the underlying insurance policies which are generally twelve months. Net written premiums that are not yet earned and are deferred as unearned premium reserves, net of deferred reinsurance premiums, totaled $288.7 million at September 30, 2005 and will be earned and recognized in our results of operations in future periods. Because we only began to write insurance and reinsurance business during the fourth quarter of 2003 and because our Lloyd's syndicate commenced operations in December 2004, we believe that our net premiums earned are not yet representative of a fully developed and diversified portfolio of insurance and reinsurance contracts.

Technical services revenues. Technical services revenues were $16.0 million for the three months ended September 30, 2005 an increase of $8.3 million compared to $7.7 million for the three months ended September 30, 2004. This increase in technical services revenues is attributable to increased remediation revenues associated with projects in Buffalo, New York and Axis, Alabama. In each of these projects, a subsidiary assumed specified liabilities associated with environmental conditions in properties, an insurance subsidiary provides insurance and our technical services team provides consulting and performs the required remediation services through subcontractors.

Net investment income and net realized (losses) gains. Net investment income and net realized (losses) gains totaled $5.8 million for the three months ended September 30, 2005 an increase of $2.2 million, or 63.8%, compared to $3.6 million for the three months ended September 30, 2004. The increase is primarily due to an increase in net investment income of $3.7 million because of our larger amount of invested assets and rises in market interest rates, which is partly offset by an increase in net realized losses of $1.5 million.

Net investment income was $7.0 million for the three months ended September 30, 2005 and was derived primarily from interest earned on fixed maturity and short term investments, partially offset by investment management fees and amortization of discounts on fixed maturity investments. Our average annualized effective yield (calculated by dividing net investment income by the average amortized cost of invested assets, net of amounts payable or receivable for investments purchased or sold) was approximately 3.4% for the three months ended September 30, 2005 compared to 2.4% for the three months ended September 30, 2004. Net realized losses of $1.2 million were generated primarily from the sale of foreign currency forward contracts and fixed maturity securities as we sought to manage our foreign currency exposures, total investment returns and the duration of our investment portfolios.

As of September 30, 2005, the average duration of our investment portfolio was approximately 2.8 years with an average credit rating of approximately "AA+."

Other income. Other income was $1.9 million for the three months ended September 30, 2005 as compared to $0.3 million for the three months ended September 30, 2004. Other income includes the amortization of deferred revenue relating to assumed environmental liability programs of $1.0 million and amounts recognized on non-traditional insurance and reinsurance contracts of $0.8 million. A more detailed description of these non-traditional contracts is provided under "— Non-Traditional Contracts" below.

Expenses

Net losses and loss expenses. Net losses and loss expenses were $121.1 million for the three months ended September 30, 2005 an increase of $43.1 million compared to $78.0 million for the three months ended September 30, 2004. The increase in net losses and loss expenses is due to the increase in the number of insurance and reinsurance contracts we entered into, the associated net premiums earned as our insurance and reinsurance portfolios continue to mature and loss and loss expenses incurred. Net losses and loss expenses are a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of insurance and reinsurance underwritten. Included in our expected ultimate losses during the three months ended September 30, 2005 are specific loss estimates on contracts of reinsurance and insurance insuring claims arising from Hurricanes Katrina and Rita. We have received a limited number of claim notifications relating to these hurricanes and our preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. Our estimate of our exposure to ultimate claim costs associated with these hurricanes based on currently available information is $68.5 million including reinstatement premiums, of which $63.6 million is included in net losses and loss expenses for the three months ended September 30, 2005. The actual amount of losses from the hurricanes may vary significantly from the estimate. In addition to the hurricanes, as of September 30, 2005, we have received a limited amount of significant reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our total net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 120.4% for the three months ended September 30, 2005 an increase of 1.4% compared to a total net loss ratio of 119.0% for the three months ended September 30, 2004. The increase in the total net loss ratio is due to the greater magnitude of the natural catastrophes that occurred in the three months ended September 30, 2005 as compared to those that occurred in the three months ended September 30, 2004. However, the extent of the impact of the actual catastrophes in 2005 was mitigated by our purchased retrocessional protection. Changes in our net loss ratios are not unexpected because we are still developing our underwriting portfolios and as such we expect that our net loss ratios may continue to be volatile.

Acquisition expenses. Acquisition expenses were $23.0 million for the three months ended September 30, 2005 an increase of $6.6 million, or 40.0%, compared to $16.4 million for the three months ended September 30, 2004. The increase in acquisition expenses is due to the increase in the number of insurance and reinsurance contracts we entered into and the associated net premiums earned.

Our acquisition cost ratio (calculated by dividing acquisition expenses by net premiums earned) for the three months ended September 30, 2005 was 22.9% a decrease of 2.2% compared to our acquisition cost ratio of 25.1% for the three months ended September 30, 2004. The decrease is due to four factors. First, our earned premium is now more heavily weighted towards specialty insurance which carries lower acquisition costs than specialty reinsurance. Second, we are paying less fronting costs on our specialty insurance lines because we are licensed in more states and no longer need to utilize fronting companies to the same extent in order to write our business. Third, our ceding commission income that we are recovering on our specialty insurance segment's reinsurance treaties has increased as a result of the restructuring of those treaties during the second quarter of 2005.

Finally, we pay less commission in our HBW program because the contracts contain sliding scale commission provisions that vary with changes in the selected loss ratio. Deferred acquisition costs include, as of September 30, 2005, $50.7 million of acquisition expenses on written contracts of insurance and reinsurance that will by amortized in future periods as the premiums written to which they relate are earned.

Direct technical services costs. Direct technical services costs were $13.1 million for the three months ended September 30, 2005 an increase of $7.9 million compared to $5.2 million for the three months ended September 30, 2004 and were comprised of subcontractor and direct labor expenses. Direct technical services costs, as a percentage of technical services revenues, was approximately 82.0% for the three months ended September 30, 2005, an increase of 14.3% compared to 67.7% for the three months ended September 30, 2004. The increase in direct technical services costs as a percentage of revenues was attributable to a significant increase in the use of subcontractors for environmental projects in 2005 as compared to 2004.

General and administrative expenses. General and administrative expenses were $23.6 million for the three months ended September 30, 2005 an increase of $9.3 million, or 64.9%, compared to $14.3 million for the three months ended September 30, 2004 and were comprised of $13.7 million of personnel related expenses and $9.9 million of other general and administrative expenses. The increase in general and administrative expenses is due primarily to an increase in the number of employees as we grew our lines of business, especially in Europe, and to a lesser extent by increases in auditing, ongoing efforts to achieve Sarbanes-Oxley Section 404 compliance for the year ending December 31, 2005 and information technology development. General and administrative expenses include $21.8 million related to our underwriting segment, including $0.8 million of expenses charged by our technical services segment for information management services provided, and $2.6 million of expenses related to our technical services segment.

Our general and administrative expense ratio (calculated by dividing underwriting related general and administrative expenses by net premiums written) was 18.8% for the three months ended September 30, 2005 an increase of 4.4% compared to 14.4% for the three months ended September 30, 2004 due to the additional number of employees hired and development of our infrastructure as we grew our lines of business during 2005.

Depreciation and amortization of intangible assets. Depreciation and amortization of intangible assets was $1.1 million for the three months ended September 30, 2005 an increase of $0.5 million compared to $0.6 million for the three months ended September 30, 2004 and consisted of amortization of intangible assets related to the acquisition of ESC and depreciation of fixed assets. The increase in depreciation and amortization is due to the purchase of additional fixed assets throughout 2004 and 2005 as we grew our lines of business.

We have not recorded any net deferred income tax benefits or assets relating to tax operating losses generated by our subsidiaries since our results of operations include the effects of a 100% valuation allowance against net deferred tax assets. For the three months ended September 30, 2005, the net valuation allowance increased by approximately $3.7 million, to $18.1 million.

Nine months ended September 30, 2005 and 2004

Results of operations for the nine months ended September 30, 2005 and 2004 were as follows:

	Nine months ended September 30, 2005	Nine months ended September 30, 2004
	($ in thousands)
Revenues
Gross premiums written	$512,816	$370,428
Net premiums written	$386,206	$312,487
Net premiums earned	$297,040	$149,613
Technical services revenues	31,516	22,580
Net investment income	18,403	9,811
Net realized gains on investments	(789)	665
Net foreign exchange (losses) gains	(336)	85
Other income	5,540	690
Total revenues	351,374	183,444
Expenses
Net losses and loss expenses	(241,102)	(126,176)
Acquisition expenses	(62,718)	(35,885)
Direct technical services costs	(23,993)	(15,442)
General and administrative expenses	(68,427)	(44,700)
Interest expense	(2,971)	—
Depreciation and amortization of intangible assets	(2,879)	(1,397)
Total expenses	(402,090)	(223,600)
Loss before income taxes	(50,716)	(40,156)
Income taxes	482	—
Net loss	$(51,198)	$(40,156)

Revenues

Substantially all of our revenues were generated by our underwriting subsidiaries in Bermuda, the U.S. and Europe. Technical services revenues were derived from the operations of ESC.

Premiums. Gross premiums written were $512.8 million for the nine months ended September 30, 2005, an increase of $142.4 million, or 38.4%, compared to $370.4 million for the nine months ended September 30, 2004. The increase of $142.4 million in gross premiums written reflects growth in all of our business lines except property reinsurance.

We expect during the remainder of 2005 and during 2006 that our insurance gross and net premiums written will continue to grow and that our Lloyd's syndicate will become a more significant contributor as we focus on continuing to execute our business strategy.

Premiums ceded were $126.6 million for the nine months ended September 30, 2005 an increase of $68.6 million compared to $58.0 million for the nine months ended September 30, 2004. The increase in premiums ceded primarily reflects the increase in our gross premiums written and the reinsurance treaties that we have entered into for our product lines in order to limit our net loss exposures to our planned net limits and to control our aggregate exposures to particular classes of risk. These reinsurance treaties provide us with reinsurance protection on either a quota share, excess of loss treaty or facultative basis for policies written in our insurance product lines of business. The increase in premiums ceded is attributable to a lesser extent to approximately $31.7 million of purchased retrocessional protection, including reinstatement premiums, in our specialty reinsurance segment that is intended to limit our net loss exposures to natural catastrophe events.

Net premiums earned were $297.0 million for the nine months ended September 30, 2005 an increase of $147.4 million, or 98.5%, compared to $149.6 million for the nine months ended September 30, 2004 reflecting the earning of premiums on contracts written during the nine months ended September 30, 2005 and during the year ended December 31, 2004. Our net premiums written are typically earned over the risk periods of the underlying insurance policies which are generally twelve months.

Technical services revenues. Technical services revenues were $31.5 million for the nine months ended September 30, 2005 an increase of $8.9 million, or 39.6%, compared to $22.6 million for the nine months ended September 30, 2004. This increase in technical services revenues is attributable to increased remediation revenues associated with liability transfer projects in Buffalo, New York and Axis, Alabama and an overall increase in labor revenue from existing and new projects.

Net investment income and net realized (losses) gains. Net investment income and net realized (losses) gains totaled $17.6 million for the nine months ended September 30, 2005 an increase of $7.1 million, or 68.1%, compared to $10.5 million for the nine months ended September 30, 2004. The increase of $7.1 million is attributable to the larger amount of invested assets and to a lesser extent by increases in interest rates.

Net investment income was $18.4 million for the nine months ended September 30, 2005 and was derived primarily from interest earned on fixed maturity and short term investments, partially offset by investment management fees and amortization of discounts on fixed maturity investments. Our average annualized effective yield (calculated by dividing net investment income by the average amortized cost of invested assets, net of amounts payable or receivable for investments purchased or sold) was approximately 3.3% for the nine months ended September 30, 2005. Net realized losses during the nine months ended September 30, 2005 of $0.8 million were generated primarily from the sale of foreign currency forward contracts and fixed maturity securities as we sought to manage our foreign currency exposure, total investment returns and the duration of our investment portfolios.

Other income. Other income was $5.5 million for the nine months ended September 30, 2005 and includes amounts recognized on non-traditional insurance and reinsurance contracts of $3.2 million and the amortization of deferred revenue relating to assumed environmental liabilities programs of $1.1 million. A more detailed description of these non-traditional contracts is provided under "— Non-Traditional Contracts" below.

Expenses

Net losses and loss expenses. Net losses and loss expenses were $241.1 million for the nine months ended September 30, 2005 an increase of $114.9 million, or 91.1%, compared to $126.2 million for the nine months ended September 30, 2004. The increase in net losses and loss expenses is due to the increase in the number of insurance and reinsurance contracts we entered into and the associated net premiums earned as our insurance and reinsurance portfolios continue to mature. Net losses and loss expenses are a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of insurance and reinsurance underwritten. Included in our expected ultimate losses during the nine months ended September 30, 2005 are specific loss estimates on contracts of reinsurance and insurance insuring claims arising from Hurricanes Katrina and Rita. We have received a limited number of claim notifications and our preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. Our estimate of our exposure to ultimate claim costs associated with these hurricanes based on currently available information is $68.5 million including reinstatement premiums, of which $63.6 million is included in net losses and loss expenses for the nine months ended September 30, 2005. The actual amount of losses from the hurricanes may vary significantly from the estimate. Also included in our expected ultimate losses during the nine months ended September 30, 2005 are reported loss estimates, including $7.5 million related to damage caused by an oil pipeline in California which ruptured during a mudslide in the first quarter of 2005, for which the damage is covered by an insurance contract issued by our environmental liability product line. In addition to the hurricanes, as of September 30, 2005, we have received a limited amount of significant reported losses other than described above. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our total net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 81.2% for the nine months ended September 30, 2005 a decrease of 3.1% compared to a total net loss ratio of 84.3% for the three months ended September 30, 2004. The decrease in the total net loss ratio is partially due to the reinsurance protection that we have purchased during 2005 to help limit our net loss exposures to natural catastrophes and also due to the growth in our net earned premiums compared to the nine months ended September 30, 2004. Changes in our net loss ratios are not unexpected because we are still in the developing of our underwriting portfolios and as such we expect that our net loss ratios may continue to be volatile.

Acquisition expenses. Acquisition expenses were $62.7 million for the nine months ended September 30, 2005 an increase of $26.8 million, or 74.8%, compared to $35.9 million for the nine months ended September 30, 2004. The increase in acquisition expenses is due to the increase in the number of insurance and reinsurance contracts we entered into and the associated net premiums earned.

Our acquisition cost ratio (calculated by dividing acquisition expenses by net premiums earned) for the nine months ended September 30, 2005 was 21.1% a decrease of 2.9% compared to our acquisition cost ratio of 24.0% for the nine months ended September 30, 2004. The decrease is due to four factors. First, our earned premium is now more heavily weighted towards specialty insurance which carries lower acquisition costs than specialty reinsurance. Second, we are paying less fronting costs on our specialty insurance lines because we are licensed in more states and no longer need to utilize fronting companies to the same extent in order to write our business. Third, our ceding commission income that we are recovering on our specialty insurance segment's reinsurance treaties has increased as a result of the restructuring of those treaties during the second quarter. Finally, we pay less commission in our HBW program because the contracts contain sliding scale commission provisions that vary with changes in the selected loss ratio.

Direct technical services costs. Direct technical services costs were $24.0 million for the nine months ended September 30, 2005 an increase of $8.6 million, or 55.4%, compared to $15.4 million for the nine months ended September 30, 2004 and were comprised of subcontractor and direct labor expenses. Direct technical services costs, as a percentage of technical services revenues, was approximately 76.1% for the nine months ended September 30, 2005, an increase of 7.7% compared to 68.4% for the nine months ended September 30, 2004. The increase in direct technical services costs as a percentage of revenues was primarily due to a significant increase in the use of subcontractors for environmental projects in 2005 as compared to 2004.

General and administrative expenses. General and administrative expenses were $68.4 million for the nine months ended September 30, 2005 an increase of $23.7 million, or 53.1%, compared to $44.7 million for the nine months ended September 30, 2004 and were comprised of $41.6 million of personnel related expenses and $26.8 million of other general and administrative expenses. The increase in general and administrative expenses is due primarily to an increase in the number of employees, especially in Europe, as we grew our lines of business and to a lesser extent the build out of our infrastructure and Sarbanes-Oxley Section 404 compliance costs. General and administrative expenses include $63.0 million related to our underwriting segment, including $2.4 million of expenses charged by our technical services segment for information management services provided, and $7.8 million of expenses related to our technical services segment.

Our general and administrative expense ratio (calculated by dividing underwriting related general and administrative expenses by net premiums written) was 16.3% for the nine months ended September 30, 2005 an increase of 3.8% compared to 12.5% for the nine months ended September 30, 2004 due to the additional number of employees hired and development of our infrastructure as we grew our lines of business during 2005.

Depreciation and amortization of intangible assets. Depreciation and amortization of intangible assets was $2.9 million for the nine months ended September 30, 2005 an increase of $1.5 million compared to $1.4 million for the nine months ended September 30, 2004 and consisted of amortization of intangible assets related to the acquisition of ESC and depreciation of fixed assets. The increase in depreciation and amortization is due to the purchase of additional fixed assets throughout 2004 and 2005 as we grew our lines of business.

We have not recorded any net deferred income tax benefits or assets relating to tax operating losses generated by our subsidiaries since our results of operations include the effects of a 100% valuation allowance against net deferred tax assets. For the nine months ended September 30, 2005, the net valuation allowance was approximately $4.7 million.

Year ended December 31, 2004

Results of operations for the year ended December 31, 2004 were as follows:

($ in thousands)
Revenues
Gross premiums written	$494,412
Net premiums written	$419,541
Net premiums earned	$237,140
Technical services revenues	32,485
Net investment income	14,307
Net realized gains on investments	228
Net foreign exchange gains	978
Other income	2,017
Total revenues	287,155
Expenses
Net losses and loss expenses	(198,916)
Acquisition expenses	(53,995)
Direct technical services costs	(23,182)
General and administrative expenses	(63,463)
Depreciation and amortization of intangible assets	(2,180)
Total expenses	(341,736)
Income taxes	—
Net loss	$(54,581)

Revenues

Technical services revenues were derived from the operations of ESC. Substantially all other revenues were generated by our underwriting subsidiaries in Bermuda, the U.S. and Europe.

Premiums. We commenced writing insurance and reinsurance business during the fourth quarter of 2003 and we believe we were well positioned to fully commence underwriting operations by the beginning of 2004. Gross premiums written and net premiums written were $494.4 million and $419.5 million for the year ended December 31, 2004. We believe that our specialty reinsurance segment capitalized on the reinsurance opportunities during the January and July 2004 renewal seasons. The specialty reinsurance segment generated $251.8 million, or 50.9%, and $249.2 million, or 59.4%, of our gross and net premiums written during the year ended December 31, 2004. Our specialty insurance segment generated $242.6 million, or 49.1%, and $170.3 million, or 40.6%, of gross and net premiums written during the year ended December 31, 2004. The increase in our specialty insurance segment gross and net premiums written was primarily due to growth in U.S. insurance business as we received additional regulatory approvals and state licenses and developed key distribution channels through brokerage relationships.

We have entered into reinsurance treaties for our marine and aviation reinsurance line of business and for each of our insurance lines of business in order to limit our net loss exposures to our planned net limits and to control our aggregate exposures to particular classes of risk. These reinsurance treaties provide us with reinsurance protection on either a quota share, excess of loss treaty or facultative basis for policies written in our insurance lines of business. We ceded $74.9 million of premium written under these treaties during the year ended December 31, 2004 and executed similar treaties for the 2005 underwriting year.

Net premiums earned were $237.1 million in the year ended December 31, 2004. Our net premiums earned in the year ended December 31, 2004 reflect the earning of premiums on contracts written during the year ended December 31, 2004 and during the fourth quarter of 2003. Our net premiums written are typically earned over the risk periods of the underlying insurance policies which are generally twelve months. Net written premiums that are not yet earned and are deferred as unearned premium reserves, net of deferred reinsurance premiums, totaled $47.3 million at December 31, 2004 and will be earned and recognized in our results of operations in future periods. Because we only began to write insurance and reinsurance business during the fourth quarter of 2003, we believe that our net premiums earned are not yet representative of a fully developed and diversified portfolio of insurance and reinsurance contracts.

Technical services revenues. Technical services revenues were $32.5 million for the year ended December 31, 2004. Our technical services revenues for the year ended December 31, 2004 consisted of $14.5 million from direct labor and $18.0 million from subcontractor related activities.

Net investment income and net realized gains. Net investment income and net realized gains totaled $14.5 million for the year ended December 31, 2004. Net investment income was $14.3 million during the year ended December 31, 2004, and was derived primarily from interest earned on fixed maturity and short term investments, partially offset by investment management fees and amortization of discounts on fixed maturity investments. Our average annualized effective yield (calculated by dividing net investment income by the average amortized cost of invested assets, net of amounts payable or receivable for investments purchased or sold) was approximately 2.7% for the year ended December 31, 2004. Net realized gains of $0.2 million during the year ended December 31, 2004, were generated primarily from the sale of fixed maturity securities as we sought to manage our total investment returns and the duration of our investment portfolios.

As of December 31, 2004, the average duration of our investment portfolio was approximately 2.6 years with an average credit rating of approximately "AA."

Expenses

Net losses and loss expenses. Net losses and loss expenses were $198.9 million for the year ended December 31, 2004. Net losses and loss expenses were a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of insurance and reinsurance underwritten. Included in our expected ultimate losses are specific loss estimates on contracts of reinsurance and insurance insuring claims arising from Hurricanes Charley, Frances, Ivan and Jeanne. Our estimate of our exposure to ultimate claim costs associated with these hurricanes based on currently available information, claims notifications received to date, industry loss estimates, output from industry models, a detailed review of affected contracts and discussion with cedants and brokers is $61.3 million, and is included in net losses and loss expenses for the year ended December 31, 2004. We received approximately $8.9 million of additional reported losses related to these four hurricanes for the nine months ended September 30, 2005. As of December 31, 2004, other than claims related to these four hurricanes we have received a limited amount of other reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

We have used the Bornhuetter-Ferguson reserving method as our primary loss reserving methodology as of December 31, 2004 to estimate the ultimate cost of losses for our specialty reinsurance lines and our fidelity and technical risk property specialty insurance lines. The Bornhuetter-Ferguson reserving method uses an initial expected loss and loss expense ratio supplemented by our actual loss and loss expense experience to date. We have used an expected loss ratio method as our primary reserving methodology as of December 31, 2004 to estimate the ultimate cost of losses for our other specialty insurance business lines, whereby earned premiums are multiplied by an expected loss ratio to derive ultimate losses and deducts any paid losses and loss expenses to arrive at estimated losses and loss expense reserves. Our total net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 83.9% for the year ended December 31, 2004, reflecting the impact of the third quarter hurricanes on our results for the year ended December 31, 2004. Excluding the impact of the third quarter hurricanes, our net loss and loss expense ratio for the year ended December 31, 2004 was 58.0%.

Acquisition expenses. Acquisition expenses were $54.0 million for the year ended December 31, 2004. Acquisition expenses were a function of the number of insurance and reinsurance contracts we entered into and the associated net premiums earned. Our acquisition cost ratio (calculated by dividing acquisition expenses by net premiums earned) for the year ended December 31, 2004 was 22.8%. Deferred acquisition costs include, as of December 31, 2004, $41.5 million of acquisition expenses on written contracts of insurance and reinsurance that will be amortized in future periods as the premiums written to which they relate are earned.

Direct technical services costs. Direct technical services costs were $23.2 million for the year ended December 31, 2004, and were comprised of subcontractor and direct labor expenses at ESC. Direct technical services costs, as a percentage of technical services revenues were approximately 66.7% for the year ended December 31, 2004, which was consistent with direct technical services costs as a percentage of technical services revenues realized by ESC in prior periods.

General and administrative expenses. General and administrative expenses were $63.5 million for the year ended December 31, 2004. General and administrative expenses for the year ended December 31, 2004 were comprised of $40.7 million of personnel related expenses and $22.8 million of other general and administrative expenses. Personnel related expenses grew steadily during 2004 in line with expectations as we grew our lines of business and increased the number of employees. General and administrative expenses include $55.7 million related to our underwriting segment, including $2.3 million of expenses charged by our technical services segment for information management services provided, and $10.1 million of expenses related to our technical services segment. Our general and administrative expense ratio (calculated by dividing underwriting related general and administrative expenses by net premiums written) was 13.3% for the year ended December 31, 2004.

Depreciation and amortization of intangible assets. Depreciation and amortization of intangible assets was $2.2 million for the year ended December 31, 2004. Amortization of intangible assets consisted of the amortization of our customer relationships and non-compete arrangements related to the acquisition of ESC.

We have not recorded any net deferred income tax benefits or assets relating to tax operating losses generated by our subsidiaries since our results of operations include a 100% valuation allowance against net deferred tax assets. For the year ended December 31, 2004, the net valuation allowance was approximately $13.3 million.

Results by Segments

Underwriting

We principally provide insurance and reinsurance protection for risks that are often unusual or difficult to place, that do not fit the underwriting criteria of standard commercial product carriers and that require extensive technical underwriting and assessment resources in order to be profitably underwritten. Our underwriting objective is to deploy capital to what we believe are the most attractive lines of business at the most opportune times in order to maximize our risk-adjusted returns on capital. In measuring the performance of our specialty insurance and specialty reinsurance segments, we consider each segment's net underwriting income and a number of financial ratios. Net underwriting income is the sum of net premiums earned less net losses and loss expenses, acquisition expenses and direct and allocated general and administrative expenses. The financial ratios we use include the net loss and loss expense ratio, the acquisition expense ratio and the general and administrative expense ratio. Our net loss and loss expense ratio is calculated as net losses and loss expenses incurred divided by net premiums earned. Our acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned. Our net loss and loss expense ratio and acquisition expense ratio provide a measure of the current profitability of the earned portions of our written insurance and reinsurance contracts. Our general and administrative expense ratio is calculated by dividing underwriting related general and administrative expenses by net premiums written and indicates the level of indirect costs that we incur in acquiring and writing insurance and reinsurance business. Our combined ratio is the aggregate of our loss and loss expense, acquisition expense and general and administrative expense ratios. We believe that these financial ratios appropriately reflect the profitability of our underwriting segments. A combined ratio of less than 100% indicates an underwriting profit and over 100%, an underwriting loss. Because we have a limited operating history, our combined ratio may be subject to significant volatility and may not be indicative of future profitability.

We allocate indirect corporate general and administrative expenses among each of our segments, including those related to underwriting operations, as described above under "— Segment Information."

The following is a discussion of our net underwriting results and profitability measures by segment for the three months ended September 30, 2005 and 2004, respectively, for the nine months ended September 30, 2005 and 2004, respectively, and for the year ended December 31, 2004. Since we commenced substantive operations on September 3, 2003 and only wrote a small number of insurance and reinsurance contracts during the period from May 23, 2003 (date of incorporation) to December 31, 2003, comparisons between the year ended December 31, 2004 and the period from May 23, 2003 (date of incorporation) to December 31, 2003 are not meaningful. For further information, see our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC.

Three months ended September 30, 2005 and 2004

The following table summarizes our net underwriting results and profitability measures for our segments for the three months ended September 30, 2005 and 2004:

Specialty insurance

	Three months ended September 30, 2005	Three months ended September 30, 2004	Change
		($ in thousands)
Gross premiums written	$97,348	$69,518	$27,830
Premiums ceded	(35,258)	(28,285)	(6,973)
Net premiums written	$62,090	$41,233	$(20,857)
Net premiums earned	$51,034	$20,516	$30,518
Other loss	(42)	—	(42)
Net losses and loss expenses	(35,550)	(12,084)	(23,466)
Acquisition expenses	(9,280)	(5,292)	(3,988)
General and administrative expenses	(15,539)	(7,562)	(7,977)
Net underwriting loss	$(9,377)	$(4,422)	$(4,955)
Ratios:
Loss and loss expense ratio	69.7%	58.9%	(10.8)%
Acquisition expense ratio	18.2%	25.8%	7.6%
General and administrative expense ratio	25.0%	18.3%	(6.7)%
Combined ratio	112.9%	103.0%	(9.9)%

Premiums. Gross and net written premiums were $97.3 million and $62.1 million for the three months ended September 30, 2005 compared to $69.5 million and $41.2 million for the three months ended September 30, 2004. The increase in our specialty insurance segment's gross and net premiums written was due primarily to the contribution of $12.3 million, or 12.6% of the specialty insurance segment's gross written premium, from our Lloyd's syndicate and reflects continued growth in nearly all of our insurance business lines. The increase reflects our increasing participation in the insurance marketplace and development of our insurance portfolios.

After the end of the third quarter of 2005, we discontinued the writing of new and most renewal business in our technical risk property line of business. We did not discontinue or make changes in our HBW program or other program businesses. In addition, as part of our plan to retain our A.M. Best rating, we have retroceded substantially all the in-force business, as of October 1, 2005, in our technical risk property insurance (other than the program business which is included in the technical risk property product line) and property reinsurance lines by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer.

The table below shows gross and net premiums written by product line for the three months ended September 30, 2005 and 2004 whether written on a traditional insurance, programs or structured basis. The gross and net premiums written generated by our Lloyd's syndicate is included in the professional liability product line.

	Three months ended September 30, 2005		Three months ended September 30, 2004
	($ in thousands)
	Gross premiums written	Net premiums written	Gross premiums written	Net premiums written
Technical risk property	$41,671	$26,220	$38,697	$21,766
Professional liability	26,907	17,589	13,013	9,916
Environmental liability	17,852	9,847	12,607	6,545
Surety	3,561	2,928	1,677	1,246
Fidelity and crime	2,704	1,241	2,465	701
Trade credit and political risk	1,830	1,442	—	—
Other	1,822	1,822	—	—
Structured insurance	1,001	1,001	1,059	1,059
Total	$97,348	$62,090	$69,518	$41,233

During the three months ended September 30, 2005 we continued to write, in our technical risk property product line, the HBW program, which accounted for approximately $35.9 million, or 86.1%, of the technical risk property line of business and 36.9% of total specialty insurance segment gross written premiums in the three months ended September 30, 2005. The policies in the program are underwritten by third party agent who follows our underwriting guidelines. We believe this agent is an established specialist in this technical field. While we have discontinued the writing of new and most renewal business in our technical risk property line of business, we have not discontinued the programs that are part of the technical risk property line and we expect that the HBW program will continue to contribute substantial net written premiums during the remainder of 2005. We intend to grow and diversify our other specialty insurance lines of business.

Ceded premiums were $35.3 million during the three months ended September 30, 2005 an increase of $7.0 million compared to $28.3 million for the three months ended September 30, 2004. The increase in ceded premiums reflects the increase in our gross written premiums and the reinsurance treaties that we have entered into for our specialty insurance product lines in order to limit our net loss exposures to our planned net limits and to control our aggregate exposures to particular classes of risk. Net premiums earned during the three months ended September 30, 2005 were $51.0 million representing the earning and amortization of premiums written and ceded during the year ended December 31, 2004 and the nine months ended September 30, 2005. Gross premiums written and ceded premiums are earned over the period of each insured risk. The terms of our insurance contracts range from between one and ten years with the majority of our contracts being for a one year period.

Other loss. Other loss was negligible for the three months ended September 30, 2005 and related to income, including fees, recognized on non-traditional insurance contracts. A more detailed description of these non traditional contracts is provided under "— Non-Traditional Contracts" below.

Net losses and loss expenses. Net losses and loss expenses were $35.6 million for the three months ended September 30, 2005 an increase of $23.5 million compared to $12.1 million for the three months ended September 30, 2004. The increase of $23.5 million in net losses and loss expenses incurred was due to the growth in the number of insurance contracts we entered into and the associated net premiums earned. Net losses and loss expenses were a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of insurance underwritten. Included in our expected ultimate losses during the three months ended September 30, 2005 are specific loss estimates on contracts of reinsurance and insurance insuring claims arising from Hurricanes Katrina and Rita. We have received a limited number of claim notifications and our preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. Our estimate of our specialty insurance segment's exposure to ultimate claim costs associated with these hurricanes based on currently available information is $11.4 million including reinstatement premiums, of which $8.8 million is included in net losses and loss expenses for the three months ended September 30, 2005. The actual amount of losses from the hurricanes may vary significantly from the estimate. In addition to the hurricanes, as of September 30, 2005, we have received a limited amount of significant reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our specialty insurance segment net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 69.7% for the three months ended September 30, 2005 an increase of 10.8% compared to a net loss ratio of 58.9% for the three months ended September 30, 2004. The increase in the specialty insurance segment net loss ratio is due to the loss estimates arising from Hurricanes Katrina and Rita described above, which are in part offset by an increase in ceded losses that we are recovering on our specialty insurance segment's reinsurance treaties. We have received a limited number of other less significant loss notifications in our specialty insurance segment. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred which is partially offset by reinsurance recoveries. Changes in our net loss ratios are not unexpected because we are still in the early development stages of our underwriting portfolios and as such we expect that our net loss ratios may continue to be volatile.

Acquisition expenses. Acquisition expenses were $9.3 million for the three months ended September 30, 2005 an increase of $4.0 million compared to $5.3 million for the three months ended September 30, 2004. The increase of $4.0 million in acquisition expenses was due to the increase in the number of insurance contracts we entered into and the associated net premiums earned. These acquisition expenses primarily represented brokerage fees, commission fees and premium tax expenses and were net of ceding commissions earned on purchased reinsurance treaties.

Our acquisition expense ratio was 18.2% for the three months ended September 30, 2005 a decrease of 7.6% compared to 25.8% for the three months ended September 30, 2004. The reduction in our acquisition expense ratio in the specialty insurance segment is due to the fact that we are paying less fronting costs because we are licensed in more states and no longer need to utilize fronting companies to the same extent in order to write our insurance business and lower acquisition costs on our technical risk property contracts, including the HBW program described above, during the three months ended September 30, 2005 as a result of the contracts containing sliding scale commission provisions that vary with changes in the selected loss ratio. The reduction in our acquisition expense ratio is also due to ceding commission income that we are earning on the reinsurance treaties that we have entered into for each of our specialty insurance product lines.

General and administrative expenses. Direct and allocated indirect general and administrative expenses totaled $15.5 million for the three months ended September 30, 2005 an increase of $7.9 million compared to $7.6 million for the three months ended September 30, 2004. The increase in our general and administrative expense ratio was due to the additional number of employees hired throughout 2004 and 2005 and the continued build out of our infrastructure as we grew our specialty insurance lines of business. As a result, our general and administrative expense ratio increased to 25.0% of net premiums written for the three months ended September 30, 2005 compared to 18.3% for the three months ended September 30, 2004.

Specialty reinsurance

	Three months ended September 30, 2005	Three months ended September 30, 2004	Change
		($ in thousands)
Gross premiums written	$74,194	$47,211	$26,983
Premiums ceded	(20,319)	(2,475)	(17,844)
Net premiums written	$53,875	$44,736	$9,139
Net premiums earned	$49,512	$45,007	$4,505
Other income	865	—	865
Net losses and loss expenses	(85,582)	(65,879)	(19,703)
Acquisition expenses	(13,718)	(11,132)	(2,586)
General and administrative expenses	(6,229)	(4,791)	(1,438)
Net underwriting loss	$(55,152)	$(36,795)	$(18,357)
Ratios:
Loss and loss expense ratio	172.9%	146.4%	(26.5)%
Acquisition expense ratio	27.7%	24.7%	(3.0)%
General and administrative expense ratio	11.6%	10.7%	(0.9)%
Combined ratio	212.2%	181.8%	(30.4)%

Premiums. Gross and net premiums written were $74.2 million and $53.9 million for the three months ended September 30, 2005 compared to $47.2 million and $44.7 of gross and net premiums for the three months ended September 30, 2004. The increase in our specialty reinsurance segment's net written premiums reflects continued growth in our casualty and marine reinsurance business line, which was offset by a decrease in our property reinsurance business line. In addition, during the three months ended September 30, 2005 the increase in our ceded premiums written reflects approximately $20.3 million of purchased retrocessional protection, including reinstatement premiums, in our specialty reinsurance property and marine, technical risk and aviation product lines that is intended to help limit our net loss exposures to our planned net limits and to control our aggregate exposures, predominantly to natural catastrophe events. These reinsurance treaties provide us with reinsurance protection on an excess of loss, quota share treaty and facultative basis for policies written in our reinsurance product lines of business.

After the end of the third quarter of 2005, we discontinued the writing of new and most renewal business in our property reinsurance line of business. In addition, as part of our plan to retain our A.M. Best rating, we have retroceded substantially all the in-force business, as of October 1, 2005, in our technical risk property insurance (other than the program business which is included in the technical risk property product line) and property reinsurance lines by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer. We are also in the process of purchasing additional retrocessional coverage for our marine, technical risk and aviation reinsurance product line to limit our future probable maximum losses.

The table below shows gross and net written premiums by product line whether written on a traditional reinsurance, programs or structured basis:

	Three months ended September 30, 2005		Three months ended September 30, 2004
	($ in thousands)
	Gross written premium	Net written premium	Gross written premium	Net written premium
Casualty	$39,964	$39,964	$17,501	$17,501
Marine, technical risk and aviation	20,869	8,984	10,346	7,871
Property	13,361	4,927	19,364	19,364
Total	$74,194	$53,875	$47,211	$44,736

Gross reinsurance premiums written are being earned over the periods of reinsured or underlying insured risks which are typically one year. Gross premiums written and ceded premiums are earned over the period of each insured risk.

Net premiums earned of $49.5 million reflect the earning of premiums on contracts written during the year ended December 31, 2004 and during the nine months ended September 30, 2005.

Other income. Other income was $0.9 million for the three months ended September 30, 2005 and related to income, including fees, recognized on non-traditional reinsurance contracts. A more detailed description of these non-traditional contracts is provided under "— Non-Traditional Contracts" below.

Net losses and loss expenses. Net losses and loss expenses were $85.6 million for the three months ended September 30, 2005 an increase of $19.7 million compared to $65.9 million for the three months ended September 30, 2004. This increase was due to the increase in the number of reinsurance contracts we entered into and the associated net premiums earned. Net losses and loss expenses are a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of reinsurance underwritten. Included in our expected ultimate losses during the three months ended September 30, 2005 are specific loss estimates on contracts of reinsurance insuring claims arising from Hurricanes Katrina and Rita. We have received a limited number of claim notifications and our preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. Our estimate of our specialty reinsurance segment's exposure to ultimate claim costs associated with these hurricanes based on currently available information is $57.1 million including reinstatement premiums, of which $54.7 million is included in net losses and loss expenses for the three months ended September 30, 2005. The actual amount of losses from the hurricanes may vary significantly from the estimate. In addition to the hurricanes during the three months ended September 30, 2005, we have received a limited amount of significant reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our specialty reinsurance segment net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 172.9% for the three months ended September 30, 2005 an increase of 26.5% compared to a net loss ratio of 146.4% for the three months ended September 30, 2004. The increase in the specialty reinsurance segment net loss ratio is due to the greater magnitude of the natural catastrophes that occurred in the three months ended September 30, 2005 as compared to those that occurred in the three months ended September 30, 2004. However, the extent of the impact of the natural catastrophes in 2005 was mitigated by our purchased retrocessional protection. We have received a limited number of other less significant loss notifications in our specialty insurance segment. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred. Changes in our net loss ratios are not unexpected because we are still developing our underwriting portfolios and as such we expect that our net loss ratios may continue to be volatile.

Acquisition expenses. Acquisition expenses were $13.7 million for the three months ended September 30, 2005 an increase of $2.6 million, or 23.2%, compared to $11.1 million for the three months ended September 30, 2004. The increase in acquisition expenses was due to the increase in the number of reinsurance contracts we entered into and the associated net premiums earned. These acquisition expenses primarily represented brokerage and ceding commissions. Our acquisition expense ratio was 27.7% for the three months ended September 30, 2005 an increase of 3.0% compared to 24.7% for the three months ended September 30, 2004. This increase is primarily due to changes in our mix of business and the type and nature of contracts written and the impact of ceded reinstatement premiums reducing our net earned premium.

General and administrative expenses. Direct and allocated indirect general and administrative expenses totaled $6.2 million for the three months ended September 30, 2005, an increase of $1.4 million compared to $4.8 million for the three months ended September 30, 2004. Our general and administrative expense ratio was 11.6% of net premiums written for the three months ended September 30, 2005 an increase of 0.9% compared to 10.7% for the three months ended September 30, 2004 and was primarily due to the additional number of employees hired throughout 2004 and 2005.

Technical services

	Three months ended September 30, 2005	Three months ended September 30, 2004	Change
		($ in thousands)
Technical services revenues	$16,852	$8,246	$8,606
Other income	1,035	74	961
Direct technical services costs	(13,133)	(5,231)	(7,902)
General and administrative expenses	(2,594)	(2,460)	(134)
Net technical services income	$2,160	$629	$1,531

Technical services revenues. Technical services revenues were $16.9 million for the three months ended September 30, 2005, an increase of $8.6 million compared to $8.2 million for the three months ended September 30, 2004. The increase of $8.6 million in technical services revenues is attributable to increased remediation revenues associated with liability transfer projects in Buffalo, New York and Axis, Alabama.

Other income. Other income was $1.0 million for the three months ended September 30, 2005 compared to $0.1 million for the three months ended September 30, 2004. Other income was generated from our environmental liability assumption programs and primarily from a new project in Buffalo, New York, under which we assume specified environmental liabilities. This income represents reimbursements and other remediation amounts relating to the services performed.

Direct technical services costs. Direct technical services costs were $13.1 million for the three months ended September 30, 2005, an increase of $7.9 million, or 151.1%, compared to $5.2 million for the three months ended September 30, 2004. The increase in direct technical services costs was primarily attributable to increased subcontractor expenses which resulted from the Buffalo, New York and Axis, Alabama remediation projects undertaken during the three months ended September 30, 2005 compared to the three months ended September 30, 2004. Direct technical services costs, as a percentage of revenue was 77.9% for the three months ended September 30, 2005 compared to 63.4% for the three months ended September 30, 2004. The increase in direct technical services costs as a percentage of revenues was attributable to the significant increase in remediation revenue associated with environmental projects in 2005 as compared to 2004.

General and administrative expenses. Direct and indirect allocated general and administrative expenses were $2.6 million for the three months ended September 30, 2005 an increase of $0.1 million, or 5.4% compared to $2.5 million for the three months ended September 30, 2004. The increase is attributable to increased staffing levels and higher overhead allocation arising from the development of our infrastructure and Sarbanes-Oxley Section 404 compliance efforts.

Nine months ended September 30, 2005 and 2004

The following table summarizes our net underwriting results and profitability measures for our segments for the nine months ended September 30, 2005 and 2004:

Specialty insurance

	Nine months ended September 30, 2005	Nine months ended September 30, 2004	Change
		($ in thousands)
Gross premiums written	$299,059	$175,389	$123,670
Premiums ceded	(94,944)	(55,466)	(39,478)
Net premiums written	$204,115	$119,923	$84,192
Net premiums earned	$141,026	$42,148	$98,878
Other income	787	—	787
Net losses and loss expenses	(92,200)	(23,098)	(69,102)
Acquisition expenses	(23,213)	(10,451)	(12,762)
General and administrative expenses	(45,523)	(23,607)	(21,916)
Net underwriting loss	$(19,123)	$(15,008)	$(4,115)
Ratios:
Loss and loss expense ratio	65.4%	54.8%	(10.6)%
Acquisition expense ratio	16.5%	24.8%	8.3%
General and administrative expense ratio	22.3%	19.7%	(2.6)%
Combined ratio	104.2%	99.3%	(4.9)%

Premiums. Gross and net written premiums were $299.1 million and $204.1 million for the nine months ended September 30, 2005 compared to $175.4 million and $119.9 million for the nine months ended September 30, 2004. The increase in our specialty insurance segment's gross and net premiums written was due primarily to the contribution of $53.2 million, or 17.8%, of the specialty insurance segment's gross written premium, from our Lloyd's syndicate and continued growth in all of our insurance business lines. The increase reflects our increasing participation in the insurance marketplace and development of our insurance portfolios and is consistent with our strategy to grow our specialty insurance product lines.

After the end of the third quarter of 2005, we discontinued the writing of new and most renewal business in our technical risk property line of business. We did not discontinue or make changes in our program businesses, including our HBW program. In addition, as part of our plan to retain our A.M. Best rating, we have retroceded substantially all the in-force business, as of October 1, 2005, in our technical risk property insurance (other than the program business which is included in the technical risk property product line) and property reinsurance lines by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer.

The table below shows gross premiums written by product line for the nine months ended September 30, 2005 and 2004 whether written on a traditional insurance, programs or structured basis. The gross and net premiums written generated by our Lloyd's syndicate is included in the professional liability product line.

	Nine months ended September 30, 2005		Nine months ended September 30, 2004
	($ in thousands)
	Gross premiums written	Net premiums written	Gross premiums written	Net premiums written
Technical risk property	$143,274	$94,646	$106,234	$75,820
Professional liability	94,970	70,797	28,089	20,361
Environmental liability	33,431	19,216	30,798	17,525
Fidelity and crime	10,253	5,464	6,976	3,477
Surety	9,195	7,046	2,233	1,681
Trade credit and political risk	5,010	4,020	—	—
Other	1,822	1,822	—	—
Structured insurance	1,104	1,104	1,059	1,059
Total	$299,059	$204,115	$175,389	$119,923

During the nine months ended September 30, 2005 we continued to write, in our technical risk property product line, the HBW program, which accounted for approximately $129.3 million, or 90.3%, of the technical risk property line of business and 43.2% of total specialty insurance segment gross written premiums in the nine months ended September 30, 2005. We are no longer writing business in our technical risk property line other than the programs that are part of that line, including the HBW program. The policies in the program are underwritten through a third party agent which follows our underwriting guidelines. We believe that this third party is an established specialist in this technical field. We expect that this program will continue to contribute substantial net written premiums during the remainder of 2005. Our HBW gross premiums written during the nine months ended September 30, 2005 are summarized in the table below by specialty risk class.

($ in millions)
Casualty	$108.6
Warranty*	12.2
Property	8.5
Total	$129.3

*Warranty is written as reinsurance

Approximately 43.2% of our specialty insurance segment gross written premiums of $299.1 million were generated through our HBW program. The remaining 56.8% of our specialty insurance segment gross written premiums were generated through a significant number of brokers, one of which accounted for 11.5% of our total specialty insurance segment gross written premiums. No other brokers accounted for more than 10% of our total specialty insurance segment gross written premiums.

Ceded premiums were $94.9 million during the nine months ended September 30, 2005, an increase of $39.4 million compared to $55.5 million for the nine months ended September 30, 2004. The increase in ceded premiums reflects the increase in our gross written premiums and the reinsurance treaties that we have entered into for our specialty insurance product lines in order to limit our net loss exposures to our planned net limits and to control our aggregate exposures to particular classes of risk.

Net premiums earned during the nine months ended September 30, 2005 were $141.0 million representing the earning and amortization of premiums written and ceded during the year ended

December 31, 2004 and the nine months ended September 30, 2005. Gross premiums written and ceded premiums are earned over the period of each insured risk. The terms of our insurance contracts range from between one and ten years with the majority of our contracts being for one year.

Other income. Other income was $0.8 million for the nine months ended September 30, 2005 and related to income, including fees, recognized on non-traditional insurance contracts. A more detailed description of these non-traditional contracts is provided under "— Non-Traditional Contracts" below.

Net losses and loss expenses. Net losses and loss expenses were $92.2 million for the nine months ended September 30, 2005 an increase of $69.1 million compared to $23.1 million for the nine months ended September 30, 2004. The increase of $69.1 million in net losses and loss expenses incurred was due to the increase in the number of insurance contracts we entered into and the associated net premiums earned. Net losses and loss expenses were a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of insurance underwritten. Included in our expected ultimate losses during the three months ended September 30, 2005 are specific loss estimates on contracts of reinsurance and insurance insuring claims arising from Hurricanes Katrina and Rita. We have received a limited number of claim notifications and our preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. Our estimate of our specialty insurance segment's exposure to ultimate claim costs associated with these hurricanes based on currently available information is $11.4 million including reinstatement premiums, of which $8.8 million is included in net losses and loss expenses for the nine months ended September 30, 2005. The actual amount of losses from the hurricanes may vary significantly from the estimate. Also included in our expected ultimate losses during the nine months ended September 30, 2005 is $7.5 million related to damages from a ruptured oil pipeline in California which occurred during the first quarter of 2005 and that was covered by an insurance contract issued by our environmental liability product line. In addition to the hurricane losses, as of September 30, 2005, we have received a limited amount of significant reported losses, other than as described above. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our specialty insurance segment net loss ratio was 65.4% for the nine months ended September 30, 2005 compared to 54.8% for the nine months ended September 30, 2004. The increase in our specialty insurance loss ratio is due to the losses arising from Hurricanes Katrina and Rita and our environmental loss described above. We have received a limited number of other less significant loss notifications in our specialty insurance segment. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Acquisition expenses. Acquisition expenses were $23.2 million for the nine months ended September 30, 2005 an increase of $12.7 million compared to $10.5 million for the nine months ended September 30, 2004. The increase of $12.7 million in acquisition expenses was due to the increase in the number of insurance contracts we entered into and the associated net premiums earned. These acquisition expenses primarily represented brokerage fees, commission fees and premium tax expenses and were net of ceding commissions earned on purchased reinsurance treaties.

Our acquisition expense ratio was 16.5% for the nine months ended September 30, 2005 a decrease of 8.3% compared to 24.8% for the nine months ended September 30, 2004. The reduction in our acquisition expense ratio in the specialty insurance segment is primarily due to the fact that we are paying less fronting costs because we are licensed in more states and no longer need to utilize fronting companies to the same extent in order to write our insurance business, to the acquisition costs on our HBW program, being lower during the nine months ended September 30, 2005 as a result of the contracts containing sliding scale commission provisions that vary with changes in the selected loss ratio. The reduction in our acquisition expense ratio is also due to ceding commission income that we are earning on the reinsurance treaties that we have entered into for our specialty insurance product lines.

General and administrative expenses. Direct and allocated indirect general and administrative expenses totaled $45.5 million for the nine months ended September 30, 2005, an increase of $21.9 million compared to $23.6 million for the nine months ended September 30, 2004. The increase in our general and administrative expense ratio was due to the additional number of employees hired throughout 2004 and 2005 as we grew our specialty insurance lines of business and developed our infrastructure.

Our general and administrative expense ratio was 22.3% of net premiums written for the nine months ended September 30, 2005 an increase of 2.6% compared to 19.7% for the nine months ended September 30, 2004.

Specialty reinsurance

	Nine months ended September 30, 2005	Nine months ended September 30, 2004	Change
	($ in thousands)
Gross premiums written	$213,757	$195,039	$18,718
Premiums ceded	(31,666)	(2,475)	(29,191)
Net premiums written	$182,091	$192,564	$(10,473)
Net premiums earned	$156,014	$107,465	$48,549
Other income	2,413	—	2,413
Net losses and loss expenses	(149,034)	(103,078)	(45,956)
Acquisition expenses	(39,505)	(25,434)	(14,071)
General and administrative expenses	(17,527)	(15,364)	(2,163)
Net underwriting income	$(47,639)	$(36,411)	$(11,228)
Ratios:
Loss and loss expense ratio	95.5%	95.9%	0.4%
Acquisition expense ratio	25.3%	23.7%	(1.6)%
General and administrative expense ratio	9.6%	8.0%	(1.6)%
Combined ratio	130.4%	127.6%	(2.8%)

Premiums. Gross and net premiums written were $213.8 million and $182.1 million for the nine months ended September 30, 2005 compared to $195.0 million of gross and $192.6 of net premiums for the nine months ended September 30, 2004. The increase in our specialty reinsurance segment's gross written premium reflects continued growth in our casualty and marine reinsurance product line offset by an decrease in our property reinsurance business line. The decrease in our net written premium reflects approximately $31.7 million in purchased retrocessional protection, including reinstatement premiums, that is intended to limit our net loss exposures to natural catastrophe events. These reinsurance treaties provide us with reinsurance protection on an excess of loss, quota share treaty and facultative basis for policies written in our reinsurance product lines of business.

After the end of the third quarter of 2005, we discontinued the writing of new and most renewal business in our property reinsurance line of business. In addition, as part of our plan to retain our A.M. Best rating, we have retroceded substantially all the in-force business, as of October 1, 2005, in our technical risk property insurance (other than the program business which is included in the technical risk property product line) and property reinsurance lines by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer. We are also in the process of purchasing additional retrocessional coverage for our marine, technical risk and aviation reinsurance product line to help limit our future probable maximum losses.

The table below shows gross and net written premiums by product line whether written on a traditional reinsurance, programs or structured basis:

	Nine months ended September 30, 2005		Nine months ended September 30, 2004
	($ in thousands)
	Gross written premium	Net written premium	Gross written premium	Net written premium
Casualty	$90,289	$90,289	$62,909	$62,909
Property	78,773	63,372	97,438	97,438
Marine, technical risk and aviation	44,695	28,430	34,236	31,761
Structured reinsurance	—	—	456	456
Total	$213,757	$182,091	$195,039	$192,564

Our property reinsurance gross premiums written during the nine months ended September 30, 2005 are summarized in the table below by risk class.

Homeowners and commercial property	86.7%
Crop hail	13.3%
Total	100.0%

Our homeowners and commercial property risk class, which includes a single treaty covering property risks of small regional accounts throughout the U.S., accounted for approximately 86.7% of our total property reinsurance gross premiums written during the nine months ended September 30, 2005. Our crop hail category covers crops throughout the U.S.

Our property premiums written include contracts written on excess of loss and quota share bases. Of our total property reinsurance gross premiums written for the nine months ended September 30, 2005, 28.1% represents excess of loss contracts that we believe are exposed to losses from natural catastrophe events worldwide. The majority of our property quota share contracts are exposed to natural perils, including natural catastrophes.

Our casualty reinsurance gross premiums written during the nine months ended September 30, 2005 are summarized in the table below by risk class.

Directors and officers' liability	26.4%
Other	73.6%
Total	100.0%

Our casualty reinsurance gross premiums written included in our "other" casualty category, was spread across 22 different risk classes, none of which accounted for more than 10% of our casualty reinsurance premiums written for the nine months ended September 30, 2005.

Our marine, technical risk and aviation reinsurance gross premiums written during the nine months ended September 30, 2005 are summarized in the table below by risk class.

Ocean marine	86.3%
Aviation	13.7%
Total	100.0%

Approximately 38.6%, 22.4% and 11.6% of our reinsurance segment gross written premiums were generated through Guy Carpenter & Company, Inc., a subsidiary of Marsh McLennan, and through Benfield Group and Rattner MacKenzie.

Gross reinsurance premiums written are being earned over the periods of reinsured or underlying insured risks which are typically one year. Ceded premiums were $31.7 million during the nine months ended September 30, 2005 under the reinsurance treaties we purchased for our property and marine, technical risk and aviation product lines. Gross premiums written and ceded premiums are earned over the period of each insured risk.

Net premiums earned of $156.0 million reflect the earning of premiums on contracts written during the year ended December 31, 2004 and during the nine months ended September 30, 2005.

Other income. Other income was $2.4 million for the nine months ended September 30, 2005 and related to income, including fees, recognized on non-traditional reinsurance contracts. A more detailed description of these non-traditional contracts is provided under "— Non-Traditional Contracts" below.

Net losses and loss expenses. Net losses and loss expenses were $149.0 million for the nine months ended September 30, 2005 an increase of $45.9 million, or 44.6%, compared to $103.1 million for the nine months ended September 30, 2004. The increase of $45.9 million in net losses and loss expenses incurred was due to the increase in the number of reinsurance contracts we entered into and the associated net premiums earned. Net losses and loss expenses were a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of reinsurance underwritten. Included in our expected ultimate losses during the nine months ended September 30, 2005 are specific loss estimates on contracts of reinsurance insuring claims arising from Hurricanes Katrina and Rita. We have received a limited number of claim notifications and our preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. Our estimate of our specialty reinsurance segment's exposure to ultimate claim costs associated with these hurricanes based on currently available information is $57.1 million including reinstatement premiums, of which $54.7 million is included in net losses and loss expenses for the nine months ended September 30, 2005. The actual amount of losses from the hurricanes may vary significantly from the estimate. In addition to the hurricane losses, as of September 30, 2005, we have received a limited amount of significant reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our specialty reinsurance segment net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 95.5% for the nine months ended September 30, 2005 a decrease of 0.4% compared to a net loss ratio of 95.9% for the nine months ended September 30, 2004. The decrease in the specialty reinsurance segment net loss ratio is in part due to the reinsurance protection that we have purchased during 2005 to limit our net loss exposures to natural catastrophes and also due to the growth in our net earned premiums compared to the nine months ended September 30, 2005. We have received a limited number of other less significant loss notifications in our specialty insurance segment. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred, which is partially offset by reinsurance recoveries. Changes in our net loss ratios are not unexpected because we are still in the early development stages of our underwriting portfolios and as such we expect that our net loss ratios may continue to be volatile.

Acquisition expenses. Acquisition expenses were $39.5 million for the nine months ended September 30, 2005 an increase of $14.1 million, or 55.3%, compared to $25.4 million for the nine months ended September 30, 2004. The increase in acquisition expenses was due to the increase in the number of reinsurance contracts we entered into and the associated net premiums earned. These acquisition expenses primarily represented brokerage and ceding commissions.

Our acquisition expense ratio was 25.3% for the nine months ended September 30, 2005, an increase of 1.6% compared to 23.7% for the nine months ended September 30, 2004. The increase reflects certain contracts with higher commission rates that were written during the second and third quarters of 2005 in our property and casualty reinsurance product lines and the impact of ceded reinstatements reducing our specialty reinsurance segment's net earned premium.

General and administrative expenses. Direct and allocated indirect general and administrative expenses totaled $17.5 million for the nine months ended September 30, 2005 an increase of $2.1 million compared to $15.4 million for the nine months ended September 30, 2004. Our general and administrative expense ratio was 9.6% of net premiums written for the nine months ended September 30, 2005 an increase of 1.6% compared to 8.0% for the nine months ended September 30, 2004 and was due to the decrease in our net premiums written.

Technical services

Nine months ended September 30, 2005 and 2004

	Nine months ended September 30, 2005	Nine months ended September 30, 2004	Change
		($ in thousands)
Technical services revenues	$34,107	$24,123	$9,984
Other income	1,788	351	1,437
Direct technical services costs	(23,993)	(15,442)	(8,551)
General and administrative expenses	(7,836)	(7,272)	(564)
Net technical services income	$4,066	$1,760	$2,306

Technical services revenues. Technical services revenues were $34.1 million for the nine months ended September 30, 2005, an increase of $10.0 million, or 41.4%, compared to $24.1 million for the nine months ended September 30, 2004. The increase of $10.0 million in technical services revenues is primarily attributable to increased remediation revenues associated with liability transfer projects in Buffalo, New York and Axis, Alabama and an overall increase in labor revenue from existing and new projects.

Other income. Other income was $1.8 million for the nine months ended September 30, 2005 as compared to $0.4 million for the nine months ended September 30, 2004. Other income was generated from our liability assumption programs, including a new project in Buffalo, New York and implementation of construction in Axis, Alabama, under which we assume specified environmental liabilities. This income represents fees, reimbursements and other remediation amounts relating to the services performed.

Direct technical services costs. Direct technical services costs were $24.0 million for the nine months ended September 30, 2005, an increase of $8.6 million, or 55.4%, compared to $15.4 million for the nine months ended September 30, 2004. The increase in direct technical services costs was primarily attributable to increased direct subcontractor expenses which resulted from the Buffalo, New York and Axis, Alabama remediation projects undertaken during the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. Direct technical services costs, as a percentage of revenue was 70.3% for the nine months ended September 30, 2005 compared to 64.0% for the nine months ended September 30, 2004, reflecting a significant increase in remediation revenues associated with environmental projects in 2005 as compared to 2004.

General and administrative expenses. Direct and indirect allocated general and administrative expenses were $7.8 million for the nine months ended September 30, 2005, an increase of $0.5 million, or 7.8% compared to $7.3 million for the nine months ended September 30, 2004. The increase is attributable to increased staffing levels, higher overhead allocation arising from the development of our infrastructure and Sarbanes-Oxley Section 404 compliance efforts, and professional fees associated with the environmental liability assumption program in Buffalo, New York.

Year ended December 31, 2004

The following table summarizes our net underwriting results and profitability measures for our segments for the year ended December 31, 2004.

	Specialty insurance	Specialty reinsurance	Total underwriting
		($ in thousands)
Direct insurance	$136,600	$—	$136,600
Reinsurance assumed	105,980	251,832	357,812
Total gross premiums written	242,580	251,832	494,412
Premiums ceded	(72,259)	(2,612)	(74,871)
Net premiums written	$170,321	$249,220	$419,541
Net premiums earned	$75,167	$161,973	$237,140
Other income	—	1,571	1,571
Net losses and loss expenses	(49,805)	(149,111)	(198,916)
Acquisition expenses	(14,287)	(39,708)	(53,995)
General and administrative expenses	(34,339)	(21,336)	(55,675)
Net underwriting loss	$(23,264)	$(46,611)	$(69,875)
Ratios:
Loss and loss expense ratio	66.3%	92.1%	83.9%
Acquisition expense ratio	19.0%	24.5%	22.8%
General and administrative expense ratio	20.2%	8.6%	13.3%
Combined ratio	105.5%	125.2%	120.0%

Specialty insurance

Premiums. Gross written premiums were $242.6 million for the year ended December 31, 2004 reflecting our increasing participation in the insurance marketplace and growth in our specialty insurance lines of business as we received various additional state regulatory approvals and developed our key distribution channels through brokerage relationships. The table below shows gross written premiums for the year ended December 31, 2004 by business line whether written on a traditional insurance, programs or structured basis:

($ in thousands)
Technical risk property	$142,838
Professional liability	47,286
Environmental liability	35,914
Fidelity and crime	9,040
Surety	5,627
Trade credit	1,875
Total	$242,580

During the year ended December 31, 2004 we wrote, in our technical risk property product line, a residential builders' and contractors' program that provides warranty, general liability, builders' risk and excess liability coverage's for new home contractors throughout the U.S. This program, which we refer to as the HBW program, accounted for approximately $138.1 million, or 96.7%, of the technical risk property line of business and $138.1 million, or 56.9%, of total specialty insurance segment gross written premiums in the year ended December 31, 2004. The policies in the program are underwritten through a third party agent that we believe is an established specialist in this technical field.

During the year ended December 31, 2004, approximately 44.3% of specialty insurance segment gross premiums were written as reinsurance of policies issued by another insurer on our behalf.

Approximately 56.9% of our specialty insurance segment gross written premiums of $242.6 million were generated through our HBW program. Approximately 11.4% of our specialty insurance segment gross written premiums were generated through Marsh Inc. during the year ended December 31, 2004. The remaining 31.7% of our specialty insurance segment gross written premiums were generated through a number of other brokers, none of which accounted for more than 10% of our total specialty insurance segment gross written premiums.

Ceded premiums were $72.3 million during the year ended December 31, 2004 under the reinsurance treaties we purchased for each of our insurance lines of business. Gross premiums written and ceded premiums are earned over the period of each insured risk. The terms of our insurance contracts range from between one and ten years. Net premiums earned were $75.2 million representing the earning and amortization of premiums written and ceded during the year ended December 31, 2004 and the earning of premiums written in 2003.

We commenced underwriting specialty insurance lines at Syndicate 4000 in December 2004. Gross written premiums and premiums ceded were $3.2 million and $0.6 million for the year ended December 31, 2004 and represented professional liability insurance business. Net premiums earned in the year ended December 31, 2004 were $0.1 million reflecting the short duration of the period between the inception dates of the contracts and December 31, 2004.

Net losses and loss expenses. Net losses and loss expenses were $49.8 million reflecting a loss and loss expense ratio of 66.3% for the year ended December 31, 2004. The net loss and loss expense ratio was higher than expected due to one full limit loss of $2.5 million on a technical risk property contract and estimated losses, based on currently available information, relating to Hurricane Ivan of $0.6 million. Other than these specific loss events, as of December 31, 2004, we received a limited amount of other reported losses in our specialty insurance segment. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Acquisition expenses. Acquisition expenses were $14.3 million, or 19.0%, of net premiums earned for the year ended December 31, 2004. These acquisition expenses primarily represented brokerage fees, commission fees and premium tax expenses. Our acquisition expense ratio in the specialty insurance segment was higher than expected because we wrote several technical risk property contracts, including the residential builders' and contractors' risk program described above as reinsurance of policies issued by another insurer on our behalf that resulted in our incurring expenses in excess of 20% of written premiums.

General and administrative expenses.    Direct and allocated indirect general and administrative expenses totaled $34.3 million, or 20.2%, of net premiums written for the year ended December 31, 2004.

Specialty reinsurance

Premiums. Gross and net premiums written by our reinsurance segment were $251.8 million and $249.2 million for the year ended December 31, 2004 reflecting new accounts underwritten during this period driven primarily from our increasing participation in the reinsurance marketplace and additional premiums written on accounts bound in the fourth quarter of 2003. The table below shows gross written premiums by business line whether written on a traditional reinsurance, programs or structured basis:

($ in thousands)
Casualty	$105,405
Property	103,311
Marine and aviation	42,660
Trade credit	456
Total	$251,832

Our casualty reinsurance gross premiums written during the year ended December 31, 2004 are summarized in the table below by risk class.

Directors and officers' liability	36.9%
Employers' stop loss	15.2%
Multiline commercial umbrella program	9.8%
Other	38.1%
Total	100.0%

Our casualty reinsurance gross premiums written included in our other casualty category, was spread across 21 different risk classes, none of which accounted for more than 10% of our casualty reinsurance premiums written for the year ended December 31, 2004.

Our property reinsurance gross premiums written during the year ended December 31, 2004 are summarized in the table below by risk class.

Homeowners and commercial property	69.4%
Crop hail	30.6%
Total	100.0%

Our homeowners and commercial property risk class includes a single program covering property risks of small regional accounts throughout the U.S., which represents approximately 14.9% of our total property reinsurance gross premiums written during the year ended December 31, 2004. Our crop hail risk class covers crops throughout the U.S.

Our property premiums written include contracts written on excess of loss and quota share bases. Of our total property reinsurance gross premiums written of $103.3 million for the year ended December 31, 2004, 15.5% represents specific excess of loss contracts that we believe are exposed to losses from natural catastrophe events worldwide. The majority of our property quota share contracts are exposed to natural perils, including natural catastrophes.

Approximately 31.4%, 21.4%, 15.9% and 10.5% of our specialty reinsurance segment gross written premiums of $251.8 million were generated through Guy Carpenter & Company, Inc., Rattner MacKenzie Limited, Benfield Group and Willis Group.

Gross reinsurance premiums written are being earned over the periods of reinsured or underlying insured risks which are typically one year. Ceded premiums were $2.6 million during the year ended December 31, 2004 under the reinsurance treaties we purchased for our marine and aviation line of business. Gross premiums written and ceded premiums are earned over the period of each insured risk.

Net premiums earned of $162.0 million reflect the earning of premiums on contracts written during the year ended December 31, 2004 and during the fourth quarter of 2003.

Other income. Other income was $1.6 million for the year ended December 31, 2004 and includes explicitly defined fees related to non-risk bearing reinsurance contracts of $1.2 million.

Net losses and loss expenses. Net losses and loss expenses were $149.1 million for the year ended December 31, 2004, and were a function of our net premiums earned and our expected ultimate losses and loss expenses for reported and unreported claims on contracts of reinsurance underwritten. Included in our expected ultimate losses are specific loss estimates on contracts of reinsurance insuring claims arising from Hurricanes Charley, Frances, Ivan and Jeanne. Our estimate of our exposure to ultimate claim costs in our specialty reinsurance segment associated with these hurricanes based on currently available information, claim notifications received to date, industry loss estimates, output from industry models, a detailed review of affected contracts and discussion with cedants and brokers is $60.7 million, and is included in net losses and loss expenses for the year ended December 31, 2004. We received approximately $8.9 million of additional reported losses related to these four hurricanes for the nine months ended September 30, 2005. Other than claims related to these four hurricanes during the third quarter of 2004, as of December 31, 2004, we have received a limited amount of other reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred. Our total net loss ratio (calculated by dividing net losses and loss expenses by net premiums earned) was 92.1% for the year ended December 31, 2004 which was higher than expected reflecting the impact of the third quarter 2004 hurricanes.

Acquisition expenses. Acquisition expenses were $39.7 million, or 24.5%, of net premiums earned for the year ended December 31, 2004. These acquisition expenses primarily represented brokerage and ceding commissions.

General and administrative expenses.    Direct and indirect allocated general and administrative expenses were $21.3 million, or 8.6%, of net premiums written for the year ended December 31, 2004.

Financial Condition and Liquidity

Quanta Holdings is organized as a Bermuda holding company, and as such, has no direct operations of its own. Our assets consist of investments in our subsidiaries through which we conduct substantially all of our insurance, reinsurance and technical services operations. As of September 30, 2005, we had operations in Bermuda, the U.S., Ireland and the U.K., including Syndicate 4000 at Lloyd's.

As a holding company, we will have continuing funding needs for general corporate expenses, the payment of principal and interest on current and future borrowings, taxes, and the payment of other obligations. Funds to meet these obligations will come primarily from dividends, interest and other statutorily permissible payments from our operating subsidiaries. The ability of our operating subsidiaries to make these payments is limited by the applicable laws and regulations of the domiciles in which the subsidiaries operate. These laws and regulations subject our subsidiaries to significant restrictions and require, among other things, that some of our subsidiaries maintain minimum solvency requirements and limit the amount of dividends that these subsidiaries can pay to us. As of September 30, 2005, Quanta Bermuda could distribute approximately $76 million to Quanta Holdings without regulatory approval. The capital requirements of A.M. Best also may act as a constraint on the amount of dividends we may be able to pay.

Financial condition

Our board of directors established our investment policies and created guidelines for hiring external investment managers. Management implements our investment strategy with the assistance of the external managers. Our investment guidelines specify minimum criteria on the overall credit quality, liquidity and risk-return characteristics of our investment portfolio and include limitations on the size of particular holdings, as well as restrictions on investments in different asset classes. The board of directors monitors our overall investment returns and reviews compliance with our investment guidelines.

Our investment strategy seeks to preserve principal and maintain liquidity while trying to maximize total return through a high quality, diversified portfolio. Investment decision making is guided mainly by the nature and timing of our expected liability payouts, management's forecast of our cash flows and the possibility that we will have unexpected cash demands, for example, to satisfy claims due to catastrophic losses. Our investment portfolio currently consists mainly of highly rated and liquid fixed income securities. However, to the extent our insurance liabilities are correlated with an asset class outside our minimum criteria, our investment guidelines will allow a deviation from those minimum criteria provided such deviations reduce overall risk.

Our investment guidelines provide for compliance with applicable local regulations and laws. Without board approval, we will not purchase financial futures, forwards, options, swaps and other derivatives, except for instruments that are purchased as part of our business, for purposes of hedging capital market risks (including those within our structured product transactions), or as replication transactions, which are defined as a set of derivative, insurance and/or securities transactions that when combined produce the equivalent economic results of an investment meeting our investment guidelines. While we expect that the majority of our investment holdings will be denominated in U.S.

dollars, we may make investments in other currency denominations depending upon the currencies in which loss reserves are maintained, or as may be required by regulation or law.

Our available-for-sale investments, excluding trading investments related to deposit liabilities, totaled $720.4 million as of September 30, 2005 compared to $559.4 million at December 31, 2004. The market value of our investment portfolio was $759.2 million, of which $701.8 million related to available-for-sale fixed maturity investments, $18.6 million related to short-term investments and $38.8 million to trading investments related to deposit liabilities. The majority of our investment portfolio consists of fixed maturity investments which are managed by the following external investment advisors: Pacific Investment Management Company LLC, JP Morgan Investment Management Inc. and Deutsche Asset Management. Custodians of our externally managed investment portfolios are JP Morgan Chase Bank N.A., Citibank N.A. and Comerica Incorporated.

Our investment guidelines require that the average credit quality of the investment portfolio is typically Aa3/AA− and that no more than 5% of the investment portfolio's market value shall be invested in securities rated below Baa3/BBB−. As of September 30, 2005, all of the fixed maturity investments were investment grade, with a weighted average credit rating of "AA+" based on ratings assigned by Standard & Poor's Corporation, or S&P. Our cash and cash equivalents totaled $144.8 million as of September 30, 2005 compared to $75.3 million at December 31, 2004. The increase in our available-for-sale investments and cash and cash equivalents is primarily due to the growth in our premiums written during the nine months ended September 30, 2005, the issuance of $21.6 million of Junior Subordinated Debentures, and $20.0 million proceeds from the sale of a mortality-risk-linked security, partially offset by claims notifications and associated loss payments we have made up to and including September 30, 2005. We expect that our fixed maturity investments and cash and cash equivalent balances will continue to increase during the fourth quarter of 2005 subject to continuing to pay loss and loss expenses related to reported claims, particularly those arising from the hurricane events during the third quarter of 2005.

We also limit our exposure to any single issuer to 5% or less of the total portfolio's market value at the time of purchase, with the exception of U.S. government and agency securities. As of September 30, 2005, the largest single non-U.S. government and government agencies issuer accounted for less than 1% of the aggregate market value of the externally managed portfolios.

Included in our cash and cash equivalents and investments at September 30, 2005 is $108.2 million that is held by Lloyd's to support our underwriting activities, $128.9 million held in trust funds for the benefit of ceding companies and to fund our obligations associated with the assumption of an environmental remediation liability, $170.2 million that is pledged as collateral for letters of credit, $29.6 million that is on deposit with, or has been pledged to, U.S. state insurance departments and $52.9 million held in trust funds that are related to our deposit liabilities.

At September 30, 2005, all fixed maturity investments were investment grade with 81.8% of the market value rated "AA−" or better by an internationally recognized rating agency, with an overall weighted average rating of "AA+" based on ratings assigned by S&P. Our risk management strategy and investment policy is to invest primarily in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer.

As of September 30, 2005, mortgage-backed securities constituted 34.5% of the market value of our investment portfolio. The fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment or extension risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage backed securities are prepaid more quickly, requiring us to invest the proceeds at the then current market rates. In periods of increasing interest rates, these investments are exposed to extension risk, which occurs when holders of underlying mortgages reduce the frequency on which they prepay the outstanding principal before the maturity date and delay any re-financing of the outstanding capital.

Corporate debt securities constitute 24.1% of our invested assets as of September 30, 2005. The principal risk associated with corporate debt securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies and deteriorating credit.

At September 30, 2005, the average duration of our investment portfolio was approximately 2.8 years. The duration of an investment is based on the maturity of the security and also reflects the payment of interest and the possibility of early principal payment of such security. We seek to utilize investment benchmarks that reflect this duration target. Management periodically revises our investment benchmarks based on business and economic factors, including the average duration of our potential liabilities.

The amortized cost or cost, fair value and related gross unrealized gains and losses of fixed maturity and short-term investments as of September 30, 2005 and December 31, 2004 are as follows:

September 30, 2005	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Fair value
	($ in thousands)
Available-for-sale
Fixed maturities:
U.S. government and government agencies	$274,379	$105	$(2,807)	$271,677
Foreign governments	9,557	198	(241)	9,514
Tax-exempt municipal	4,708	—	(23)	4,685
Corporate	161,543	70	(2,018)	159,595
Asset-backed securities	28,084	15	(360)	27,739
Mortgage-backed securities	231,373	35	(2,783)	228,625
Total fixed maturities	$709,644	$423	$(8,232)	$701,835
Short-term investments	18,476	125	(10)	18,591
Total available-for-sale investments	$728,120	$548	$(8,242)	$720,426
Trading
Fixed maturities:
Tax exempt municipal	$5,269	$—	$—	$5,269
Corporate	23,079	—	—	23,079
Asset-backed securities	4,833	—	—	4,833
Mortgage-backed securities	5,355	—	—	5,355
Total fixed maturities	$38,536	$—	$—	$38,536
Short-term investments	246	—	—	246
Total trading investments	$38,782	$—	$—	$38,782
Total investments	$766,902	$548	$(8,242)	$759,208

December 31, 2004	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Fair value
	($ in thousands)
Available-for-sale
Fixed maturities:
U.S. government and government agencies	$227,024	$641	$(860)	$226,805
Foreign governments	16,704	735	(10)	17,429
Tax-exempt municipal	4,116	121	(3)	4,234
Corporate	134,221	833	(1,152)	133,902
Asset-backed securities	20,315	6	(170)	20,151
Mortgage-backed securities	152,727	399	(618)	152,508
Total fixed maturities	$555,107	$2,735	$(2,813)	$555,029
Short-term investments	4,562	115	(276)	4,401
Total available-for-sale investments	$559,669	$2,850	$(3,089)	$559,430
Trading
Fixed maturities:
Tax-exempt municipal	$538	$—	$—	$538
Corporate	31,309	—	—	31,309
Asset-backed securities	1,382	—	—	1,382
Mortgage-backed securities	6,759	—	—	6,759
Total fixed maturities	$39,988	$—	$—	$39,988
Short-term investments	504	—	—	504
Total trading investments	$40,492	$—	$—	$40,492
Total investments	$600,161	$2,850	$(3,089)	$599,922

Contractual maturities of our fixed maturities as of September 30, 2005 and December 31, 2004 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

September 30, 2005	Amortized cost or cost	Fair value
	($ in thousands)
Fixed maturities:
Due in one year or less	$64,559	$64,332
Due after one year through five years	305,086	301,473
Due after five years through 10 years	93,317	92,691
Due after 10 years	34,295	34,160
Total fixed maturities	$497,257	$492,656
Mortgage and asset-backed securities	269,645	266,552
Total	$766,902	$759,208

December 31, 2004	Amortized cost or cost	Fair value
	($ in thousands)
Fixed maturities:
Due in one year or less	$58,428	$73,050
Due after one year through five years	309,500	294,700
Due after five years through 10 years	41,793	42,041
Due after 10 years	9,257	9,331
Total fixed maturities	$418,978	$419,122
Mortgage and asset-backed securities	181,183	180,800
Total	$600,161	$599,922

Credit ratings of our fixed maturities as of September 30, 2005 and December 31, 2004 are shown below.

	September 30, 2005		December 31, 2004
Ratings *	Amortized cost or cost	Percentage	Amortized cost or cost	Percentage
	($ in thousands)
AAA	$580,960	75.8%	$425,209	70.8%
AA	45,997	6.0%	17,793	3.0%
A	104,623	13.6%	78,743	13.1%
BBB	35,322	4.6%	78,416	13.1%
Total	$766,902	100.0%	$600,161	100.0%

*	ratings as assigned by Standard & Poor's Corporation

The components of net investment income for the period to September 30, 2005 and the year ended December 31, 2004 were derived from the following sources:

	Nine months ended September 30, 2005	Year ended December 31, 2004
	($ in thousands)
Fixed maturities	$19,206	$16,862
Cash, cash equivalents and short-term investments	1,198	1,494
Gross investment income	20,404	18,356
Net amortization of discount / premium	(901)	(2,949)
Investment expenses	(1,100)	(1,100)
Net investment income	$18,403	$14,307

Our insurance and reinsurance premiums receivable balances totaled $172.1 million as of September 30, 2005 compared to $146.8 million at December 31, 2004. The increase in premiums receivable reflects our growth across the specialty insurance segment during the nine months ended September 30, 2005 and the associated increase in the level of premiums written. Included in our premiums receivable are approximately $135.7 million of written premium installments that are not yet currently due under the terms of the related insurance and reinsurance contracts. As of September 30, 2005, based on our review of the remaining balance of $36.4 million, which represents premiums installments that are currently due, there are no individually significant balances that are delinquent or uncollectible.

Our deferred acquisition costs and unearned premiums, net of deferred reinsurance premiums, totaled $50.7 million and $288.7 million, as of September 30, 2005 compared to $41.5 million and $200.5 million as of December 31, 2004. These increases are due to the growth in our premiums written during the nine months ended September 30, 2005. These amounts represent premiums and acquisition expenses on written contracts of insurance and reinsurance that will be recognized in earnings in future periods. Substantially all of these amounts will be recognized over the next 12 months.

Our reserves for losses and loss adjustment expenses, net of reinsurance recoverable, totaled $317.2 million as of September 30, 2005 compared to $146.3 million as of December 31, 2004. The increase in our net loss and loss expense reserves reflects the growth in our business, the associated insured risks we assumed during the nine months ended September 30, 2005 and include our initial estimate of unpaid loss expenses totaling $63.6 million relating to Hurricanes Katrina and Rita, our remaining unpaid loss expenses totaling $7.6 million relating to Hurricanes Charley, Frances, Ivan and Jeanne and $1.8 million relating to the environmental claim that we incurred during the nine months ended September 30, 2005. Our estimate of our unpaid exposure to ultimate claim costs associated with these losses is based on currently available information, claim notifications received to date, industry loss estimates, output from industry models, a detailed review of affected contracts and discussion with clients, cedants and brokers. The actual amount of future loss payments relating to these loss events may vary significantly from this estimate. As of September 30, 2005 we have received a limited amount of other reported losses. However, we participate in lines of business where claims may not be reported for some period of time after those claims are incurred.

Our estimate of our reserves for losses and loss adjustment expenses of $317.2 million is net of reinsurance recoverable of $152.8 million. The increase in our reinsurance recoverable balance reflects the growth in our business, and include our initial estimate of unpaid loss expenses recoverable totaling $90.9 million relating to Hurricanes Katrina and Rita and $2.0 million recoverable from reinsurers relating to the environmental claim that we incurred during the nine months ended September 30, 2005. Our estimate of our reinsurance recoverable balance associated with these losses is based on currently available information, claim notifications received to date, industry loss estimates, output from industry models, a detailed review of affected ceded reinsurance contracts and an assessment of the credit risk we are subject to. The actual amount of future loss payments relating to these loss events may vary significantly from this estimate. The average credit rating of our reinsurers as of September 30, 2005 is "A" (excellent) by A.M. Best. Less than 7% of our loss and loss adjustment expenses recoverable from reinsurers are due from reinsurers that are rated below "A−" (excellent). Less than 4% of our loss and loss adjustment expenses recoverable from reinsurers are due from reinsurers that are rated below "A−" (excellent) and are not collateralized. The following table lists our ten largest reinsurers measured by the amount of losses and loss adjustment expenses recoverable and the reinsurers' financial strength rating from A.M. Best at September 30, 2005:

Reinsurer	Losses and Loss Adjustment Expenses Recoverable	A.M. Best Rating
	($ in thousands)
Everest Reinsurance Company	$28,617	A+
Lloyd's	27,773	A
XL Capital Ltd.	12,201	A+
Glacier Reinsurance AG	11,634	A−
New Reinsurance Company	10,000	A+
Allianz Marine & Aviation	9,425	A+
PXRE Group Ltd.	7,500	A−
Odyssey Re Holdings Corp.	5,397	A
Ritchie Risk – Linked Strategies Ltd.	5,000	Not Rated(1)
The Toa Reinsurance Company, Ltd. (Tokyo)	4,985	A
All Other Reinsurers	30,342	Various
Total	$152,874

(1)	Amount is fully collateralized by a line of credit.

Our shareholders' equity was $372.2 million as of September 30, 2005 compared to $430.9 million as of December 31, 2004, reflecting an decrease of $58.7 million that was primarily related to our net loss of $51.2 million for the nine months ended September 30, 2005 and a net change in unrealized losses on our investment portfolios of $7.8 million during the nine months ended September 30, 2005. As of September 30, 2005, we have provided a 100% cumulative valuation allowance against our deferred tax assets in the amount of $18.1 million. These deferred tax assets were generated primarily from net operating losses. As a company with limited operating history, the realization of these deferred tax assets is neither assured nor accurately determinable.

Liquidity

Operating Cashflow

We generated net operating cash flow of approximately $206.1 million during the nine months ended September 30, 2005, primarily related to premiums and investment income received and offset by loss and loss expenses as well as general and administrative expenses paid. In addition, we also generated net proceeds from the issuance of Junior Subordinated Debentures of $19.6 million. During the same period, we invested net cash of $159.2 million in our investment assets and, as of September 30, 2005, had net cash and cash equivalent balances of $99.2 million. Included in our cash and cash equivalents and investments is $108.2 million that is held by Lloyd's to support our underwriting activities, $128.9 million held in trust funds for the benefit of ceding companies and to fund our obligations associated with the assumption of an environmental remediation liability, $170.2 million that is pledged as collateral for letters of credit, $29.6 million that is on deposit with, or has been pledged to, U.S. state insurance departments and $52.9 million held in trust funds that are related to our deposit liabilities. Our cash flows from operations for the nine months ended September 30, 2005 provided us with sufficient liquidity to meet operating cash requirements during that period.

Sources of cash

Our sources of cash consist primarily of existing cash and cash equivalents, premiums written, proceeds from sales and redemptions of investment assets, capital or debt issuances, investment income, reinsurance recoveries, and, to a lesser extent, our secured bank credit facility and collections of receivables for technical services rendered to third parties.

On July 11, 2005, Quanta Holdings and certain designated insurance subsidiaries entered into an amended and restated credit agreement, dated July 11, 2005, providing for a secured bank letter of credit facility and a revolving credit facility with a syndicate of lenders in the amount of $250 million. Up to $25 million may be borrowed under the facility on a revolving basis for general corporate purposes and working capital requirements. The facility is secured by specified investments of the borrowers. As of September 30, 2005, we had $170.2 million of secured letters of credit issued and outstanding under the facility. As of September 30, 2005, we have not made any borrowings under the revolving credit facility. The availability to a borrower is based on the amount of eligible investments pledged by that borrower and the absence of material adverse change provisions. Regulatory restrictions will also limit the amount of investments that may be pledged by our U.S. insurance borrowers and, consequently, the amount available for letters of credit and borrowings under the facility to those borrowers.

The credit agreement has certain financial covenants, including a leverage ratio (consolidated indebtedness to consolidated total capital) of not greater than 0.35 to 1, a minimum consolidated net worth of at least $301 million which shall be increased immediately following the last day of each fiscal quarter by an amount equal to 50% of net income of Quanta Holdings and its subsidiaries and maintenance of our insurance ratings. In addition, the credit agreement contains certain covenants restricting the activities of Quanta Holdings and its subsidiaries, such as the incurrence of additional indebtedness, liens and dividends and other payments to Quanta Holdings. A ratings downgrade below B++ would also create an event of default under the credit agreement which would require collateralization of a portion or all of the secured letter of credit we issued. Quanta Holdings has also unconditionally and irrevocably guaranteed all of the obligations of its subsidiaries to the lenders. The facility terminates on July 11, 2008. We may also enter into other credit facilities to support portions of our business.

On February 24, 2005, we participated in a private placement of $20.0 million of floating rate capital securities (the "Trust Preferred Securities") issued by Quanta Capital Statutory Trust II ("Quanta Trust II"), a subsidiary Delaware trust formed on February 24, 2004. The Trust Preferred Securities mature on September 15, 2035, are redeemable at our option at par beginning September 15, 2010, and require quarterly distributions of interest by Quanta Trust II to the holder of the Trust Preferred Securities. Distributions will be payable at a variable per annum rate of interest, reset quarterly, equal to the London Interbank Offered Rate ("LIBOR") plus 350 basis points. Quanta Trust II used the proceeds from the sale of the Trust Preferred Securities and the issuance of its common securities to purchase $20.6 million of junior subordinated debt securities, due March 15, 2035, in the principal amount of $20.6 million issued by us (the "Trust II Debentures"). We are using the net proceeds of $19.6 million, after the deduction of approximately $0.4 million of commissions paid to the placement agents in the transaction, from the sale of the Trust II Debentures to Quanta Trust II for working capital purposes and to support the growth of our business.

Uses of cash

In the near term, our principal cash requirements are expected to be investments in operating subsidiaries, losses and loss adjustment expenses and other policy holder benefits, brokerage and commissions, expenses to develop and implement our business strategy, other operating expenses, premiums ceded, capital expenditures, the servicing of borrowing arrangements (including the Junior Subordinated Debentures), and taxes. The potential for a large claim under one of our insurance or reinsurance contracts means that we may need to make substantial and unpredictable payments within relatively short periods of time. While our board of directors currently does not intend to declare dividends or make any other distributions to the shareholders of Quanta Holdings, our board plans to periodically reevaluate our dividend policy. Our cash requirements will also include the payment of any future dividends to our shareholders if and when our board of directors determines to change our dividend policy.

We paid additional gross claims of $11.6 million during the first nine months of 2005 relating to the environmental claim and the hurricane events of 2004. We expect that our cash requirements for the payment of these and other claims will be significant in future periods as we receive and settle claims, including those relating to these specific claims and in particular, claims related to the hurricanes that occurred in 2005.

We incurred capital expenditures of $3.1 million during the nine months ended September 30, 2005 related primarily to the purchase and development of information technology assets. During the remainder of 2005, we expect capital expenditures principally relating to information systems, furniture and fixtures and leasehold improvements to be less than $10 million. We expect to fund these capital expenditures through cash provided by our operating activities.

In addition to these cash requirements, under the purchase agreement with ESC, we will be required to pay ESC's former shareholders an earn-out payment if ESC achieves specified EBITDA targets. EBITDA generally is defined to mean earnings before interest, taxes, depreciation and amortization. Under the earn-out arrangements, if EBITDA for the two-year period ending December 31, 2005 is $7.5 million or greater, we will be required to pay an earn-out payment of $5.0 million. If EBITDA is greater than $7.0 million and less than $7.5 million, then we will be required to pay a pro rata portion of the $5.0 million. Although we will not be able to determine whether ESC will achieve these EBITDA targets until after December 31, 2005, we currently anticipate that the earn-out payment will be $5.0 million.

We also estimate the impact of the transactions associated with our exit from our property reinsurance and technical risk property businesses to be approximately $2.5 million. In addition, during the fourth quarter of 2005, we plan to adopt certain cost reduction strategies. In connection with the execution of these cost reduction strategies, we anticipate that we will incur approximately $1.0 million in costs related to the exit of the property reinsurance and technical risk property businesses and approximately $3.0 million in costs related to employee reduction and attrition during the fourth quarter of 2005. We may incur certain other costs associated with our exit from the property reinsurance and technical risk property businesses, which we currently do not believe will be material in amount. For further discussion of these transactions, see "Business — Recent Developments." We also intend to adopt a retention plan for our employees. The retention plan is in the early stages of development. Therefore, at this time, we are not able to quantify the costs attributable to the plan, describe the material terms of the plan or assure you that we will be successful in retaining employees.

We may also have substantial liabilities to clients, third parties and government authorities for property damage, personal injuries, breach of contract or breach of warranty claims, fines and penalties and regulatory action that could adversely affect our business arising from the assessment, analysis and assumption of environmental liabilities, and the management, remediation, and engineering of environmental conditions constitute a significant portion of our technical services business. From time to time, we may offer a liability assumption program under which a special-purpose entity assumes specified liabilities (at times including taking title to property) associated with environmental conditions for which we provide technical services, which may be insured or guaranteed by us. These businesses involve significant risks, including the possibility that we may have substantial liabilities to clients, third parties and governmental authorities for property damage, personal injuries, breach of contract or breach of warranty claims, fines and penalties and regulatory action that could adversely affect our business.

From time to time, we receive inquiries from third parties for investments in, or other strategic transactions involving the company or its assets, which could result in a change of control. We may raise additional funds to further expand our business strategy, enter new lines of business and to a lesser extent to manage our expected growth. We may seek to raise capital from time to time through various methods, including the issuance of debt, equity and/or other securities, in a private or public offering.

If we cannot maintain or obtain adequate capital to manage our business strategy and expected growth targets, our business, results of operations and financial condition may be adversely affected. No assurance can be given that we will be able to obtain any additional financing on favorable terms, if at all.

Commitments

We have contractual obligations relating to commitments under the trust preferred securities and non-cancelable operating leases for property and office equipment described above under "— Liquidity" as of September 30, 2005 as follows:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	($ in thousands)
Long-term debt obligations	$61,857	$—	$—	$—	$61,857
Interest on long-term debt obligations(1)	135,125	4,419	8,837	8,837	113,032
Operating lease obligations	41,988	4,712	8,151	6,299	22,826
Total	$238,970	$9,131	$16,988	$15,136	$197,715

(1)	The interest on the long-term debt obligation is based on a spread above LIBOR. We have reflected the interest due based upon the current interest rate at September 30, 2005 on the facility.

Off-balance sheet arrangements

Other than as described under "— Liquidity" related to our Trust Preferred Securities offerings through Quanta Capital Statutory Trust I ("Quanta Trust I") and Quanta Trust II (together "Quanta Trust I and II"), as of September 30, 2005, we have not entered into any off-balance sheet arrangements with special purpose entities or variable interest entities. We did not consolidate Quanta Trust I and II, the issuers of the Trust Preferred Securities and variable interest entities, since we are not the primary beneficiary of Quanta Trust I and II. As of September 30, 2005, we have recorded the $61.9 million of Debentures, which were issued to Quanta Trust I and II, on our consolidated balance sheet. The net proceeds of $58.4 million from the sale of the Debentures to Quanta Trust I and II will be used for working capital purposes and to support the growth of our business. Distributions will be payable at a variable per annum rate of interest, reset quarterly, equal to LIBOR plus 385 basis points by us to Quanta Trust I and equal to LIBOR plus 350 basis points by us to Quanta Trust II as described above under "— Commitments." The Debentures are redeemable at our option at par beginning March 15, 2010.

Adequacy of Regulatory and Rating Capital

While insurance regulation differs by location, each jurisdiction requires that minimum levels of capital be maintained in order to write new insurance business. Factors that affect capital requirements generally include premium volume, the extent and nature of loss and loss expense reserves, the type and form of insurance and reinsurance business underwritten and the availability of reinsurance protection from adequately rated retrocessionaires on terms that are acceptable to us.

In all of the jurisdictions in which we operate insurers and reinsurers are required to maintain certain minimum levels of capital and risk-based capital, the calculation of which includes numerous factors as specified by the respective insurance regulatory authorities and the related insurance regulations. We capitalize our insurance operations in excess of the minimum regulatory requirements so that we may maintain adequate financial ratings. Generally, a higher financial rating creates a higher demand for insurance products. A higher financial rating generally enables a company to write more business and to be more selective in the business it underwrites. Accordingly, allocation of capital sufficient to achieve business objectives is a critical aspect of any insurance organization.

Substantially all of our capital has been distributed among our rated operating subsidiaries based on our assessment of the levels of capital that we believe are prudent to support our expected levels of business, the applicable regulatory requirements, and the recommendations of the insurance regulatory authorities and rating agencies.

A. M. Best placed Quanta Bermuda and its subsidiaries and Quanta Europe under review with negative implications. We have been working closely with A.M. Best to understand the different capital requirements it now has for our various product lines, the capital adequacy ratio associated with these product lines at the "A−" (excellent) level, and its view of our available capital that includes their assessment of the probable maximum loss exposures associated with specified lines of our business. We believe these factors are the main drivers of the capital requirements that A.M. Best places on us. Based on that understanding, we believe we have developed a plan designed to retain our current rating of "A−" (excellent). Upon implementation of the plan, based on our discussions with A.M. Best, we believe that A.M. Best will conclude its review, remove us from negative watch and initially ascribe a negative outlook to our current "A−" (excellent) rating. We will continue to work with A.M. Best in 2006 and intend to actively seek the return of our rating to "A−" (excellent) without any qualifications. We expect that the qualification of our rating with a negative outlook will adversely affect our business, our opportunities to write new and renewal business and our ability to retain key employees. There is no assurance as to what rating actions A.M. Best may take now or in the future or whether A.M. Best will remove any qualification of our rating. For further information regarding A.M. Best's rating action and our plans in response to the ratings action, see "Business — Recent Developments."

Posting of Security by Our Non-U.S. Operating Subsidiaries

Our Bermuda, United Kingdom, and Irish operating subsidiaries are not licensed, accredited or otherwise approved as reinsurers anywhere in the United States. Many U.S. jurisdictions do not permit insurance companies to take credit on their U.S. statutory financial statements for reinsurance to cover unpaid liabilities, such as loss and loss adjustment expense and unearned premium reserves, obtained from unlicensed or non-admitted insurers without appropriate security acceptable to U.S. insurance commissioners. Typically, this type of security will take the form of a letter of credit issued by an acceptable bank, the establishment of a trust, funds withheld or a combination of these elements.

As described under "— Liquidity" above we entered into a secured bank credit facility with a syndicate of lenders that allows us to provide to our insured clients up to $250 million in letters of credit as security under the terms of insurance and reinsurance contracts. The availability to a borrower is based on the amount of eligible investments pledged by that borrower and no material adverse change provisions. Regulatory restrictions will also limit the amount of investments that may be pledged by our U.S. insurance borrowers and, consequently, the amount available for letters of credit and borrowings under the facility to those borrowers. As of September 30, 2005, we had $170.2 million of secured letters of credit issued and outstanding under the facility.

If we fail to maintain adequate letter of credit facilities, and are unable to otherwise provide the necessary security, U.S. insurance companies may be less willing to purchase our reinsurance products, which could have a material adverse effect on our results of operations.

Ratings

Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers. A.M. Best maintains a letter scale rating system ranging from "A++" (superior) to "F" (in liquidation). The objective of A.M. Best's ratings systems is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect our ability to pay policyholder claims and are not applicable to our securities, nor are they a recommendation to buy, sell or hold our shares. These ratings are subject to periodic review by, and may be revised or revoked at the sole discretion of, A.M. Best.

We have received a rating of "A−" (excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. We have not been rated by any rating agency other than A.M. Best. On October 5, 2005, A.M. Best placed Quanta Bermuda and its subsidiaries and Quanta Europe under review with negative implications. We believe that we have developed a plan designed to retain our current rating of "A−" (excellent). Upon implementation of the plan, based on our discussions with A.M. Best, we believe that A.M. Best will conclude its review, remove us from negative watch and initially ascribe a negative outlook to our current "A−" (excellent) rating. We will continue to work with A.M. Best in 2006 and intend to actively seek the return of our rating to "A−" (excellent) without any qualifications. We expect that the qualification of our rating with a negative outlook will adversely affect our business and business opportunities to write new and renewal business and our ability to retain key employees. There is no assurance as to what rating actions A.M. Best may take now or in the future or whether A.M. Best will remove any qualification of our rating. For further information regarding A.M. Best's rating action and our plans in response to the ratings action, see "Business — Recent Developments." A ratings downgrade would result in a substantial loss of business and business opportunities as insureds and ceding companies purchase insurance from companies with higher claims-paying and financial strength ratings instead of from us and our access to reinsurance could be limited, which factors would have a material adverse effect on business.

Critical Accounting Policies and Estimates

Our management makes certain judgments, estimates and assumptions in the application of accounting policies used to determine inherently subjective amounts reported in our condensed consolidated financial statements. If management uses different assumptions and estimates than it currently does, it could produce materially different estimates of the reported amounts. For a detailed discussion of our critical accounting policies, judgments, estimates and assumptions management uses, see our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC. There have been no significant changes in the application of our critical accounting policies and estimates subsequent to December 31, 2004.

Non-Traditional Contracts

We write non-traditional contracts of insurance and reinsurance. We may account for these transactions as deposits held on behalf of our clients instead of as insurance and reinsurance premiums, as appropriate. Under the deposit method of accounting, revenues and expenses from insurance and reinsurance contracts are not recognized as written premium and incurred losses. Instead, amounts from these contracts are recognized as other income or investment income over the expected contract or service period.

Pursuant to our revenue recognition policy, a contract is non-traditional if it contains certain terms and features or otherwise results in a structure that we believe limits our insurance risks, including timing risks, or that does not provide for a reasonable possibility of significant loss. These terms or features include, among others, experience based adjustable features, consideration of investment income, an amount of funding or financing of a portion of potential expected losses and coverage for the adverse development of previously incurred losses. Non-traditional contracts are also those contracts that are not necessarily intended to provide for the transfer of economic risk but for which coverage is triggered by a non-insurance event or for which coverage is provided to achieve temporary accounting or regulatory relief or other non-economic or risk management benefits. For example, one of our non-traditional contracts is a life surplus relief transaction that provides temporary statutory capital benefit to a U.S. life insurance entity. We use the test set forth in SFAS 113 to ascertain whether we believe our underwriting risk is limited or whether there is not a reasonable possibility of significant loss. These tests include a number of subjective judgments. Because of this subjectivity and in the context of evolving practices and application of existing and future standards, we could be required in the future to adjust our accounting treatment of these transactions. This could have a material effect on our financial condition and results of operations.

During the three and nine months ended September 30, 2005, we recognized in "other income" $0.9 million and $2.7 million of fees and revenues relating to non-traditional contracts which we accounted for using the deposit method. If these contracts transferred risk as determined by Statement of Financial Accounting Standards ("SFAS") No. 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", gross premium relating to these contracts would total approximately $23.0 million and $78.2 million in the three and nine months ended September 30, 2005.

Of the $0.9 million and $2.7 million recognized, $0.2 million and $0.5 million of other income recognized during the three and nine months ended September 30, 2005, relates to fees earned from a surplus relief life reinsurance arrangement with a U.S. insurance company which meets our definition of a non-traditional contract. In the fourth quarter of 2004, under this contract we made an arrangement with our client and assumed, through novation agreements, several life reinsurance contracts it had made. Because we assumed these contracts, our client, which is subject to insurance regulation in the United States and therefore is required to maintain a certain amount of statutory capital, may reduce its statutory capital requirements. In exchange for our assumption of the contracts we received a fee. The arrangement, among other things, also provides that on certain dates and during specific periods, our client has the right but not the obligation to recapture the life reinsurance contracts we have assumed, provided that the underlying cedants do not reasonably withhold their consent to this recapture. We believe that its client is economically incentivized to exercise the recapture provision in the future, as the amount of expected profit on the underlying life reinsurance contracts emerges over time.

We believe the arrangement, including our client's option to recapture, and the assumption of the life insurance contracts constitute one contract with minimal mortality, credit or other insurance or economic risk which leads us to the use of deposit accounting. Although we believe our client will exercise the recapture, we cannot assure you that this will be the case. If our client does not recapture the underlying insurance contracts in the future, we may be viewed as having had the risks described above and, as a result, we could become the life reinsurer and may be required to account for some or all of the underlying insurance contracts as life insurance, recognizing life premiums written and life benefit reserves in our consolidated statement of operations. If deposit accounting had not been used with respect to this particular arrangement, we would have recognized gross life reinsurance premiums written of approximately $7.1 million and $17.7 million for the three and nine months ended September 30, 2005. At this time, we believe that the recognition of these premiums would not have had a material effect on our financial position and results of operations. However, as the underlying life insurance contracts mature the effect on our financial condition and results of operations may become material.

The remaining $0.7 million and $2.2 million of other income derived from non-traditional contracts recognized during the three and nine months ended September 30, 2005 relates to revenues earned from three reinsurance contracts accounted for as deposits. Although these contracts did possess some underwriting and timing risks as prescribed by SFAS No. 113, we do not believe we are exposed to a reasonable possibility of significant loss.

BUSINESS

Overview

We are a Bermuda holding company that provides specialty insurance, specialty reinsurance, risk assessment and risk consulting products and services on a global basis through our subsidiaries. We were incorporated in May 2003 and began conducting our business in September 2003. We focus on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. Our specialty lines insurance and reinsurance products differ significantly from products written in the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures, and companies tend to compete for customers on the basis of price and service. In contrast, the specialty insurance and reinsurance markets provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers. As a result, our insurance and reinsurance products require extensive technical underwriting skills and risk assessment resources and, in many cases, engineering expertise, in order to be profitably underwritten. We also provide risk assessment and risk consulting products and services to our clients.

Our objective is to target insurance and reinsurance products and areas where we believe we can derive a competitive advantage from our technical underwriting skills and risk assessment resources and that meet our risk and long-term profitability criteria. We proactively manage our allocation of capital and resources among our insurance and reinsurance product lines and among areas within those product lines. We intend to focus on our specialty insurance and reinsurance product lines where we believe we can take advantage of our technical expertise and have the ability to realize an underwriting profit. We plan to assess market conditions on an ongoing basis to selectively seek out opportunities to expand our business as well as reduce our capacity in product lines which we believe no longer afford attractive returns. While we expect our returns to be impacted by the cyclical nature of the insurance and reinsurance industry, we believe that products and policies within specialty insurance and reinsurance lines that require technical underwriting and risk assessment expertise experience less competitive pricing pressure and volatility over a period of time because of barriers to entering these markets, which exist principally due to the difficulty of acquiring experienced and specialized personnel with these skills.

Recent Developments

On October 26, 2005, we announced that our total estimated net losses (net of reinsurance recoveries and reinstatement premiums) related to Hurricanes Katrina and Rita are expected to be approximately $68.5 million, including reinstatement premiums. Our estimate of net losses is derived from a combination of a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters and the output of industry models. Our actual losses from Hurricanes Katrina and Rita may ultimately differ materially from our estimated losses.

Hurricane Wilma will impact our results for the fourth quarter of 2005, especially in our property reinsurance and technical risk property business. At this time, we estimate that our net losses related to Hurricane Wilma will be between approximately $8 million and $15 million. Because this event is so recent and assessments of damages are preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Wilma. Our actual losses from Hurricane Wilma may ultimately differ materially from our preliminary assessment of losses. We have additional reinsurance coverage which we expect would cover losses from Hurricane Wilma that exceed our current estimated losses. However, if our actual losses from Hurricane Wilma are substantially greater than our preliminary assessment of losses, this reinsurance may not fully cover the additional losses and our business, results of operations and financial condition could be materially adversely affected.

As a result of the losses we expect due to Hurricanes Katrina and Rita, on October 5, 2005, A.M. Best Company, or A.M. Best, placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe, currently "A−" (excellent), under review with negative implications. A.M. Best ratings are based on a company's available and required rated capital to support its operations considering a quantitative evaluation of a company's performance with respect to profitability, leverage, and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. In addition, its ratings of us take into consideration the fact that we have recently commenced our operations and an assessment of the legal and inflationary environments within which we operate. Due to the nature, frequency and severity of the hurricanes in 2004 and 2005, we believe A.M. Best has reassessed certain variables, including the capital adequacy ratio, that are considered in its quantitative analyses in assessing both required and available rated capital. As a result of this reassessment, we believe that the capital requirements for property and casualty reinsurers have generally been increased and a number of these companies have been downgraded due to their inability to meet A.M. Best's new requirements.

Based on our discussions with A.M. Best, upon implementation of the plan described below, we believe that A.M. Best will conclude its review, remove us from negative watch and initially ascribe a negative outlook to our current "A–" rating. The plan designed to retain our current rating of "A–" (excellent) has two elements. The first element of our plan is the completion of the Property Transaction and Casualty Reinsurance Transaction described below, which is intended to reduce our capital requirements in light of A.M. Best's revised capital requirements and the probable maximum losses associated with our business. The second element of this plan is the completion of this offering and the concurrent offering described below to increase our available rated capital. We expect that the qualification of our rating with a negative outlook will adversely affect our business, our opportunities to write new and renewal business and our ability to retain key employees. We will continue to work with A.M. Best in 2006 and intend to actively seek the return of our rating to "A−" (excellent) without any qualification. There is no assurance as to what rating actions A.M. Best may take now or in the future or whether A.M. Best will remove any qualification of our rating. See "Risk Factors—A downgrade or qualification in our rating by A.M. Best will adversely affect our ability to execute our business strategy."

Property Transaction

We have recently discontinued writing any new and most renewal property business in our property reinsurance and technical risk property business, except for our HBW program and other program business. In addition, we have retroceded substantially all the in-force business, as of October 1, 2005, in these lines (other than our program business) by a portfolio transfer to a third party reinsurer, which we refer to as the Property Transaction. The Property Transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under the Property Transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer. As a result, we expect the probable maximum loss for our property reinsurance businesses will be significantly reduced resulting in an increase in our available rated capital and a decrease in our net required capital providing a net credit from A.M. Best with respect to the capital they require us to have. The impact of the Property Transaction, to be recorded in our results of operations in the fourth quarter of 2005, is a net expense to us of approximately $1.2 million and results from ceding approximately $44.4 million of net unearned premium reserves as of October 1, 2005 at a price of approximately $45.6 million reflecting the agreed value of the business. With respect to the transfer of the technical property risk business subject to the Property Transaction, the reinsurer has also charged additional premiums of approximately $2.1 million, which will be expensed over the term of the retrocession agreement (October 1, 2005 to December 31, 2006) in proportion to the amount of protection provided by the retrocession agreement. Additionally, reinsurance protections associated with the technical risk property business subject to the Property Transaction that were in-force as of October 1, 2005 will inure to the benefit of the third party reinsurer. To the extent these reinsurance agreements expire during the term of the retrocession agreement, we will be required to purchase additional reinsurance from the third party reinsurer on August 1, 2006 for a premium of $750,000 and may be required to purchase additional new reinsurance protections.

The property reinsurance and technical risk property product lines subject to the Property Transaction accounted for gross premiums written and net premiums written of approximately $108.0 million and $107.0 million for the year ended December 31, 2004 and approximately $91.1 million and $72.0 million for the nine months ended September 30, 2005. Our net underwriting losses for the product lines subject to the Property Transaction were approximately $47.4 million for the year ended December 31, 2004 and approximately $33.9 million for the nine months ended September 30, 2005.

Casualty Reinsurance Transaction

As part of the first element of our plan, we also commuted two of our casualty reinsurance treaties back to the insurance company which had reinsured it with us, which we refer to as the Casualty Reinsurance Transaction. This reduces the amount of casualty reinsurance business we have and results in a lower capital requirement from A.M. Best. The impact of the Casualty Reinsurance Transaction to be recorded in our results of operations in the fourth quarter of 2005, is a net expense to us of approximately $1.4 million and results from us returning approximately $15.3 million of premium to the company which had reinsured the business with us as well as the settlement of losses of approximately $26.7 million related to the applicable treaties. The difference between the settlement of losses of $26.7 million and the carried losses reserves of $25.3 million as of September 30, 2005 reflects the agreed upon allocation of historical profit of the business. In addition to settling all of our existing loss and loss expense reserves with respect to the treaties subject to the Casualty Reinsurance Transaction as of September 30, 2005, we have been released from all future obligations associated with the underlying reinsurance treaties.

The two casualty reinsurance treaties subject to the Casualty Reinsurance Transaction accounted for gross premiums written and net premiums written of approximately $36.7 million for the year ended December 31, 2004 and approximately $22.7 million for the nine months ended September 30, 2005. Our net underwriting income relating to those two casualty reinsurance treaties was approximately $1.6 million for the year ended December 31, 2004 and approximately $3.3 million for the nine months ended September 30, 2005.

We refer to the Property Transaction and the Casualty Reinsurance Transaction collectively as the Transactions. Certain financial aspects of the Transactions described above that will be recorded in our results of operations during the fourth quarter of 2005 are set forth in the table below:

	Estimated Impact of Transactions
	Property Line Subject to the Property Transaction	Casualty Reinsurance Subject to the Property Transaction	Total
	(in thousands)
Gross premiums written	$—	$(15,333)	$(15,333)
Premiums ceded	(45,644)	—	(45,644)
Net premiums written	(45,644)	(15,333)	(60,977)
Change in net unearned premiums	44,489	15,333	59,822
Net premiums earned	(1,155)	—	(1,155)
Losses paid	—	(26,726)	(26,726)
Change in loss and loss expense reserves	—	25,341	25,341
Net losses and loss expenses	—	(1,385)	(1,385)
Acquisition expenses	—	—	—
Net cost of the Transactions	(1,155)	(1,385)	(2,540)

Following the Transactions, we will focus on our specialty insurance and reinsurance product lines where we believe we can take advantage of our technical underwriting and risk assessment expertise and have the ability to realize an underwriting profit, including professional liability and environmental liability. We also intend to continue to expand our business to help diversify our business mix and mitigate our exposure and our risks to any one product or territory, including through our Lloyd's syndicate and our European Union and London sourced business through Quanta Europe and Quanta U.K.

Offerings

The second element of our plan designed to maintain our rating with A.M. Best is the completion of this offering and a concurrent offering of our common equity to increase our available rated capital. We estimate that we will receive aggregate gross proceeds (before underwriting discounts and other offering expenses) of approximately $120 million from these two offerings.

Strategy and Competitive Strengths

We believe that the insurance industry has experienced a significant loss of capital to support insurance business due to recognition of reserve deficiencies resulting from historical liability exposures, an adverse investment environment and credit downgrades of many insurers. We believe we can capitalize on the opportunities created by this continuing dislocation in the insurance marketplace. Our strategy is to operate an insurance company, with a solid capital base, strong management and an experienced team of specialty line underwriters. We are developing advanced risk assessment and loss control capabilities, applying those capabilities in the more technically demanding lines of insurance and deploying capital to what we believe will be the most attractive business lines at the most opportune times.

We are committed to building a diversified product portfolio and a cost-effective underwriting platform that will allow us to react quickly to changing market dynamics. Our competitive strengths and the key elements of this strategy are:

•	Portfolio of Specialty Products with Strong Margins through Different Business Cycles. We offer specialty insurance, reinsurance and program lines that require technical proficiency to underwrite, such as professional liability, environmental liability, casualty, marine and aviation, fidelity and crime and surety. We believe that specialty lines tend to have some of the highest barriers to entry in the insurance industry. While we expect our returns to be impacted by the cyclical nature of the industry, we believe that specialty lines have the potential to offer high risk-adjusted returns on capital through different business cycles compared to insurers and reinsurers in other lines of business. Because we participate in multiple lines of business, we intend to develop a diversified book of business across product lines and geographies and maintain our flexibility to timely allocate our capital and resources to product lines that we believe will offer high risk-adjusted returns on capital through different business cycles.

•	Disciplined Capital Management and Allocation. We intend to flexibly increase and decrease the amount of capital we allocate among product lines in response to our changing business needs and with the objective of maximizing our risk-adjusted return on capital. We allocate capital to product lines based on the characteristics, nature of underlying risks and net retention for each line, as well as its prospects for premium growth and profitability, which will be reviewed at least annually. We have implemented a plan that ties our underwriting officers' compensation to the long-term returns on allocated capital of their respective product lines in order to incentivize them to achieve optimal returns on allocated capital and create accountability within each product line. We have also purchased and plan to continue to purchase reinsurance, retrocessional protection and other forms of protection to more efficiently manage the allocation of our capital and intend to continue to purchase these forms of protection when we deem it appropriate.

•	Technical Risk Assessment and Loss Control Capabilities. We use our technical underwriting capabilities to help us assess risk, attempt to control potential losses and to price the risks we intend to insure and reinsure. We currently use ESC to provide diversified risk management services to assist customers in environmental remediation, regulatory analyses, technical support for environmental claims, merger and acquisition due diligence, environmental audits and risk assessments and engineering and information management services. ESC provides risk evaluation services to our underwriters in the environmental liability product line. We intend to use Quanta Technical Services to provide similar services for our other specialty lines so that we may use them as the platform for developing those capabilities in our other product lines. We believe that this will increase our ability to price risks in a manner that will produce superior underwriting results.

•	Experienced Underwriters and Extensive Specialized Underwriting Capabilities. We have assembled a group of underwriting officers, underwriters and other professionals to write insurance and reinsurance policies. We have assembled teams of experienced professionals with specialized knowledge of their respective business lines. Each team is led by an experienced underwriting officer with demonstrated performance in his/her specialty line. We support these underwriting officers with experienced underwriters who are also specialists in their respective product lines. We believe that the extensive depth and knowledge of our professionals and underwriting officers will provide us with the ability to successfully select, price and manage complex risks.

•	Innovative and Customer-Focused Underwriting and Structured Insurance Products. We believe that the traditional insurance market does not take full advantage of opportunities to profit on individually tailored insurance transactions that combine capital markets and insurance techniques. The structured insurance market, which is often referred to as the alternative risk transfer or convergence market, focuses on clients whose risk transfer needs may not be efficiently met through traditional insurance products. We have established a structured insurance and reinsurance team that works closely with each of our product line teams to develop alternative risk products that meet our clients' needs. We believe our management team has extensive experience in developing customized structured products.

•	Strong Market Relationships. We market our products principally through independent brokers and agents. Our senior management team and underwriting officers have industry relationships with major industry brokers. While many of the brokers that we use or intend to use have had longer-term relationships with our competitors than with us, we believe our industry relationships are allowing us to establish our presence in the global insurance and reinsurance markets.

•	International Operations. We organize our business across five product lines and three geographies, which include the United States, Bermuda and Europe. Our Bermuda-based insurance operations allow us to access clients who seek Bermuda-based capacity to meet their insurance and reinsurance needs, as well as provide us access to Bermuda's well-developed network of insurance and reinsurance brokers. Our Lloyd's syndicate also provides us access to the A.M. Best "A" rated Lloyd's market in London as well as other jurisdictions. Through Quanta Europe, our Irish-based insurance operations are permitted to carry on the classes of insurance business for which it is authorized in any European Union member states as well as Iceland, Liechtenstein and Norway. We believe we benefit from our access to a pool of experienced professionals in Bermuda, Ireland and London with significant insurance expertise and its responsive regulatory environment that allows for the development and sale of innovative insurance and reinsurance products.

Organization

Quanta Holdings is a Bermuda holding company formed on May 23, 2003. We conduct our operations principally through our subsidiaries domiciled in Bermuda, Ireland and the United States and a branch in the United Kingdom. We may change our corporate organization from time to time as we expand our business.

Our Product Lines

We organize our business on a matrix of five product lines and three geographies. Our two traditional product lines are specialty insurance and specialty reinsurance. We also have programs and structured products lines. The products we offer our clients are written either as traditional insurance or reinsurance policies or are provided as a program, a structured product or a combination of a traditional policy with a program or a structured product. For example, we write a residential builders' and contractors' product that provides general liability, builders' risk and excess liability insurance coverages and reinsurance warranty coverages for new home contractors throughout the U.S. This product was created as a combination of expertise of our specialty insurance product line and our programs product line. Our fifth product line is our technical services line. Some of our product lines are aggregated for purposes of the segment disclosure included in Management's Discussion and

Analysis of Financial Condition and Results of Operations and our consolidated financial statements contained in this prospectus supplement. The geographies in which we conduct our business are the United States, Bermuda and Europe. The location of the risks that are the subject of our products may be anywhere in the world.

Specialty Insurance

We offer specialty insurance lines that provide tailored solutions to our clients in order to respond to distinctive risk characteristics. We write business primarily in those lines where we believe we have specialized underwriting expertise. We write specialty insurance on a traditional, structured and programs basis. As a result, our specialty insurance business includes our HBW program and other programs businesses. Our commitment to specialized underwriting requires experienced underwriters, market knowledge, risk assessment and loss control resources, analytic capabilities, a flexible underwriting platform, geographic reach and financial markets experience. We write specialty insurance in the United States and Europe.

We participate in the Lloyd's of London market through Syndicate 4000, which was created in December 2004. We are the market lead on a significant number of policies in the syndicate, which allows us to deal with the broker or insured in establishing policy terms and managing particular claims. We have an experienced and a dedicated team of managers and underwriters that support our Lloyd's business and have devoted a significant amount of our capital to our Lloyd's business. Syndicate 4000 provides us access to the A.M. Best "A" rated Lloyd's market in London as well as other jurisdictions. Additionally, our Lloyd's membership provides strong brand recognition, extensive broker and direct distribution channels and worldwide licensing. Our Lloyd's syndicate writes traditional specialty insurance products including professional liability (professional indemnity and directors' and officers' coverage), and fidelity and crime (financial institutions) for risks primarily outside the United States. We also plan to write specie and fine art and marine coverages. We expect that our Lloyd's syndicate will become a more significant contributor as we focus on continuing to execute our business strategy. The gross and net written premium generated by our Lloyd's syndicate is included in our professional liability product line. Our Lloyd's syndicate represented 2.9% of our total revenues for the nine months ended September 30, 2005.

We have also begun writing European Union sourced insurance and reinsurance business through Quanta Europe, our Irish subsidiary, since the fourth quarter of 2004, as well as insurance and reinsurance business in the London market through Quanta U.K., our U.K. branch, since February 2005. Quanta Europe writes traditional specialty insurance products including professional liability (professional indemnity and directors' and officers' coverage), fidelity and crime (financial institutions), surety and environmental liability.

In product lines for which we provide coverage of the insured's premises or physical site analysis (such as environmental, technical risk property and certain marine and aviation coverages), many of our underwriters have engineering backgrounds or experience in disciplines such as hydrology, geology, and civil, mechanical and materials engineering. In product lines for which we provide coverage that involves the analysis of business practices and financial documents, many of our professionals have accounting, actuarial, econometric or banking backgrounds. We support our underwriting officers with advanced analytic tools, risk assessment capabilities, structured product resources and disciplined capital management and technology. We are developing in-house legal and claims staff specifically dedicated to the underwriting process who are helping create policy forms, endorsements, and terms and conditions that reflect each transaction's underwriting and pricing assumptions.

As a part of our plan to maintain our current rating with A.M. Best, we have discontinued writing of new and most renewal property business in our technical risk property line, except for our HBW program and other program businesses. In addition, we have retroceded substantially all the in-force business, as of October 1, 2005, in our technical risk property business by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer. Under our technical risk property line, we wrote various technical lines of property insurance business in the construction, power, chemical, industrial and commercial business sector primarily on an excess of loss basis. We insured principally buildings, structures, equipment, contents and business interruption risks. The technical risk property line, excluding our program business, represented 0.3% of our total revenues for the year ended December 31, 2004 and 0.7% of our total revenues for the nine months ended September 30, 2005.

The table below shows gross written premiums by product line for the year ended December 31, 2004 and the nine months ended September 30, 2005. The gross and net written premium generated by our programs business is included in our technical risk property line. The gross and net written premium generated by our Lloyd's syndicate are included in the professional liability product line.

	Year ended December 31, 2004		Nine months ended September 30, 2005
	($ in thousands)
	Gross written premium	Net written premium	Gross written premium	Net written premium
Technical risk property(1)	$142,838	$101,650	$143,274	$94,646
Professional liability	47,286	36,467	94,970	70,797
Environmental liability	35,914	20,906	33,431	19,216
Fidelity and crime	9,040	5,301	10,253	5,464
Surety	5,627	4,243	9,195	7,046
Trade credit and political risk	1,875	1,754	5,010	4,020
Other	—	—	1,822	1,822
Structured insurance	—	—	1,104	1,104
Total	$242,580	$170,321	$299,059	$204,115

(1)	Included in our technical risk property line are gross and net written premiums for our program business (including our HBW program) of approximately $150.6 million and $110.2 million for the year ended December 31, 2004 and $129.3 million and $85.7 million for the nine months ended September 30, 2005.

Our specialty insurance product line currently focuses on professional liability, environmental liability, fidelity and crime, surety, trade credit and political risk. Our specialty insurance product lines that we currently write are described as follows:

Professional Liability.    We write directors' and officers' liability insurance, errors and omissions insurance, employment practices liability and fiduciary liability insurance. We write both excess and primary insurance. Excess layers of coverage means that there is at least one layer of insurance coverage beneath our coverage that is provided by another insurer or insurers. In addition to directors' and officers' liability, employers' professional liability and fiduciary liability insurance for publicly traded and privately held companies, we offer error and omissions insurance policies to financial institutions, lawyers, technology firms, consultants, architects, engineers, accountants and other miscellaneous professionals. At a later date, we may target medical malpractice. At Syndicate 4000, we write financial institution, professional indemnity and directors' and officers' coverage.

Environmental Liability.    Our environmental product line provides specialty insurance products that address exposures arising from pollution incidents. We currently offer the following three types of environmental liability policies:

•	Our environmental site protection policy helps protect against remediation costs and third-party claims for bodily injury, property damage and remediation costs, resulting from pre-existing or new pollution incidents at property owned or operated by an insured. Through separate supplemental coverage sections, this policy may also help to protect an insured against third-party claims arising from pollution incidents at, or migrating from, non-owned disposal sites and during transportation, and can protect the insured against expenses it incurs as a result of the interruption of its business operations due to a pollution incident.

•	Our remediation cost cap policy helps protect the insured against remediation costs with respect to a scheduled remediation project that exceed the insured's retention (which is the amount or portion of risk that an insured retains for its own account), such as those due to unknown pollutants, known pollutants in quantities greater than expected or changes made by the regulatory authority to the cleanup standard or to the scope of work.

•	Our contractors environmental protection policy helps protect contractors and their clients against third-party claims for bodily injury, property damage and remediation costs due to pollution incidents arising from the contractor's covered operations.

Our clients in this product line include manufacturers and other fixed site operators, commercial contractors, real estate redevelopment firms, merger and acquisition participants and financial institutions. We target clients facing complex risks that will allow us to draw on our multidisciplinary expertise and to establish ourselves as the insurer of choice for clients requiring a sophisticated approach to their environmental liabilities. We also target short-term, renewable middle market business.

Fidelity and Crime.    Our fidelity and crime line writes financial institution blanket bonds, commercial crime, kidnap and ransom, computer crime and unauthorized trading insurance for financial and non-financial corporations. Our current financial clients include commercial banks, capital market and financial services firms and insurance companies. In the United States, we underwrite fidelity and crime lines using our U.S. subsidiaries for U.S. sourced business.

Surety.    Our surety product line focuses on providing surety bonds for specific contractual, compliance or financial obligations to meet regulatory, statutory or legal requirements. In particular, we provide bonding for self-insured workers' compensation, land reclamation, the closure of landfills and their maintenance after closure, court appeals and various forms of performance and compliance guarantee exposures. We seek clients with a strong financial condition, specialized exposure management practices and loss prevention procedures. We determine our maximum exposure based on the client's credit quality, the type of surety bonds provided and the amount of collateral provided by the client. We write this business in the United States and through Quanta Europe. The United States Treasury Department maintains a list of surety companies that it has authorized to write surety bonds required by the U.S. government. Each authorized surety is granted an underwriting limitation. In addition, many non-federal surety bonds are required to be issued by a surety with an adequate underwriting limitation. We have not yet filed an application with the Treasury Department requesting an underwriting listing and limitation and have entered into an agreement with an insurer possessing an underwriting limitation that allows this insurer to write policies for us on a limited basis and to reinsure all or part of the risk to one of our subsidiaries. However, some brokers and purchasers of surety products may prefer to use companies included on the Treasury Department list. Therefore, in the United States, our opportunities to write surety business will continue to be limited until we qualify for listing by the Treasury Department and we are assigned an adequate underwriting limitation. E.U. sourced business written through Quanta Europe is not restricted by the United States Treasury Department listing.

Trade Credit and Political Risk.    Our trade credit and political risk product line focuses on providing coverage in some emerging markets to corporations and other entities seeking to limit their exposure to the credit worthiness of their commercial trade partners or to political uncertainty in those countries which could interfere with the execution of commercial contracts they have entered into. We write this business primarily in the London market and offer our services to large industrial companies, global trading companies and major financial institutions involved in emerging market trade and finance.

Marine and Aviation.    Our marine and aviation product line offers ocean marine, inland marine and general aviation coverages that require highly specialized technical underwriting and claims expertise.

Specialty Reinsurance

Reinsurance can be written either through treaty or facultative reinsurance arrangements. Treaty reinsurance contracts are arrangements that provide for automatic reinsuring of a type or category of risk underwritten by the ceding company. In facultative reinsurance, the ceding company cedes, and the reinsurer assumes, all or part of a specific risk or risks. Facultative reinsurance provides protection to ceding companies for losses relating to individual insurance contracts issued to individual insureds. We generally write our reinsurance business on a treaty basis. The gross and net written premiums generated by our program business is included in our specialty insurance technical risk property line.

Our treaty reinsurance contracts are written on either a quota share basis, also known as proportional or pro rata, or on an excess of loss basis. Under quota share reinsurance, we share the premiums as well as the losses and expenses in an agreed proportion with the cedent. Under excess of loss reinsurance, we generally receive a specified premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. In both types of contracts, we may provide a ceding commission to the client.

When we write treaty reinsurance contracts, we do not separately evaluate each of the individual risks assumed under the contracts, and we are largely dependent on the individual underwriting decisions made by the reinsured. Accordingly, we intend to carefully review and analyze the cedent's risk management and underwriting pricing, reserving and claims handling practices as well as the financial condition of the cedent in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

We write the majority of our facultative reinsurance business on an excess of loss basis. The underwriting process for facultative reinsurance of property and casualty exposures is similar to that followed by the underwriters for those products of our insurance product line.

We generally focus our reinsurance business on medium-sized insurance and reinsurance companies with capital and surplus of between $100 million and $1 billion. This targeted segment is subject to change due to market dynamics and our underwriters' assessment of the relative merits of the varying market segments. We also manage our portfolio and spread risk across different exposures and geographical territories in order to increase our diversification.

As a part of our plan to maintain our current rating with A.M. Best, we have discontinued writing new and most renewal property business in our reinsurance property line. In addition, we have retroceded substantially all the in-force business, as of October 1, 2005, in this line by a portfolio transfer to a third party reinsurer. This transaction limits our property reinsurance and technical risk property losses to those relating to Hurricane Wilma and those we have incurred through September 30, 2005 (including incurred but not reported losses), which includes losses relating to Hurricanes Katrina and Rita. Under this transaction, we also transferred all future premiums earned for that business and loss and acquisition expenses incurred from and after October 1, 2005 to the third party reinsurer. We also commuted two of our casualty reinsurance treaties back to the insurance company which had reinsured it with us. In addition to settling all of our existing loss and loss expense reserves with respect to the treaties subject to this transaction as of September 30, 2005, we have been released from all future obligations associated with the underlying reinsurance treaties.

Under our property reinsurance line, we focused our underwriting activities primarily on risk excess, quota share and catastrophe contracts. Under property risk excess and quota share reinsurance contracts, we reinsured the property risks of ceding clients on a treaty basis covering commercial exposures under a collection of insurance policies issued by ceding companies. These policies typically provided coverage for buildings, structures, equipment, contents and business interruption risk. Typical causes of loss in this segment included fire, explosion, collapse, riot and vandalism. We also reinsured agribusiness, including multi-peril crop insurance and traditional crop hail products. Property catastrophe reinsurance products protect ceding companies from catastrophic events on a treaty basis. The principal exposures involved hurricane, typhoon, earthquake, flood, tornado, hail and fire. The property reinsurance line represented 30.4% of our total revenues for the year ended December 31, 2004 and 15.4% of our total revenues for the nine months ended September 30, 2005.

The table below shows gross and net written premiums by product line for the year ended December 31, 2004 and the nine months ended September 30, 2005:

	Year ended December 31, 2004		Nine months ended September 30, 2005
	($ in thousands)
	Gross written premium	Net written premium	Gross written premium	Net written premium
Casualty	$105,405	$105,405	$90,289	$90,289
Property	103,311	103,052	78,773	63,372
Marine, technical risk and aviation	42,660	40,307	44,695	28,430
Structured reinsurance	456	456	—	—
Total	$251,832	$249,220	$213,757	$182,091

Our reinsurance operations currently focus on casualty treaty and marine and aviation. Our specialty reinsurance product lines that we currently write are described as follows:

Casualty Treaty.    We cover third party liability exposures from ceding clients on a treaty basis. We write many different kinds of reinsurance but have a significant emphasis on professional liability including directors' and officers' liability. We write treaty reinsurance on a pro rata, per risk and catastrophe excess of loss basis. Per risk excess of loss reinsurance provides coverage for losses suffered by ceding companies under their individual policies. Clash catastrophe excess of loss provides reinsurance for a combination of claims resulting from more than one underlying insurance policy caused by a single event or occurrence. Workers' compensation catastrophe reinsurance responds to losses arising from multiple deaths or injuries from a single occurrence. These treaties specify the maximum amount of coverage for any one claim and have attachment points that are multiples of these per claim amounts. Events such as earthquakes and terrorist acts that result in property catastrophe claims can potentially lead to multiple injuries and deaths. Consequently, we monitor the potential for aggregation between our workers' compensation catastrophe exposures and our various property exposures. We write primarily on an excess of loss basis but if the treaty covers a significant amount of excess of loss insurance, we generally prefer to participate on a quota share basis. This product line represented 19.4% of our total revenues for the year ended December 31, 2004 and 24.2% of our total revenues for the nine months ended September 30, 2005.

Marine and Aviation.    We provide treaty reinsurance for ocean marine, inland marine, technical risk and aviation. We obtain this business principally through major industry reinsurance intermediaries with units specializing in these lines. Our client target list includes insurance and reinsurance companies of all sizes who have dedicated experienced underwriters and claims professionals in these lines. We write this business on both a proportional and excess of loss reinsurance basis.

Programs

Programs rely on third parties, called program managers, who are engaged in the business of managing one or a combination of the underwriting, administration and claim related activities of a group of distinct specialty insurance policies under the supervision of an insurance company. Traditionally, program managers team up with an insurance company, which provides the insurance policies and capacity and supervises the program manager. Each group of policies and the related relationship with the program manager is called a program. Our programs product line represented 18.1% of our total revenues for the year ended December 31, 2004 and 20.5% of our total revenues for the nine months ended September 30, 2005.

Our largest program is our residential builders' and contractors' program that provides general liability, builders' risk and excess liability insurance coverages and reinsurance warranty coverages for new home contractors throughout the U.S. We refer to this program as the HBW program. The program manager for the HBW program is required to comply with our written underwriting guidelines relating to the language of the insurance policy and the rating, quoting, issuing and executing of our insurance policies. The program manager also provides us with statistical data. The program manager is subject to limitations on the amount of insurance it may write in this program and on its authority to make decisions relating to these insurance policies. The contract may generally be terminated by the program manager or us at any time upon 180 days written notice. It may also be terminated upon breach or nonperformance or immediately in the event that the other party becomes insolvent or bankrupt or files a petition in bankruptcy or makes an assignment for the benefit of creditors.

In addition to the HBW program, we also currently underwrite risks in the Angel program, the PWIB program and the BTIS program. We commenced writing policies under our Angel program in the first quarter of 2005 through our professional liability team. Under the Angel program, we write employment practices and directors and officers insurance for small and medium sized privately held companies. We also commenced writing policies under our PWIB program in the first quarter of 2005. PWIB is a property program that insures poultry and swine containment facilities. Finally, we commenced writing policies under our BTIS program in the third quarter of 2005. BTIS is a small artisans program that insures service, repair and remodelers. The program is currently being offered in California, Arizona, and Nevada, and we expect to expand the program to additional states in 2006.

We are in the process of reviewing and evaluating other programs. Our programs team focuses on identifying programs that match our focus on technical underwriting and that meet our financial criteria. When evaluating a potential new program and program manager, we consider numerous factors, including whether: (1) the program manager has deep industry knowledge of a particular class of business with an experienced underwriting team and/or technical underwriting processes, (2) there is sufficient historical data to be able to validate loss ratio assumptions and track developments of program components over time, (3) there is an alignment of interest between the program manager and us with respect to performance of the book from a loss ratio, not volumetric, perspective, and (4) the program has a pre-established infrastructure and operational procedures, particularly with regard to claims, reinsurance and intellectual technology systems. We intend to work with program managers who have a disciplined approach to program management and technical underwriting, have an effective operational infrastructure and distribution relationship and share risk on the business they underwrite. After this due diligence and analysis is conducted, our team formulates policies and procedures to implement new programs and proves management and oversight of ongoing programs. In considering pricing for the products to be offered by the program manager, we evaluate the expected frequency and severity of losses, the costs of providing the necessary coverage (including the administering of policy benefits, sales and other administrative and overhead costs) and margin for profit.

We oversee and monitor the programs and program managers. Our operations review team consists of experienced industry professionals with backgrounds in information technology, claims administration and litigation, actuarial science, legal matters, accounting and financial controls. These databases and models enable us to better identify and estimate the expected loss experience of particular products and are employed in the design of our products and the establishment of rates and forms. We also monitor pricing adequacy on our products by region, risk and risk class. Subject to regulatory considerations, we seek to make timely premium and coverage modifications where we determine them to be appropriate.

Structured Products

Our structured product team offers products independently or together with the specialty insurance and reinsurance teams. Structured insurance involves coverage and policy forms tailored to meet an individual client's or cedent's strategic and financial objectives that are not efficiently met by traditional insurance and reinsurance products. These objectives include, among others, the desire to reduce volatility within the insurance pricing cycle, to adjust the exposure in specific geographic areas or lines of business, to finance increased self-insured retentions and to minimize existing and potential liabilities from events, such as a merger or acquisition. Structured insurance coverage also addresses capacity shortfalls in the traditional insurance market, such as environmental liability.

Our structured products include structured property and casualty insurance, structured directors' and officers' liability insurance, deferred executive compensation insurance, alternative surety coverage, finite risk insurance and surplus relief life reinsurance, which are policies under which our aggregate risk and return are generally capped at a finite amount. Purchasers of structured insurance coverage include corporations, insurers and other financial institutions and municipalities. Because of the constantly changing industry and regulatory framework, as well as the changing market demands facing insurance companies, the approaches utilized in structured insurance programs are constantly evolving. The contract forms that we use in our structured insurance business are primarily insurance policies, financial contracts and derivative contracts.

Our structured insurance team also writes casualty insurance. In most instances, casualty coverages provided are in support of structured insurance or structured reinsurance transactions as part of one of our programs, or blended with protection and coverage provided by other underwriting groups within our insurance and reinsurance operations. Our casualty product line include coverage for general liability and we expect to also write such specialty programs as clash coverage and excess of aggregate coverage. We focus on coverages requiring highly technical and statistical or actuarial underwriting of specific or individual risks.

In general, structured reinsurance products contractually limit the risks assumed by us. These contracts often include a fixed premium for the transfer of a portion of the risk combined with a variable or adjustable premium for financing by the client of the remaining risks, often covering multiple years and multiple business segments. Contracts are usually structured to encourage cedents to minimize losses by including significant profit sharing by the reinsurer with the cedent. Thus, the ultimate cost of a structured product often depends on the individual cedent's own performance. The risks underlying structured reinsurance transactions can include risks from any of our product lines, as well as credit risk, life insurance-related risks, accident and health, and others.

Structured reinsurance products are often written over a period of time greater than one year (typically three years). Due to the importance of investment income from these products, both parties direct considerable attention to cash flow modeling and to the impact of the anticipated loss payment pattern. As a result of the lengthy underwriting process, the market is characterized by a relatively small number of large transactions. The contract forms which we use in our structured reinsurance business include reinsurance policies, financial contracts and derivative contracts.

In addition to working with the specialty insurance and reinsurance teams, our structured product line team also works with the programs team and may, in the future, offer structured program products.

Technical Services

We currently provide environmental consulting services through ESC. We also plan to use Quanta Technical Services to expand the scope of our consulting services to provide risk assessment and evaluation services in other specialty insurance and claims areas. ESC serves manufacturers and service providers primarily in the electronics, manufacturing, waste disposal and energy sectors. ESC also serves real estate firms, insurance companies, buy-out firms, law firms, and the clients of these firms and companies. Its customers are primarily private sector businesses in the United States. This product line represented 11.3% of our total revenues for the year ended December 31, 2004 and 9.0% of our total revenues for the nine months ended September 30, 2005. ESC provides the following consulting services:

•	Investigation, Remediation and Engineering Services. ESC's engineering services include investigation, remediation and engineering activities in the following areas: Comprehensive Environmental Response Compensation and Liability Act (CERCLA), superfund sites, Resource Conservation and Recovery Act (RCRA) actions, voluntary cleanups, engineering design, field management of remediation, operation and maintenance of remedial systems, underground tank management, merger and acquisition follow-up, asbestos/lead paint management and facility decommissioning and demolition.

•	Assessment Services. ESC's environmental assessment services include regulatory analyses, technical support for environmental claims, merger and acquisition due diligence, environmental audits and risk assessments and engineering and information management services, risk management, merger and acquisition support, environment, health and safety audits, liability identification, Phase I and Phase II site assessments, management systems and health and ecological risk assessments.

•	Other Technical Services. ESC also provides other services to customers in the environmental area, including litigation support, technical support for insurance claims, regulatory compliance plans, regulatory permits, training, technical reviews, policy and procedure manuals, estimates of remediation costs for disclosure purposes and property redevelopment services.

•	Information Management Services. ESC's information management services group develops technology-based solutions for the control and management of environmental and facility information. This group creates customized software applications that manage data using database and geographic information system software. The applications are web-based, providing clients with facility management capabilities over the Internet.

Most of our insurance and reinsurance product lines require substantial specialized technical engineering, loss control and claims management skills. To support our engineering needs, our technical services product line performs construction, occupancy, protection and exposure reviews, including materials, mechanical and civil engineering inspections for property coverage and coverage of similar physical damage at the client's location that we intend to insure or reinsure. Our technical services product line also values and manages the potential economic losses associated with typical property risks by using operational, critical process, logistical and resource engineering studies. Further, it provides loss control reviews and specific risk management recommendations for facilities in order to reduce claim frequency and severity, including developing reports that use catastrophe-modeling software. ESC serves as the platform for establishing our technical talent and providing risk evaluation services. ESC is providing these services to the underwriters in our environmental liability insurance line. Once we hire additional professionals, we plan to use Quanta Technical Services to expand the scope of our technical services and to support our underwriting of professional liability, directors' and officers' liability, fidelity and crime, surety and specific casualty classes of business. We will also offer those services on a fee basis. We believe that ESC's and Quanta Technical Services' technical participation in our underwriting process will:

•	help ensure that risks are consistently identified and quantified;

•	enhance our ability to understand and evaluate the multiple risks of complex transactions; and

•	help our clients manage transactions and minimize their costs arising from insufficient technical oversight.

In addition to these consulting services, we provide liability assumption programs through Quanta Technical Services and its subsidiaries under which these subsidiaries assume specified liabilities (which may, at times, include taking title to property) associated with environmental conditions for which we provide consulting and required remediation services, which may be insured or guaranteed by us. For example, in 2003 we entered into a transaction for a closed rayon plant in Axis, Alabama in which we provided risk assessment, insurance and financial structuring and assumed an environmental liability. In 2005, we also entered into a project in Buffalo, New York under which we assume specified environmental liabilities and perform remediation services. We continue to provide environmental remediation for these projects.

Geographies

We use our Bermuda operations primarily to write all of our reinsurance products on a non-admitted basis with ceding client companies located in the United States, Europe and Asia. We also write professional liability insurance on a non-admitted basis placed by Bermuda brokers for U.S. insureds and, to a lesser extent, European insureds. Lastly, we write structured insurance and reinsurance products including life surplus relief, trade credit and political risk coverages, alternative surety and executive benefit coverages.

In the United States, we underwrite U.S. insurance and reinsurance business on an admitted basis through Quanta Indemnity, which is a U.S. licensed insurer with licenses in approximately 44 states that was acquired by us on December 19, 2003. We also write insurance from the United States on an excess and surplus lines basis and U.S. reinsurance on a non-admitted basis through Quanta Specialty Lines, which we acquired on October 28, 2003. Quanta Specialty Lines is licensed in the State of Indiana and we intend to operate it as an excess and surplus lines and non-admitted insurer in all other states. We engage in all the product lines described above in the United States.

In Europe, we operate through Quanta Europe in Dublin, Ireland and, through Quanta U.K., its branch, in London, England. We also operate through Syndicate 4000 in London. Quanta Europe is authorized to conduct non-life insurance business and underwrites E.U. sourced insurance and reinsurance business from Ireland. Quanta U.K. has recently begun to underwrite E.U. sourced insurance and reinsurance business in the United Kingdom and introduce E.U. sourced insurance and reinsurance business to Quanta Europe in Dublin. Through Quanta Europe and Quanta U.K., we currently write environmental liability, professional liability, crime and fidelity, surety, trade credit and political risk specialty insurance coverages. Syndicate 4000 currently writes mainly professional liability and crime and fidelity (financial institutions) specialty insurance and it intends to write specie and fine art and marine insurance.

Ceded Reinsurance

We cede a portion of our written premiums through quota share and excess of loss treaty and facultative reinsurance contracts, as well as other agreements, which provide substantially similar financial protections. We use ceded reinsurance to lower our net exposure to our planned net limit and risk of individual loss, to control our aggregate exposures to a particular risk or class of risks and to reduce our overall risk of loss.

We also purchase retrocessional coverage, which is reinsurance of a reinsurer's business. Reinsurance companies cede risks under retrocessional agreements to other reinsurers, known as retrocessionaires, for reasons similar to those that cause primary insurers to purchase reinsurance. The amount of ceded reinsurance and retrocessional protection that we purchase varies based on business segment market conditions, pricing terms and credit risk, as well as other factors.

For business exposed to catastrophic losses, we seek to limit our aggregate exposure by insured or reinsured, by industry, by peril, by type of contract and by geographic zone. We monitor and limit our exposure through a combination of aggregate limits, underwriting guidelines and reinsurance. We also periodically reevaluate the probable maximum loss for these exposures by using third party software and modeling techniques. We seek to limit the probable maximum loss to a pre-determined percentage of our total shareholders' equity.

Ceded reinsurance and retrocessional protection do not relieve us of our obligations to our insureds or reinsureds. We must pay these obligations without the benefit of reinsurance to the extent our reinsurers or retocessionaires do not pay us. We evaluate and monitor the financial condition of our reinsurers and monitor concentrations of credit risk. We seek to purchase reinsurance from entities rated "A−" or better by S&P or A.M. Best, and we regularly monitor its collectibility, making balance sheet provisions for amounts we consider potentially uncollectible and requesting collateral where necessary. We apply the same financial analysis and approval processes to the selection of reinsurance and other financial protection counterparties as we do to the underwriting of our surety, professional liability and similar lines of business.

Relationships with Brokers

Other than the program business which is generated through agents, we produce substantially all of our remaining business through insurance and reinsurance brokers worldwide who receive a brokerage commission usually equal to a percentage of gross premiums. Brokerage commissions are generally negotiated on a policy by policy basis. From time to time we have entered into agreements with brokers, which included provisions relating to the payment of production or marketing fees in addition to the brokerage commissions we pay to the brokers. These agreements have been terminated. However, we have been approached by brokers with respect to their intent to formulate a different commission structure. We do not know whether we will participate in these structures and, if we do, what the terms will be and what the impact of these terms would be on our future results of operations, financial condition or liquidity.

A number of insurance companies have been subpoenaed by regulators in connection with investigations relating to business and accounting practices in the insurance industry. To date, we have not been served any subpoenas. We have received, and have responded to, inquiries from the North Carolina Department of Insurance, the Colorado Department of Insurance and Lloyd's. From January 1, 2004 to September 30, 2004 we were party to placement service agreements, known as

PSAs and market service agreements, known as MSAs, with Aon Corporation and Marsh Inc. and have paid a total of $31,000 under these agreements as of September 30, 2005. We have accrued approximately $1.1 million in addition to the amount we have already paid under these agreements. At this time, it is not possible for us to determine the impact of any outcome of these investigations on our future results of operations. In addition, we do not know what the ramifications of the brokers' stated intent to formulate a different commission structure will be on our future results of operations, financial condition or liquidity as brokers seek our participation in this commission structure.

While we currently source almost all of our business, other than the program business, through a limited number of brokers, our management and underwriting officers have industry relationships with a large number of insurance and reinsurance brokers and with many ceding companies. In addition, while many of the brokers that we use or intend to use have had longer-term relationships with our competitors than with us, we believe our relationships are allowing us to continue to establish our presence in the global insurance and reinsurance markets. In addition to our relationships with brokers, we intend to also use non-traditional sources for marketing our environmental liability product line and structured insurance and structured reinsurance product lines, such as law firms, consulting firms, investment banks, and merger and acquisition firms. Our failure to develop or maintain relationships with brokers from whom we expect to receive our business could have a material adverse effect on us.

Claims Management

We are establishing several dedicated insurance claims teams in our product lines and we also plan to outsource the review of highly technical or unusually complicated claims where warranted. Our claims teams include claims professionals, actuarial experts and attorneys. These teams are investigating, evaluating and settling claims as efficiently as possible. We are implementing claims handling guidelines and claims reporting and control procedures. We monitor our claims in accordance with these guidelines.

Generally, we involve members of the claims staff in the underwriting process. When a claim is reported, we conduct an initial review of the validity of the claim and communicate the assessment of the availability of coverage and, if possible, the proposed method of handling the claim to the insured. At that time, the claims professionals also communicate with our actuaries, underwriters and management. We base the authority for payment and establishing reserves on the level and experience of our claims personnel.

We have established procedures to record reported insurance claims upon receipt of notice of the claim. To assist with the reporting of significant claims, we intend to develop an information database for large claims. We intend to use this database primarily to quickly report significant events and potential losses, regardless of whether we have exposure. Where it is likely that we have exposure, we expect to use this system to provide direct notification of our exposure to all our underwriters and senior management. We also expect to use the database as an electronic workflow management tool for larger cases that may involve adjustment and coverage issues or litigation.

As any potential insurance claim develops, the claims teams will draw on internal and external resources to settle the claim. We are also establishing networks of external legal and claims experts to augment our own in-house teams. From time to time, we may also enter into agreements with third party administrators and settlement firms to outsource certain claims functions relating to specific claims. Insurance claims for our program business are generally handled by third party administrators of those programs who have limited authority and are subject to regular review and audit by our internal claims teams.

With respect to reinsurance contracts, claims are mainly managed by the claims department of the ceding company or primary insurer. As individual claims become larger and more complex, we may seek, at our discretion and expense, to assume or participate in the administration of specific claims. In addition to managing reported claims and conferring with underlying carriers and ceding companies, our claims professionals will conduct periodic audits of specific claims and the overall claims procedures of our clients. Through these audits, we will seek to evaluate their claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notification procedures, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines. In addition, prior to accepting certain reinsurance risks, our underwriters may request that our claims professionals conduct pre-underwriting claims audits of prospective ceding or primary writing companies.

The claims professionals in our product lines also work with ESC and Quanta Technical Services to offer administration, management and settlement advice and services regarding claims on a fee for service basis to third parties.

Reserves

We are required to establish reserves for losses and loss expenses under applicable insurance laws and regulations and U.S. GAAP. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured and/or reinsured claims that have occurred at or before the balance sheet date, whether already known to us or not yet reported. Our policy is to establish these losses and loss reserves prudently after considering all information known to us as of the date they are recorded.

Loss reserves fall into two categories: case reserves for reported losses and loss expenses associated with a specific reported insured claim and reserves for incurred but not reported, or IBNR, losses and loss expenses. We have established these two categories of loss reserves as follows:

•	Case reserves — Following our analysis of a notice of claim received from an insured, broker or ceding company, we establish a case reserve for the estimated amount of its ultimate settlement and its estimated loss expenses. We establish case reserves based upon the availability of coverage and may subsequently supplement or reduce the reserves as our claims department deems necessary. We also review our case reserves on a quarterly basis.

•	IBNR reserves — We estimate and establish reserves for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves include estimated loss expenses. We calculate IBNR reserves by using generally accepted actuarial techniques. We rely on the most recent information available, including pricing information, industry information and our historical losses and expenses. We will revise these reserves for losses and loss expenses as additional information becomes available and as claims are reported and paid. We also review our IBNR reserves on a quarterly basis.

Loss reserves represent our best estimate, at a given point in time, of the ultimate settlement and administration cost associated with incurred claims. Our ultimate liability may exceed or be less than these estimates. The process of estimating loss reserves requires significant judgment due to a number of variables. Internal and external events, such as fluctuations in inflation, judicial trends, legislative changes and changes in claims handling procedures, will affect these variables. We are not able to directly quantify many of these items, particularly on a prospective basis. There may also be significant lags between the occurrence of the insured event and the time it is actually reported to us.

Several aspects of our insurance and reinsurance products further complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance carriers. Among these aspects are the differences in our policy forms from more traditional forms, the lack of complete historical data for losses and our expectation that losses in excess of our attachment levels will be characterized by low frequency and high severity claims. All of these factors tend to limit the amount of relevant loss experience that we can use to gauge the emergence, severity and payout characteristics of our loss reserves.

We use statistical and actuarial methods to estimate our ultimate expected losses and loss expenses. Several years may pass between the time an insured or reinsured reports a loss to us and the time we settle our liability. During this period, we will learn additional facts and trends related to the loss. As we learn these additional facts and trends, we will adjust case reserves and incurred but not reported reserves as necessary. These adjustments will sometimes require us to increase our overall reserves and at other times will require us to reallocate incurred but not reported reserves to specific case reserves.

We base reserves for losses and loss expenses in part upon our estimates of losses. Initially, it may be difficult for us to estimate losses based upon our own historical claim experiences because of our lack of operating history. Therefore, we utilize commercially available models to evaluate future trends and estimate our ultimate claims costs.

U.S. GAAP does not permit us to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, we establish reserves based upon estimates of total losses as a result of the event and our estimate of the portion of the loss we have insured or reinsured. As a result, we set aside only loss reserves applicable to losses incurred up to the reporting date, with no allowance for the provision of a contingency reserve to account for expected future losses. We will estimate and recognize losses arising from future events at the time the loss is incurred.

To assist us in establishing appropriate reserves for losses and loss expense, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, we use this industry information to guide our loss and loss expense estimates. We will regularly review these estimates, and we will reflect adjustments, if any, in earnings in the periods in which they are determined. We have engaged, and we expect that we will continue, from time to time, to engage, independent external actuarial specialists to review specific reserving methods and results.

While we believe that we are able to make a reasonable estimate of our ultimate losses, we may not be able to predict our ultimate claims experience as reliably as other companies that have had insurance and reinsurance operations for a substantial period of time, and we cannot assure you that our losses and loss expenses will not exceed our total reserves.

Risk Management

We delegate underwriting authority to the leaders of our product lines and to the leaders of our geographic locations, each of whom is highly experienced. We have issued detailed letters of underwriting authority to each of our leaders of our product lines and to each of our underwriters. We review these letters annually. These letters contain underwriting eligibility criteria and quantifiable limits depending on the product line. They also address acceptable terms and conditions. These letters are consistent with profitability guidelines in terms of return on allocated capital by product line. We have implemented a plan to compensate our underwriting officers based on the long-term returns on allocated capital of their respective product lines and intend to regularly review and revise our profitability guidelines to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

We believe we employ a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff. We believe this expertise is guided by the following underwriting principles:

•	Our own independent pricing or risk review of insurance and facultative risks;

•	Acceptance of only those risks that we believe will earn a level of profit commensurate with the risk they present; and

•	Limitation of the business we accept to only that business that is consistent with our corporate risk objectives.

Before we review any treaty proposal, we consider the appropriateness of reinsuring the client, by evaluating the quality of its management and its risk management strategy. In addition, we require each treaty to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We request information on the client's loss history for the perils being insured or reinsured, together with relevant underwriting considerations. If a treaty meets the preceding underwriting criteria, we evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

We are developing enterprise risk management processes to analyze market, event, credit and operational risks. We utilize a risk-adjusted return on capital approach to manage and allocate capital to different lines of business. We base this approach on risk management methodologies for catastrophe, market, credit, operational risk and asset/liability management from actuarial science and capital markets. This approach not only guides our risk-based pricing by setting target combined ratios for each line or product to achieve our targeted return of capital, but also helps build a diversified book of specialized insurance products, taking into account the effect of correlation, which is the degree to which events or financial results tend to correspond to each other.

We have integrated our in-house actuarial staff into our underwriting and decision making process. We use outside consultants as necessary to develop the appropriate analysis for pricing. We perform actuarial and risk analysis using commercial data and models licensed from third parties.

To monitor the catastrophe and correlation risk of our business, we subscribe to and utilize natural catastrophe-modeling tools. We are taking an active role in the evaluation of these commercial catastrophe pricing models and will look to supplement these models if necessary. We use modeling not just to underwrite individual risks, but also to optimize the total return and risk of our underwriting portfolio.

In addition to technical and analytical practices, our underwriters use a variety of means, including specific contract terms, to manage our exposure to loss. We include aggregate policy limits in the contracts of most of the business we write. Additionally, our underwriters use contract exclusions and terms and conditions, as appropriate, to further eliminate particular risk exposures that our underwriting team deems to be unacceptable.

We have also established an internal audit function to review our underwriting processes. The head of the internal audit function reports to the audit committee.

Investments

Our board of directors established our investment policies and created guidelines for hiring external investment managers. Management implements our investment strategy with the assistance of the external managers. Our investment guidelines specify minimum criteria on the overall credit quality, liquidity and risk-return characteristics of our investment portfolio and include limitations on the size of particular holdings, as well as restrictions on investments in different asset classes. The board of directors monitors our overall investment returns and reviews compliance with our investment guidelines.

Our investment strategy seeks to preserve principal and maintain liquidity while trying to maximize total return through a high quality, diversified portfolio. Investment decision making is guided mainly by the nature and timing of our expected liability payouts, management's forecast of our cash flows and the possibility that we will have unexpected cash demands, for example, to satisfy claims due to catastrophic losses. Our investment portfolio currently consists mainly of highly rated and liquid fixed income securities. However, to the extent our insurance liabilities are correlated with an asset class outside our minimum criteria, our investment guidelines will allow a deviation from those minimum criteria provided such deviations reduce overall risk.

Our investment guidelines require compliance with applicable local regulations and laws. Without board approval, we will not purchase financial futures, forwards, options, swaps and other derivatives, except for instruments that are purchased as part of our business, for purposes of hedging capital market risks (including those within our structured product transactions), or as replication transactions, which are defined as a set of derivative, insurance and/or securities transactions that when combined produce the equivalent economic results of an investment meeting our investment guidelines. While we expect that the majority of our investment holdings will be denominated in U.S. dollars, we may make investments in other currency denominations depending upon the currencies in which loss reserves are maintained, or as may be required by regulation or law.

Competition

Insurance and Reinsurance

The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other international insurers and reinsurers and certain underwriting syndicates. Many of these competitors have more, and in some cases substantially more, capital and greater marketing and management resources than we expect to have, and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer. Because we have a limited operating history, many of our competitors also have greater name and brand recognition than we have. In particular, we compete with insurers and reinsurers that provide property and casualty-based lines of insurance and reinsurance, such as ACE,

AIG, CNA, Chubb, XL Capital Ltd., Arch Capital Group Ltd., Swiss Reinsurance Company, Berkshire Hathaway Inc., Munich Re Group and St. Paul Travelers. In addition, there are other Bermuda insurers and reinsurers with whom we compete, such as Endurance Specialty Holdings Ltd., Axis Capital Holdings Limited, Allied World Assurance Company, Ltd., Platinum Underwriters Holdings, Ltd. and Montpelier Re Holdings Ltd. Furthermore, newly formed and existing insurance industry companies have recently raised capital to meet perceived demand in the current environment and address underwriting limit issues. We may not be aware of other companies that may be planning to enter into the same market segments in which we expect to compete or raise new capital. Competition varies depending on the type of business being insured or reinsured. In the specialty market, competition tends to focus more on availability, service and other value-based considerations than on price.

Competition in the types of business that we underwrite is based on many factors, including:

•	management's experience in the line of insurance or reinsurance to be written;

•	strength of client or broker relationships;

•	premiums charged and other terms and conditions offered;

•	services provided, products offered and scope of business, both by size and geographic location;

•	financial ratings assigned by independent rating agencies; and

•	reputation and quality of claims service.

Increased competition could result in fewer applications for coverage, lower premium rates and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital markets participants have recently created alternative products that are intended to compete with reinsurance products. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

Technical Services

The environmental consulting industry is also highly competitive. There are numerous professional engineering and consulting firms and other organizations that provide many of the services offered by us. These competitors range from small local firms to large national firms. The larger, well-established companies have substantially greater financial, management and marketing resources than we do. The smaller competitors tend to be highly specialized technical companies. We believe that the most important competitive factors in this industry include reputation, performance, price, geographic location and availability of technically skilled personnel.

Ratings

Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers. A.M. Best maintains a letter scale rating system ranging from "A++" (superior) to "F" (in liquidation). The objective of A.M. Best's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect only our ability to pay policyholder claims. They are not a recommendation to buy, sell or hold our shares. These ratings are subject to periodic review by, and may be revised or revoked at the sole discretion of, A.M. Best. We have received a rating of "A−" (excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. As a result of the losses expected to be incurred by us due to Hurricanes Katrina and Rita, on October 5, 2005, A.M. Best placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe under review with negative implications. For further information regarding A.M. Best's rating action and our plans in response to the ratings action, see "Business — Recent Developments."

Regulation

The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. However, the EU has recently adopted a directive which when introduced in each Member State, will introduce full regulation of reinsurers, broadly in line with current regulation for direct insurance. In Bermuda we operate under relatively less intensive regulatory regimes. However, in the United States and United Kingdom, licensed insurers and reinsurers, and in Ireland, licensed insurers, must comply with more complex financial supervision standards. Accordingly, Quanta Europe is subject to extensive financial regulation in Ireland, Quanta U.K. is subject to extensive regulation under applicable statutes in Ireland and the United Kingdom, Syndicate 4000 is subject to extension regulation in the United Kingdom and Quanta Specialty Lines and Quanta Indemnity are subject to extensive financial regulation under applicable statutes in the United States.

Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations, generally administered by a department of insurance in each jurisdiction in which we will do business, relate to, among other things:

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their agents;

•	limits on the size and nature of risks assumed;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	approval of policy forms and premium rates;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	in Bermuda, requiring an insurer to maintain a principal office in Bermuda and appointing and maintaining a principal representative in Bermuda, which is presently Scott J. Bradley. It is the duty of the principal representative, forthwith on reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable event has, to the principal representative's knowledge, occurred or is believed to have occurred, to notify the BMA and, within 14 days of such notification, to make a report in writing to the BMA setting out all the particulars of the case that are available to the principal representative;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premium, losses and other purposes.

Insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. For further information regarding the regulations applicable to our businesses, see our Annual Report on Form 10-K for the year ended December 31, 2004.

Employees

We currently employ approximately 350 full-time employees. Approximately 210 employees work in our specialty insurance, specialty reinsurance, programs and structured product lines. They primarily include underwriting officers, underwriters, actuaries, attorneys, claims personnel and administrative personnel. Approximately 140 work in our technical services product line. Of these employees, approximately 100 are professional staff with degrees in engineering, geological sciences, toxicology, chemistry, public health, biology, environmental science, and/or environmental management. Their backgrounds are in industry, consulting, and federal and state regulatory agencies.

We have entered into an employment agreement with Michael J. Murphy, deputy chairman of our board of directors and chairman of the office of strategic innovation, through September 2008. The term of Mr. Murphy's employment agreement continues until September 3, 2008 and will be automatically renewed for additional one-year terms unless notice of termination of Mr. Murphy's employment is provided by us or Mr. Murphy at least 90 days prior to the end of the term. While we also have arrangements with Jonathan J.R. Dodd, our Chief Financial Officer, and Gary G. Wang, our Chief Risk Officer, and other key employees for payment of salaries, bonuses and other compensation, none of these employees presently have non-competition agreements with us or agreements requiring us to employ them over a fixed term. Therefore, these other executive officers and key employees may voluntarily terminate their employment with us at any time and are not restricted from seeking employment with our competitors or others who may seek their expertise. We do not currently maintain key man life insurance policies with respect to any of our employees other than a $10 million policy on the life of Mr. Murphy.

DIRECTORS AND EXECUTIVE OFFICERS

On November 21, 2005, our board of directors appointed Robert Lippincott III as Interim Chief Executive Officer and President. Mr. Lippincott succeeded Tobey J. Russ who resigned as our chief executive officer and president and as a director. Mr. Lippincott has served as a director of our company since March 2005 and has over 36 years experience in the insurance industry. Our board of directors has also concluded its search for a permanent Chief Financial Officer and has appointed our Interim Chief Financial Officer, Jonathan J.R. Dodd, to that position.

On October 24, 2005, our board of directors elected James J. Ritchie as its Chairman of the Board. In his new role, Mr. Ritchie leads the work of our board of directors, particularly with respect to our strategy development and monitoring its execution. The board of directors also established an executive committee consisting of Mr. Ritchie, who serves as its chairman, and Robert Lippincott III, our Interim Chief Executive Officer. The executive committee has been charged to work with management on the execution of our core strategies.

As a result of the appointment of Mr. Lippincott as our Interim Chief Executive Officer and President, a majority of our board of directors is no longer comprised of independent directors as defined in the Nasdaq Marketplace Rules. Pursuant to the Nasdaq Marketplace Rules, we must regain compliance with the requirement by the earlier of our next annual shareholders' meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. Our Governance and Nominating Committee has commenced a search for an independent director and intends to fill that vacancy prior to our annual general meeting of shareholders in 2006.

Our company's directors and executive officers are as follows:

Name	Age	Positions
Robert Lippincott III(1)	58	Interim Chief Executive Officer and President and Director
James J. Ritchie(1)(2)(3)(4)	51	Chairman of the Board
Michael J. Murphy	54	Deputy Chairman of the Board and Chairman of the Office of Strategic Innovation
Jonathan J.R. Dodd	36	Chief Financial Officer
Gary G. Wang	41	Chief Risk Officer
Nigel W. Morris(2)(3)(4)	47	Director
W. Russell Ramsey	45	Director
Wallace L. Timmeny(2)(3)(4)	68	Director

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Governance and Nominating Committee

(4)	Member of the Compensation Committee

Robert Lippincott III — 58 — Interim Chief Executive Officer and President and Director. Mr. Lippincott was appointed as our Interim Chief Executive Officer and President on November 21, 2005. He has served as a director since March 2005 and prior to his appointment as our Interim Chief Executive Officer, he also served on our Audit Committee. Mr. Lippincott has been the President of Lippincott Consulting Holding LLC, which provides consulting services to the insurance and reinsurance industries since January 2005. From April 2003 until December 2004, Mr. Lippincott served as Executive Vice President of Towers Perrin Reinsurance, a reinsurance intermediary. From October 1983 to March 2003, Mr. Lippincott served in a number of positions at the AXA group of insurance companies, most recently, from January 2001 to February 2003 as the Chairman, President and Chief Executive Officer of AXA Re Property and Casualty Insurance Company. He was also the founder of the U.S. reinsurance operations of AXA Reinsurance Company. Prior to his employment with AXA, Mr. Lippincott served in various positions at Tokyo Reinsurance Company, MONY Reinsurance Company, INA Reinsurance Company and Aetna Casualty and Surety Company. Mr.

Lippincott currently also serves as a director of privately held AXA Art Insurance Company, where he is a member of the compensation committee. He was also the former president and director of the Independent Reinsurance Underwriters Association of America.

James J. Ritchie — 51 — Chairman of the Board. Mr. Ritchie has served as a director since September 2003 and as Chairman of the Board since October 2005. As non-executive Chairman of the Board, Mr. Ritchie leads the work of the Board particularly with respect to our strategy development and monitoring its execution. He has over 28 years of experience in the insurance and financial services industries, particularly in the U.S. and international insurance and reinsurance industries. From February 2001 until May 2003, he served as managing director and chief financial officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company and served as a group chief financial officer for White Mountains Insurance Group, Ltd. From December 2000 until February 2001, Mr. Ritchie was a consultant for White Mountains Insurance Group, Ltd. From 1986 until 2000, Mr. Ritchie held various positions with CIGNA Corporation including chief financial officer of the company's international division and head of its internal audit division. Prior to Mr. Ritchie's insurance career, from 1977 until 1986, he served in the audit group at Price Waterhouse, including as a senior audit manager. Mr. Ritchie is also a member of the board of directors and chairman of the audit committee of Ceres Group, Inc., a public company engaged in an array of health and life insurance products and of KMG America Corporation, a public company engaged in life and health insurance risk assumption, third-party administration and medical management services. He is a certified public accountant and participates in various industry groups, including Financial Executives International, the National Association of Corporate Directors, the American Institute of Certified Public Accountants and the Institute of Internal Auditors.

Michael J. Murphy — 54 — Deputy Chairman of the Board and Chairman of the Office of Strategic Innovation. Mr. Murphy was appointed as our Deputy Chairman of the Board in 2003. He served as our Chief Operating Officer from 2003 until March 2005. He has served as our Chairman of the Office of Strategic Innovation since March 2005. From January 2001 to June 27, 2003, Mr. Murphy served as executive vice president of CFS where he was responsible for Chubb's environmental solutions business. Mr. Murphy was also the chairman of the board of directors and co-founder of ESC. He has over 25 years of experience in risk analysis and has played an active role in the development of environmental policy and technical risk assessment procedures for the environmental insurance industry. Prior to co-founding ESC, he was the chief operating officer of Risk Science International, a corporate division of Frank B. Hall & Co. Mr. Murphy was formerly appointed to the World Health Organization's Expert Advisory Consultation of Environmental Risk Management and testified on waste policy issues before the House of Lords Conference to assist in establishing U.K. waste policy.

Jonathan J.R. Dodd — 36 — Chief Financial Officer. Mr. Dodd joined our company in September 2003 and has 15 years of finance and insurance industry experience. Mr. Dodd was appointed as our Chief Financial Officer in November 2005. Prior to serving as our Chief Financial Officer, Mr. Dodd has served as our Interim Chief Financial Officer and as our Group Controller. Before joining our company, he served for approximately three years as director and the head of finance and operations for Allianz Risk Transfer — North America. His prior experience also includes a management position at Centre Solutions Ltd. and serving as a senior audit manager at KPMG LLP.

Gary G. Wang — 41 — Chief Risk Officer. Mr. Wang was appointed our Chief Risk Officer in September 2003. Prior to joining us, Mr. Wang served as senior vice president and director of research at CFS since December 2002. He has ten years of experience in the financial services industry, including service as head of Asia Risk Finance of Barclays Capital Asia, an investment banking subsidiary of Barclays Capital, from February 1998 to May 2000, senior derivatives trader of Barclays Capital New York from May 1996 to February 1998 and senior quantitative analyst at Wells Fargo Bank from January 1994 to May 1996. He is a co-founder of China Network International, a telecom services company in China. He also serves as a director of China Risk Finance and Jade Capital Management, both of which are privately held companies engaged in consumer credit and direct investment businesses in China.

Nigel W. Morris — 47 — Director. Mr. Morris has served as a director since September 2003. Mr. Morris is the President of Ffestiniog Company LLC., an investment company. Until April 2004, he was the Vice Chairman of the board of directors of Capital One Financial Corporation ("Capital One"), a leading provider of consumer financial products, which he co-founded in 1995. From 1995 until May 2003, Mr. Morris was the President and Chief Operating Officer of Capital One. Mr. Morris has been named, among other honors, "Entrepreneur of the Year" in July 1999 by the London School of Business and has served the State of Virginia at the request of Virginia Governor Mark Warner as Vice Chairman of Virginia's Commission on Efficiency and Effectiveness in 2002 and as a member of the Governor's Counsel on Virginia's Future in 2003. He is currently a member of the governing body of the London School of Business and serves on the board of directors and the audit committee of The Economist Group. He is a trustee of New Philanthropy Capital, a charity in the United Kingdom that develops and encourages more effective charitable giving worldwide.

W. Russell Ramsey — 45 — Director. Mr. Ramsey has served as a director since September 2003. Mr. Ramsey is the Chairman and Chief Executive Officer of Ramsey Asset Management GP, LLC, an asset manager and the successor in interest to the BEM Capital Management group of companies founded by Mr. Ramsey in May 2001. Mr. Ramsey is also a co-founder of Friedman, Billings, Ramsey Group, Inc., a national investment bank. Mr. Ramsey has been a director of Friedman, Billings, Ramsey Group, Inc. since its inception in 1989. Further, Mr. Ramsey served as president and secretary of Friedman, Billings, Ramsey Group, Inc. from 1989 to 1999 and served as its president and co-chief executive officer from 1999 to December 2001. Mr. Ramsey currently also serves on the board of directors and the audit committee of JER Investors Trust, a company which invests in and originates real estate financial products, primarily commercial mortgage-backed securities and nonconforming mezzanine and other mortgage loans. He also serves on the board of directors at George Washington University and on the advisory council of the National Geographic Society.

Wallace L. Timmeny — 68 — Director. Mr. Timmeny has served as a director since September 2003. Mr. Timmeny is a partner in the Washington, D.C. office of Dechert LLP, a law firm, which he joined in 1996. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. Mr. Timmeny has served as an adjunct professor at American University School of Law, George Mason University School of Law and Georgetown University School of Law. From 1965 to 1979, Mr. Timmeny was an attorney with the SEC and ultimately the deputy director of the Division of Enforcement of the SEC. Mr. Timmeny also serves as a director of Friedman, Billings, Ramsey Group, Inc., a position he has held since December 29, 1997 and as the Chairman of the Risk Management Committee of Friedman, Billings, Ramsey Group, Inc. In addition, since August 2004, Mr. Timmeny is serving as a director, a member of the Audit Committee and the Chairman of the Compensation Committee of publicly traded Waste Services Inc., a multi-regional, integrated solid waste company providing collection, transfer, landfill disposal and recycling services for commercial, industrial and residential customers in the United States and Canada.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

The following description of the terms of the series A preferred shares supplements the description of the general terms and provisions of the preferred shares set forth under "Description of Share Capital — Preferred Shares" beginning on page 32 of the accompanying prospectus. The following summary of the terms of the series A preferred shares does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation creating the series A preferred shares, which will be included as an exhibit to documents that we file with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, "we," "us," "our" and "Quanta Capital" mean Quanta Capital Holdings Ltd. and do not include its subsidiaries.

General

On                  , 2005, our board of directors approved the Certificate of Designation setting forth the specific rights, preferences, limitations and other terms of the series A preferred shares.

The series A preferred shares:

•	rank senior to our junior stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior stock includes our common shares and any other class of our shares that ranks junior to the series A preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up;

•	rank at least equally with any class of our shares ranking on parity with the series A preferred shares as to dividends and distributions upon our liquidation, dissolution or winding-up, which we refer to as parity stock. As of the date of this prospectus supplement, no series of parity stock or stock ranking senior to the series A preferred shares has been issued; and

•	are equity interests and do not constitute indebtedness and will rank junior to all of our indebtedness and other non-equity claims against us with respect to assets available to satisfy claims, including in the event of our liquidation, dissolution or winding-up.

At present, we have no issued shares that are senior to or in parity with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up with the series A preferred shares. Our board of directors may from time to time create and issue preferred shares of other series without the approval of our shareholders and fix their relative rights, preferences and limitations.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other non-equity claims). The series A preferred shares will be fully-paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the series A preferred shares will not have preemptive or subscription rights to acquire more of our capital shares.

The series A preferred shares will not be convertible into, or exchangeable for, shares of any other class or series or other securities of ours or our property or assets. If we experience a change of control, we may be required to make offers to redeem the series A preferred shares at a price of $25.25 per share, plus declared but unpaid dividends and additional amounts, if any, to the date of redemption and on the terms described in this prospectus supplement. The series A preferred shares have no stated maturity and will not be subject to any sinking fund and will not be convertible into any of our other securities or property.

Dividends

Dividends on the series A preferred shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the series A preferred shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the series A preferred shares.

Holders of series A preferred shares will be entitled to receive, only when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Bermuda law, non-cumulative cash dividends from the original issue date, quarterly in arrears on the fifteenth day of March, June, September and December of each year, commencing on March 15, 2006 without accumulation of any undeclared dividends. To the extent declared, these dividends will accumulate, with respect to each dividend period, in an initial amount per share equal to       % of the liquidation preference per annum (equivalent to $       per share) up to but not including June 15, 2006. On June 15, 2006, December 15, 2006, June 15, 2007 and December 15, 2007, dividends will reset and accumulate when and if declared, with respect to each subsequent dividend period, at the dividend rate per annum in effect immediately prior to the reset plus       % of the liquidation preference per annum (equivalent to $       per share). From and after December 15, 2007, dividends declared on the series A preferred shares will accumulate, with respect to each dividend period, in an amount per share equal to     % of the liquidation preference per annum (equivalent to $       per share). In the event that we issue additional series A preferred shares after the original issue date, to the extent declared, dividends on such additional series A preferred shares may accumulate from the original issue date or any other date we specify at the time such additional series A preferred shares are issued.

Dividends will be payable to holders of record of the series A preferred shares as they appear in our register of members on the applicable record date, which shall be the last calendar day of the month preceding that dividend payment date or such other record date fixed by our board of directors that is not more than 60 nor less than 10 days prior to such dividend payment date. These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As used in this prospectus supplement, "business day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City or Hamilton, Bermuda generally are authorized or obligated by law or executive order to close.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the series A preferred shares and will end on and exclude the March 15, 2006 dividend payment date. Dividends payable on the series A preferred shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day after the original dividend payment date, and no additional dividends will accumulate on the amount so payable from such date to such next succeeding business day.

So long as any series A preferred shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding series A preferred shares and parity stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend shall be paid or declared on our common shares or any other shares of our junior stock, other than a dividend payable solely in our common shares or other junior stock; and

•	no common shares or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock or the exchange or conversion of one share of junior stock for or into another share of junior stock, (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or (3) as permitted by the bye-laws of Quanta Holdings in effect on the date of issuance of the series A preferred shares.) See "Risk Factors — If we determine that your ownership of our shares may result in adverse consequences, we may require you to sell your shares to us" in the accompanying prospectus.

When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity stock (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the series A preferred shares, on a dividend payment date falling within the related dividend period for the series A preferred shares) upon the series A preferred shares and any parity stock, all dividends declared by the board of directors of Quanta Holdings or a duly authorized committee of the board upon the series A preferred shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the series A preferred shares, on a dividend payment date falling within the related dividend period for the series A preferred shares) shall be declared by the board or such committee pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per series A preferred share and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the series A preferred shares, on a dividend payment date falling within the related dividend period for the series A preferred shares) bear to each other.

As used in this prospectus supplement, "junior stock" means any class or series of our shares that ranks junior to the series A preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of Quanta Holdings. Junior stock includes our common shares.

As used in this prospectus supplement, "parity stock" means any class or series of our shares that ranks equally with the series A preferred shares as to payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Quanta Holdings. At present, we have not issued shares that would be considered parity stock with the series A preferred shares.

Certain Restrictions on Payment of Dividends

Quanta Holdings is a holding company and has no direct operations. The ability of Quanta Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to Quanta Holdings. Under Bermuda law, Quanta Holdings may not declare or pay a dividend if there are reasonable grounds for believing that Quanta Holdings is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of Quanta Holding's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, our operating subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Bermuda law and regulations, including, but not limited to Bermuda insurance regulation, restricts the declaration and payment of dividends and the making of distributions by Quanta Bermuda and Quanta U.S. Re unless specific regulatory requirements are met. In addition, each of Quanta Europe, Quanta Specialty Lines and Quanta Indemnity is subject to significant regulatory restrictions limiting its ability to declare and pay dividends. As of September 30, 2005, Quanta Bermuda could contribute approximately $76 million to Quanta Holdings without regulatory approval. The capital requirements of A.M. Best may also act as a constraint on the amount of dividends we may be able to pay.

We have obtained a consent under our current letter of credit and revolving credit facility for the issuance of, and the payment of dividends on, the series A preferred shares, which is conditioned upon the review and approval by the administrative agent of the facility of the terms of the series A preferred shares. Although we believe that the administrative agent will consent to the issuance of the series A preferred shares under our current letter of credit and revolving credit facility, we expect that the facility will prohibit us from paying dividends on the series A preferred shares so long as there is a default under that agreement. Future credit agreements or other agreements relating to our indebtedness may also contain provisions prohibiting or limiting the payment of dividends on our series A preferred shares under certain circumstances.

Payment of Additional Amounts

We will make all payments on the series A preferred shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties,

assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of Bermuda or any other jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the series A preferred shares such additional amounts as dividends as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the Certificate of Designation to be then due and payable.

We will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such series A preferred shares or any series A preferred shares presented for payment more than 30 days after the Relevant Date. The "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the series A preferred shares;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference;

(3)	any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such series A preferred shares to comply with any reasonable request by us addressed to the holder within 90 days of such request(a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(4)	any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

(5)	any combination of items (1), (2), (3) and (4).

In addition, we will not pay additional amounts with respect to any payment on any such series A preferred shares to any holder who is a fiduciary, partnership, limited liability company or other pass-thru entity other than the sole beneficial owner of such series A preferred shares if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-thru entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the series A preferred shares.

If we become obligated to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the series A preferred shares. See "— Tax Redemption" in this prospectus supplement.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Quanta Holdings, holders of the series A preferred shares are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of indebtedness and other non-equity claims, if any, a liquidating distribution in the amount of $25 per share plus declared but unpaid dividends and additional amounts, if any, without accumulation of any undeclared dividends before any distribution of assets is made to holders of our common shares, or any of our other shares ranking junior to the series A preferred shares. Holders of the series A preferred shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the series A preferred shares and all holders of any parity stock, the amounts paid to the holders of the series A preferred shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the series A preferred shares and any holders of parity stock, the holders of our other capital shares shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

A consolidation, amalgamation, merger, arrangement or reconstruction involving Quanta Holdings or the sale or transfer of all or substantially all of the share capital or the property or business of Quanta Holdings will not be deemed to constitute a liquidation, dissolution or winding-up of Quanta Holdings.

Redemption

The series A preferred shares are not subject to any sinking fund, retirement fund, purchase fund or other similar provisions. The series A preferred shares are not redeemable prior to December 15, 2010, except as described below. On and after that date, the series A preferred shares will be redeemable at our option, in whole or in part, upon not less than 30 nor more than 60 days, prior written notice, at the redemption price per share set forth below, plus declared but unpaid dividends and additional amounts, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Per Share Redemption Price
2010	$
2011	$
2012	$
2013	$
2014	$
2015 and thereafter	$

At any time prior to December 15, 2010, we have the option to redeem the series A preferred shares if we submit to the holders of our common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving Quanta Holdings that requires, or if we submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation) that requires, in either case, a vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preferred shares as a single class (alone or with one or more other classes or series of preferred shares). Our option to redeem the series A preferred shares under such circumstances shall be upon not less than 30 nor more than 60 days prior written notice to redeem all of the outstanding series A preferred shares for cash at a redemption price of $26 per share, plus declared but unpaid dividends and additional amounts, if any, without accumulation of any undeclared dividends to the date of redemption.

If the series A preferred shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the series A preferred shares to be redeemed, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption thereof; provided that, if the series A preferred shares are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of series A preferred shares to be redeemed and, if less than all the series A preferred shares held by such holder are to be redeemed, the number of such series A preferred shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where holders may surrender certificates evidencing the series A preferred shares for payment of the redemption price.

If notice of redemption of any series A preferred shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the series A preferred shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such series A preferred shares, and all rights of the holders of such series A preferred shares will terminate, except the right to transfer the series A preferred shares prior to the redemption date and the right to receive the redemption price.

In case of any redemption of only part of the series A preferred shares at the time in issue, the series A preferred shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Tax Redemption

We will have the option to redeem for cash the series A preferred shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures described under "— Redemption" above, at a redemption price of $25 per share plus declared but unpaid dividends and additional amounts, if any, to the date of redemption, without interest on such unpaid dividends, if there is a "change in tax law" that, in the opinion of counsel experienced in such matters, would require us or any successor corporation to pay any additional amounts with respect to the series A preferred shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor corporation.

In addition, we will have the option to redeem for cash any or all series A preferred shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures set forth under "— Redemption" above, at a redemption price of $25 per share plus declared but unpaid dividends and additional amounts, if any, to the date of redemption, without interest on such unpaid dividends, if the entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of series A preferred shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor corporation.

A "change in tax law" that would trigger the provisions of the preceding paragraph would be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after the date of this prospectus supplement. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the series A preferred shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which Quanta Holdings or a successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

Redemption at the Option of Holders

If a Change of Control (as defined below) occurs, you will have the right, exercisable at your option, subject to legally available funds and to the terms and conditions of our bye-laws and memorandum of association, to require us to redeem any or all of your preferred shares. We will redeem the series A preferred shares at a price equal to $25.25 for each series A preferred share to be redeemed plus an amount equal to any declared but unpaid dividends and additional amounts, if any, without accumulation of any undeclared dividends to, but excluding, the Change of Control redemption date (as defined below), unless such Change of Control redemption date falls after a record date and on or prior to the corresponding dividend payment date, in which case (1) we will pay the full amount of accumulated but unpaid dividends, including additional amounts, if any, payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (2) the redemption price payable on the Change of Control redemption date will include only the redemption price of $25.25 per share, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date. We will be required to redeem the series A preferred shares as of a date (which we refer to as the Change of Control redemption date) that is not more than 30 calendar days after we mail to all holders of the series A preferred shares a notice regarding the Change of Control as described below. If such thirtieth calendar day is not a business day, the Change of Control redemption date will be the next succeeding business day. We will pay the redemption price in cash.

A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"));

•	the adoption of a scheme of arrangement the consummation of which would result in our liquidation or dissolution;

•	the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

•	the consummation of any amalgamation, merger or consolidation to which we are a party the result of which is that, immediately after such transaction, the holders of all of our outstanding voting shares immediately prior to such transaction hold 50% or less of the aggregate voting power of the voting shares of the person surviving such transaction; or

•	during any period of two consecutive years, individuals (other than directors elected by the holders of series A preferred shares and parity stock) who at the beginning of such period comprised our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors (other than directors elected by the holders of series A preferred shares and parity stock) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office (other than directors elected by the holders of series A preferred shares and parity stock).

The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

Within 30 calendar days after the occurrence of a Change of Control, we are obligated to (1) mail to all holders of series A preferred shares at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law or (2) to cause DTC to send a notice to its participants that own series A preferred shares a notice regarding the Change of Control, stating, among other things:

•	the event causing a Change of Control;

•	the date of such Change of Control;

•	the last date on which the redemption right triggered by such Change of Control may be exercised;

•	the Change of Control redemption price;

•	the Change of Control redemption date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to exercise this right.

To exercise this right, you must deliver a written notice to the transfer agent prior to the close of business on the business day immediately before the Change of Control redemption date. The required redemption notice upon a Change of Control must state:

•	if certificated preferred shares have been issued, the certificate numbers of the series A preferred shares, or if not, such information as may be required under applicable DTC procedures;

•	the number of series A preferred shares to be redeemed; and

•	that we are to redeem such series A preferred shares pursuant to the applicable provisions of the series A preferred shares and subject to the terms and conditions contained in our bye-laws and memorandum of association.

You may withdraw any Change of Control redemption notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day before the Change of Control redemption date. The notice of withdrawal must state:

•	the number of the withdrawn series A preferred shares;

•	if certificated series A preferred shares have been issued, the certificate numbers of the series A preferred shares, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of series A preferred shares that remain subject to your Change of Control redemption notice.

A holder must either effect book-entry transfer or deliver the series A preferred shares to be redeemed, together with necessary endorsements, to the office of the transfer agent after delivery of the Change of Control redemption notice to receive payment of the Change of Control redemption price. You will receive payment in cash on the later of the Change of Control redemption date or the time of book-entry transfer or the delivery of the series A preferred shares. If the transfer agent holds cash sufficient to pay the Change of Control redemption price of the series A preferred shares on the business day following the Change of Control redemption date, then, immediately after the Change of Control redemption date:

•	the series A preferred shares will cease to be outstanding;

•	dividends will cease to accumulate; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the series A preferred shares is made or whether or not the series A preferred shares are delivered to the transfer agent.

The Change of Control redemption feature of the series A preferred shares may in certain circumstances make more difficult or discourage a takeover of our company. The Change of Control redemption feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate common shares;

•	to obtain control of our company by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the terms of the Change of Control redemption feature resulted from negotiations between the underwriters and us.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control with respect to the Change of Control redemption feature of the series A preferred shares but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in connection with any offer by us to redeem the preferred shares.

Certain Restrictions on Redemptions

Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company's share premium account before the redemption date.

Under Section 42 of the Companies Act 1981, or the Companies Act, no redemption may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities, issued share capital and share premium accounts. A minimum issued share capital of $12,000 must always be maintained.

Our ability to effect a redemption of the series A preferred shares may be subject to the performance of our subsidiaries. Distribution to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.

Under Bermuda law, we may not redeem our preferred shares (including the series A preferred shares) at any time if we have reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. Preferred shares (including the series A preferred shares) may not be redeemed except out of the capital paid up thereon or out of our funds that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption. The premium, if any, payable on redemption must be provided for out of our funds that would otherwise be available for dividends or distributions or out of our share premium account before the preferred shares are redeemed. Preference shares also may not be redeemed if as a result of the redemption, our issued share capital would be reduced below the minimum capital specified in the memorandum of association of Quanta Holdings. As of September 30, 2005, Quanta Bermuda could contribute approximately $76 million to Quanta Holdings' without regulatory approval.

Our secured letter of credit and revolving credit facility does, and any future credit agreements or other agreements relating to our indebtedness may, contain provisions prohibiting the redemption of the preferred shares under certain circumstances, or expressly prohibit our redemption of the preferred shares upon a Change of Control or may provide that a Change of Control constitutes an event of default under that agreement. If a Change of Control occurs at a time when we are prohibited from redeeming preferred shares for cash, we could seek the consent of our lenders to redeem the preferred shares or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to redeem the preferred shares for cash.

Voting Rights

Except as provided below, the holders of the series A preferred shares will have no voting rights.

Whenever dividends payable on series A preferred shares have not been declared by the board of directors and paid for an aggregate amount equivalent to six full quarterly dividends (whether or not consecutive) on all of the series A preferred shares or any class or series of parity stock then outstanding, the holders of the series A preferred shares, together with the holders of each such class or series of parity stock, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors, provided that the election of any such directors shall not cause us to violate the corporate governance requirements of The Nasdaq Stock Market, Inc. (or any other exchange or quotation system on which our securities may be listed or quoted) that listed companies must have a majority of independent directors.

Whenever dividends on the series A preferred shares and the parity stock then outstanding have been paid in full, or declared and sufficient funds have been set aside, for at least four dividend periods, whether or not consecutive, the right of holders of the series A preferred shares and the parity stock to be represented by directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future suspension of payments in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the terms of office of the additional directors elected or appointed to the board of directors will terminate. In determining whether dividends have been paid for four dividend periods during the period in which such special voting power has vested in the holders of the series A preferred shares and the parity stock as described in the preceding paragraph, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.

At any time when such special voting power has vested in the holders of the series A preferred shares and the parity stock as described in the preceding paragraph, such right may be exercised initially either at a special meeting of the holders of the series A preferred shares and parity stock or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. At any time when such special right has vested, our chairman or president will, upon the written request of the holders of record of at least 10% of the series A preferred shares and the parity stock then outstanding addressed to our secretary, call a special general meeting of the holders of the series A preferred shares and parity stock for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda). Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.

At any annual or special general meeting at which the holders of the series A preferred shares and the parity stock have the special right to elect directors as described above, the presence, in person or by proxy, of the holders of more than 50% of the series A preferred shares and the parity stock will be required to constitute a quorum for the election of any director by the holders of the series A preferred shares and the parity stock, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of the series A preferred shares and the parity stock will not prevent the election of directors other than those to be elected by the series A preferred shares and the parity stock, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by the series A preferred shares and the parity stock, voting as a class. Whether a plurality, majority or other portion of the series A preferred shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the aggregate voting power, as determined under our bye-laws and Certificate of Designation, of the series A preferred shares and voting preferred shares voted. See "Risk Factors — Provisions in our charter documents may reduce or increase the voting power associated with our shares" in the accompanying prospectus and "— Limitations on Voting Rights and Restrictions on Transfer."

Any director elected by the holders of the series A preferred shares and the parity stock may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our bye-laws, of series A preferred shares and any other shares of voting parity stock then outstanding (voting together as a single class) when they have the special voting rights described above. So long as such special voting rights shall continue, any vacancy in the office of such a director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of such other director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding series A preferred shares and any other shares of voting parity stock then outstanding (voting together as a single class) when they have the voting rights described above. Any vote of shareholders to remove, or to fill a vacancy in the office of, such a director may be taken only at a special general meeting of such shareholders, called as provided above for an initial election of such directors after a series A preferred shares and the parity stock have the special right to elect directors as described above (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of Quanta Holdings, in which event such election shall be held at such next annual or special general meeting of shareholders). The directors elected by the holders of the series A preferred shares and the parity stock shall each be entitled to one vote per director on any matter. Each such director elected at any special general meeting of shareholders or by written consent of the other directors elected by the holders of the series A preferred shares and the parity stock shall hold office until the next annual meeting of the shareholders of Quanta Holdings if such office shall not have previously terminated as above provided.

During any period in which the holders of the series A preferred shares and the parity stock have the right to vote as a class for directors as described above, any vacancies in our board of directors (other than directors elected by the holders of series A preferred shares) will be filled by vote of a majority of our board of directors pursuant to our bye-laws. During such period, the directors so elected by the holders of the series A preferred shares and the parity stock will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the series A preferred shares and the parity stock to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of the series A preferred shares and the parity stock to vote as a class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the series A preferred shares and the parity stock will terminate.

Without the written consent of the holders of at least 75% of the series A preferred shares at the time outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the series A preferred shares, we may not take any action that would vary the rights attached to the series A preferred shares or effect any amalgamation that would vary the rights of the series A preferred shares. Notwithstanding the foregoing, the issuance of any shares that are senior to, in parity with or junior to the series A preferred shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up or our purchase or redemption of any of our own shares will not be deemed a variation of the rights of the series A preferred shares. Holders of the series A preferred shares are not entitled to vote on any sale of all or substantially all of the assets of Quanta Holdings. The Companies Act provides that in certain circumstances, non-voting shares have the right to vote (for example without limitation, converting a limited liability company to unlimited liability company, discontinuance of a company from Bermuda, or conversion of preferred shares into redeemable preferred shares).

Without the consent of the holders of the series A preferred shares, so long as such action does not affect the special rights, preferences, privileges and voting powers of the series A preferred shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the series A preferred shares:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designation for the series A preferred shares that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the series A preferred shares that is not inconsistent with the provisions of the Certificate of Designation.

On any item on which the holders of the series A preferred shares are entitled to vote, such holders will be entitled to one vote for each series A preferred share held.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding series A preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of series A preferred shares to effect such redemption.

Limitations on Voting Rights and Restrictions on Transfer

Holders of the series A preferred shares only have the right to vote in limited circumstances, as set forth above under "— Voting Rights." Pursuant to a mechanism specified in our bye-laws and Certificate of Designation, the voting rights exercisable by a shareholder may be limited. Our bye-laws and Certificate of Designation provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, constructively or by attribution, shares (including shares of series A preferred shares) with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all shares that a person is deemed to own directly, are beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, or, in the case of a U.S. Person, are owned indirectly (within the meaning of Section 958(a) of the Internal Revenue Code) or constructively (within the meaning of Section 958(b) of the Internal Revenue Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be. "U.S. Person" means (1) an individual who is a citizen or resident of the United States, (2) a corporation or partnership that is, as to the United States, a domestic corporation or partnership, (3) an estate that is subject to United States federal income tax on its income regardless of its source, and (4) a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

Our bye-laws contain several provisions restricting the transferability of shares. Our directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be (1) that any person would become or continue to be a 9.5% Shareholder or (2) that any person would become or continue to be a United States 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to our ability to issue or repurchase shares. "U.S. 25% Shareholder" means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code, 25% or more of either (1) the total combined voting rights attaching to the issued shares and the issued shares of any other class of Quanta Holdings or (2) the total combined value of the issued shares and any other issued shares of Quanta Holdings, determined pursuant to Section 957 of the Internal Revenue Code. For further information, see "Description of Share Capital — Limitation on Voting Rights" and "— Restrictions on Transfer" in the accompanying prospectus.

Conversion

The series A preferred shares are not convertible into or exchangeable for any other securities or property of Quanta Holdings.

Listing of the Series A Preferred Shares

We have applied to list the series A preferred shares on Nasdaq under the symbol "QNTAP." We expect that, if approved, trading of the series A preferred shares on Nasdaq will commence within a 30-day period after initial delivery of the series A preferred shares.

Transfer Agent

The transfer agent for the series A preferred shares is The Bank of New York, whose principal executive office is located at One Wall Street, New York, NY 10286.

Book-Entry; Delivery and Form

The series A preferred shares will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that we will not issue certificates to you for the series A preferred shares except in limited circumstances. The global securities will be issued to DTC, the depository for the series A preferred shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the series A preferred shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase series A preferred shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the series A preferred shares on DTC's records. Since you actually own the series A preferred shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the series A preferred shares. DTC's records only show the identity of the direct participants and the amount of the series A preferred shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC's nominee and we will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner.

It is DTC's current practice, upon receipt of any payment of dividends or liquidation amounts, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the series A preferred shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or us.

Series A preferred shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the series A preferred shares to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the series A preferred shares at its corporate office.

MATERIAL TAX CONSIDERATIONS

The following summary sets forth the material U.S. federal income tax consequences particular to the series A preferred shares and does not purport to be complete. The summary supplements and is qualified by the discussion of material United States federal income tax consequences set forth under "Material Tax Considerations" in the accompanying prospectus. This summary deals only with holders of the series A preferred shares that are U.S. Persons. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, partnerships and other pass-through entities, persons whose functional currency is not the U.S. dollar, expatriates, persons who are considered with respect to Quanta Holdings or any of its subsidiaries as 10% U.S. Shareholders (as defined in the accompanying prospectus) or persons who hold the series A preferred shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. In addition, this discussion does not apply to shareholders that are subject to the alternative minimum tax. This discussion does not include any description of the tax laws of any state or local governments within the United States or any non-U.S. jurisdiction that may be applicable to the series A preferred shares or the holders of the series A preferred shares and does not address any aspect of U.S. federal taxation other than income taxation. Prospective investors should consult their professional advisors concerning the possible tax consequences of an investment in the series A preferred shares.

Taxation of Dividends

Subject to the discussions in the accompanying prospectus relating to the potential application of the controlled foreign corporation, related person insurance income and passive foreign investment company rules, cash distributions, if any, made with respect to the series A preferred shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Quanta Holdings (as computed using U.S. tax principles). We believe dividends paid by us to non-corporate holders on the series A preferred shares before 2009 (which, if proposed legislation is adopted, would be extended through 2010) should be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income" if, as is intended, we successfully list the series A preferred shares on Nasdaq. Even in such case, dividends paid by Quanta Holdings would not be eligible for the reduced rate of tax if Quanta Holdings was a PFIC in the year in which the dividends are paid, or in the prior year, or if certain holding period or other requirements were not met by the shareholder receiving the dividend. Legislation was recently introduced in the United States Senate, which, if enacted, would provide that dividends received from Quanta Holdings after the date of enactment would not be eligible for the reduced rate of tax. Qualified dividend income is subject to tax at capital gain rates. Dividends paid by us generally will be foreign sourced income for U.S. federal income tax purposes and will not be eligible for the dividends received deduction allowed to U.S. corporations under the Code. To the extent such distributions exceed Quanta Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

Redemption of Series A Preferred Shares

A redemption of the series A preferred shares will be treated under section 302 of the Code as a dividend if Quanta Holdings has sufficient earnings and profits, as described in the accompanying prospectus under "Material Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders Who Are U.S. Persons — Dividends," unless the redemption satisfies one of the tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale or exchange. Under the relevant Code section 302(b) tests, the redemption should be treated as a sale or exchange only if it

(1) is substantially disproportionate, (2) constitutes a complete termination of the holder's stock interest in Quanta Holdings or (3) is "not essentially equivalent to a dividend." In determining whether any of these tests are met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a U.S. Person who owns, actually or constructively by operation of the attribution rules, any of our other shares to satisfy any of the above requirements. The determination as to whether any of the alternative tests of section 302(b) of the Code is satisfied with respect to a particular holder of the series A preferred shares depends on the facts and circumstances as of the time the determination is made.

Classification of Quanta Holdings, Quanta Bermuda or Quanta Europe as a Controlled Foreign Corporation.

As described in the accompanying prospectus, each "10% U.S. Shareholder" of a foreign corporation that is a controlled foreign corporation, or a CFC, for an uninterrupted period of 30 days or more during a taxable year, and who owns directly, indirectly through foreign entities, or constructively, shares in such corporation on the last day of such year in which such corporation is a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. See "Material Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders who are U.S. Persons — Classification of Quanta Holdings, Quanta Bermuda or Quanta Europe as a CFC" in the accompanying prospectus. Whenever dividends payable on series A preferred shares have not been declared by the board of directors and paid for an aggregate amount equivalent to six full quarterly dividends (whether or not consecutive) on all of the series A preferred shares or any class or series of parity stock then outstanding, holders would be entitled to certain voting rights as set forth under "Description of the Series A Preferred Shares — Voting Rights." It is possible that the IRS could assert that accrual of these voting rights could cause certain U.S. Persons that hold series A preferred shares to own, directly, indirectly through foreign entities, or constructively, 10% or more of the total voting power of all classes of shares and could cause such 10% U.S. Shareholders as a group to own, directly, indirectly through foreign entities, or constructively, 25% or more (in the case of our non-U.S. insurance subsidiaries) or 50% or more (in the case of Quanta Holdings) of the total vote or value of all classes of our shares. The consequences of us or any of our foreign subsidiaries being treated as a controlled foreign corporation are discussed in the accompanying prospectus under "Material Tax Considerations — U.S. Taxation of Holders of Shares."

Due to the anticipated dispersion of series A preferred share ownership among holders, we believe that no U.S. Person who owns series A preferred shares directly, indirectly through foreign entities, or constructively should be subject to treatment as a 10% U.S. Shareholder of a CFC on the default of the series A preferred shares. We can make no assurances, however, that the IRS will not assert such treatment, and that a court will not sustain such challenge.

UNDERWRITING

General

We and the underwriters named below have entered into an underwriting agreement covering the series A preferred shares to be offered in this offering. Pursuant to the underwriting agreement, which will be filed by us as an exhibit to a current report on Form 8-K, each underwriter has severally agreed to purchase from us the number of series A preferred shares set forth opposite its name in the following table:

Name of Underwriter	Number of Series A Preferred Shares
Friedman, Billings, Ramsey & Co., Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Total	3,000,000

The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of series A preferred shares, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase our series A preferred shares depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all our series A preferred shares offered by this prospectus supplement and the accompanying prospectus, if any such shares are taken. However, the underwriters are not obligated to take or pay for our series A preferred shares covered by the underwriters’ over-allotment option described below, unless and until this option is exercised.

The series A preferred shares are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Electronic Prospectus Delivery

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectuses supplement and the accompanying prospectus electronically. Friedman, Billings, Ramsey & Co., Inc., as representative, may agree to allocate a number of our series A preferred shares to underwriters for sale to their online brokerage account holders. The representative will allocate our series A preferred shares to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter is not part of this prospectus supplement and the accompanying prospectus.

Nasdaq National Market Listing

We have applied to list the series A preferred shares on the Nasdaq National Market System under the symbol ‘‘QNTAP.’’

Over-Allotment Option

    We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 450,000 additional series A preferred shares at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase such additional shares in proportion to their respective initial purchase amounts. We will be obligated to sell these series A preferred shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the series A preferred shares offered by this prospectus supplement.

Commissions and Expenses

    The underwriters propose to offer the series A preferred shares directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $   per share, of which a concession not in excess of $     per share may be reallowed to other dealers. After the public offering of the series A preferred shares, the underwriters may change the offering price and other selling terms.

    The following table shows the per share and total underwriting discounts and commission that we will pay to the underwriters and the proceeds we will receive before other expenses related to this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional series A preferred shares. We will receive proceeds of $   million ($   million if the over-allotment is exercised) net of underwriting discounts and offering expenses.

	Per Share(2)	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$	$	$
Underwriting discount and expenses payable by us(1)	$	$	$
Proceeds to us before expenses	$	$	$

(1)	Includes reimbursement of the underwriters' expenses, including attorney fees, of approximately $ .

(2)	Assumes overallotment option is not exercised.

We estimate that our total expenses for this offering will be $      .

Lock-Up Agreements

We have agreed, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.:

•	not to offer, sell, contract to sell, announce the intention to sell or pledge or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any series A preferred shares;

•	not to grant or sell any option or contract to purchase any of our series A preferred shares; and

•	not to enter into any swap or other agreement that transfers any of the economic consequences of ownership of or otherwise transfer or dispose of, directly or indirectly, any of our series A preferred shares.

These agreements also prohibit us from entering into any of the foregoing transactions with respect to any securities that are convertible into or exchangeable for our series A preferred shares.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with the offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our series A preferred shares, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our series A preferred shares while the offering is in progress. Stabilizing transactions may include making short sales of our series A preferred shares, which involve the sale by the underwriter of a greater number of series A preferred shares than it is required to purchase in the offering, and purchasing series A preferred shares from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriter's over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing the series A preferred shares in the open market. In making this determination, each underwriter will consider, among other things, the price of the series A preferred shares available for purchase in the open market compared to the price at which the underwriter may purchase the series A preferred shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the series A preferred shares in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase the series A preferred shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase the series A preferred shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those the series A preferred shares as part of the offering to repay the selling concession received by them.

As a result of these activities, the price of our series A preferred shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market System, in the over-the-counter market or otherwise.

Our Relationship with the Underwriters

Certain of the underwriters and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment and commercial banking services for us. From time to time some of the underwriters may provide other investment banking services to us in the ordinary course of their respective businesses. For these services, they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Friedman, Billings, Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., owns approximately 5.2% of our common shares as of November 30, 2005. Also, two of our non-executive directors serve as non-executive directors on the board of Friedman, Billings, Ramsey Group, Inc.

LEGAL MATTERS

Baker & McKenzie LLP will represent us in connection with this offering and has acted as special counsel to us in connection with United States tax and regulatory matters. The validity of the issuance of the series A preferred shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP.

EXPERTS

Our consolidated financial statements included in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge from our website at www.quantaholdings.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus supplement, the SEC allows us to "incorporate by reference" certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed "filed" pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005; and

•	our Current Reports on Form 8-K filed on March 1, 2005, March 14, 2005, March 22, 2005, May 13, 2005, June 8, 2005, July 15, 2005, July 26, 2005, August 5, 2005, October 7, 2005, November 1, 2005, November 25, 2005 and November 28, 2005 and our Current Reports on Form 8-K/A filed on March 16, 2005 and December 2, 2005.

All reports and other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering of the series A preferred shares, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement by reference, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct written requests to: Corporate Secretary, Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, or you may call us at (441) 294-6350.

INDEX TO FINANCIAL STATEMENTS
QUANTA CAPITAL HOLDINGS LTD.

Unaudited Quarterly Financial Statements:
Condensed Consolidated Balance Sheets at September 30, 2005 (unaudited) and December 31, 2004	F-2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2005 and 2004	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders' Equity for the nine months ended September 30, 2005 and 2004	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	F-5
Notes to the Unaudited Condensed Consolidated Financial Statements	F-6
Audited Annual Financial Statements:
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-21
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003 (successor)	F-23
Consolidated Statements of Operations and Comprehensive (Loss) Income for the year ended December 31, 2004 (successor), the period from May 23, 2003 (date of incorporation) to December 31, 2003 (successor), the period from January 1, 2003 to September 3, 2003 (predecessor) and the year ended December 31, 2002 (predecessor)	F-24
Consolidated Statements of Changes in Shareholders' Equity for the year ended December 31, 2004 (successor), the period from May 23, 2003 (date of incorporation) to December 31, 2003 (successor), the period from January 1, 2003 to September 3, 2003 (predecessor) and the year ended December 31, 2002 (predecessor)	F-25
Consolidated Statements of Cash Flows for the year ended December 31, 2004 (successor), the period from May 23, 2003 (date of incorporation) to December 31, 2003 (successor), the period from January 1, 2003 to September 3, 2003 (predecessor) and the year ended December 31, 2002 (predecessor)	F-26
Notes to the Consolidated Financial Statements	F-27

QUANTA CAPITAL HOLDINGS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars except for share and per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Investments at fair value (amortized cost: September 30, 2005, $766,902; December 31, 2004, $600,161)
Available for sale investments (Restricted at fair value: September 30, 2005: $405,326; December 31, 2004: $341,655)	$720,426	$559,430
Trading investments related to deposit liabilities	38,782	40,492
Total investments at fair value	759,208	599,922
Cash and cash equivalents	99,231	32,775
Restricted cash and cash equivalents	45,605	42,482
Accrued investment income	5,127	4,719
Premiums receivable	172,119	146,784
Losses and loss adjustment expenses recoverable	152,834	13,519
Other accounts receivable	9,697	11,575
Deferred acquisition costs, net	50,723	41,496
Deferred reinsurance premiums	82,267	47,416
Property and equipment, net of accumulated depreciation of $3,946 (December 31, 2004: $1,625)	5,665	4,875
Goodwill and other intangible assets	20,062	20,617
Other assets	21,584	14,553
Total assets	$1,424,122	$980,733
Liabilities
Reserve for losses and loss expenses	$469,994	$159,794
Unearned premiums	370,982	247,936
Environmental liabilities assumed	12,182	6,518
Reinsurance balances payable	34,302	24,929
Accounts payable and accrued expenses	28,577	17,360
Net payable for investments purchased	16,669	3,749
Deposit liabilities	52,564	43,365
Deferred income and other liabilities	4,795	4,935
Junior subordinated debentures	61,857	41,238
Total liabilities	$1,051,922	$549,824
Commitments and contingencies (Note 10)
Shareholders' equity
Preferred shares
($0.01 par value; 25,000,000 shares authorized; none issued and outstanding at September 30, 2005 and December 31, 2004)	$—	$—
Common shares
($0.01 par value; 200,000,000 shares authorized; 56,810,020 and 56,798,218 issued and outstanding at September 30, 2005 and December 31, 2004)	568	568
Additional paid-in capital	523,843	523,771
Accumulated deficit	(144,256)	(93,058)
Accumulated other comprehensive loss	(7,955)	(372)
Total shareholders' equity	$372,200	$430,909
Total liabilities and shareholders' equity	$1,424,122	$980,733

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Expressed in thousands of U.S. dollars except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues
Gross premiums written	$171,542	$116,729	$512,816	$370,428
Net premiums written	$115,965	$85,969	$386,206	$312,487
Change in net unearned premiums	(15,419)	(20,446)	(89,166)	(162,874)
Net premiums earned	100,546	65,523	297,040	149,613
Technical services revenues	16,019	7,727	31,516	22,580
Net investment income	6,991	3,258	18,403	9,811
Net realized (losses) gains on investments	(1,168)	297	(789)	665
Net foreign exchange (losses) gains	(311)	(43)	(336)	85
Other income	1,945	264	5,540	690
Total revenues	124,022	77,026	351,374	183,444
Expenses
Net losses and loss expenses	121,087	77,963	241,102	126,176
Acquisition expenses	22,998	16,424	62,718	35,885
Direct technical services costs	13,133	5,231	23,993	15,442
General and administrative expenses	23,574	14,294	68,427	44,700
Interest expense	1,200	—	2,971	—
Depreciation of fixed assets and amortization of intangible assets	1,079	560	2,879	1,397
Total expenses	183,071	114,472	402,090	223,600
Loss before income taxes	(59,049)	(37,446)	(50,716)	(40,156)
Income tax expense	35	—	482	—
Net loss	(59,084)	(37,446)	(51,198)	(40,156)
Other comprehensive (loss) income
Net unrealized investment (losses) gains arising during the period, net of income taxes	(7,222)	5,053	(8,557)	(235)
Foreign currency translation adjustments	94	(19)	185	(39)
Reclassification of net realized losses (gains) on investments included in net loss, net of income taxes	1,168	(297)	789	(665)
Other comprehensive (loss) income	(5,960)	4,737	(7,583)	(939)
Comprehensive loss	$(65,044)	$(32,709)	$(58,781)	$(41,095)
Weighted average common share and common share equivalents — Basic	56,810,020	56,798,218	56,804,119	56,798,218
Diluted	56,810,020	56,798,218	56,804,119	56,798,218
Basic loss per share	$(1.04)	$(0.66)	$(0.90)	$(0.71)
Diluted loss per share	$(1.04)	$(0.66)	$(0.90)	$(0.71)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Expressed in thousands of U.S. dollars except for share and per share amounts)

	For the nine months ended September 30, 2005	For the nine months ended September 30, 2004
Share capital – preferred shares of par value $0.01 each	$—	$—
Share capital – common shares of par value $0.01 each
Balance at beginning of period	568	568
Issued during period	—	—
Balance at end of period	568	568
Additional paid-in capital
Balance at beginning of period	523,771	524,235
Common shares issued during period	72	—
Net offering costs	—	(464)
Balance at end of period	523,843	523,771
Accumulated deficit
Balance at beginning of period	(93,058)	(38,477)
Net loss for period	(51,198)	(40,156)
Balance at end of period	(144,256)	(78,633)
Accumulated other comprehensive loss
Balance at beginning of period	(372)	1,157
Net change in unrealized losses on investments, net of tax	(7,768)	(900)
Foreign currency translation adjustments	185	(39)
Balance at end of period	(7,955)	218
Total shareholders' equity	$372,200	$445,924

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of U.S. dollars)

	For the nine months ended September 30, 2005	For the nine months ended September 30, 2004
Cash flows from operating activities
Net loss	$(51,198)	$(40,156)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation of property and equipment	2,324	842
Amortization of intangible assets	555	555
Amortization of discounts on investments	901	2,751
Net realized losses (gains) on investments	789	(665)
Net change in fair value of derivative instruments	496	274
Non-cash stock compensation expense	72	—
Changes in assets and liabilities:
Restricted cash and cash equivalents	(3,123)	2,251
Accrued investment income	(408)	(759)
Premiums receivable	(25,335)	(121,366)
Losses and loss adjustment expenses recoverable	(139,315)	(2,787)
Deferred acquisition costs	(9,227)	(35,986)
Deferred reinsurance premiums	(34,851)	(43,043)
Other accounts receivable	1,878	153
Other assets	(6,003)	(1,849)
Reserve for losses and loss adjustment expenses	310,200	120,079
Unearned premiums	123,046	205,916
Environmental liabilities assumed	5,664	(321)
Reinsurance balances payable	9,373	22,727
Accounts payable and accrued expenses	11,217	(6,744)
Deferred income and other liabilities	(140)	1,101
Deposit liabilities	9,199	—
Net cash provided by operating activities	206,114	102,973
Cash flows used in investing activities
Proceeds from sale of fixed maturities and short-term investments	1,023,526	614,638
Purchases of fixed maturities and short-term investments	(1,179,661)	(685,419)
Purchases of property and equipment	(3,114)	(3,537)
Net cash used in investing activities	(159,249)	(74,318)
Cash flows used in financing activities
Net offering costs	—	(464)
Proceeds from junior subordinated debentures, net of issuance costs	19,591	—
Net cash provided by (used in) financing activities	19,591	(464)
Increase in cash and cash equivalents	66,456	28,191
Cash and cash equivalents at beginning of period	32,775	36,694
Cash and cash equivalents at end of period	$99,231	$64,885

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

1.	Description of business and basis of presentation

Quanta Capital Holdings Ltd. (‘‘Quanta Holdings’’), incorporated on May 23, 2003, is a holding company organized under the laws of Bermuda. Quanta Holdings and its subsidiaries, collectively referred to as the ‘‘Company,’’ were formed to provide specialty insurance, reinsurance, risk assessment and risk technical services and products on a global basis. Quanta Holdings conducts its insurance and reinsurance operations principally through wholly-owned subsidiaries operating in Bermuda, the United States of America and Europe.

On February 22, 2005 the Company announced the opening of a London insurance branch following the receipt, by Quanta Europe, of approval to establish this branch office. The branch office underwrites specialty insurance lines including environmental liability, professional liability, financial institutions and trade and political risk.

Interim financial information

These unaudited condensed consolidated financial statements include the accounts of the Company and have been prepared in conformity with generally accepted accounting principles in the United States of America (‘‘GAAP’’) for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (the ‘‘SEC’’). In the opinion of management, the condensed consolidated financial statements include all adjustments necessary (consisting of only normal and recurring accruals) for a fair statement of the financial position and results of operations as at the end of and for the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for a full year. All significant inter-company balances and transactions have been eliminated on consolidation.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2004, included in the Form 10-K filed by the Company with the SEC on March 30, 2005.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities reported at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes the amounts included in the unaudited condensed consolidated financial statements reflect management's best estimates and assumptions, the actual results could ultimately be materially different from the amounts currently provided for in the unaudited condensed consolidated financial statements. The Company's principal estimates and assumptions relate to the development and determination of the following:

•	reserves for losses and loss adjustment expenses;

•	certain estimated premiums written, unearned premiums and receivables;

•	reinsurance balances recoverable;

•	the valuation of goodwill and intangible assets;

•	environmental liabilities assumed;

•	investment valuations;

•	annual incentive plan provisions; and

•	deferred income taxes and liabilities.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

During the three months ended September 30, 2004, the Company renamed its consulting segment as the technical services segment. Accordingly, the consulting revenues and direct consulting costs captions in the income statement, previously included in the Company’s Form 10-Q for the three and nine months periods ended September 30, 2004, have been renamed technical service revenues and direct technical service costs.

2.	Significant accounting policies

A detailed discussion and analysis of the Company's significant accounting policies is provided in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 2004 included in its Form 10-K.

Non-Traditional Contracts

The Company writes non-traditional contracts of insurance and reinsurance. The Company may account for these transactions as deposits held on behalf of clients instead of as insurance and reinsurance premiums, as appropriate. Under the deposit method of accounting, revenues and expenses from insurance and reinsurance contracts are not recognized as written premium and incurred losses. Instead, amounts from these contracts are recognized as other income or investment income over the expected contract or service period.

During the three and nine months ended September 30, 2005, the Company recognized in other income $0.9 million and $2.7 million of fees and revenues relating to non-traditional contracts which were accounted for using the deposit method. If these contracts transferred risk as determined by Statement of Financial Accounting Standards (‘‘SFAS’’) No. 113 ‘‘Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts’’, gross premium relating to these contracts would total approximately $23.0 million and $78.2 million in the three and nine months ended September 30, 2005.

Of the $0.9 million and $2.7 million, $0.2 million and $0.5 million of other income recognized during the three and nine months ended September 30, 2005 relate to fees earned from a surplus relief life reinsurance arrangement with a U.S. insurance company which meets the Company’s definition of a non-traditional contract. In the fourth quarter of 2004, under this contract the Company entered into an arrangement with a client and assumed, through novation agreements, several life reinsurance contracts it had made. Because the Company assumed these contracts, the client, which is subject to insurance regulation in the United States and therefore is required to maintain a certain amount of statutory capital, may reduce its statutory capital requirements. In exchange for the Company’s assumption of the contracts it received a fee. The arrangement, among other things, also provides that on certain dates and during specific periods, the client has the right but not the obligation to recapture the life reinsurance contracts the Company has assumed, provided that the underlying cedants do not reasonably withhold their consent to this recapture. The Company believes that its client is economically incentivized to exercise the recapture provision in the future, as the amount of expected profit on the underlying life reinsurance contracts emerges over time.

The Company believes the arrangement, including the client’s option to recapture, and the assumption of the life insurance contracts constitute one contract with minimal mortality, credit or other insurance or economic risk which results in deposit accounting. Although the Company believes its client will exercise the recapture, it is not assured that this will be the case. If the Company’s client does not recapture the underlying insurance contracts in the future, the Company may be viewed as having had the risks described above and, as a result, the Company could be deemed to have retained life reinsurance risk and, as a result, may be required to account for some or all of the underlying insurance contracts as life insurance, recognizing life premiums written and life benefit reserves in the

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

consolidated statement of operations. If deposit accounting had not been used with respect to this particular arrangement, the Company would have recognized gross life reinsurance premiums written of approximately $7.1 million and $17.7 million for the three and nine months ended September 30, 2005. At this time, the Company believes that the recognition of these premiums written would not have had a material effect on the Company’s financial position and results of operations. However, as the underlying life insurance contracts mature the effect on the Company’s financial condition and results of operations may become material.

The remaining $0.7 million and $2.2 million of other income derived from non-traditional contracts recognized during the three and nine months ended September 30, 2005 relates to revenues earned from three reinsurance contracts accounted for as deposits. Although these contracts did possess some underwriting and timing risks as prescribed by SFAS No. 113, the Company does not believe it is exposed to a reasonable possibility of significant loss.

3.	Recent accounting pronouncements

In June 2005, the Financial Accounting Standards Board’s (‘‘FASB’’) Emerging Issues Task Force (‘‘EITF’’) decided not to provide additional guidance on the meaning of other than temporary impairment and directed the staff to issue proposed FASB Staff Position (‘‘FSP’’) EITF 03-1-a ‘‘Implementation Guidance for the Application of Paragraph 16 of EITF 03-1’’ as final and will be retitled FSP FAS 115-1 ‘‘The meaning of other than temporary impairment and its Application to Certain Investments.’’ It replaces existing guidance and clarifies that an impairment should be recognized as a loss at a date no later than the date the impairment is deemed other-than-temporary, even if the decision to sell has not been made. The FASB decided that FSP FAS 115-1 would be effective for other than temporary impairment analysis conducted in periods beginning after September 15, 2005. The Company anticipates that the adoption of FSP FAS 115-1 will not have a material effect on the Company's consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued Statement of Financial Accounting Standards (‘‘SFAS’’) No. 123 (revised 2004) ‘‘Share-based payment’’ (‘‘SFAS 123(R)’’). SFAS 123(R) replaces SFAS No. 123, ‘‘Accounting for Stock-Based Compensation’’ (‘‘SFAS 123’’) and supersedes Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’ and related interpretations (‘‘APB 25’’). Generally, the approach in SFAS 123(R) is similar to SFAS 123, however, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair values and, accordingly, SFAS 123(R) does not allow pro forma disclosure as an alternative to financial statement recognition. SFAS 123(R) is effective for the beginning of the first annual period beginning after September 15, 2005. The Company is currently evaluating the effects of this statement on its financial reporting.

In March 2005, the Staff of the SEC issued Staff Accounting Bulletin No. 107 (‘‘SAB 107’’) providing guidance on SFAS 123(R). SAB 107 was issued to assist issuers in their initial implementation of FAS 123(R) and enhance the information received by investors and other users of the financial statements. The Company is evaluating the impact that the guidance in SAB 107 will have on its financial reporting.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

4.	Segment information

During the three months ended September 30, 2005, the Company changed the composition of its reportable segments such that the Lloyd’s operating segment, which was previously a reportable segment, is aggregated with the company’s specialty insurance reportable segment. Since our Lloyd’s syndicate was not established until the fourth quarter of 2004, the prior year comparatives do not require restatement.

The following tables summarize the Company's results before income taxes for each reportable segment for the three and nine months ended September 30, 2005 and 2004 based on the reportable segments in effect during the quarter ended September 30, 2005.

	Three months ended September 30, 2005
Statement of operations by segment	Specialty insurance	Specialty reinsurance	Underwriting total	Technical services	Adjustments and eliminations	Consolidated
Direct insurance	$90,630	$—	$90,630	$—	$—	$90,630
Reinsurance assumed	6,718	74,194	80,912	—	—	80,912
Total gross premiums written	97,348	74,194	171,542	—	—	171,542
Premiums ceded	(35,258)	(20,319)	(55,577)	—	—	(55,577)
Net premiums written	$62,090	$53,875	$115,965	$—	$—	$115,965
Net premiums earned	$51,034	$49,512	$100,546	$—	$—	$100,546
Technical services revenues	—	—	—	16,852	(833)	16,019
Other (loss) income	(42)	865	823	1,035	—	1,858
Net losses and loss expenses	(35,550)	(85,582)	(121,132)	—	45	(121,087)
Direct technical services costs	—	—	—	(13,133)	—	(13,133)
Acquisition expenses	(9,280)	(13,718)	(22,998)	—	—	(22,998)
General and administrative expenses	(15,539)	(6,229)	(21,768)	(2,594)	788	(23,574)
Segment (loss) income	$(9,377)	$(55,152)	$(64,529)	$2,160	$—	$(62,369)
Depreciation of fixed assets and amortization of intangibles						$(1,079)
Interest expense						(1,200)
Net investment income						6,991
Net realized losses on investments						(1,168)
Other income						87
Net foreign exchange losses						(311)
Net losses before income taxes						$(59,049)

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

	Three months ended September 30, 2004
Statement of operations by Segment	Specialty insurance	Specialty reinsurance	Underwriting total	Technical services	Adjustments and eliminations	Consolidated
Direct insurance	$41,073	$—	$41,073	$—	$—	$41,073
Reinsurance assumed	28,445	47,211	75,656	—	—	75,656
Total gross premiums written	69,518	47,211	116,729	—	—	116,729
Premiums ceded	(28,285)	(2,475)	(30,760)	—	—	(30,760)
Net premiums written	$41,233	$44,736	$85,969	$—	$—	$85,969
Net premiums earned	$20,516	$45,007	$65,523	$—	$—	$65,523
Technical services revenues	—	—	—	8,246	(519)	7,727
Other income	—	—	—	74	—	74
Net losses and loss expenses	(12,084)	(65,879)	(77,963)	—	—	(77,963)
Direct technical services costs	—	—	—	(5,231)	—	(5,231)
Acquisition expenses	(5,292)	(11,132)	(16,424)	—	—	(16,424)
General and administrative expenses	(7,562)	(4,791)	(12,353)	(2,460)	519	(14,294)
Segment (loss) income	$(4,422)	$(36,795)	$(41,217)	$629	$—	$(40,588)
Depreciation of fixed assets and amortization of intangibles						(560)
Net investment income						3,258
Net realized gains on investments						297
Other income						190
Net foreign exchange losses						(43)
Net income before income taxes						$(37,446)

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

	Nine months ended September 30, 2005
Statement of operations by segment	Specialty insurance	Specialty reinsurance	Underwriting total	Technical services	Adjustments and eliminations	Consolidated
Direct insurance	$279,756	$—	$279,756	$—	$—	$279,756
Reinsurance assumed	19,303	213,757	233,060	—	—	233,060
Total gross premiums written	299,059	213,757	512,816	—	—	512,816
Premiums ceded	(94,944)	(31,666)	(126,610)	—	—	(126,610)
Net premiums written	$204,115	$182,091	$386,206	$—	$—	$386,206
Net premiums earned	$141,026	$156,014	$297,040	$—	$—	$297,040
Technical services revenues	—	—	—	34,107	(2,591)	31,516
Other income	787	2,413	3,200	1,788	—	4,988
Net losses and loss expenses	(92,200)	(149,034)	(241,234)	—	132	(241,102)
Direct technical services costs	—	—	—	(23,993)	—	(23,993)
Acquisition expenses	(23,213)	(39,505)	(62,718)	—	—	(62,718)
General and administrative expenses	(45,523)	(17,527)	(63,050)	(7,836)	2,459	(68,427)
Segment (loss) income	$(19,123)	$(47,639)	$(66,762)	$4,066	$—	$(62,696)
Depreciation of fixed assets and amortization of intangibles						$(2,879)
Interest expense						(2,971)
Net investment income						18,403
Net realized losses on investments						(789)
Other income						552
Net foreign exchange losses						(336)
Net loss before income taxes						$(50,716)

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

	Nine months ended September 30, 2004
Statement of operations by Segment	Specialty insurance	Specialty reinsurance	Underwriting total	Technical services	Adjustments and eliminations	Consolidated
Direct insurance	$80,333	$—	$80,333	$—	$—	$80,333
Reinsurance assumed	95,056	195,039	290,095	—	—	290,095
Total gross premiums written	175,389	195,039	370,428	—	—	370,428
Premiums ceded	(55,466)	(2,475)	(57,941)	—	—	(57,941)
Net premiums written	$119,923	$192,564	$312,487	$—	$—	$312,487
Net premiums earned	$42,148	$107,465	$149,613	$—	$—	$149,613
Technical services revenues	—	—	—	24,123	(1,543)	22,580
Other income	—	—	—	351	—	351
Net losses and loss expenses	(23,098)	(103,078)	(126,176)	—	—	(126,176)
Direct technical services costs	—	—	—	(15,442)	—	(15,442)
Acquisition expenses	(10,451)	(25,434)	(35,885)	—	—	(35,885)
General and administrative expenses	(23,607)	(15,364)	(38,971)	(7,272)	1,543	(44,700)
Segment (loss) income	$(15,008)	$(36,411)	$(51,419)	$1,760	$—	$(49,659)
Depreciation of fixed assets and amortization of intangibles						(1,397)
Net investment income						9,811
Net realized gains on investments						665
Other income						339
Net foreign exchange gains						85
Net loss before income taxes						$(40,156)

Items of revenue and expense resulting from charges between segments are eliminated on consolidation of the segments. During the three and nine months ended September 30, 2005, the technical services segment charged the underwriting segment $0.8 million and $2.6 million of revenues for technical services rendered which included $0.1 million and $0.1 million charged by the technical services segment related to loss adjustment expenses incurred. During the three and nine months ended September 30, 2004, the technical services segment charged the underwriting segment $0.5 million and $1.5 million of revenues for technical services rendered.

The Company’s specialty insurance segment writes business both on a direct basis with insured clients or by assuming reinsurance of underlying policies that are issued on its behalf by third party insurers and reinsurers, and includes our Lloyd’s syndicate, which was created in December 2004.

5. Hurricane losses

The Company’s results for the three and nine months ended September 30, 2005 reflect $68.5 million of underwriting loss related to Hurricanes Katrina and Rita (the ‘‘2005 Hurricanes’’). The underwriting loss on the 2005 Hurricanes was comprised of $63.6 million of estimated net losses and loss expenses and $4.9 million of net reinstatement premiums.

The Company’s estimated net losses and loss expenses on the 2005 Hurricanes was net of estimated reinsurance recoverables of $90.9 million. Both the gross and net loss estimates on the 2005 Hurricanes represent the Company’s best estimate of losses based upon information currently available. The Company’s preliminary estimate of ultimate losses from these events is primarily based on claims received to date, industry loss estimates, a review of affected contracts and discussion with cedants and brokers. There is significant uncertainty around the industry loss estimates and the impact

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

of these events on the Company’s cedents. Therefore, although the Company believes that its reserves for the 2005 Hurricanes are adequate, the exact losses will be unknown for some time given the extent and nature of the damage caused by hurricanes Katrina and Rita, limited claims data and potential legal and regulatory developments related to potential losses. As a result, the Company’s losses may vary significantly from the recorded estimates.

In addition, based on the Company’s current estimate of losses related to Hurricane Katrina, the Company has substantially exhausted its reinsurance and retrocessional protection with respect to Hurricane Katrina. If the Company’s Hurricane Katrina losses prove to be greater than currently anticipated, it may have no further reinsurance and retrocessional coverage available. In addition, if there are further catastrophic events during our current policy year, our retrocessional coverage for these events may be limited or we may have no coverage at all.

6. Stock-based compensation

Employee stock awards under the Company's long term incentive compensation plan are accounted for in accordance with APB 25. Compensation expense for stock options and stock-based awards granted to employees is recognized using the intrinsic value method to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Any resulting compensation expense is recorded over the shorter of the vesting or service period.

The Company provides the disclosure as set forth in SFAS 123 which requires pro-forma compensation expense for the Company’s employee stock options and performance share units to be measured as the fair value at their grant date and recorded over the shorter of the vesting or service period.

Performance Share Units

During the nine months ended September 30, 2005, Performance Share Units were awarded to various employees pursuant to the Company's 2003 Long Term Incentive Plan. The number of shares of common stock to be received under these awards at the end of the performance period will depend on the attainment of performance objectives based on the Company's GAAP average return on shareholders’ equity over the three year period ending December 31, 2007. The grantees will receive shares of common stock in an amount ranging from zero to 300% percent of the share award (as such amount is defined in the grant).

Since unvested performance share units are contingent upon satisfying performance objectives, those unvested shares are considered to be contingently issuable shares and are not included in the computation of diluted earnings per share until all conditions for issuance are met. Performance share units are included in basic shares outstanding when issued.

During the nine months ended September 30, 2005, awards for 105,185 performance share units were granted at a weighted average grant date fair value of $8.87. During the three months ended September 30, 2005 and the three and nine months ended September 30, 2004, no awards for performance share units were granted.

The following table summarizes the Company's stock-based compensation, net loss and loss per share for the three and nine months ended September 30, 2005 and 2004 had the Company elected to recognize compensation cost based on the fair value of the Company’s stock based awards granted at the grant date as prescribed by SFAS 123.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

	Three months ended		Nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Stock compensation expense
As reported	$—	$—	$—	$—
Additional stock-based employee compensation expense determined under fair value based method	(642)	(641)	(2,283)	(1,876)
Pro forma	$(642)	$(641)	$(2,283)	$(1,876)
Net loss
As reported	$(59,084)	$(37,446)	$(51,198)	$(40,156)
Additional stock-based employee compensation expense determined under fair value based method	(642)	(641)	(2,283)	(1,876)
Pro forma	$(59,726)	$(38,087)	$(53,481)	$(42,032)
Basic loss per share
As reported.	$(1.04)	$(0.66)	$(0.90)	$(0.71)
Pro forma	$(1.05)	$(0.67)	$(0.94)	$(0.74)
Diluted loss per share
As reported.	$(1.04)	$(0.66)	$(0.90)	$(0.71)
Pro forma	$(1.05)	$(0.67)	$(0.94)	$(0.74)

7. Reinsurance Ceded

The effect of reinsurance activity on premiums written, premiums earned and losses and loss expenses incurred for the three and nine months ended September 30, 2005 and 2004 is shown below.

Three months ended September 30, 2005	Premiums Written	Premiums Earned	Losses and Loss Expenses
Direct insurance	$90,630	$70,379	$77,429
Reinsurance assumed	80,912	77,771	158,773
Gross	171,542	148,150	236,202
Ceded reinsurance	(55,577)	(47,604)	(115,115)
Net	$115,965	$100,546	$121,087

Three months ended September 30, 2004	Premiums Written	Premiums Earned	Losses and Loss Expenses
Direct insurance	$41,073	$11,091	$6,626
Reinsurance assumed	75,656	63,472	75,105
Gross	116,729	74,563	81,731
Ceded reinsurance	(30,760)	(9,040)	(3,768)
Net	$85,969	$65,523	$77,963

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

Three months ended September 30, 2005	Premiums Written	Premiums Earned	Losses and Loss Expenses
Direct insurance	$279,756	$162,109	$140,072
Reinsurance assumed	233,060	225,575	242,532
Gross	512,816	387,684	382,604
Ceded reinsurance	(126,610)	(90,644)	(141,502)
Net	$386,206	$297,040	$241,102

Three months ended September 30, 2004	Premiums Written	Premiums Earned	Losses and Loss Expenses
Direct insurance	$80,333	$18,331	$10,554
Reinsurance assumed	290,095	144,595	121,639
Total gross premiums written	370,428	162,926	132,193
Ceded reinsurance	(57,941)	(13,313)	(6,017)
Net	$312,487	$149,613	$126,176

8. Loss per share

The following table sets forth the computation of basic and diluted loss per share.

	Three months ended		Nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Basic loss per share
Net loss	$(59,084)	$(37,446)	$(51,198)	$(40,156)
Weighted average common shares outstanding — basic	56,810,020	56,798,218	56,804,119	56,798,218
Basic loss per share	$(1.04)	$(0.66)	$(0.90)	$(0.71)
Diluted loss per share
Net loss	$(59,084)	$(37,466)	$(51,198)	$(40,156)
Weighted average common shares outstanding	56,810,020	56,798,218	56,804,119	56,798,218
Weighted average common share equivalents
Options	—	—	—	—
Warrants	—	—	—	—
Weighted average common shares outstanding — diluted	56,810,020	56,798,218	56,804,119	56,798,218
Diluted loss per share	$(1.04)	$(0.66)	$(0.90)	$(0.71)

Due to a net loss for all periods presented, the assumed net exercise of options and warrants under the treasury stock method has been excluded, as the effect would have been anti-dilutive. Accordingly, for the three and nine months ended September 30, 2005, the calculation of weighted average common shares outstanding on a diluted basis excludes 4,006,111 options and 2,542,813 warrants and for the three and nine months ended September 30, 2004, the calculation of weighted average common shares outstanding on a diluted basis excludes 3,013,400 options and 2,542,813 warrants.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

9.	Derivatives

During the three months ended June 30, 2005, the Company sold the mortality-risk-linked security that it has held since the fourth quarter of 2003. Simultaneously, it entered into a derivative total return swap agreement with an unrelated third party financial institution with reference to the same asset. The Company also entered into another derivative total return swap agreement with the same financial institution with reference to a similar mortality-risk-linked security. As a result, the Company retains all the risks and rewards of these two securities without having ownership of them. Income received from the total return swaps and any fair value adjustments are included in Other Income in the Consolidated Statement of Operations. The Company records total return swaps at fair value, based on quoted market prices. Where such valuations are not available, the Company uses internal valuation models to estimate fair value. During the three and nine months ended September 30, 2005 the Company recorded zero and $0.1 million in unrealized gains associated with the change in fair value of these derivatives.

10.	Commitments and contingencies

a)	Concentrations of credit risk

As of September 30, 2005, substantially all of the Company's cash and cash equivalents, and investments were held by three custodians. Management believes these custodians to be of high credit quality. The Company’s investment portfolio is managed by external investment advisors in accordance with the Company’s investment guidelines. The Company’s investment guidelines require that the average credit quality of the investment portfolio is typically Aa3/AA− and that no more than 5% of the investment portfolio’s market value shall be invested in securities rated below Baa3/BBB−. The Company also limits its exposure to any single issuer to 5% or less of the total portfolio’s market value at the time of purchase, with the exception of U.S. government and agency securities. As of September 30, 2005, the largest single non-U.S. government and government agencies issuer accounted for less than 1% of the aggregate market value of the externally managed portfolios.

The premiums receivable balance of $172.1 million as of September 30, 2005 includes approximately $13.9 million, or 8.1%, from one third party agent that sources a residential builders’ and contractors’ program that provides new home contractors throughout the U.S. with general liability, builders’ risk and excess liability insurance coverages as well as reinsurance for warranty coverage (known as the ‘‘HBW program’’). The Company has not experienced any losses related to premiums receivable from this third party agent to date and monitors the aged premiums receivable balances on a monthly basis.

The primary purpose of the Company’s ceded reinsurance is to limit the Company’s net loss exposures and to control its aggregate exposures to particular classes of risk including those related to natural catastrophe events. It is expected that the companies to which insurance has been ceded will honor their obligations. Failure of the Company’s reinsurers to honor their obligations could result in credit losses. The average credit rating of the Company’s reinsurers as of September 30, 2005 is A (Excellent) by A.M. Best. The largest concentration of loss and loss adjustment expenses recoverable from reinsurers at September 30, 2005 was approximately 19% and is due from Everest Reinsurance Ltd., a reinsurer rated A+ (Superior) by A.M. Best. In addition, approximately 18% of the Company’s loss and loss adjustment expenses recoverable from reinsurers are due from various Lloyd’s syndicates which are rated A (Excellent) by A.M. Best. Less than 7% of the Company’s loss and loss adjustment expenses recoverable from reinsurers as of September 30, 2005 are due from reinsurers that are rated below A− (Excellent). Less than 4% of the Company’s loss and loss adjustment expenses recoverable from reinsurers as of September 30, 2005 are due from reinsurers that are rated below A− (Excellent) and are not collateralized.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

b)	Concentrations of premium production

The Company generates its business primarily through brokers and to a much lesser extent direct relationships with insurance companies. During the nine months ended September 30, 2005, three brokers accounted for approximately 38.6%, 22.4% and 11.6% of the specialty reinsurance segment’s gross premiums written and one broker accounted for approximately 11.5% of the specialty insurance segment’s gross premiums written. No other brokers accounted for more than 10% of the specialty reinsurance or the specialty insurance segments’ gross written premium for the nine months ended September 30, 2005.

During the nine months ended September 30, 2004, two brokers accounted for approximately 10% and 11% of the specialty insurance segment’s gross premiums written and four brokers accounted for approximately 12%, 14%, 16% and 37% of the specialty reinsurance segment’s gross premiums written. No other brokers accounted for more than 10% of the specialty reinsurance or the specialty insurance segments’ gross written premium for the nine months ended September 30, 2004. The Company believes that all of its brokers are significant and established companies.

During the nine months ended September 30, 2005 and 2004, the Company continued writing the HBW program. This program accounted for approximately $35.9 million, or 36.9% and $129.3 million, or 43.2%, of the specialty insurance segment gross written premiums for the three and nine months ended September 30, 2005. Policies underwritten in this program are sourced by one third party agent that the Company believes is a large and established specialist in this class of business. This program accounted for approximately $104.2 million, or 59.4%, of the specialty insurance segment gross written premiums for the nine months ended September 30, 2004.

c) Restricted assets

The Company is required to maintain assets on deposit with various regulatory authorities to support its insurance and reinsurance operations. These requirements are generally promulgated by the regulations of the individual locations within which the Company operates. These funds on deposit are available to settle insurance and reinsurance liabilities.

The Company participates in the Lloyd’s of London market through its Syndicate 4000 at Lloyd’s and has dedicated a significant amount of its capital to the Lloyd’s business. The regulations of the Council of Lloyd’s determine the amount of premium that may be written, also known as stamp capacity, based on the Company’s funds at Lloyd’s. The Company will maintain funds at Lloyd’s for every underwriting year in which it has business through Syndicate 4000 at Lloyd’s. These funds may not be withdrawn until each underwriting year is closed which currently takes three years. Traditionally, three years have been necessary to report substantially all premiums associated with an underwriting year and to report most related claims, although claims may remain unsettled after the underwriting year is closed. A Lloyd’s syndicate typically closes an underwriting year by reinsuring outstanding claims on that underwriting year with the participants of the next underwriting year. As of September 30, 2005, cash and investments with a market value of $108.1 million are held by Lloyd’s as trustee.

The Company has also issued letters of credit (‘‘LOC’’) under its Credit Agreement for which cash and cash equivalents and investments are pledged as security in favor of certain ceding companies to collateralize its obligations under contracts of insurance and reinsurance and in favor of a landlord relating to a lease agreement for office space.

The Company also utilizes trust funds in certain large transactions where the trust funds are set up for the benefit of the ceding companies, and generally take the place of letter of credit requirements. In addition, the Company holds cash and cash equivalents and investments in trust to fund the Company's obligations associated with the assumption of environmental remediation liabilities.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

The fair values of these restricted assets by category at September 30, 2005 are as follows:

	September 30, 2005
	Cash and cash equivalents	Investments
Deposits with U.S. regulatory authorities	$101	$29,457
Funds deposited with Lloyd’s	593	107,578
LOC pledged assets	6,032	164,118
Trust funds	24,749	104,173
Amounts held in trust funds related to deposit liabilities	14,130	38,782
Total	$45,605	$444,108

d) Lease commitments

The Company leases office space and furniture and equipment under operating lease agreements. Certain office space leases include an escalation clause that calls for annual increases to the base rental payments. Rent expenses are being recognized on a straight-line basis over the respective lease terms. Future annual minimum payments under non-cancelable operating leases as of September 30, 2005, are as follows:

Year ending September 30
2006	$4,712
2007	4,608
2008	3,543
2009	3,252
2010	3,047
2011 and thereafter	22,826
Total	$41,988

Total rent expense under operating leases for the three and nine months ended September 30, 2005 was approximately $1.2 million and $3.3 million.

11. Junior subordinated debentures

On February 24, 2005, the Company participated in a private placement of $20.0 million of floating rate capital securities (the ‘‘Trust Preferred Securities’’) issued by Quanta Statutory Capital Trust II (‘‘Quanta Trust II’’). The Trust Preferred Securities mature on June 15, 2035, are redeemable at the Company's option at par beginning June 15, 2010, and require quarterly distributions of interest by Quanta Trust II to the holder of the Trust Preferred Securities. Distributions will be payable at a variable per annum rate of interest, reset quarterly, equal to the London Interbank Offered Rate (‘‘LIBOR’’) plus 350 basis points. Quanta Trust II simultaneously issued 619 of its common securities to the Company for a purchase price of $0.6 million, which constitutes all of the issued and outstanding common securities of Quanta Trust II. The Company’s investment of $0.6 million in the common shares of Quanta Trust II is recorded in other assets in the consolidated balance sheet.

Quanta Trust II used the proceeds from the sale of the Trust Preferred Securities and the issuance of its common securities to purchase $20.6 million junior subordinated debt securities, due June 15, 2035, in the principal amount of $20.6 million issued by the Company (the ‘‘Debentures’’). The net proceeds of $19.6 million from the sale of the debentures to Quanta Trust II, after the deduction of approximately $0.4 million of commissions paid to the placement agents in the transaction and approximately $0.6 million representing the Company’s investment in Quanta Trust II, will be used by the Company to grow its specialty lines businesses and for working capital purposes.

The Debentures were issued pursuant to an Indenture (the ‘‘Indenture’’), dated February 24, 2005, by and between the Company and JPMorgan Chase Bank, N.A., as trustee. The terms of the

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

Debentures are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Debentures paid by the Company will be used by Quanta Trust II to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company to redeem the Debentures (and thus a like amount of the Trust Preferred Securities) on or after June 15, 2010. If the Company redeems any amount of the Debentures, Quanta Trust II must redeem a like amount of the Trust Preferred Securities.

Pursuant to a Guarantee Agreement (the ‘‘Guarantee Agreement’’), dated February 24, 2005, by and between the Company and JPMorgan Chase Bank, N.A., as trustee, the Company has agreed to guarantee the payment of distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by Quanta Trust II. The obligations of the Company under the Guarantee Agreement and the Trust Preferred Securities are subordinate to all of the Company's debt.

The issuance costs incurred have been capitalized and are included in other assets in the consolidated balance sheet. Issuance costs will be amortized over the term of the Debentures as a component of interest expense.

Quanta Trust II is determined to be a Variable Interest Entity (‘‘VIE’’) under FASB Interpretation No. 46 (revised December 2003) (‘‘FIN46R’’), ‘‘Consolidation of Variable Interest Entites.’’ The Company was not determined to be the primary beneficiary of Quanta Trust II and in accordance with FIN46R has not consolidated Quanta Trust II in the consolidated financial statements. The earnings of Quanta Trust II are included in the consolidated statement of operations and comprehensive loss.

12. Credit agreement

On July 11, 2005, Quanta Holdings and certain designated insurance subsidiaries entered into an amended and restated credit agreement dated July 11, 2005, providing for a secured bank letter of credit facility and a revolving credit facility with a syndicate of lenders in the amount of $250 million. Up to $25 million may be borrowed under the facility on a revolving basis for general corporate purposes and working capital requirements. The facility is secured by specified investments of the borrowers. The availability for issuances of letters of credit and borrowings to a borrower is based on the amount of eligible investments pledged by that borrower and the absence of material adverse change provisions. Regulatory restrictions will also limit the amount of investments that may be pledged by our U.S. insurance borrowers and, consequently, the amount available for letters of credit and borrowings under the facility to those borrowers. The facility terminates on July 11, 2008. The credit agreement has certain financial covenants, including maximum leverage ratio, minimum consolidated net worth provisions and maintenance of the Company’s insurance ratings at B++ or better. In addition, the credit agreement contains certain covenants restricting the activities of Quanta Holdings and its subsidiaries, such as the incurrence of additional indebtedness, liens and dividends and other payments to Quanta Holdings. Quanta Holdings has also unconditionally and irrevocably guaranteed all of the obligations of its subsidiaries to the lenders. The Company uses the letter of credit facility primarily to provide security to its insured or reinsured clients under the terms of its insurance and reinsurance contracts.

13. Subsequent event

On October 5, 2005, A. M. Best Company, Inc. (‘‘A. M. Best’’) placed Quanta Reinsurance Ltd. and its subsidiaries and Quanta Europe Ltd. under review with negative implications. The Company is working closely with A.M. Best to understand the different capital requirements it now has for its various product lines, the capital adequacy ratio associated with these product lines at the ‘‘A−’’ (excellent) level, and its view of the Company’s available capital that includes their assessment of the

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited; expressed in thousands of US dollars except for share and per share amounts, or as otherwise stated)

probable maximum loss exposures associated with specified lines of our business. The Company believes these factors are the main drivers of the capital requirements that A.M. Best places on it.

Based on that understanding, the Company believes that it has developed a plan designed to retain its current rating of "A-" (excellent) that has two key elements. The plan is intended to address A.M. Best's concerns about its revised capital requirements for the Company's business. The first element of this plan involves the further reduction or elimination of its exposure in its technical risk property insurance and property reinsurance lines. The Company recently discontinued the writing of new and most renewal business in these businesses except in its program business and it intends to further reduce or eliminate its exposure through retrocessional or reinsurance arrangements or other alternatives. Mitigating the Company's exposure in these lines is intended to result in lower capital requirement from A.M. Best. The Company does not intend to discontinue, or make changes in, its program businesses, including the Company's home buyer's warranty program, which are included in the technical risk property product line.

The second element of this plan is to seek to raise capital, including through the issuance of debt, equity and/or other securities, in a private or public offering. To that end, the Company filed a shelf registration statement on Form S-3 with the SEC on October 26, 2005, which was declared effective by the SEC on November 2, 2005. The Company and certain statutory trusts may issue, from time to time, in one or more offerings up to $125 million of trust preferred securities or preferred securities or a combination of both. To effect any such sale from time to time, the Company will file one or more supplements to the prospectus contained in the registration statement, which will provide details of any proposed offering.

Hurricane Wilma made landfall in Florida on October 23, 2005. On the date of this report, the Company estimates that its total net losses from this event will be between $8.0 million and $15.0 million and will be included in the consolidated statement of operations for the period ended December 31, 2005.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Quanta Capital Holdings Ltd.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive (loss) income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Quanta Capital Holdings Ltd. and its subsidiaries (the "Company") as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a)(2) present fairly, in all material respects the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 30, 2005

Report of Independent Registered Public Accounting Firm

To the Shareholder of
Environmental Strategies Consulting, LLC (formerly, "Environmental Strategies Corporation")

In our opinion, the consolidated statements of income, of cash flows and of changes in shareholders' equity of Environmental Strategies Corporation and its subsidiaries (the "Company") present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 2003 to September 3, 2003 and for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 5, 2003

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of U.S. dollars except for share and per share amounts)

	December 31, 2004	December 31, 2003
	(Successor)
Assets
Investments at fair value (amortized cost: December 31, 2004, $600,161; December 31, 2003, $465,552)
Available for sale investments	$559,430	$467,036
Trading investments related to deposit liabilities	40,492	—
Total investments at fair value	599,922	467,036
Cash and cash equivalents	32,775	36,694
Restricted cash and cash equivalents	42,482	10,557
Accrued investment income	4,719	2,995
Premiums receivable	146,784	10,961
Losses and loss adjustment expenses recoverable	13,519	3,263
Other accounts receivable	11,575	8,957
Deferred acquisition costs, net	41,496	6,616
Deferred reinsurance premiums	47,416	1,925
Property and equipment, net of accumulated depreciation of $1,625 (December 31, 2003: $185)	4,875	1,117
Goodwill and other intangible assets	20,617	21,351
Other assets	14,553	2,289
Total assets	$980,733	$573,761
Liabilities
Reserve for losses and loss expenses	$159,794	$4,454
Unearned premiums	247,936	20,044
Environmental liabilities assumed	6,518	7,018
Reinsurance balances payable	24,929	334
Accounts payable and accrued expenses	17,360	17,609
Net payable for investments purchased	3,749	34,766
Deposit liabilities	43,365	—
Deferred income and other liabilities	4,935	2,053
Junior subordinated debentures	41,238	—
Total liabilities	$549,824	$86,278
Commitments and contingencies (Note 13)
Shareholders' equity
Preferred shares
($0.01 par value; 25,000,000 shares authorized; none issued and outstanding at December 31, 2004 and 2003)	$—	$—
Common shares
($0.01 par value; 200,000,000 shares authorized; 56,798,218 issued and outstanding at December 31, 2004 and 2003)	568	568
Additional paid-in capital	523,771	524,235
Accumulated deficit	(93,058)	(38,477)
Accumulated other comprehensive (loss) income	(372)	1,157
Total shareholders' equity	$430,909	$487,483
Total liabilities and shareholders' equity	$980,733	$573,761

The accompanying notes are an integral part of these consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(Expressed in thousands of U.S. dollars except for share and per share amounts)

	For the year ended December 31, 2004	For the period from May 23 to December 31, 2003	For the period from January 1 to September 3, 2003	For the year ended December 31, 2002
	(Successor)		(Predecessor)
Revenues
Gross premiums written	$494,412	$20,465	$—	$—

Net premiums written	$419,541	$20,060	$—	$—
Change in net unearned premiums	(182,401)	(18,120)	—	—
Net premiums earned	237,140	1,940	—	—

Technical services revenues	32,485	11,680	20,350	28,628
Net investment income	14,307	2,290	13	23
Net realized gains on investments	228	109	—	—
Net foreign exchange gains	978	—	—	—
Other income	2,017	126	—	—
Total revenues	287,155	16,145	20,363	28,651
Expenses
Net losses and loss expenses	198,916	1,191	—	—
Acquisition expenses	53,995	164	—	—
Direct technical services costs	23,182	8,637	12,992	17,193
General and administrative expenses	63,463	44,196	5,820	8,507
Depreciation of fixed assets and amortization of intangible assets	2,180	434	151	258
Total expenses	341,736	54,622	18,963	25,958
(Loss) income before income taxes	(54,581)	(38,477)	1,400	2,693
Income tax expense	—	—	—	—
Net (loss) income	(54,581)	(38,477)	1,400	2,693
Other comprehensive (loss) income
Net unrealized investment gains arising during the period, net of income taxes	(1,235)	1,280	—	—
Foreign currency translation adjustments	(66)	(14)	—	—
Reclassification of net realized gains on investments included in net loss, net of income taxes	(228)	(109)	—	—
Other comprehensive (loss) income	(1,529)	1,157	—	—
Comprehensive (loss) income	$(56,110)	$(37,320)	$1,400	$2,693

Weighted average common share and common share equivalents — basic	56,798,218	31,369,001	1,093,250	1,093,250
diluted	56,798,218	31,369,001	1,093,250	1,093,250
Basic (loss) income per share	$(0.96)	$(1.23)	$1.28	$2.46
Diluted (loss) income per share	$(0.96)	$(1.23)	$1.28	$2.46

The accompanying notes are an integral part of these consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Expressed in thousands of U.S. dollars except for share and per share amounts)

	For the year ended December 31, 2004	For the period from May 23 to December 31, 2003	For the period from January 1 to September 3, 2003	For the year ended December 31, 2002
	(Successor)		(Predecessor)
Share capital — preferred shares of par value $0.01 each	$—	$—	$—	$—

Share capital — common shares of par value $0.01 each
Balance at beginning of period	568	—	11	11
Issued during period	—	573	—	—
Repurchased and retired during period	—	(5)	—	—
Balance at end of period	568	568	11	11

Additional paid-in capital
Balance at beginning of period	524,235	—	779	779
Common shares issued during period	—	547,710	—	—
Net offering costs	(464)	(40,200)	—	—
Non-cash stock compensation expense	—	16,725	—	—
Balance at end of period	523,771	524,235	779	779

(Accumulated deficit) / Retained earnings
Balance at beginning of period	(38,477)	—	5,660	5,367
Dividends	—	—	(1,800)	(2,400)
Net (loss) income for period	(54,581)	(38,477)	1,400	2,693
Balance at end of period	(93,058)	(38,477)	5,260	5,660

Accumulated other comprehensive (loss) income
Balance at beginning of period	1,157	—	—	—
Net change in unrealized losses on investments, net of income taxes	(1,463)	1,171	—	—
Foreign currency translation adjustments	(66)	(14)	—	—
Balance at end of period	(372)	1,157	—	—

Total shareholders' equity	$430,909	$487,483	$6,050	$6,450

The accompanying notes are an integral part of these consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of U.S. dollars)

	For the year ended December 31, 2004	For the period from May 23 to December 31, 2003	For the period from January 1 to September 3, 2003	For the year ended December 31, 2002
	(Successor)		(Predecessor)
Cash flows from operating activities
Net (loss) income	$(54,581)	$(38,477)	$1,400	$2,693
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Depreciation of property and equipment	1,440	185	151	258
Provision for bad debts	—	—	—	62
Amortization of intangible assets	740	249	—	—
Amortization of net discounts on investments	2,949	669	—	—
Net realized gains on investments	(228)	(109)	—	—
Net change in fair value of derivative instruments	401	(207)	—	—
Non-cash stock compensation expense	—	16,725	—	—
Changes in assets and liabilities:
Restricted cash and cash equivalents	(31,925)	(10,557)	—	—
Accrued investment income	(1,724)	(2,779)	—	—
Premiums receivable	(135,823)	(10,961)	—	—
Losses and loss adjustment expenses recoverable	(10,256)	209	—	—
Deferred acquisition costs	(34,880)	(6,616)	—	—
Deferred reinsurance premiums	(45,491)	(270)	—	—
Other accounts receivable	(2,618)	977	(883)	(183)
Other assets	(9,804)	(1,818)	20	118
Reserve for losses and loss adjustment expenses	155,340	982	—	—
Unearned premiums	227,892	18,390	—	—
Environmental liabilities assumed	(500)	7,018	—	—
Reinsurance balances payable	24,595	334	—	—
Accounts payable and accrued expenses	(249)	12,924	1,398	(473)
Deposit liabilities	43,365	—
Deferred income and other liabilities	2,882	1,757	129	133
Net cash provided by (used in) operating activities	131,525	(11,377)	2,215	2,608
Cash flows used in investing activities
Proceeds from sale of fixed maturities and short-term investments	940,704	377,160	—	—
Purchases of fixed maturities and short-term investments	(1,109,262)	(794,593)	—	—
Purchases of property and equipment	(5,198)	(870)	(66)	(201)
Net cash paid in acquisition of subsidiaries	—	(41,704)	—	—
Net cash used in investing activities	(173,756)	(460,007)	(66)	(201)
Cash flows used in financing activities
Distributions to shareholders	—	—	(1,800)	(2,400)
Repayment of notes payable	—	—	(6)	(8)
Repayment of capital lease obligations	—	—	(3)	—
Net offering costs	(464)	(40,200)	—	—
Proceeds from issuance of shares	—	548,278	—	—
Proceeds from junior subordinated debentures, net of issuance costs	38,776	—	—	—
Net cash provided by (used in) financing activities	38,312	508,078	(1,809)	(2,408)
Increase (decrease) in cash and cash equivalents	(3,919)	36,694	340	(1)
Cash and cash equivalents at beginning of period	36,694	—	73	74
Cash and cash equivalents at end of period	$32,775	$36,694	$413	$73
Supplemental information:
Interest paid	$2	$1	$2	$1
Taxes paid	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

1.	Description of business and basis of presentation

Quanta Capital Holdings Ltd. ("Quanta Holdings"), incorporated on May 23, 2003, is a holding company organized under the laws of Bermuda. Quanta Holdings and its subsidiaries, collectively referred to as the "Company," were formed to provide specialty insurance, reinsurance and technical services. Quanta Holdings conducts its insurance and reinsurance operations principally through subsidiaries incorporated in Bermuda, the United States of America (the "U.S."), Ireland and the United Kingdom.

In connection with its formation, Quanta Holdings issued 1,200,000 shares at a $0.01 par value. Of these shares, 1,000,000 shares were issued to MTR Capital Holdings, LLC ("MTR") and 200,000 shares were issued to BEM Investments, LLC ("BEMI"). On July 3, 2003, Quanta Holdings issued an additional 800,000 shares. Following this issuance, MTR and BEMI (collectively, the "Founders") held 1,250,000 and 750,000 shares, respectively. MTR and BEMI were beneficially owned and controlled by certain directors of Quanta Holdings.

On September 3, 2003, Quanta Holdings sold 55,000,000 common shares through a private placement (the "Private Offering") in a transaction exempt from registration under the Securities Act of 1933. Friedman, Billings, Ramsey & Co. ("FBR") was the initial purchaser of the majority of the shares and acted as the placement agent for the sale of shares to accredited investors. Contemporaneous with the Private Offering, Quanta Holdings repurchased and retired 493,044 shares from the Founders such that they, immediately after the repurchase, did not own, in the aggregate, more than the sum of 376,817 shares plus 2.00% of the outstanding shares after the Private Offering. Subsequent to the Private Offering, MTR was liquidated and its shares in Quanta Holdings were distributed among its members, including Russ Family, LLC, CPD & Associates, LLC and BEM Specialty Investments, LLC.

On September 3, 2003, Quanta Reinsurance U.S. Ltd. ("Quanta U.S. Re") acquired all of the outstanding shares of Environmental Strategies Corporation ("ESC"), a Virginia corporation. ESC provides environmental engineering, remediation risk management and technical services. Immediately upon acquisition, ESC was converted into a Virginia limited liability company.

Quanta Reinsurance Ltd. ("Quanta Bermuda"), a wholly owned subsidiary of Quanta Holdings, was incorporated under the laws of Bermuda on August 15, 2003 and is licensed as a Class 4 insurer under the Insurance Act 1978 of Bermuda ("Insurance Act 1978"). Quanta Bermuda underwrites insurance and reinsurance business in Bermuda. There are four classifications of insurers carrying on general business in Bermuda. Each class is subject to varying degrees of regulation with respect to capital, solvency, liquidity and reporting requirements. Class 4 insurers are subject to the strictest regulation.

Quanta U.S. Holdings Inc. ("Quanta U.S. Holdings"), a wholly owned subsidiary of Quanta Bermuda, was incorporated in Delaware on May 30, 2003.

Quanta U.S. Re a wholly owned subsidiary of Quanta U.S. Holdings, was incorporated under the laws of Bermuda on June 6, 2003, and is licensed as a Class 3 reinsurer under the Insurance Act 1978. Quanta U.S. Re underwrites U.S. sourced insurance and reinsurance business in Bermuda.

Quanta (Capital) Ireland Ltd. ("Quanta Ireland") was incorporated on September 16, 2003, and is a wholly owned subsidiary of Quanta Holdings. On May 25, 2004, Quanta Ireland was renamed Quanta Europe Limited ("Quanta Europe") and on September 9, 2004 received approval from the Irish Financial Services Regulatory Authority to write insurance and reinsurance business in Europe.

On October 28, 2003, Quanta U.S. Holdings acquired all of the outstanding common stock of Chubb Financial Solutions Corporation ("CFSC"), an Indiana insurance company, from The Chubb

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

Corporation ("Chubb"). CFSC was subsequently renamed Quanta Specialty Lines Insurance Company ("Quanta Specialty Lines"). Quanta Specialty Lines underwrites U.S. sourced specialty insurance on an excess and surplus lines basis and U.S. reinsurance on a non-admitted basis.

On December 19, 2003, Quanta U.S. Holdings acquired from National Farmers Union Property Casualty Insurance Company ("NFU") all of the outstanding common stock of National Farmers Union Standard Insurance Company ("NFU Standard"), a Colorado insurance company. NFU Standard was subsequently renamed Quanta Indemnity Company ("Quanta Indemnity"). Quanta Indemnity underwrites admitted insurance business in 44 states in the U.S.

Quanta Technical Services LLC ("QTS"), a wholly owned subsidiary of Quanta U.S. Re, was formed as a Virginia limited liability company on December 23, 2003. Quanta U.S. Re contributed ESC to QTS to provide risk assessment and evaluation technical services in our other specialty lines of insurance and to third parties on a fee basis.

Quanta 4000 Holding Company Ltd. ("Quanta 4000 Holding"), a wholly owned subsidiary of Quanta Bermuda, was incorporated under the laws of Bermuda on November 19, 2004. Quanta 4000 Limited, ("Quanta 4000"), a wholly owned subsidiary of Quanta 4000 Holding, was incorporated in England on September 30, 2004 as the Company's Corporate Member at Lloyd's, its capital provider and underwrites insurance business through, and as the sole member of, Lloyd's Syndicate 4000 ("Syndicate 4000"). Quanta 4000 provides 100% of the capacity to Syndicate 4000. Syndicate 4000 commenced underwriting specialty lines insurance business on December 9, 2004. Chaucer Syndicates Limited, an unrelated party, manages Syndicate 4000 on behalf of Quanta 4000.

On December 21, 2004, the Company participated in a private placement of $40.0 million of floating rate capital securities (the "Trust Preferred Securities") issued by Quanta Capital Statutory Trust I ("Quanta Trust"), a subsidiary Delaware trust formed on December 21, 2004. Quanta Trust used the proceeds from the sale of the Trust Preferred Securities to purchase for $40.0 million junior subordinated debt securities, due March 15, 2035, in the principal amount of $40.0 million issued by the Company (the "Debentures"). The issuance of the Trust Preferred Securities is discussed further in Note 12.

2.	Significant accounting policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. The Company's principal estimates relate to the development or determination of the following:

•	reserves for losses and loss adjustment expenses;

•	certain estimated premiums written, unearned premiums and receivables;

•	reinsurance balances recoverable;

•	the valuation of goodwill and intangible assets;

•	environmental liabilities assumed;

•	investment valuations;

•	annual incentive plan provisions; and

•	deferred income taxes and liabilities.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

While management believes that the amounts included in the consolidated financial statements reflect management's best estimates and assumptions, the actual results could ultimately be materially different from the amounts currently provided for in the consolidated financial statements.

a)    Basis of presentation

The successor consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All significant balances and transactions among related companies have been eliminated on consolidation. The results of subsidiaries have been included from either their dates of acquisition, or their dates of incorporation. The consolidated financial statements also include the earnings of Quanta Trust, a wholly owned unconsolidated subsidiary of the Company. Quanta Trust was formed in relation to the issuance of Trust Preferred Securities as further described in Note 12.

Lloyd's syndicates use cash basis accounting to determine results by underwriting year over a three year period. The Company makes adjustments to convert from Lloyd's cash basis accounting to accrual basis accounting in accordance with US GAAP. Generally, adjustments are made to recognize underwriting results on an accrual basis, including estimated written and earned premiums and estimated losses and expenses incurred.

The predecessor's historical consolidated financial statements for the period from January 1, 2003 to September 3, 2003 and year ended December 31, 2002 have been derived from the consolidated financial statements of the Company's predecessor, ESC, to the date of its acquisition by the Company. The predecessor's historical consolidated financial statements for the period from January 1 to September 3, 2003 and for the year ended December 31, 2002 have been reclassified to conform with the presentation for the year ended December 31, 2004. The successor consolidated statement of operations and comprehensive (loss) income for the period from May 23, 2003 (date of incorporation) to December 31, 2003 includes the operations of ESC since September 3, 2003, the date of its acquisition by the Company.

During the year ended December 31, 2004, the Company renamed its consulting segment as the technical services segment. Accordingly, the consulting revenues and direct consulting costs captions in the consolidated statement of operations and comprehensive (loss) income have been renamed Technical service revenues and Direct technical service costs.

Certain balances included in the consolidated financial statements for the period from May 23, 2003 (date of incorporation) to December 31, 2003 have been reclassified to conform with the presentation for the year ended December 31, 2004.

b)    Premiums written, ceded and earned

Insurance and reinsurance premiums written are earned over the terms of the associated insurance policies and reinsurance contracts in proportion to the amount of insurance protection provided. Typically this results in the earning of premium on a pro rata over time basis over the term of the related insurance or reinsurance coverage, which is generally a 12 month period. Premiums written on risks attaching reinsurance contracts are recorded in the period in which the underlying policies or risks are expected to incept and are earned on a pro rata over time basis over the expected term of the underlying policies. As a result, premiums earned on risks attaching reinsurance contracts usually extend beyond the original term of the reinsurance contract resulting in recognition of premium earnings over an extended period, typically up to 24 months.

Premiums written and ceded on certain types of contracts include estimates based on information received from the ceding companies, brokers or insureds. Estimates of written premiums are

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

re-evaluated over the term of the associated contracts as underwriting information becomes available and as actual premiums are reported by the ceding companies, brokers or insureds. Subsequent changes to the premium estimates are recorded as adjustments to premiums written in the period in which they become known.

Adjustments related to retrospective rating provisions that adjust estimated premiums or acquisition expenses are recognized over contract periods in accordance with the underlying contract terms based on current experience under the contracts. Reinstatement premiums that reinstate coverage limits under pre-defined contract terms are written and earned at the time the associated loss event occurs. The original premium is earned over the remaining exposure period of the contract. Profit commissions are expenses that vary with and are directly related to acquiring new and renewal insurance and reinsurance business. Profit commission accruals are recorded as acquisition costs and are adjusted at the end of each reporting period based on the experience of the underlying contract. No claims bonuses are accrued as a reduction of earned premium and are adjusted at the end of each reporting period based on the experience of the underlying contract.

In the normal course of business, the Company purchases reinsurance or retrocessional coverage to increase its underwriting capacity and to limit individual and aggregate exposures to risks of losses arising from contracts of insurance or reinsurance that it underwrites. Reinsurance premiums ceded to reinsurers are recorded and earned in a manner consistent with that of the original contracts or policies written and the terms of the reinsurance agreements.

Premiums written and ceded relating to the unexpired periods of coverage or policy terms are recorded on the consolidated balance sheet as unearned premiums and deferred reinsurance premiums.

In the normal course of its operations, the Company may enter into certain contracts that do not meet the risk transfer provisions of Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS 113") for financial reporting purposes either due to insufficient underwriting risk or insufficient timing risk or do not provide the indemnification required for insurance accounting under SFAS No. 60, "Accounting and Reporting by Insurance Enterprises" ("SFAS 60"). For these contracts we follow the deposit method of accounting as prescribed in American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" ("SOP 98-7"). The deposit method of accounting requires that the premium we receive or pay, less any explicitly defined fees retained or paid, is accounted for as a deposit asset or a deposit liability on the consolidated balance sheet. Explicitly defined fees retained or paid are deferred and earned to other income in the consolidated statement of operations and comprehensive (loss) income according to the nature of, and in proportion to, the product or service provided.

For those contracts that transfer significant underwriting risk only and for reinsurance contracts where it is not reasonably possible that we can realize a significant loss even though we assume significant insurance risk, the deposit asset or liability is measured based on the unexpired portion of the coverage provided. The deposit asset or liability is adjusted for any losses incurred or recoverable based on the present value of the expected future cash flows arising from the loss event with the adjustment being recorded in net losses and loss expenses within our results of operations.

For those contracts that transfer neither significant underwriting risk nor significant timing risk and for contracts that transfer significant timing risk only, the deposit asset or liability is adjusted, and corresponding interest income or expense recognized within our results of operations, by using the interest method to calculate the effective yield on the deposit based on the estimated amount and timing of cash flows. If a change in the actual or estimated timing or amount of cash flows occurs, the

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

effective yield is recalculated and the deposit is adjusted to the amount that would have existed had the new effective yield been applied since the inception of the insurance or reinsurance contract. The adjustment is recorded as interest income or interest expense.

Other Income for the year ended December 31, 2004 includes explicitly defined margins of $0.8 million relating to one short duration contract written by the Company's specialty reinsurance segment that does not meet the risk transfer provisions of SFAS 113. This contract was written on a funds withheld basis, such that the deposit liability of $6.2 million recorded is equal to a funds withheld asset according to the contract terms. In accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 39 ("FIN 39") "Offsetting of Amounts Related to Certain Contracts", the funds withheld asset and the deposit liability have been offset in the consolidated balance sheet.

Other Income for the year ended December 31, 2004 also includes explicitly defined fees of $0.4 million relating to surplus relief life reinsurance arrangements written by the Company's specialty reinsurance segment that are accounted for as deposits and do not meet the risk transfer requirements of SFAS 113. Underlying treaties attach to these contracts on either a modified coinsurance basis or a coinsurance basis. As of December 31, 2004, the Company has provided approximately $27.7 million (unaudited) of statutory surplus relief to U.S. insurance companies under these contracts.

In respect of the life reinsurance arrangements written on a modified coinsurance basis, the ceding company's net statutory reserves and assets are withheld and remain legally owned by the ceding company. These modified coinsurance contracts represent "non-cash" financial reinsurance transactions, whereby, in accordance with the contract terms, there are no net cash flows at inception of contracts, nor are there expected to be net cash flows through the life of the contracts, other than the Company's explicitly defined fees. Notional contract assets and liabilities contemplated by the contract terms are offset in accordance with FIN 39 and as such the Company does not present such assets or deposit liabilities in its consolidated balance sheet.

In respect of the life reinsurance arrangements written on a coinsurance basis, where investment assets have been transferred to the Company, such assets have been recorded within the Company's trading investment portfolio and are separately presented as Investments related to deposit liabilities in the consolidated balance sheet. A deposit liability has been recorded in the consolidated balance sheet in accordance with SFAS 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" for non-risk investment contracts as an interest bearing instrument using the effective yield method. The Investments related to deposit liability are held in trust funds and are pledged to the ceding companies.

Certain of the Company's coinsurance and modified coinsurance agreements may contain provisions that qualify as embedded derivatives under Derivatives Implementation Group Issue No. B36 "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments" ("DIG Issue B36"). The value of embedded derivatives in these contracts is currently considered immaterial. The Company monitors the performance of these treaties on a quarterly basis. Significant adverse performance or changes in the Company's expectations of future cashflows on these treaties could result in losses associated with the embedded derivative.

c)    Acquisition expenses and ceding commission income

Acquisition expenses are policy issuance related costs that vary with and are directly related to the acquisition of insurance and reinsurance business, and primarily consist of commissions, third party brokerage and insurance premium taxes. Ceding commission income consists of commissions the

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

Company receives on business that it cedes to its reinsurers. Acquisition expenses and commission income are recorded and deferred at the time the associated premium is written or ceded and are subsequently amortized in earnings as the premiums to which they relate are earned or expensed. Acquisition expenses are reflected in the consolidated statement of operations net of ceding commission income from reinsurers. Acquisition costs relating to unearned premiums are deferred in the consolidated balance sheet as deferred acquisition costs and reported net of commission income relating to deferred reinsurance premiums ceded.

Net deferred acquisition costs are carried at their estimated realizable value and are limited to the amount expected to be recovered from future net earned premiums, after deducting anticipated losses and other costs and considering anticipated investment income. Any limitation is referred to as a premium deficiency.

d)    Reserve for losses and loss adjustment expenses

The Company establishes reserves for losses and loss expenses for estimates of future amounts to be paid in settlement of its ultimate liabilities for claims arising under its contracts of insurance and reinsurance that have occurred at or before the consolidated balance sheet date. The estimation of ultimate loss and loss expense liabilities is a significant judgment made by management and is inherently subject to significant uncertainties.

The Company's loss reserves fall into two categories: case reserves for reported losses and loss expenses and reserves for losses and loss expenses incurred but not reported, or IBNR reserves. Case reserves are based initially on claim reports received from insureds, brokers or ceding companies, and may be supplemented by the Company's claims professionals with estimates of additional ultimate settlement costs. IBNR reserves are estimated by management using generally accepted statistical and actuarial techniques and are reviewed by independent actuaries. In applying these techniques, management uses estimates as to ultimate loss emergence, severity, frequency, settlement periods and settlement costs. In making these estimates, the Company relies on the most recent information available, including pricing information, industry information and on its historical loss and loss expense experience.

As of December 31, 2004, the primary reserving method used by the Company to estimate the ultimate cost of losses for its specialty reinsurance lines and its fidelity and technical risk property specialty insurance business lines was the Bornhuetter-Ferguson actuarial method. The Bornhuetter-Ferguson actuarial method selects an initial expected loss and loss expense ratio supplemented with the Company's actual loss and loss expense experience to date to support the estimation of losses and loss adjustment expenses. The Company's initial expected loss and loss expense ratio for the specialty reinsurance business lines is derived from loss exposure information provided by brokers and ceding companies and from loss and loss expense ratios established during the pricing of individual contracts. The Company's initial expected losses and loss expense ratios selected for its fidelity and technical risk property specialty insurance lines are based on benchmarks derived by its underwriters and actuaries during the initial pricing of the business and from comparable market information. These benchmarks are then adjusted for any rating increases and changes in terms and conditions that have been observed in the market.

The primary reserving method used by the Company to estimate the ultimate cost of losses for its other specialty insurance business lines was an expected loss ratio methodology whereby earned premiums are multiplied by an expected loss ratio to derive ultimate losses and deducts any paid losses and loss expenses to arrive at estimated losses and loss expense reserves. This method is commonly applied when there is insufficient historical loss development experience available. The initial expected losses and loss expense ratios selected are based on benchmarks derived by its

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

underwriters and actuaries during the initial pricing of the business and from comparable market information. These benchmarks are then adjusted for any rating increases and changes in terms and conditions that have been observed in the market.

As of December 31, 2003, given the Company's limited operating history and historical claims experience, its reserving method was an expected loss ratio methodology. The Company believes that these assumptions represented a realistic and appropriate basis for estimating its loss and loss expense reserves at that time.

Even though the Company's reserving techniques represent a reasonable and appropriate basis for estimating ultimate claim costs and management believes that the reserves for losses and loss expenses are sufficient to cover claims from losses occurring up to the consolidated balance sheet date, ultimate losses and loss expenses may be subject to significant volatility given the Company's limited operating history and may differ materially from the amounts recorded in the consolidated financial statements.

The Company continually reviews and adjusts its reserve estimates and reserving methodologies taking into account all currently known information and updated assumptions related to unknown information. Loss and loss expense reserves established in prior periods are adjusted in current operations as claim experience develops and new information becomes available. Any adjustments to previously established reserves may significantly impact current period underwriting results and net income by reducing net income.

e)    Reinsurance recoverable

Reinsurance recoverable under the terms of ceded reinsurance contracts includes loss and loss expense reserves recoverable and deferred reinsurance premiums. The Company is subject to credit risk with respect to the reinsurance ceded because the ceding of risk does not relieve the Company from its original obligations to its insureds. To the extent reinsurers default, the Company must settle these obligations without the benefit of reinsurance protection. Failure of the Company's reinsurers to honor their obligations could result in credit losses. If the financial condition of any of the Company's reinsurers deteriorates, resulting in their inability to make payments to the Company, the Company establishes allowances for amounts considered potentially uncollectible from such reinsurers. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of its reinsurers to minimize its exposure to losses from reinsurer insolvencies.

f)    Environmental liabilities assumed and remediation revenue

The Company assumes environmental liabilities in exchange for remediation fees and contracts to perform the required remediation in accordance with the underlying remediation agreements. The Company estimates its initial and ongoing ultimate liabilities for environmental remediation obligations based upon actual experience, past experience with similar remediation projects, technical engineering examinations of the contaminated sites and state, local and federal guidelines. However, there can be no assurance that actual remediation costs will not significantly differ from the estimated amounts.

As of December 31, 2004 and 2003, the Company had assumed one environmental remediation project, for which estimated liabilities of $6.5 million and $7.0 million had been recorded. The assumed environmental remediation obligations for the project are contractually defined pursuant to a site specific remediation plan.

The amount of consideration received for the assumption of remediation liabilities in excess of the expected environmental remediation liability is initially deferred and recorded in deferred income

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

on the consolidated balance sheet and subsequently recognized in earnings over the remediation period using the cost recovery or percentage-of-completion method. These methods are based on the ratio of remediation expenses actually incurred and paid to total estimated remediation costs. As of December 31, 2004 and 2003, the Company had deferred approximately $0.6 million and $0.8 million of remediation revenues. Anticipated remediation losses, if any, are recorded in the period in which the Company becomes aware of such losses.

g)    Technical services revenues

Technical services revenue is recognized when evidence of an arrangement for services exists, services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured. Technical services are rendered under various short-term contractual arrangements, primarily on a time and materials basis. From time to time, the Company retains subcontractors to perform certain remediation services under the Company's contracts with its customers. Revenue is recognized on a gross basis when the Company is the primary obligor in the arrangement. For the year ended December 31, 2004, the period from May 23, 2003 (date of incorporation) to December 31, 2003, the period from January 1, 2003 to September 3, 2003 and the year ended December 31, 2002 approximately $12.3 million, $5.5 million, $6.9 million and $7.0 million of direct costs, exclusive of profit mark-ups, related to these subcontractor arrangements was recorded as direct technical services costs in the consolidated statement of operations and comprehensive (loss) income.

Technical services revenue includes amounts related to services performed but not yet billed to customers at the period end. Accounts receivable include technical services revenues receivable that are settled within the Company's normal collection cycle.

Prepayments from customers are recorded as part of deferred income in the consolidated balance sheet and recognized in the consolidated statement of operations and comprehensive (loss) income as technical services revenue as the related services are performed.

h)    Direct technical services costs

Direct technical services costs consist of payroll costs associated with direct labor incurred on technical services engagements, other direct costs such as travel and subsistence, subcontracting and other contract expenses. The Company maintains a team of in-house technical services consultants that assist in technical services engagements. The costs associated with the time spent by such technical services consultants on engagements are included in Direct technical services costs in the consolidated statement of operations and comprehensive (loss) income.

i)    Derivative Instruments and Hedging Activities

The Company has entered into certain derivative instruments and adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and SFAS 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities."

The Company enters into investment related derivative transactions, as permitted by its investment guidelines, for the purposes of managing investment duration, interest rate and foreign currency exposure, and enhancing total investment returns. The Company may also, as part of its business, enter into derivative instruments for the purpose of replicating approved investment, insurance or reinsurance transactions that meet the Company's investment or underwriting guidelines. As of December 31, 2004 and 2003, the Company carries within its available-for-sale fixed maturity portfolio a mortality-risk-linked security for which the repayment of principal is dependent on the performance of a predefined mortality index over a fixed period of time. The Company has

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

determined that the component of the bond that is linked to the specified mortality index is, under SFAS 133, an embedded derivative that is not clearly and closely related to its host contract (a debt security) and is therefore bifurcated and accounted for as a derivative under SFAS 133. The Company has not designated any of its derivative instruments as hedging instruments for financial reporting purposes.

The Company recognizes all standalone derivative instruments as either other assets or liabilities and recognizes embedded derivatives as part of their host instruments in the consolidated balance sheet. The Company measures all derivative instruments at their fair values, which are based on market prices and equivalent data provided by independent third parties. When market data is not readily available, the Company uses analytical models to estimate the fair values of these instruments based on their structure, terms and conditions and prevailing market conditions. The Company recognizes changes in the fair value of derivative instruments and realized gains and losses on derivative instruments in its consolidated statement of operations and comprehensive (loss) income as part of other income and net realized gains on investments. The nature of derivative instruments and the estimates used in estimating their fair value, changes in fair value of derivative instruments and realized gains and losses on settled derivative instruments may create significant volatility in the Company's results of operations in future periods.

DIG Issue B36 indicates that the Company's life financial reinsurance contracts that include modified coinsurance funds withheld provisions, where the Company notionally receives a financial instrument with an investment return based on our underlying referenced pool of assets may contain an embedded derivative that must be bifurcated and accounted for in accordance with SFAS 133 since the economic characteristics are not clearly and closely related to the host instrument.

Although the Company's coinsurance and modified coinsurance arrangements may contain embedded derivatives the Company believes that due to the experience refund provisions contained within the treaties, the value of embedded derivatives contained in these contracts is currently considered to be immaterial.

j)    Annual Incentive Plan

During the year ended December 31, 2004, the Company adopted an Annual Variable Cash Compensation Plan (the "Annual Incentive Plan") which is generally available to employees. Awards paid under this plan will be dependent on performance measured at an individual and line of business level. In general, the Annual Incentive Plan provides for an annual bonus award to employees that is based on a sharing of profit in excess of a minimum return on capital to shareholders for each calendar year. Profit for each calendar year is measured by estimating the ultimate net present value of after-tax profit generated from business during that calendar year and is re-estimated on an annual basis through the vesting period. Annual Incentive Plan awards vest and are paid out over four annual installments. Unvested amounts are subject to adjustments to the extent that estimates of calendar year profit and estimated net present value deviate from initial estimates as assumptions are updated and actual information becomes known.

Annual Incentive Plan awards for 2004 will vest, for calendar year reporting purposes, 40%, 20%, 20% and 20% in 2004, 2005, 2006 and 2007, respectively. Expenses related to the Annual Incentive Plan awards are recognized by applying the graded vesting method as prescribed by FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN 28"). The Company continually reviews and adjusts its provisions for Annual Incentive Plan awards and other bonus awards taking into account known information and updated assumptions related to unknown information. Award provisions are an estimate and amounts established in prior periods are adjusted in current operations as new information becomes available.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

Any adjustments to previously established provisions or the establishment of new provisions may significantly impact current period results and net income.

k)    Cash and cash equivalents

Cash equivalents include highly liquid instruments such as liquidity funds, money market funds and other time deposits with commercial banks and financial institutions which have maturities of less than three months from the date of purchase.

l)    Investments and net investment income

The Company's publicly traded and non-publicly traded fixed maturity and short-term investments that are classified as "available-for-sale" are recorded at estimated fair value with the difference between cost or amortized cost and fair value, net of the effect of income taxes, included as a separate component of accumulated other comprehensive (loss) income.

The Company's publicly traded and non-publicly traded fixed maturity and short-term investments that are classified as "trading" are recorded at estimated fair value with the change in fair value included in net realized gains on investments in the consolidated statement of operations and comprehensive (loss) income.

Short-term investments include highly liquid debt instruments and commercial paper that are generally due within one year of the date of purchase and are held as part of the Company's investment portfolios that are managed by independent investment managers.

The fair value of publicly traded securities is based upon quoted market prices. The estimated fair value of non-publicly traded securities is based on independent third party pricing sources.

The Company periodically reviews its investments to determine whether an impairment, being a decline in fair value of a security below its amortized cost, is other than temporary. If such a decline is classified as other than temporary, the Company writes down, to fair value, the impaired security resulting in a new cost basis of the security and the amount of the write-down is charged to the consolidated statement of operations and comprehensive (loss) income as a realized loss. Some of the factors that the Company considers in determining whether an impairment is other than temporary include (i) the amount of the impairment, (ii) the period of time for which the fair value has been below the amortized cost, (iii) specific reasons or market conditions which could affect the security, including the financial condition of the issuer and relevant industry conditions or rating agency actions, and (iv) the Company's ability and intent to hold the security for sufficient time to allow for possible recovery.

Investments are recorded on a trade date basis. The Company's net investment income is recognized when earned and consists primarily of interest, the accrual of discount or amortization of premium on fixed maturity securities and dividends, and is net of investment management and custody expenses. Gains and losses realized on the sale of investments are determined on the first-in, first-out basis.

m)    Property and equipment

Property and equipment, which consist of furniture, equipment, and leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is computed using an accelerated method over the estimated useful lives of the related assets, ranging from three to seven years. Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

Repairs and maintenance are expensed as incurred. At the time of retirement or other disposal of property or equipment, the cost and related accumulated depreciation are deducted from their respective accounts and any resulting gain or loss is included in the consolidated statement of operations and comprehensive (loss) income.

n)    Capitalization of software costs

The Company capitalizes software costs when the preliminary project stage is completed and management commits to fund the software project which it deems probable will be completed and used to perform the intended function. This policy is in accordance with AICPA Statement of Position 98-1 "Accounting for the costs of computer software developed or obtained for internal use" ("SOP 98-1"). Software costs that are capitalized include only external direct costs of materials and services consumed in developing, or obtained for internal use computer software.

Capitalization of costs ceases as soon as the project is substantially complete and ready for its intended purpose. The carrying value of software costs is reviewed by the Company whenever events or changes in circumstances indicate that its carrying amount may not be recoverable, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

As of December 31, 2004, the Company had capitalized approximately $1.9 million of software costs, of which approximately $0.2 million was amortized during the year ended December 31, 2004.

o)    Goodwill and intangible assets

Goodwill and identifiable intangible assets that arise from business combinations are accounted for in accordance with SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

Identifiable amortizable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested annually for impairment by discounting expected cash flows to estimate fair value or more often if impairment indicators arise. If the carrying amounts of goodwill or intangible assets are greater than their fair values established during impairment testing, the carrying value is immediately written-down to the fair value with a corresponding impairment loss recognized in the consolidated statement of operations and comprehensive (loss) income.

p)    Offering costs

Costs incurred in connection with, and that are directly attributable to, share offerings are charged to additional paid-in capital.

q)    Foreign currency translation

Generally, the U.S. dollar is the functional currency of the Company and its subsidiaries. For entities where the U.S. dollar is the functional currency, all foreign currency asset and liability amounts are translated into U.S. dollars at end-of-period exchange rates, except for prepaid expenses, property and equipment, goodwill, intangible assets, deferred acquisition costs, deferred reinsurance premiums and unearned premiums which are translated at historical rates. Foreign currency income and expenses are translated at average exchange rates in effect during the period, except for expenses related to balance sheet amounts translated at historical exchange rates. Exchange gains and losses arising from the translation of foreign currency-denominated monetary assets and liabilities are included in the consolidated statement of operations and comprehensive (loss) income.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

For subsidiaries where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated prior to consolidation into U.S. dollars at end of period exchange rates, and the resultant translation adjustments are reported, net of their related income tax effects, as a component of accumulated other comprehensive income (loss) in shareholders' equity. Subsidiary assets and liabilities denominated in other than the local currency are translated into the local currency prior to translation into U.S. dollars, and the resultant exchange gains or losses are included in the consolidated statement of operations and comprehensive (loss) income in the period in which they occur. Subsidiary income and expenses are translated prior to consolidation into U.S. dollars at average exchange rates in effect during the period.

r)    Stock-based compensation

Employee stock awards under the Company's long term incentive compensation plan are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25"). Compensation expense for stock options and stock-based awards granted to employees is recognized using the intrinsic value method to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Any resulting compensation expense is recorded over the shorter of the vesting or service period.

The Company provides the disclosure as set forth in SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires pro-forma compensation expense for employee stock options to be measured as the fair value of the options at their grant date and recorded over the shorter of the vesting or service period.

The following table summarizes the Company's stock-based compensation, net loss and loss per share for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003 had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123.

	Year ended December 31, 2004	Period from May 23, 2003 to December 31, 2003
Stock compensation expense
As reported	$—	$(16,725)
Additional stock-based employee compensation expense determined under fair value based method	(2,544)	(9,739)
Pro forma	$(2,544)	$(26,464)
Net loss
As reported	$(54,581)	$(38,477)
Additional stock-based employee compensation expense determined under fair value based method	(2,544)	(9,739)
Pro forma	$(57,125)	$(48,216)
Basic loss per share
As reported.	$(0.96)	$(1.23)
Pro forma	$(1.01)	$(1.54)
Diluted loss per share
As reported.	$(0.96)	$(1.23)
Pro forma	$(1.01)	$(1.54)

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The Company's predecessor did not incur any compensation expense related to stock based awards during the period from January 1, 2003 to September 3, 2003 or the year ended December 31, 2002. The pro forma net impact of applying the fair value recognition provisions of SFAS 123 was less than $1 for the period from January 1, 2003 to September 3, 2003 and for the year ended December 31, 2002.

s)    Income taxes

Income taxes have been recognized in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes", on those operations that are subject to income taxes. Deferred tax assets and liabilities result from temporary differences between the carrying amounts of existing assets and liabilities recorded in the consolidated financial statements and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations and comprehensive (loss) income in the period that includes the enactment date. A valuation allowance for a portion or all of deferred tax assets is recorded as a reduction to deferred tax assets if it is more likely than not that such portion or all of such deferred tax assets will not be realized.

t)    Debt issuance costs

Debt issuance costs associated with the issuance of junior subordinated debentures are initially capitalized within other assets in the consolidated balance sheet and subsequently amortized over the term of the related outstanding debt using the interest method.

u)    Earnings per share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. All potentially dilutive securities including stock options and warrants are excluded from the basic earnings per share computation.

In calculating diluted earnings per share, the weighted average number of shares outstanding for the period is increased to include all potentially dilutive securities using the treasury stock method. Any common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Basic and diluted earnings per share are calculated by dividing income available to ordinary shareholders by the applicable weighted average number of shares outstanding during the year.

v)    Segment reporting

The Company reports segment results in accordance with SFAS No. 131, "Segment Reporting" ("SFAS 131"). Under SFAS 131, reportable segments represent an aggregation of operating segments that meet certain criteria for aggregation specified in SFAS 131.

The Company is comprised of four reportable segments and provides a number of products which are operating segments for purposes of GAAP. The Company's products include technical risk property, professional liability, environmental liability, fidelity and crime, surety, trade credit and political risk, property, casualty, marine and aviation, life surplus relief and technical services. The Company organizes these products into five product lines: speciality insurance, speciality reinsurance, programs, structured products and technical services. . Except technical services, the products the Company offers to its clients are written either as traditional insurance or reinsurance policies or are provided as a program, a structured product or a combination of a traditional policy with a program or a structured product. These product lines are aggregated as reportable segments into specialty

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

insurance, specialty reinsurance, Lloyd's and technical services. The attribution of insurance and reinsurance results to these reportable segments is based upon where the business is sourced and not necessarily where the business is recorded.

The Company's most recently established reportable segment, as discussed in Note 1, is its Lloyd's segment, Syndicate 4000, which commenced underwriting specialty lines insurance business following approval from Lloyd's during the fourth quarter of 2004.

In determining how to aggregate its business lines, the Company considers many factors including the lines of business products, production and distribution strategies, geographic source of business and regulatory environments.

The Company has three geographic segments — Bermuda, the U.S. and Europe. These geographic segments represent the aggregation of legal entity locations where revenues, expenses, assets and liabilities are recorded.

The Company's specialty insurance, specialty reinsurance and Lloyd's (collectively referred to herein as "underwriting") reportable segments represent the Company's income and expenses from underwriting risks it retains. The technical services segment represents the Company's income and expenses from the provision of technical, environmental and remediation risk management services.

The accounting policies of the segments are the same as those used in the preparation of the consolidated financial statements. The Company measures and evaluates each segment based on net underwriting or technical services income including other items of revenue and general and administrative expense directly attributable to each segment and, as of April 1, 2004 with an effective date of January 1, 2004, including an allocation of indirect corporate general and administrative expenses.

Effective January 1, 2004, the Company adopted an accounting methodology for the allocation of corporate general and administrative expenses to each of its segments. Corporate general and administrative expenses are allocated to each segment in proportion to each segment's amount of allocated capital for the current reporting period. The Company's capital allocation methodology is based upon an estimate of value-at-risk for each segment on an annual basis.

Because the Company does not manage its assets by segment, net investment income, depreciation and amortization and total assets are not evaluated at the segment level.

w)    Recent accounting pronouncements

In December 2003, the FASB issued Interpretation No. 46 (revised December 2003) ("FIN 46R"), "Consolidation of Variable Interest Entities." In general, a variable interest entity ("VIE") is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires certain VIEs to be consolidated by the primary beneficiary of the VIE if the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. To date, FIN 46R has not had a material impact on the Company's consolidated results of operations, financial position or cash flows.

In March 2004, the FASB Emerging Issues Task Force ("EITF") reached a consensus on EITF issue 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-01 addresses the meaning of the term "other-than-temporary impairment" and its application to the Company's investments in debt and equity securities. On December 31, 2004, the

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

FASB issued FASB Staff Position EITF 03-1-1 which delayed the effective date for the measurement and recognition guidance contained in EITF 03-01.

This delay does not suspend the requirement to recognize other than temporary impairments as required by existing authoritative literature. During the year ended December 31, 2004, the Company did not identify any securities with declines in value that were considered to be other-than-temporary. The Company anticipates that the adoption of the new evaluation guidance of EITF 03-01 will not have a material effect on the Company's consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-based payment" ("SFAS 123(R)"). SFAS 123(R) replaces SFAS 123 and supersedes APB 25. Generally, the approach in SFAS 123(R) is similar to SFAS 123, however, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair values and, accordingly, SFAS 123(R) does not allow pro forma disclosure as an alternative to financial statement recognition. SFAS 123(R) is effective for the beginning of the first interim or annual period beginning after June 15, 2005. The Company is currently evaluating the effects of this statement on its financial reporting.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

3.    Segment information

The following tables summarize the Company's results before income taxes for each reportable segment for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003 based on the reportable segments in effect during the year ended December 31, 2004.

For the period from January 1, 2003 to September 3, 2003 and for the year ended December 31, 2002, the Company's predecessor business was wholly allocated to the technical services segment. As a result, separate statements of operations by reportable segment for the predecessor are not provided.

	Year ended December 31, 2004
Statement of operations by segment	Specialty insurance	Specialty reinsurance	Lloyd's	Technical services	Adjustments and eliminations	Consolidated

Direct insurance	$133,434	$—	$3,166	$—	$—	$136,600
Reinsurance assumed	105,980	251,832	—	—	—	357,812
Total gross premiums written	239,414	251,832	3,166	—	—	494,412
Premiums ceded	(71,668)	(2,612)	(591)	—	—	(74,871)
Net premiums written	$167,746	$249,220	$2,575	$—	$—	$419,541
Net premiums earned	$75,037	$161,973	$130	$—	$—	$237,140
Technical services revenues	—	—	—	34,752	(2,267)	32,485
Other income	—	1,571	—	586	—	2,157
Net losses and loss expenses	(49,733)	(149,111)	(72)	—	—	(198,916)
Direct technical services costs	—	—	—	(23,182)	—	(23,182)
Acquisition expenses	(14,284)	(39,708)	(3)	—	—	(53,995)
General and administrative expenses	(32,044)	(21,336)	(2,295)	(10,055)	2,267	(63,463)
Segment (loss) income	$(21,024)	$(46,611)	$(2,240)	$2,101	$—	$(67,774)
Depreciation of fixed assets and amortization of intangibles						$(2,180)
Net investment income						14,307
Net realized gains on investments						228
Other loss						(140)
Net foreign exchange gains						978
Net loss before income taxes						$(54,581)

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

	Period from May 23, 2003 to December 31, 2003
Statement of operations by segment	Specialty insurance	Specialty reinsurance	Technical services	Adjustments and eliminations	Consolidated

Direct insurance	$7,469	$—	$—	$—	$7,469
Reinsurance assumed	—	12,996	—	—	12,996
Total gross premiums written	7,469	12,996	—	—	20,465
Premiums ceded	(405)	—	—	—	(405)
Net premiums written	$7,064	$12,996	$—	$—	$20,060
Net premiums earned	$339	$1,601	$—	$—	$1,940
Technical services revenues	—	—	12,261	(581)	11,680
Other income	—	—	100	—	100
Net losses and loss expenses	(183)	(1,008)	—	—	(1,191)
Direct technical services costs	—	—	(8,637)	—	(8,637)
Acquisition expenses	(24)	(140)	—	—	(164)
General and administrative expenses	—	—	(2,657)	—	(2,657)
Segment income	$132	$453	$1,067	$(581)	$1,071
General and administrative expenses					(24,814)
Depreciation of fixed assets and amortization of intangibles					$(434)
Net investment income					2,290
Net realized gains on investments					109
Other income					26
Non-cash stock compensation expense					(16,725)
Net loss before income taxes					$(38,477)

For the year ended December 31, 2004, the Company allocated corporate general and administrative expenses to each segment based on segment allocated capital as described in Note 2(v).

Items of revenue and expense resulting from charges between segments are eliminated on consolidation of the segments. During the year ended December 31, 2004 and period from May 23, 2003 to December 31, 2003, the technical services segment charged the underwriting segments $2.3 million and $0.6 million for technical services rendered.

The Company's specialty insurance segment writes business both on a direct basis with insured clients or by assuming reinsurance of underlying policies that are issued on its behalf by third party insurers and reinsurers.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The following tables summarize the Company's gross premiums written by geographic location for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003. The geographical segments represent the aggregation of legal entity locations where revenues, expenses, assets and liabilities are recorded.

	2004	2003
Bermuda	$230,887	$12,996
United States	259,378	7,064
Europe	4,147	—
Total	$494,412	$20,060

4.    Business acquisitions

The Company accounts for business acquisitions using the purchase method of accounting in accordance with SFAS 141. For each business acquisition, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired, including identifiable intangible assets, is recorded as goodwill.

On September 3, 2003, the Company acquired all of the outstanding common stock of ESC in exchange for cash consideration of $18.9 million, including certain acquisition expenses. The estimated fair values of the assets and liabilities acquired as of September 3, 2003, including goodwill, are summarized in thousands as follows:

Cash and cash equivalents	$413
Accounts receivable	9,934
Prepaid expenses	367
Property and equipment, net	431
Goodwill	7,556
Intangible assets	4,970
Other assets	104
Accounts payable	(3,361)
Accrued expenses	(1,326)
Deferred income	(163)
Other liabilities	(27)
$18,898

The operating results of ESC are included in the Company's consolidated results of operations for the period from September 3, 2003 (date of acquisition) to December 31, 2003.

The $7.6 million of goodwill has been allocated to the Company's technical services segment and is fully deductible for U.S. tax purposes. Intangible assets acquired include $4.4 million attributable to customer relationships and licenses that are being amortized ratably over 8 years, and $0.6 million attributable to non-compete agreements that are being amortized ratably over three years.

On October 28, 2003, the Company acquired all of the outstanding capital stock of Quanta Specialty Lines. The Company paid a cash purchase price of $26.1 million that represented the fair value of licenses and cash assets acquired at the acquisition date. Of the $26.1 million, $25.8 million was allocated to cash and cash equivalents acquired, with the remainder of $0.25 million being assigned to an indefinite lived non-amortizable intangible asset representing the fair value of the insurance licenses acquired. Quanta Specialty Lines had not engaged in business prior to the acquisition date.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

On December 19, 2003, the Company acquired all of the outstanding capital stock of Quanta Indemnity for a cash purchase price of $22.6 million. In conjunction with the acquisition, and under the terms of a transfer and assumption agreement, the seller agreed to assume from Quanta Indemnity all of its underwriting contracts and their associated liabilities in effect at the time of acquisition, except those agreements for which regulatory approval of the transfer and assumption had yet to be obtained. For those contracts that were pending regulatory approval, the seller reinsured Quanta Indemnity for 100% of their associated liabilities and assumed these reinsured contracts when it obtained regulatory approval. During the year ended December 31, 2004, the seller received its regulatory approvals and assumed all of its remaining underwriting contracts and their associated liabilities.

The total purchase price paid to acquire the outstanding capital stock of Quanta Indemnity was allocated to the fair value of (a) statutory deposits acquired of approximately $13.8 million, (b) accrued investment income of $0.2 million, (c) unearned premiums of $1.6 million and loss and loss expense reserves of $3.5 million associated with retained underwriting contracts that were not assumed by the seller, (d) the corresponding reinsurance assets relating to the reinsurance of retained underwriting contracts provided by the seller, and (e) indefinite lived intangible assets that are not subject to amortization of $8.6 million, representing the fair value of the insurance licenses acquired.

5.    Loss per share

The following table sets forth the computation of basic and diluted loss per share.

	2004	2003

Basic loss per share
Net loss	$(54,581)	$(38,477)
Weighted average common shares outstanding — basic	56,798,218	31,369,001
Basic loss per share	$(0.96)	$(1.23)
Diluted loss per share
Net loss	$(54,581)	$(38,477)
Weighted average common shares outstanding	56,798,218	31,369,001
Weighted average common share equivalents
Options	—	—
Warrants	—	—
Weighted average common shares outstanding — diluted	56,798,218	31,369,001
Diluted loss per share	$(0.96)	$(1.23)

Due to a net loss for all periods presented, the assumed net exercise of options and warrants under the treasury stock method has been excluded, as the effect would have been anti-dilutive. Accordingly, for the year ended December 31, 2004, the calculation of weighted average common shares outstanding on a diluted basis excludes 3,052,400 options and 2,542,813 warrants. For the period from May 23, 2003 (date of incorporation) to December 31, 2003, the calculation of weighted average common shares outstanding on a diluted basis excludes 2,892,900 options and 2,542,813 warrants.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The predecessor's basic net income per share is $0.78 and $2.46 for the period January 1, 2003 to September 3, 2003 and for the year ended December 31, 2002. The predecessor's diluted net income per share is $0.78 for the period January 1, 2003 to September 3, 2003. The predecessor's diluted net income per share is $2.46 for the year ended December 31, 2002, which excludes 5,500 options to purchase common stock of the predecessor as their inclusion would have been anti-dilutive.

6.    Investments

The amortized cost or cost, fair value and related gross unrealized gains and losses of fixed maturity and short-term investments as of December 31, 2004 and 2003 are as follows:

December 31, 2004	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
Fixed maturities:
U.S. government and government agencies	$227,024	$641	$(860)	$226,805
Foreign governments	16,704	735	(10)	17,429
Tax-exempt municipal	4,116	121	(3)	4,234
Corporate	134,221	833	(1,152)	133,902
Asset-backed securities	20,315	6	(170)	20,151
Mortgage-backed securities	152,727	399	(618)	152,508
Total fixed maturities	$555,107	$2,735	$(2,813)	$555,029
Short-term investments	4,562	115	(276)	4,401
Total available-for-sale investments	$559,669	$2,850	$(3,089)	$559,430
Trading:
Fixed maturities:
Tax-exempt municipal	$538	$—	$—	$538
Corporate	31,309	—	—	31,309
Asset-backed securities	1,382	—	—	1,382
Mortgage-backed securities	6,759	—	—	6,759
Total fixed maturities	$39,988	$—	$—	$39,988
Short-term investments	504	—	—	504
Total trading investments	$40,492	$—	$—	$40,492
Total investments	$600,161	$2,850	$(3,089)	$599,922

December 31, 2003	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
Fixed maturities:
U.S. government and government agencies	$146,466	$143	$(6)	$146,603
Foreign governments	13,144	251	(28)	13,367
Tax-exempt municipal	5,716	152	—	5,868
Corporate	124,160	594	(53)	124,701
Asset-backed securities	8,092	30	—	8,122
Mortgage-backed securities	88,904	419	(18)	89,305
Total fixed maturities	$386,482	$1,589	$(105)	$387,966
Short-term investments	79,070	—	—	79,070
Total available-for-sale investments	$465,552	$1,589	$(105)	$467,036

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

As of December 31, 2004 and 2003, the Company held, as part of its self-managed available-for- sale fixed maturity portfolio, $20.0 million of par value principal-at-risk insurance linked securities issued by a single issuer. The investment in the insurance linked security is subject to loss of principal in the event of the occurrence of certain predefined changes in mortality. As of December 31, 2004 and 2003, the fair value of the security was $20.1 million and $20.0 million and represented approximately 3% and 4% of the Company's total cash and invested assets.

Due to fluctuations in interest rates, it is likely that during the time over which a fixed maturity security is owned there will be periods when the security's fair value is less than its amortized cost resulting in unrealized losses. Substantially all of the unrealized losses on the Company's fixed maturity securities as at December 31, 2004 were caused by interest rate increases during 2004. Because the unrealized losses are primarily attributable to changes in interest rates and not changes in credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004. For the year ended December 31, 2004 and for the period from May 23, 2003 (date incorporation) to December 31, 2003, the Company did not identify any securities with declines in value that were considered to be other-than-temporary.

As of December 31, 2004, there were approximately 314 securities in an unrealized loss position. Of these securities, there are no securities that have been in an unrealized loss position for twelve months or greater. Those fixed maturity investments with unrealized losses and the duration such conditions existed as of December 31, 2004, and their fair values are summarized as follows:

		Unrealized losses
December 31, 2004	Fair value	Less than 12 months	Greater than 12 months	Total unrealized losses
Fixed maturities:
U.S. government and government agencies	$127,787	$(860)	$—	$(860)
Foreign governments	1,446	(10)	—	(10)
Tax-exempt municipal	102	(3)	—	(3)
Corporate	103,710	(1,152)	—	(1,152)
Asset-backed securities	16,818	(170)	—	(170)
Mortgage-backed securities	109,679	(618)	—	(618)
Total fixed maturities	$359,542	$(2,813)	$—	$(2,813)
Short-term investments	(260)	(276)	—	(276)
Total	$359,282	$(3,089)	$—	$(3,089)

Contractual maturities of the Company's fixed maturities as of December 31, 2004 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

December 31, 2004	Amortized cost or cost	Fair value
Fixed maturities:
Due in one year or less	$58,428	$73,050
Due after one year through five years	309,500	294,700
Due after five years through 10 years	41,793	42,041
Due after 10 years	9,257	9,331
Total fixed maturities	$418,978	$419,122
Mortgage and asset-backed securities	181,183	180,800
Total	$600,161	$599,922

Credit ratings of the Company's fixed maturities as of December 31, 2004 and 2003 are shown below.

	December 31, 2004		December 31, 2003
Ratings*	Amortized cost or cost	Percentage	Amortized cost or cost	Percentage
AAA	$425,209	70.8%	$306,799	65.9%
AA	17,793	3.0%	30,261	6.5%
A	78,743	13.1%	69,833	15.0%
BBB	78,416	13.1%	58,659	12.6%
Total	$600,161	100.0%	$465,552	100.0%

* – ratings as assigned by Standard & Poor's Corporation

The components of net investment income for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003 were derived from the following sources:

	2004	2003
Fixed maturities	$16,862	$2,408
Cash, cash equivalents and short-term investments	1,494	780
Gross investment income	18,356	3,188
Net amortization of discount / premium	(2,949)	(669)
Investment expenses	(1,100)	(229)
Net investment income	$14,307	$2,290

Gross realized pre tax investment gains and losses for the year ended December 31, 2004 were approximately $3.4 million and $3.2 million. Gross realized pre tax investment gains and losses for the period from May 23, 2003 (date of incorporation) to December 31, 2003, were approximately $0.7 million and $0.6 million. All gains and losses were realized from the sale of fixed maturity investments.

7.    Funds at Lloyd's

On December 9, 2004, Quanta 4000 Holding deposited with Lloyd's cash and investments having on the date of deposit a market value of £57.5 million, or $107.9 million, to support its underwriting activities. The Company is required to maintain Funds at Lloyd's for each underwriting year in which it writes business. The cash and investments are held by Lloyd's in its capacity as trustee of a Lloyd's Deposit Trust Deed (Third Party Deposit) dated December 23, 2004 and made between Quanta 4000 Holding, Quanta 4000, and Lloyd's, as security for the underwriting obligations of Quanta 4000 (including certain obligations arising under Lloyd's byelaws and other rules). At the request of Quanta

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

4000 Holding and Quanta 4000, Lloyd's has appointed a custodian to hold the cash and investments on its behalf and an investment manager to manage the cash and investments in accordance within certain investment objectives and restrictions agreed between Quanta 4000 Holding, Quanta 4000 and Lloyd's and in accordance with investment criteria and within restrictions specified by Lloyd's. As of December 31, 2004, cash and investments with a market value of $109.4 million are held by Lloyd's as trustee. The cash and investments held by Lloyd's are included within Notes 6 and 13(c) and may not be withdrawn until each underwriting year is closed, which generally takes three years.

Quanta 4000 underwrites insurance business through, and as the sole member, of Syndicate 4000, in respect of which business further cash and investments will from time to time be held under Premium Trust Funds for the payment and discharge of certain permitted trust outgoings and, thereafter, for Quanta 4000.

The release from these trusts to Quanta 4000, and therefore the availability for purposes of dividend payment by Quanta 4000 to its direct and indirect corporate parents, of profits earned on the Lloyd's business of Quanta 4000 is restricted by Lloyd's byelaws and other rules which generally provide, among other things, that only those funds are released for which the underwriting year has been closed, a process which routinely takes three years. At December 31, 2004, the Company did not have any amounts of further cash and investments held under Premium Trust Funds for payments and discharge of certain trust outgoings.

8.    Derivative instruments

The Company is exposed to potential loss on its derivative activities from various market risks, and manages these market risks based on guidelines established by management. Derivative instruments are carried at fair value with the resulting realized and unrealized gains and losses recognized in the consolidated statement of operations and comprehensive (loss) income in the period in which they occur. The change in fair value is included in other income in the consolidated statement of operations.

The following table summarizes these instruments and the effect on net loss and comprehensive loss for the year ended December 31, 2004 and period from May 23, 2003 (date of incorporation) to December 31, 2003. The predecessor did not engage in derivative activities:

	2004		2003
	Net change in unrealized losses	Net realized losses	Net change in unrealized gains	Net realized gains
Investment derivatives	$(185)	$(323)	$207	$—
Mortality linked embedded derivatives	(216)	—	—	—
Net realized and unrealized gains (losses) on derivatives	$(401)	$(323)	$207	$—

a)    Investment Derivatives

The Company uses foreign currency forward contracts to manage its exposure to the effects of fluctuating foreign currencies on the value of certain of its foreign currency denominated fixed maturity investments. These forward currency contracts are not designated as specific hedges for financial reporting purposes and, therefore, realized and unrealized gains and losses on these contracts are recorded in the consolidated statement of operations and comprehensive (loss) income in the period in which they occur. These contracts generally have maturities of three months or less. As of

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

December 31, 2004 and 2003, the net notional amount of foreign currency forward contracts was zero, with a net fair market value of $(0.3) million and $0.2 million and net unrealized (losses) gains of $(0.3) million and $0.2 million. For the year ended December 31, 2004, net realized losses on settled foreign currency forward contracts totaled approximately $0.4 million. During the period from May 23, 2003 (date of incorporation) to December 31, 2003, the Company did not have a realized gain or loss associated with settled foreign currency forward contracts.

During the year ended December 31, 2004, the Company utilized other derivative instruments such as swaps and options to manage total investment returns in accordance with its investment guidelines and recognized net realized gains on these instruments of approximately $0.1 million. As of December 31, 2004, the fair market value of other derivative instruments was negligible and net unrealized gains were $0.1 million. As of December 31, 2003, the fair market value of other derivative instruments was negligible and net unrealized gains were negligible.

b)    Mortality linked embedded derivative

The Company holds within its available-for-sale fixed maturity portfolio a mortality-risk-linked security, with a par value at December 31, 2004 and 2003 of $20.0 million and a fair market value at December 31, 2004 and 2003 of $20.1 million and $20.0 million, for which the repayment of principal is dependent on the performance of a specified mortality index over a fixed period of time. The Company has concluded that the component of this bond that is linked to the mortality index is an embedded derivative and estimates the fair market value of this index linked embedded derivative using an analytical model that considers the security's term, rating, current market conditions and structural risk. As of December 31, 2004 and 2003, the estimated fair value of the embedded derivative component was $0.5 million and $0.7 million and is recognized at fair value and included within investments in the consolidated balance sheet. During the year ended December 31, 2004, the Company recorded $0.2 million in unrealized losses associated with the change in the fair value of the embedded derivative. During the period from May 23, 2003 (date of incorporation) to December 31, 2003, the Company did not have an unrealized gain or loss associated with the change in the fair value of the embedded derivative.

9.    Reinsurance

The Company utilizes reinsurance and retrocessional agreements principally to increase aggregate capacity and to limit net exposures to losses arising on business assumed. The Company's reinsurance agreements provide for the recovery of a portion of losses and loss expenses from reinsurers.

Reinsurance assets due from our reinsurers include losses and loss adjustment expenses recoverable and deferred reinsurance premiums. The Company is subject to credit risk with respect to reinsurance ceded because the ceding of risk does not relieve the Company from its primary obligations to its policyholders. The Company did not record any credit losses for the year ended December 31, 2004 or for the period from May 23, 2003 (date of incorporation) to December 31, 2003.

As of December 31, 2004, the losses and loss adjustment expenses recoverable balance in the consolidated balance sheet were comprised of approximately 48%, 16% and 11% recoverable from three reinsurers rated A+ by A.M. Best Company, Inc. ("A.M. Best") and approximately 10% from one reinsurer rated A++ by A.M. Best. As of December 31, 2003, no single reinsurer comprised more than 10% of the losses and loss adjustment expenses recoverable balance in the consolidated balance sheet.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The effect of reinsurance activity on premiums written, premiums earned and losses and loss expenses incurred for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003 are shown below.

Year ended December 31, 2004	Premiums Written	Premiums Earned	Losses and Loss Expenses
Direct insurance	$136,600	$39,937	$27,397
Reinsurance assumed	357,812	225,136	185,001
Total gross premiums written	494,412	265,073	212,398
Ceded reinsurance	(74,871)	(27,933)	(13,482)
Net	$419,541	$237,140	$198,916

Period from May 23, 2003 to December 31, 2003	Premiums Written	Premiums Earned	Losses and Loss Expenses
Direct insurance	$7,469	$399	$219
Reinsurance assumed	12,996	1,601	1,008
Total gross premiums written	20,465	2,000	1,227
Ceded reinsurance	(405)	(60)	(36)
Net	$20,060	$1,940	$1,191

10.    Goodwill and other intangible assets

The Company accounts for its goodwill and other intangible assets in accordance with SFAS 142. Under the provisions of SFAS 142, goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate that there may be impairment. Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset and are reviewed for impairment when events or circumstances indicate that there may be impairment. The Company's impairment evaluations as of December 31, 2004 and 2003 indicated that none of its goodwill or other intangible assets was impaired.

The carrying amount of goodwill, which primarily relates to the Company's technical services segment and is not subject to amortization, was $7.6 million as of December 31, 2004 and 2003.

The carrying amount of intangible assets that are not subject to amortization, which represent the Company's U.S. insurance licenses, was $8.9 million as of December 31, 2004 and 2003.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The gross carrying amount and accumulated amortization for each of the Company's classes of intangible assets that are subject to amortization as of December 31, 2004 and 2003 are summarized in the following table:

	2004		2003
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Customer relationships	$4,400	$734	$4,400	$183
Non-compete agreements	570	255	570	66
Total	$4,970	$989	$4,970	$249

The amortization expense of intangible assets subject to amortization was $0.7 million and $0.2 million for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003. The estimated amortization expense in each of the five years subsequent to December 31, 2004, is as follows: 2005, $0.7 million; 2006, $0.7 million; 2007, $0.6 million; 2008, $0.6 million; and 2009, $0.6 million.

11.    Reserve for losses and loss adjustment expenses

The Company's estimation of future ultimate loss liabilities is inherently subject to significant uncertainties. These uncertainties are driven by many variables that are difficult to quantify. These uncertainties include, for example, the period of time between the occurrence of an insured loss and actual settlement, fluctuations in inflation, prevailing economic, social and judicial trends, legislative changes, internal and third party claims handling procedures, and the lack of complete historical data on which to base loss expectations.

The estimation of unpaid loss liabilities will be affected by the type or structure of the policies the Company has written. For specialty insurance business, the Company often assumes risks for which claims experience will tend to be frequency driven. As a result, historical loss development data may be available and traditional actuarial methods of loss estimation may be used. Conversely, the available amount of relevant loss experience used to quantify the emergence, severity and payout characteristics of loss liabilities is limited for policies written where the Company expects that potential losses will be characterized by lower frequency but higher severity claims.

The estimation of unpaid loss liabilities will also vary in subjectivity depending on the lines or class of business involved. Short-tail business describes lines of business for which losses become known and paid in a relatively short period of time after the loss actually occurs. Typically, there will be less variability in the ultimate amount of losses from claims incurred in the short-tail lines that the Company writes such as property, marine, and aviation. Long-tail business describes lines of business for which actual losses may not be known for some time or for which the actual amount of loss may take a significantly longer period of time to emerge or develop. The Company writes casualty, professional and environmental lines of business that are generally considered longer tail in nature. Because loss emergence and settlement periods can be many years in duration, these lines of business will have more variability in the estimates of their loss and loss expense reserves.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The following table represents the activity in the reserve for losses and loss adjustment expenses for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003:

	2004	2003

Reserve for losses and loss adjustment expenses at beginning of period	$4,454	$—
Losses and loss adjustment expenses recoverable	3,263	—
Net reserve for losses and loss adjustment expenses at beginning of period	1,191	—
Reserve for losses and loss adjustment expenses of Quanta Indemnity at date of acquisition	—	3,472
Less losses and loss adjustment expenses recoverable	—	(3,472)
Net reserve for losses and loss adjustment expenses of Quanta Indemnity at date of acquisition	—	—
Net losses and loss adjustment expenses incurred related to losses occurring in:
Current year	198,923	1,191
Prior years	(7)	—
Total net incurred losses and loss adjustment expenses	198,916	1,191
Net losses and loss adjustment expenses paid related to losses occurring in:
Current year	54,051	—
Prior years	—	—
Total net paid losses and loss adjustment expenses	54,051	—
Foreign exchange loss	219	—
Net reserve for losses and loss adjustment expenses at end of period	146,275	1,191
Losses and loss adjustment expenses recoverable	13,519	3,263
Reserve for losses and loss adjustment expenses at end of period	$159,794	$4,454

For the year ended December 31, 2004, other than claims notifications received relating to the Hurricanes Charley, Frances, Ivan and Jeanne, for which the Company estimated ultimate losses of $61.3 million, the Company has received a limited amount of other reported losses. As of December 31, 2004, the Company completed its review of loss reserves and losses incurred in each of its lines of business. As a result of this review the Company refined its expected ultimate loss ratios for certain lines of business. This review and refinement had a negligible impact on prior year loss reserves.

Management believes that the assumptions used represent a realistic and appropriate basis for estimating the reserve for losses and loss adjustment expense as of December 31, 2004 and 2003. However, these assumptions are subject to change and the Company continually reviews and adjusts its reserve estimates and reserving methodologies taking into account all currently known information and updated assumptions related to unknown information. While management believes it has made a reasonable estimate of loss expenses occurring up to the consolidated balance sheet date, the ultimate costs of claims incurred could exceed the Company's reserves and have a materially adverse effect on its future results of operations and financial condition.

As of December 31, 2003, both the reserve for losses and loss adjustment expenses and the loss expense recoverable asset included $3.2 million related to the acquisition of Quanta Indemnity and the reinsurance provided by the seller of Quanta Indemnity (see Note 4).

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

12.    Junior subordinated debentures

On December 21, 2004, the Company participated in a private placement of $40.0 million of floating rate capital securities (the "Trust Preferred Securities") issued by Quanta Trust. The Trust Preferred Securities mature on March 15, 2035, are redeemable at the Company's option at par beginning March 15, 2010, and require quarterly distributions of interest by Quanta Trust to the holder of the Trust Preferred Securities. Distributions will be payable at a variable per annum rate of interest, reset quarterly, equal to the London Interbank Offered Rate ("LIBOR") plus 385 basis points, which equated to an interest rate of 6.37% at December 31, 2004. Quanta Trust simultaneously issued 1,238 of its common securities to the Company for a purchase price of $1.2 million, which constitutes all of the issued and outstanding common securities of Quanta Trust. The Company's investment of $1.2 million in the common shares of Quanta Trust is recorded in other assets in the consolidated balance sheet.

Quanta Trust used the proceeds from the sale of the Trust Preferred Securities and the issuance of its common securities to purchase $41.2 million junior subordinated debt securities, due March 15, 2035, in the principal amount of $41.2 million issued by the Company (the "Debentures"). The net proceeds of $38.8 million, after the deduction of approximately $1.2 million of commissions paid to the placement agents in the transaction and approximately $1.2 million representing the Company's investment in Quanta Trust, to the Company from the sale of the Debentures to Quanta Trust will be used by the Company to grow its specialty lines businesses and for working capital purposes.

The Debentures were issued pursuant to an Indenture (the "Indenture"), dated December 21, 2004, by and between the Company and JPMorgan Chase Bank, N.A., as trustee. The terms of the Debenture are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Debentures paid by the Company will be used by Quanta Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company to redeem the Debentures (and thus a like amount of the Trust Preferred Securities) on or after March 15, 2010. If the Company redeems any amount of the Debentures, Quanta Trust must redeem a like amount of the Trust Preferred Securities.

Pursuant to a Guarantee Agreement (the "Guarantee Agreement"), dated December 21, 2004, by and between the Company and JPMorgan Chase Bank, N.A., as trustee, the Company has agreed to guarantee the payment of distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by Quanta Trust. The obligations of the Company under the Guarantee Agreement and the Trust Preferred Securities are subordinate to all of the Company's debt.

The issuance costs incurred have been capitalized and are included in other assets in the consolidated balance sheet. Issuance costs will be amortized over the term of the Debentures as a component of interest expense.

Quanta Trust is determined to be a Variable Interest Entity ("VIE") under FIN46R. The Company was not determined to be the primary beneficiary of Quanta Trust and in accordance with FIN46R has not consolidated Quanta Trust in the consolidated financial statements. The earnings of Quanta Trust are included in the consolidated statement of operations and comprehensive (loss) income.

13.    Commitments and contingencies

a)    Concentrations of credit risk

As of December 31, 2004, substantially all of the Company's cash and cash equivalents, and investments were held by two custodians, and one custodian as of December 31, 2003. Management

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

considers these custodians to be of high credit quality. The Company's investment portfolio is managed by external investment advisors in accordance with the Company's investment guidelines. The Company's investment guidelines require that the average credit quality of the investment portfolio is typically Aa3/AA- and that no more than 5% of the investment portfolio's market value shall be invested in securities rated below Baa3/BBB-. The Company also limits its exposure to any single issuer to 5% or less of the total portfolio's market value at the time of purchase, with the exception of U.S. government and agency securities. As of December 31, 2004 and 2003, the largest single non-U.S. government and government agencies issuer accounted for less than 2% and 1% of the aggregate market value of the externally managed portfolios.

The Company maintains a substantial portion of its cash and cash equivalents in two financial institutions that the Company considers to be of high quality.

Other accounts receivable as of December 31, 2004 and 2003 consist principally of amounts relating to technical services engagements and include $7.3 million and $6.3 million in billed accounts receivable and $2.3 million and $2.6 million in unbilled amounts for work in progress. The Company extends credit to its customers in the normal course of business and monitors the balances of individual accounts to assess any collectibility issues. The Company, and its predecessor, have not experienced significant losses related to receivables in its technical services business in the past.

Our premiums receivable balance of $146.8 million as of December 31, 2004 include approximately $30.2 million, or 20.6%, from one third party agent that sources the residential builders' and contractors' program that provides warranty, general liability, builders' risk and excess liability coverages for new homes contractors throughout the U.S. The Company has not experienced any losses related to premiums receivables from this third party agent to date and monitors the aged premiums receivable balances.

b)    Concentrations of premium production

The Company generates its business primarily through brokers and to a much lesser extent direct relationships with insurance companies. During the year ended December 31, 2004, one broker accounted for approximately 11% of the specialty insurance segment's gross premiums written and four brokers accounted for approximately 31%, 21%, 16% and 11% of the specialty reinsurance segment's gross premiums written. No other brokers accounted for more than 10% of the underwriting segments' gross written premium for the year ended December 31, 2004. During the period from May 23, 2003 to December 31, 2003, two brokers accounted for approximately 52% and 23% of the specialty insurance segment's gross premiums written and four brokers accounted for approximately 41%, 22%, 20% and 15% of the specialty reinsurance segment's gross premiums written. No other brokers accounted for more than 10% of the underwriting segments' gross written premium for the period from May 23, 2003 to December 31, 2003. All of these brokers are large and established companies.

During the year ended December 31, 2004, the Company wrote a residential builders' and contractors' program that provides warranty, general liability, builders' risk and excess liability coverages for new homes contractors throughout the U.S. This program accounted for approximately $138.1 million, or 57.7%, of the specialty insurance segment gross written premiums and approximately $12.5 million, or 5.0%, of the specialty reinsurance segment gross written premiums for the year ended December 31, 2004. Policies underwritten in this program are sourced by one third party agent that the Company believes is a large and established specialist in this class of business.

c)    Restricted assets

The Company is required to maintain assets on deposit with various regulatory authorities to support its insurance and reinsurance operations. These requirements are generally promulgated by

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

the regulations of the individual locations within which the Company operates. These funds on deposit are available to settle insurance and reinsurance liabilities.

The Company has also issued letters of credit ("LOC") under its Credit Agreement described in Note 17 for which cash and cash equivalents and investments are pledged as security in favor of certain ceding companies to collateralize its obligations under contracts of insurance and reinsurance and in favor of a landlord relating to a lease agreement for office space.

The Company also utilizes trust funds in certain large transactions where the trust funds are set up for the benefit of the ceding companies, and generally take the place of letter of credit requirements. In addition, the Company holds cash and cash equivalents and investments in trust to fund the Company's obligations associated with the assumption of an environmental remediation liability.

The fair values of these restricted assets by category at December 31, 2004 and 2003 are as follows:

	2004		2003
	Cash and cash equivalents	Investments	Cash and cash equivalents	Investments
Deposits with U.S. regulatory authorities	$100	$29,356	$—	$633
Funds deposited with Lloyd's	20,018	89,343	—	—
LOC pledged assets	3,000	138,553	2,248	13,967
Trust funds	17,662	84,403	8,309	—
Amounts held in trust funds related to deposit liabilities	1,702	40,492	—	—
Total	$42,482	$382,147	$10,557	$14,600

d)    Lease commitments

The Company leases office space and furniture and equipment under operating lease agreements. Certain office space leases include an escalation clause that calls for annual increases to the base rental payments. Rent expenses are being recognized on a straight-line basis over the respective lease terms. Future annual minimum payments under non-cancelable operating leases as of December 31, 2004, are as follows:

Year ending December 31,
2005	$4,735
2006	4,261
2007	3,833
2008	2,878
2009	2,822
2010 and thereafter	23,393
Total	$41,922

Total rent expense under operating leases for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003, was approximately $4.4 million and $1.4 million.

e)    Line of credit

As of December 31, 2003, ESC had a line of credit with a U.S. commercial bank in the amount of $1.0 million. Any borrowings from the line of credit were secured by business assets of ESC, as

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

defined under the credit agreement. The interest rate charged was subject to change from time to time based on changes in an index, which is the base rate as set by the bank (4% as of December 31, 2003). ESC did not draw on this line of credit, which expired on June 30, 2004 and was not renewed.

f)    Business acquisitions

Under the terms of the ESC purchase agreement, the former shareholders of ESC, including certain officers and employers of the Company, have a right to receive an earn-out payment that is contingent upon ESC achieving specified earnings targets as defined in the purchase agreement. Under the earn-out arrangements, if ESC's net income before interest, taxes, depreciation and amortization ("EBITDA") for the two-year period ending December 31, 2005, is $7.5 million or greater, the Company will be obligated to pay an additional $5.0 million to ESC's previous shareholders. If EBITDA is greater than $7.0 million and less than $7.5 million for the two-year period ending December 31, 2005 then the Company will be required to pay a pro rata portion of the $5.0 million. For the purposes of the earn-out computation, EBITDA excludes (i) the effect of the purchase method of accounting adjustments relating to the ESC acquisition, (ii) bonuses inconsistent with ESC's past practice paid to any of ESC's prior shareholders who remain employees of ESC, and (iii) charges or allocations from the Company to ESC for any management or overhead where the Company provides no services to ESC.

Additional earn-out distributions to ESC's previous shareholders, if any, will be recorded as an adjustment to the purchase price of ESC at the time the contingency is resolved and additional consideration is distributable under the provisions of SFAS 141. Accordingly, as of December 31, 2004 no additional earn-out distributions have been recorded in the consolidated financial statements.

g)    Taxation

Quanta Holdings is a Bermuda corporation and, except as described in Note 14 below, neither it nor its non-U.S. subsidiaries have paid or provided for U.S. income taxes on the basis that they are not engaged in a U.S. trade or business or otherwise subject to taxation in the U.S. However, because definitive identification of activities which constitute being engaged in a trade or business in the U.S. is not provided by the Internal Revenue Code of 1986, regulations or court decisions, there can be no assurance that the Internal Revenue Service will not contend that the Company or its non-U.S. subsidiaries are engaged in a U.S. trade or business or otherwise subject to taxation. If the Company or its non-U.S. subsidiaries were considered to be engaged in a trade or business in the U.S., the Company or such subsidiaries could be subject to U.S. tax at regular corporate tax rates on its taxable income, if any, that is effectively connected with such U.S. trade or business plus an additional 30% "branch profits" tax on such income remaining, if any, after the regular corporate taxes, in which case there could be a significant adverse effect on the Company's results of operations and its financial condition.

h)    Employment agreements

The Company has entered into employment agreements with certain officers that provide for severance payments and executive benefits under certain circumstances.

14.    Taxation

Under current Bermuda law, the Company and its Bermuda subsidiaries are not required to pay any taxes in Bermuda on its income or realized capital gains. The Company has received an undertaking from the Minister of Finance of Bermuda that, in the event of any taxes being imposed, the Company will be exempt from taxation in Bermuda until March 2016.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

Quanta U.S. Holdings and its operating subsidiaries are subject to income taxes imposed by U.S. authorities. The Company's operating units in the United Kingdom and Ireland are subject to the relevant income taxes imposed by those jurisdictions.

Effective August 15, 2003, Quanta U.S. Re made an election under Section 953(d) of the Internal Revenue Code of 1986 ("IRC"), as amended, to be treated as a domestic corporation for United States federal income tax purposes. As a result of the "domestic election", Quanta U.S. Re is subject to U.S taxation on its worldwide income as if it were a U.S. corporation.

Quanta U.S. Holdings together with its operating subsidiaries have elected to file a consolidated U.S. tax return. Under IRC Section 953(d), net operating losses generated by Quanta U.S. Re may only be carried back two years and forward twenty years and offset past or future U.S. federal taxable income that is generated by Quanta U.S. Re.

The Company is not subject to taxation other than as stated above. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Company to become subject to additional taxation (see Note 13(g)).

The consolidated income tax provisions for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003, are as follows and were allocated wholly to income from continuing operations:

	2004	2003

Current tax expense (benefit)	$—	$—
U.S. Federal	—	—
U.S. State	—	—
Non-U.S.	—	—
Total current expense (benefit)	—	—
Deferred tax expense (benefit)
U.S. Federal	(7,318)	(6,130)
U.S. State	—	—
Non-U.S.	—	—
Change in valuation allowance	7,318	6,130
Total deferred expense (benefit)	—	—
Total income tax expense (benefit)	$—	$—

No current U.S. or foreign income taxes were paid or payable during the year ended December 31, 2004 or the period from May 23, 2003 (date of incorporation) to December 31, 2003.

Income tax benefit attributable to income from continuing operations for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003 differed from amounts computed by applying the U.S. federal income tax rate of 35% to income before taxation as a result of the following:

	2004	2003
Computed expected tax benefit	$(19,103)	$(13,467)
Foreign loss not subject to U.S. tax	11,453	7,270
Income subject to tax at foreign rates	133	45
Other.	199	22
Effect of valuation allowance	7,318	6,130
Actual income tax expense (benefit)	$—	$—

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

Deferred income taxes reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes. The significant components of the net deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:
Bonus provisions	$584	$2,394
Reserves for losses and loss adjustment expenses	1,197	12
Unearned premiums	3,031	865
Deferred income.	112	622
Net unrealized investment losses.	240	—
Net operating loss carry forwards	13,502	4,449
Other	4
Total deferred tax assets	18,670	8,342
Deferred tax liabilities:
Deferred acquisition costs	(1,129)	(1,863)
Net unrealized investment gains	—	(102)
Amortization of intangible assets	(411)	(62)
Prepaid expenses	(2,728)	(98)
Depreciation of property and equipment	(1,020)	(171)
Other	(34)	(18)
Total deferred tax liabilities	(5,322)	(2,314)
Valuation allowance	(13,348)	(6,130)
Net deferred tax liability	$—	$102

As of December 31, 2004 and 2003, the Company has a net deferred tax asset relating to net operating loss carry forwards for U.S. federal income tax purposes of approximately $25.8 million and $12.7 million, which are available to offset future U.S. federal taxable income through 2023. As of December 31, 2004 and 2003, approximately $2.3 million and $10.6 million of the net operating loss carry forwards are dual consolidation losses generated by Quanta U.S. Re and can only be used to offset future taxable income earned by Quanta U.S. Re.

As a new company with limited operating history, the realization of deferred tax assets from future taxable income and future reversals of existing taxable temporary differences is currently neither assured nor accurately determinable. Accordingly, the Company has recorded a valuation allowance against 100% of its net deferred tax assets as of December 31, 2004 and 2003.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

15.     Shareholders' equity

a)    Authorized shares

The authorized ordinary share capital of the Company consists of 200,000,000 common shares of par value $0.01 each and 25,000,000 preferred shares of a par value $0.01 each. The following table is a summary of common shares issued and outstanding for the year ended December 31, 2004 and for the period from May 23, 2003 (the date of incorporation) to December 31, 2003:

	2004	2003
Issued and outstanding shares, beginning of period	56,798,218	—
Shares issued	—	57,291,262
Shares repurchased and retired	—	(493,044)
Issued and outstanding shares, end of period	56,798,218	56,798,218

There were no issued and outstanding preferred shares as of December 31, 2004 and 2003.

On July 10, 2003, the Company effected a one hundred for one stock split whereby each of the Company's common shares of the then par value of $1.00 were divided into one hundred common shares of par value $0.01 each. All share and per share data included in these consolidated financial statements have been presented to reflect the stock split for all periods presented.

On December 22, 2003, the Company sold 291,262 common shares to one of its Directors in a privately negotiated transaction for $10.30 per share.

See Note 1 for a further discussion of shares issued, repurchased and retired during the period from May 23, 2003 (the date of incorporation) to December 31, 2003.

b)    Founders warrants and options

In connection with the closing of the Private Offering, the Company issued (a) to entities controlled by the Founders, warrants to purchase up to 4.5% of the aggregate number of outstanding common shares as of September 3, 2003, or 2,542,813 common shares and (b) to certain of its officers, options to purchase up to 2.15% of the aggregate number of outstanding common shares as of September 3, 2003, or 1,214,900 common shares.

The warrants and options issued are exercisable at a price of $10.00 per share. The warrants were immediately and fully exercisable at the time of issuance and the options become exercisable in four equal annual increments during a four year period commencing on the first anniversary date of the grant and become fully exercisable on the fourth anniversary of the grant date.

16.    Employee benefit plans

a)     Pension plans

The Company provides pension benefits to eligible employees through various defined contribution plans, including 401(k) plans, sponsored by the Company. Under these plans, employee contributions may be supplemented by the Company matching donations based on the level of employee contribution up to certain maximum amounts. Expenses incurred relating to these plans during the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003, totaled $0.9 million and $0.1 million.

b)     Options and stock based compensation

In July 2003, the shareholders of the Company approved the long-term incentive plan (the "Incentive Plan"). The Incentive Plan provides for the grant to eligible employees, directors and

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

consultants of stock options, stock appreciation rights, restricted shares, restricted share units, performance awards, dividend equivalents and other share-based awards. The Incentive Plan is administered by the Company and the Compensation Committee of the Board of Directors. The Compensation Committee determines the dates, amounts, exercise prices, vesting periods and other relevant terms of the awards. Recipients of awards may exercise at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant.

As of December 31, 2004 and 2003, the maximum number of shares available for award and issuance under the Incentive Plan was 5,850,000.

In accordance with SFAS 123, the fair value of options granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for the year ended December 31, 2004: a dividend yield of 0%; expected volatility of 24.0%; a risk-free interest rate of 4.02% and an expected life of the options of approximately 7 years. Weighted average assumptions for the period from May 23, 2003 (date of incorporation) to December 31, 2003 were: a dividend yield of 0%; expected volatility of 24.0%; a risk-free interest rate of 3.75% and an expected life of the options of approximately 7 years.

The following is a summary of stock options and related activity:

	Year ended December 31, 2004		Period from May 23, 2003 to December 31, 2003
	Number of options	Average exercise price	Number of options	Average exercise price
Outstanding — beginning of period	2,892,900	$10.01	—	$—
Granted	237,000	9.62	2,892,900	10.01
Exercised	—	—	—	—
Forfeited	(77,500)	(10.02)	—	—
Outstanding — end of period	3,052,400	$9.99	2,892,900	$10.01

The following table summarizes information about the Company's stock options for options outstanding as of December 31, 2004:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Average exercise price	Average remaining contractual life	Number of options	Average exercise price
$8.55 – $9.00	168,500	$8.68	3.76 years	—	$—
$10.00 – $10.50	2,830,900	$10.02	2.70 years	703,850	$10.02
$12.50	53,000	$12.50	3.26 years	—	$—

The Company did not incur any compensation expense relating to the grant of option awards during the year ended December 31, 2004 and the period from May 23, 2003 (date of incorporation) to December 31, 2003 because all options granted had an exercise price that approximated the fair market value of the underlying common stock of the Company on the date of the grant.

Included in the general and administrative expenses in the consolidated statement of operations and comprehensive (loss) income for the period from May 23, 2003 (date of incorporation) to December 31, 2003 is $16.7 million of non-cash stock compensation expense relating to (a) common shares issued to the Founders in connection with the initial capitalization of the Company, resulting in a total expense of $15.0 million that represented the aggregate difference between the Founders' cost per share of $0.01 and the Private Offering price per share of $10.00 and (b) common shares issued to

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

certain directors and officers of the Company, resulting in a total expense of $1.7 million that represented the difference between a cost per share to those directors and officers of $9.30 and the Private Offering price per share of $10.00.

17.    Credit agreement

On July 13, 2004, Quanta Holdings and certain designated insurance subsidiaries entered into a credit agreement providing for a secured bank credit facility and a revolving credit facility with a syndicate of lenders in the amount of $150 million. Up to $25.0 million may be borrowed under the facility on a revolving basis for general corporate purposes and working capital requirements. The facility is secured by specified investments of the borrowers. The availability for issuances of letters of credit and borrowings to a borrower is based on the amount of eligible investments pledged by that borrower and no material adverse change provisions. Regulatory restrictions will also limit the amount of investments that may be pledged by our U.S. insurance borrowers and, consequently, the amount available for letters of credit and borrowings under the facility to those borrowers. The facility terminates on July 12, 2005.

The credit agreement has certain financial covenants, including a leverage ratio (consolidated indebtedness to consolidated total capital) of not greater than 0.35 to 1, a minimum consolidated net worth of at least $340.0 million and maintenance of the Company's insurance ratings. In addition, the credit agreement contains certain covenants restricting the activities of Quanta Holdings and its subsidiaries, such as the incurrence of additional indebtedness, liens and dividends and other payments to Quanta Holdings. Quanta Holdings has also unconditionally and irrevocably guaranteed all of the obligations of its subsidiaries to the lenders. The Company was in compliance with all covenants at December 31, 2004.

18.    Related party transactions

a)    FBR

The Company entered into an advisory agreement in June 2003 with FBR. Under this agreement, FBR may from time to time provide financial advisory advice and assistance to the Company in connection with certain mergers and acquisitions and capital raising transactions. The agreement is effective until March 3, 2005. Under the terms of the agreement, FBR's compensation for services provided shall be agreed between the Company and FBR on an arms-length basis. In connection with the Private Offering, FBR received a placement fee equal to 7.0% of the gross proceeds received by the Company from the sale of a portion of the securities sold in the offering. This fee was approximately $33.8 million, and was recorded as offering costs as a reduction to additional paid-in capital.

In connection with the issuance by Quanta Trust of the Trust Preferred Securities, FBR indirectly received a portion of the $1.2 million of issuance costs from the placement agents for providing financial advisory services.

b)    ESC

ESC has a contractual agreement with Industrial Recovery Capital Holdings Company ("IRCC") to perform environmental remediation services for IRCC. IRCC is owned by certain shareholders and officers of the Company. As of December 31, 2004 and 2003, receivables due to ESC from IRCC totaled $0.1 million. For the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003, revenues related to services provided to IRCC totaled $0.2 million and $0.3 million. In addition ESC performs incidental administrative services on behalf of IRCC for no fee pursuant to an agreement entered into in connection with the acquisition of ESC.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

In connection with the purchase of ESC, as of December 31, 2003 $0.6 million of the purchase price was held in escrow and payable to ESC's former shareholders and was recorded in other liabilities in the consolidated balance sheet. Of this amount, $0.4 million was due to certain former ESC shareholders who became employees and officers of the Company. The outstanding balances as of December 31, 2003 were paid during the year ended December 31, 2004.

c)    Founders

The Company entered into a term loan agreement with BEMI. Under the loan agreement, BEMI agreed to provide term loans to the Company of up to $10.0 million in the aggregate, bearing interest at a rate of 9% per annum. Proceeds from the loans in the aggregate amount of $2.0 million were used to fund certain start-up and other expenses associated with the Private Offering in 2003. The loans were repaid in full upon the closing of the Private Offering. The Company recognized interest expense relating to these loans of $0.1 million during the period from May 23, 2003 (date of incorporation) to December 31, 2003.

19.    Litigation

During the year ended December 31, 2004, the Company became involved in various claims and legal proceedings in the normal course of its business which it believes are not material to its financial condition or results of operations.

During the period from May 23, 2003 (date of incorporation) to December 31, 2003, CNA Financial Corporation ("CNA"), filed actions against one of the Company's executive officers, who subsequently resigned, and an action against certain other employees of the Company, all of whom had previously worked for CNA. CNA also indicated that it believed it had grounds to bring an action against the Company. The Company advanced to the defendants their costs and expenses associated with the defense of these actions. To avoid the cost and distraction of litigation with CNA, and while expressly denying any wrongdoing by the Company or its employees, the Company agreed to settle CNA's asserted and threatened claims. As part of the settlement, the Company paid CNA approximately $1.14 million. In addition, the Company incurred approximately $0.7 million in costs and expenses relating to the actual and threatened litigation and the settlement thereof.

20.    Statutory financial information and dividend restrictions

The Company is subject to a 30% withholding tax on certain dividends and interest received from its U.S. subsidiaries.

The Company's insurance and reinsurance subsidiaries are subject to insurance laws and regulations in the jurisdictions in which they operate, which are Bermuda, the United States, Ireland and the United Kingdom. These regulations include restrictions that limit the amount of dividends or other distributions available to shareholders without prior approval of the insurance regulatory authorities. Typically, these restrictions relate to minimum levels of solvency, capital and liquidity as defined by the relevant insurance laws and regulations. Statutory capital and surplus as reported to the relevant regulatory authorities for the principal operating subsidiaries of the Company as of December 31, 2004 was:

	Bermuda	United States	Ireland
Required statutory capital and surplus	$101,250	$4,000	$3,000
Actual statutory capital and surplus	381,213	63,934	22,157

The differences between statutory financial statements and statements prepared in accordance with US GAAP vary by jurisdiction. However, in general the primary differences are that statutory

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

financial statements do not reflect certain non-admitted assets, which may include deferred acquisition costs, intangible assets, and the unrealized appreciation on investments.

The Company's U.S. operations required statutory capital and surplus is determined using risk based capital tests, which is the threshold that constitutes the authorized control level. If a Company falls below the control level, the commissioner is authorized to take whatever regulatory actions considered necessary to protect policyholders and creditors.

As at December 31, 2004, there are no statutory restrictions on the payment of dividends from retained earnings by the Company as the minimum statutory capital and surplus requirements were satisfied by the share capital and additional paid in capital of the Company in all jurisdictions in which it operates. In Bermuda, certain dividend payments from retained earnings require an affidavit signed by two directors and the Principal Representative stating that the Company's minimum statutory capital and surplus requirements are still met after the dividend. In the U.S. and Ireland, any dividend payments from retained earnings require prior approval from the insurance regulatory authorities. At December 31, 2004, the minimum levels of solvency and liquidity were met in all jurisdictions in which the Company operates.

21.    Subsequent events

On February 22, 2005 the Company announced the opening of a London insurance branch following the receipt, by Quanta Europe, of approval from the Financial Services Authority (FSA) to establish this branch office. The branch office will underwrite specialty insurance lines including environmental liability, professional liability, financial institutions and trade and political.

On February 24, 2005, the Company completed the private placement of a further $20.0 million of Trust Preferred Securities. The securities are classified as long-term debt, mature on June 15, 2035 and have an interest rate that is floating quarterly at the three-month LIBOR interest rate plus 3.50%. The Company may redeem all or part of the securities at par value once per quarter starting on or after June 15, 2010.

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

22.    Unaudited quarterly financial information

The following is a summary of quarterly financial data for the year ended December 31, 2004 and for the period from May 23, 2003 (date of incorporation) to December 31, 2003:

	Quarter ended December 31, 2004	Quarter ended September 30, 2004	Quarter ended June 30, 2004	Quarter ended March 31, 2004
Net premium earned	$87,527	$65,523	$56,855	$27,235
Technical service revenues	9,905	7,727	8,346	6,507
Net investment income	4,496	3,258	3,318	3,235
Net realized (losses) gains on investments	(437)	297	(827)	1,195
Net foreign exchange gains (loss)	893	(43)	(96)	224
Other income	1,328	264	235	191
Total revenues	103,712	77,026	67,831	38,587

Net loss and loss expenses incurred	(72,733)	(77,963)	(32,325)	(15,895)
Acquisition costs	(18,117)	(16,424)	(12,837)	(6,617)
Direct technical service costs	(7,740)	(5,231)	(5,827)	(4,384)
General and administrative expenses	(18,763)	(14,294)	(14,577)	(15,829)
Depreciation of fixed assets and amortization of intangible assets	(783)	(560)	(450)	(387)
Total expenses	(118,136)	(114,472)	(66,016)	(43,112)
Net (loss) income	$(14,424)	$(37,446)	$1,815	$(4,525)
Basic loss per share	$(0.25)	$(0.66)	$0.03	$(0.08)
Diluted loss per share	$(0.25)	$(0.66)	$0.03	$(0.08)

	Quarter ended December 31, 2003	Quarter ended September 30, 2003	Period from May 23, 2003 to June 30, 2003

Net premium earned	$1,940	$3,790	$—
Technical service revenues	7,890	349	—
Net investment income	1,941	—	—
Net realized gains on investments	109	—	—
Other income	126	—	—
Total revenues	12,006	4,139	—
Net loss and loss expenses incurred	(1,191)	—	—
Acquisition costs	(164)	—	—
Direct technical service costs	(6,136)	(2,501)	—
General and administrative expenses	(19,330)	(24,866)	—
Depreciation of fixed assets and amortization of intangible assets	(333)	(101)	—
Total revenues	(27,154)	(27,468)	—
Net loss	$(15,148)	$(23,329)	—
Basic loss per share	$(0.27)	$(1.75)	$—
Diluted loss per share	$(0.27)	$(1.75)	$—

QUANTA CAPITAL HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except for share amounts, or as otherwise stated)

The following is a summary of the predecessor's quarterly financial data for the period from January 1, 2003 to September 2003 and for the year ended December 31, 2002:

	Period from July 1, 2003 to September 3, 2003	Quarter ended June 30, 2003	Quarter ended March 31, 2003
	(Predecessor)	(Predecessor)	(Predecessor)

Net premium earned	$—	$—	$—
Technical service revenues	7,120	6,959	6,271
Net investment income	2	4	8
Net realized gains (losses) on investments	—	—	—
Net foreign exchange gains (loss)	—	—	—
Other income	—	—	—
Total revenues	7,122	6,963	6,279
Net loss and loss expenses incurred	—	—	—
Acquisition costs	—	—	—
Direct technical service costs	(5,090)	(4,229)	(3,673)
General and administrative expenses	(1,541)	(2,152)	(2,129)
Depreciation of fixed assets and amortization of intangible assets	(39)	(58)	(53)
Total expenses	(6,670)	(6,439)	5,855
Net income	$452	$524	$424
Basic loss per share	$0.41	$0.48	$0.39
Diluted loss per share	$0.41	$0.48	$0.39

	Quarter ended December 31, 2002	Quarter ended September 30, 2002	Quarter ended June 30, 2002	Quarter ended March 31, 2002
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Net premium earned	$—	$—	$	$—
Technical service revenues	7,771	6,649	6,681	7,526
Net investment income	8	3	5	8
Net realized gains (losses) on investments	—	—	—	—
Net foreign exchange gains (loss)	—	—	—	—
Other income	—	—	—	—
Total revenues	7,779	6,652	6,686	7,534
Net loss and loss expenses incurred	—	—	—	—
Acquisition costs	—	—	—	—
Direct technical service costs	(4,769)	(4,009)	(3,744)	(4,671)
General and administrative expenses	(2,191)	(2,001)	(2,242)	(2,074)
Depreciation of fixed assets and amortization of intangible assets	(92)	(52)	(65)	(47)
Total expenses	(7,052)	(6,062)	(6,051)	(6,792)
Net income	$727	$590	$635	$742
Basic loss per share	$0.66	$0.54	$0.58	$0.68
Diluted loss per share	$0.66	$0.54	$0.58	$0.68

PROSPECTUS

$125,000,000

Quanta Capital Holdings Ltd.

Preferred Shares and Junior Subordinated Debt Securities

QCH Capital Trust I
QCH Capital Trust II

Trust Preferred Securities Fully and Unconditionally Guaranteed to the extent set forth in this prospectus by Quanta Capital Holdings Ltd.

We may offer, from time to time, preferred shares and junior subordinated debt securities, at prices and on terms that we will determine at the time of the offering. We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities directly or distribute them through underwriters or dealers. See ‘‘Plan of Distribution.’’ In addition, the underwriters may overallot a portion of the securities.

QCH Capital Trust I and QCH Capital Trust II, or collectively, the QCH Capital Trusts, are Delaware statutory trusts. Each QCH Capital Trust may offer, from time to time, trust preferred securities. We will guarantee the payments of dividends and payments on liquidation or redemption of the trust preferred securities, as described in this prospectus and in an applicable prospectus supplement. We will own the trust interests represented by the common securities to be issued by each QCH Capital Trust.

Our common shares are listed on the Nasdaq National Market System under the symbol ‘‘QNTA.’’ On October 25, 2005, the last reported sale price of our common shares on the Nasdaq National Market System was $4.35. There is no market for the other securities we may offer.

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page 6.

None of the Securities and Exchange Commission, any state securities regulators, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2005.

 PROSPECTUS SUMMARY

Overview

This prospectus is part of a joint registration statement filed by Quanta Capital Holdings Ltd. and the QCH Capital Trusts with the Securities and Exchange Commission, or the SEC, using a ‘‘shelf’’ registration process. Under this shelf process we, and in the case of an offering of trust preferred securities, the QCH Capital Trusts, may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $125,000,000.

Under this prospectus, we may offer and sell preferred shares and junior subordinated debt securities. In addition, the trusts may offer and sell trust preferred securities which will be subject to a guarantee by us to the extent set forth in this prospectus and in an applicable supplement to this prospectus.

This prospectus provides you with a general description of the securities we or the QCH Capital Trusts may offer. Each time we or the QCH Capital Trusts sell securities, we or the QCH Capital Trusts, as the case may be, will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the headings ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Information by Reference.’’

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, or the BMA, must approve all issuances and transfers of securities of a Bermuda exempted company. The BMA has issued its permission for the free issuance and transferability of our securities, as long as any of our shares are listed on the Nasdaq National Market System or other appointed stock exchanges, to and among persons who are non-residents of Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of the common shares to and among persons who are residents of Bermuda for exchange control purposes requires prior authorization from the BMA. Any other transfers remain subject to approval by the BMA. In addition, at the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or in any prospectus supplement.

In this prospectus, references to the ‘‘company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’ refer to Quanta Capital Holdings Ltd. and its subsidiaries and branch, which include, Quanta Reinsurance Ltd., Quanta U.S. Holdings Inc., Quanta Reinsurance U.S. Ltd., Quanta Indemnity Company, Quanta Specialty Lines Insurance Company, Quanta Europe Ltd., Quanta 4000 Ltd., Environmental Strategies Consulting LLC, Quanta Technical Services LLC and Quanta Europe Ltd.'s branch in the United Kingdom, unless the context suggests otherwise. We refer to Quanta Reinsurance Ltd., Quanta Reinsurance U.S. Ltd., Quanta Indemnity Company, Quanta Specialty Lines Insurance Company, Quanta Europe Ltd., Quanta 4000 Ltd, Environmental Strategies Consulting LLC, Quanta Europe Ltd.'s branch in the United Kingdom and our Lloyd's syndicate as Quanta Bermuda, Quanta U.S. Re, Quanta Indemnity,

Quanta Specialty Lines, Quanta Europe, Quanta 4000 Ltd., Syndicate 4000 at Lloyd's, ESC, Quanta U.K. and Syndicate 4000, as the case may be. References to Quanta Holdings refer solely to Quanta Capital Holdings Ltd. In this prospectus, references to the QCH Capital Trusts refer to QCH Capital Trust I and QCH Capital Trust II.

In this prospectus, amounts are expressed in U.S. dollars, except as otherwise indicated, and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. We have registered the mark ‘‘Quanta’’ in the U.S. Patent and Trademark Office. All other brand names or trade names appearing in this prospectus are the property of their respective holders.

Quanta Capital Holdings Ltd.

We are a Bermuda holding company formed to provide specialty insurance, reinsurance, risk assessment and risk consulting products and services on a global basis through our subsidiaries. We were incorporated in May 2003 and began conducting our business in September 2003. We focus on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. These specialty lines insurance and reinsurance products differ significantly from products written in the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures, and companies tend to compete for customers on the basis of price and service. In contrast, the specialty insurance and reinsurance markets provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers. As a result, our insurance and reinsurance products require extensive technical underwriting skills and risk assessment resources and, in many cases, engineering expertise, in order to be profitably underwritten. We also provide risk assessment and risk consulting products and services to our clients.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events (such as earthquakes, hurricanes, floods, fires and other natural or man-made disasters), levels of underwriting capacity, as defined by availability of capital, and other factors. While we expect our returns to be impacted by the cyclical nature of the insurance and reinsurance industry, we believe that disciplined pricing and technical risk assessment through prudent risk selection in these lines will result in superior returns on equity for our shareholders during different business cycles compared to insurers and reinsurers in other lines of business. We also believe that products and policies within specialty insurance and reinsurance lines that require technical underwriting and risk assessment expertise experience less competitive pricing pressure and volatility because of barriers to entering these markets, which exist principally due to the difficulty of acquiring experienced and specialized personnel with these skills.

Our objective is to target insurance and reinsurance products and areas where we believe we can derive a competitive advantage from our technical underwriting skills and that meet our risk and long-term profitability criteria. We proactively manage our allocation of capital and resources among our insurance and reinsurance product lines and among products within those product lines.

Quanta Holdings' principal executive offices are located at Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, and its telephone number is (441) 294-6350.

QCH Capital Trusts

We created two Delaware statutory trusts, each pursuant to a declaration of trust executed by us as sponsor for each trust and its trustees. The trusts are named QCH Capital Trust I and QCH Capital Trust II.

An Amended and Restated Declaration of Trust for each of the QCH Capital Trusts will contain the terms and conditions under which the QCH Capital Trusts will issue and sell their preferred securities and common securities. We refer to each Amended and Restated Declaration of Trust as a declaration with respect to that QCH Capital Trust. Copies of the forms of declarations are included as exhibits to the registration statement of which this prospectus is a part.

Unless an applicable prospectus supplement provides otherwise, each QCH Capital Trust exists solely to:

•	issue and sell preferred securities, which we refer to as trust preferred securities. The proceeds of the trust preferred securities will be invested in a specified series of our junior subordinated debt securities;

•	issue and sell common securities, which we refer to as trust common securities. The trust common securities will be issued and sold to us in exchange for cash. The proceeds from the sale will be invested in additional series of our junior subordinated debt securities; and

•	engage in other activities only as are necessary, convenient or incidental to the above two purposes.

The QCH Capital Trusts will not borrow money, issue debt, reinvest proceeds derived from investments, pledge any of their assets or otherwise undertake or permit to be undertaken any activity that would cause them to not be classified as grantor trusts for United States federal income tax purposes. Each QCH Capital Trust is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

We will, directly or indirectly, own all of the trust common securities. Unless otherwise disclosed in the applicable prospectus supplement, the holder of the trust common securities will receive payments that will be made on a ratable basis with the trust preferred securities. However, the right of the holder of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the right of the trust preferred securities holders if there is a continuing event of default under the declaration.

We will, directly or indirectly, acquire trust common securities having an aggregate liquidation amount equal to the percentage set forth in the applicable prospectus supplement of the total capital of the QCH Capital Trusts.

Unless an applicable prospectus supplement provides otherwise, each QCH Capital Trust will have a term of 30 years, but may be dissolved earlier if its declaration so provides.

We will guarantee the trust preferred securities of each QCH Capital Trust as described in this prospectus and the applicable prospectus supplement. We will pay all fees and expenses related to each QCH Capital Trust and the offering of the trust preferred securities by each QCH Capital Trust.

The principal place of business of each QCH Capital Trust is c/o Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda. The telephone number is (441) 294-6350.

The trustees of each QCH Capital Trust will conduct the business and affairs of their respective QCH Capital Trust. The trustees' duties and obligations will be governed by the declaration of their respective QCH Capital Trust. Each QCH Capital Trust's trust common securities holders will be entitled to appoint, remove, replace or change the number of trustees for their respective QCH Capital Trust.

Each QCH Capital Trust will include the following trustees:

•	at least one administrative trustee, who is an officer of or a person employed by us or our subsidiaries;

•	at least one institutional trustee, which is a financial institution that is not affiliated with us and which will act as institutional trustee and indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms described in an applicable prospectus supplement; and

•	at least one Delaware trustee, which is an individual resident of, or a legal entity with a principal place of business in, the State of Delaware, unless the QCH Capital Trust's institutional trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law.

The trustees of each QCH Capital Trust are collectively referred to as the trustees. Unless otherwise indicated in an applicable prospectus supplement, the institutional trustee will be The Bank of New York and the Delaware trustee currently is The Bank of New York (Delaware), with its Delaware office located at 502 White Clay Center, Route 273, Newman, Delaware 19711.

Some Risks Relating to Our Company

As part of your evaluation of our company, you should take into account the risks we will face. See ‘‘Risk Factors’’ beginning on page 6. You should carefully consider these risk factors together with all the other information included in or incorporated by reference into this prospectus. Some of the risks include:

•	On October 5, 2005, A.M. Best Company, Inc., or A.M. Best, placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe, currently ‘‘A−’’ (excellent), under review with negative implications. Upon further review by A.M. Best, our financial strength rating could be downgraded. A downgrade in our rating would materially and adversely affect our ability to execute our business strategy and our competitive position resulting in a substantial loss of business and business opportunities as insureds and ceding companies purchase insurance or reinsurance from companies with higher claims-paying and financial strength ratings instead of from us.

•	We may require additional capital in the future, which may not be available on favorable terms or at all. The amount and timing of these capital requirements will depend on many factors, including our ability to write new and renewal business successfully in accordance with our expectations and to establish premium rates and reserves at levels sufficient to cover our losses. If we cannot obtain adequate capital, our business, financial condition and results of operations will be adversely affected.

•	The occurrence of losses from catastrophic events, such as the hurricanes in 2004 and 2005, have had, and future catastrophic events may have, a material adverse effect on our ability to write new and renewal business and on our results of operations and financial condition.

•	We have a limited operating history. If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

•	We may misevaluate the risks we seek to insure in the underwriting and pricing of our products. If we misevaluate these risks, our business, reputation, financial condition and results of operations could be materially and adversely affected.

•	We compete with a large number of companies in the insurance and reinsurance industry for underwriting revenues. In addition, newly formed and existing insurance industry companies have recently raised capital to meet perceived demand in the current environment and address underwriting capacity issues. Many of our competitors have more (in some cases substantially more) capital and greater marketing and management resources than we have and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer.

•	We may not be able to manage our growth effectively, and this could have a material adverse effect on our business, financial condition and results of operations.

•	Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure and reinsure. To the extent actual claims exceed our expectations we will be required to immediately recognize the less favorable experience as we become aware of it. This could cause a material increase in our liabilities and reduction of capital.

•	The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described or incorporated by reference into this prospectus. If any of the risks discussed in or incorporated by reference into this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly and you may lose all or a part of your investment.

Risks Related to our Business

A.M. Best has placed our financial strength rating under review with negative implications and a downgrade in our rating could materially and adversely affect our ability to execute our business strategy and cause a default under our credit facility.

Competition in the types of insurance and reinsurance business that we underwrite and reinsure are based on many factors, including the perceived financial strength of the insurer and ratings assigned by independent rating agencies. A.M. Best is generally considered to be a significant rating agency with respect to the evaluation of insurance and reinsurance companies. Its ratings are based on a quantitative evaluation of a company's performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. In addition, its rating of us takes into consideration the fact that we have recently commenced our operations. Insurance ratings are used by customers, brokers, reinsurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers. In addition, the rating of a company seeking reinsurance, also known as a ceding company, may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a rating or a poor rating will dissuade a ceding company from reinsuring with us and will influence a ceding company to reinsure with a competitor of ours.

As a result of the losses expected to be incurred by us due to Hurricanes Katrina and Rita, on October 5, 2005, A.M. Best placed the financial strength rating assigned to Quanta Bermuda and its subsidiaries and Quanta Europe, currently ‘‘A−’’ (excellent), under review with negative implications. Upon further review by A.M. Best, our financial strength rating could be downgraded. We cannot assure you that we will be able to maintain our current rating or that A.M. Best will not downgrade our current rating. Any ratings downgrade would adversely affect our ability to do business. Further, a ratings downgrade would result in a substantial loss of business and business opportunities as insureds and ceding companies purchase insurance or reinsurance from companies with higher claims-paying and financial strength ratings instead of from us. A ratings downgrade would also constitute a default under our credit facility and under certain other agreements or may require us to post additional collateral pursuant to our agreements. Additionally, ceding companies will have the right to terminate a significant portion of our reinsurance treaties if A.M. Best downgrades our rating below our current rating of A−. We intend to work closely with A.M. Best to maintain our current A.M. Best rating. In this regard, we are reviewing our capital structure, developing a capital raising plan and implementing plans to conduct an internal analysis of our technical risk property and property reinsurance lines of business and the efficacy of our catastrophe models over the next few months. Pending the outcome of this analysis, we will discontinue the writing of new business in these areas. We do not intend to discontinue or make changes in certain program businesses, including our Home Buyers' Warranty program, which is reported within our technical risk property insurance line of business. We cannot assure you that these efforts or other actions taken by us will result in us maintaining our current A.M. Best rating.

We may require additional capital in the future, which may not be available on favorable terms or at all.

We may need to raise additional funds through financings in order to fully implement our business plan or restore capital due to losses relating to the catastrophic events, such as the Hurricanes in the third and fourth quarters of 2005. We may require additional capital because some of the markets in which we place specialty insurance require higher capital levels than the capital we have currently available. We may also require additional funds to acquire other businesses or groups of underwriters or other personnel. The amount and timing of these capital requirements will depend on many factors, including our ability to write new business successfully in accordance with our expectations and to establish premium rates and reserves at levels sufficient to cover our losses. At this time, we are not able to quantify the amount of additional capital we may require in the future or predict the timing of our future capital needs. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we are able to raise capital through equity financings, your interest in our company would be diluted, and the securities we issue may have rights, preferences and privileges that are senior to the shares offered under this prospectus. If we cannot obtain adequate capital, our business, financial condition and results of operations will be adversely affected.

We have a limited operating history. If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

We were organized on May 23, 2003 and began our business operations during the fourth quarter of 2003. Because we only commenced operations in the fourth quarter of 2003, we are still in the process of developing strong name recognition or a reputation in the insurance and reinsurance industry. Businesses, such as ours, that are in their early stages of development, present substantial business and financial risks and may suffer significant losses. We must retain key employees and other staff, develop and maintain business relations, continue to establish operating procedures, implement additional new systems, maintain relationships with insurance regulatory agencies or organizations and complete other tasks necessary for the conduct of our business activities. If we are unable to successfully complete these actions in a timely manner, our results may be adversely affected. As a result of catastrophic events such as the hurricanes in the U.S. during 2004 and 2005, and other industry factors or factors specific to us, we have altered and may continue to alter our methods of conducting our business, such as the nature, amount and types of risks we assume and the terms and limits of the products we write or intend to write.

Our future performance cannot be predicted based on the financial information included in our annual report on Form 10-K for the year ended December 31, 2004 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2005.

We were formed in 2003, and we only have one full fiscal year of operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance. Companies in their early stages of development present substantial business and financial risks and may suffer significant losses. Our historical financial results may not accurately indicate our future performance.

The occurrence of losses from catastrophic events, such as the hurricanes in 2004 and 2005, have had, and future catastrophic events may have, a material adverse effect on our ability to write new and renewal business and on our results of operations and financial condition.

We underwrite property and casualty insurance and reinsurance and have large aggregate exposures to natural and man-made disasters such as hurricane, typhoon, windstorm, flood, earthquake, acts of war, acts of terrorism and political instability. Our loss experience generally has and we expect that it will continue to include infrequent events of great severity. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

The occurrence of losses from catastrophic events such as the hurricanes in 2004 and 2005 have had, and future catastrophic events may have, a material adverse effect on our ability to write new and renewal business and our results of operations and financial condition. On October 26, 2005, we announced our estimated net losses related to Hurricanes Katrina and Rita to be approximately $68.5 million. We have also estimated our net losses related to Hurricane Wilma to be between approximately $8 million and $15 million. These net losses take into account the receipt of anticipated recoverable amounts under reinsurance and retrocessional agreements and the effects of reinstatement premiums. Our estimated losses are attributable to our property reinsurance, technical risk property insurance and marine, technical risk and aviation reinsurance business lines. They are derived from a review of our potential exposure to these events and are not based on actual reported losses. We will not know our exact losses for some time given the uncertainty around the industry loss estimates, the size and complexity of Hurricanes Katrina, Rita, and Wilma, limited claims data and potential legal and regulatory developments related to potential losses. As a result, our losses may vary significantly from our estimates. Further, based on our current estimate of losses related to Hurricane Katrina, we have substantially exhausted our reinsurance and retrocessional protection with respect to Hurricane Katrina. If our Hurricane Katrina losses prove to be greater than currently anticipated, we may have no further reinsurance and retrocessional coverage available. In addition, if there are further catastrophic events during our current policy year, our retrocessional coverage for these events may be limited or we may have no coverage at all. In this regard, we are reviewing our capital structure, developing a capital raising plan and implementing plans to conduct an internal analysis of our technical risk property and property reinsurance lines of business and the efficacy of the catastrophe models over the next few months. Pending the outcome of this analysis, we will discontinue the writing of new business in these areas. We do not intend to discontinue or make changes in certain program businesses, including our Home Buyers' Warranty program, which is reported within our technical risk property insurance line of business.

Losses from these types of catastrophic events could eliminate our shareholders' equity and statutory surplus (which is the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets, as determined under statutory accounting principles). Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years and we expect that those factors will increase the severity of catastrophe losses in the future.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure and reinsure. To the extent actual claims exceed our expectations we will be required to immediately recognize the less favorable experience as we become aware of it. This could cause a material increase in our liabilities and reduction of capital. It is early in our history and the number and size of reported claims may increase, and their size could exceed our expectations.

A portion of our business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in the property catastrophe market is inherently complicated in that losses in excess of the attachment level of our policies are characterized by high severity and low frequency, and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event.

In addition, there always exists a reporting lag between a loss event taking place and the reporting of the loss to us. These incurred but not reported losses are inherently difficult to predict. Because of the variability and uncertainty associated with loss estimation, it is possible that our individual case reserves for each catastrophic event and other case reserves are incorrect, possibly materially.

These factors require us to make significant assumptions when establishing loss reserves. Since we have insufficient past loss experience, we supplement this information with industry data. This industry data may not match our risk profile, which introduces a further degree of uncertainty into the process. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

In our reinsurance business line, like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or our financial condition in general.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and by prudent underwriting of each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods has been or will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. We cannot assure you that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events, such as the hurricanes in 2004 and 2005, could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

We are dependent on our chief executive officer and other key executives and may not be able to hire and retain key employees or successfully integrate our management team.

Our success will depend largely on our senior management, which includes, among others, Tobey J. Russ, our chief executive officer. We have an employment agreement with Mr. Russ for employment through September 2008, which include non-competition obligations. We also have an employment agreement with Jonathan J.R. Dodd, our interim chief financial officer, and an employment agreement with Gary G. Wang, our chief risk officer, and other key employees, who presently do not have non-competition agreements with us. Therefore, these other executive officers and key employees may voluntarily terminate their employment with us at any time and are not restricted from seeking employment with our competitors or others who may seek their expertise, including newly formed insurance companies who may be seeking employees as they prepare to enter the same market segments in which we compete. We do not currently maintain key man life insurance policies with respect to any of our key executives.

Our ability to implement our business strategy depends on the retention and continued successful integration of our management team and other personnel. Our inability to attract, integrate and retain members of our management team, key employees and other personnel could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business. Further, if we were to lose the services of our senior executives or key employees, our business could be materially and adversely affected. We cannot assure you that we will successfully attract, retain and integrate our executives, key employees and other personnel.

We compete with a large number of companies in the insurance and reinsurance industry for underwriting revenues.

We compete with a large number of other companies in our selected lines of business. We compete with major insurers and reinsurers, such as ACE Limited, American International Group, Inc., CNA Financial Corporation, The Chubb Corporation, XL Capital Ltd., Arch Capital Group Ltd., Swiss Reinsurance Company, Berkshire Hathaway Inc., Munich Re Group, St. Paul Travelers and

other Bermuda insurers and reinsurers, such as Endurance Specialty Holdings Ltd., AXIS Capital Holdings Limited, Allied World Assurance Company, Ltd., Platinum Underwriters Holdings, Ltd. and Montpelier Re Holdings Ltd. These insurers and reinsurers offer the lines of insurance and reinsurance that we offer or will offer, target the same markets as we do and utilize similar business strategies. We face competition both from specialty insurance companies, underwriting agencies and intermediaries, as well as diversified financial services companies. In addition, newly formed and existing insurance industry companies have recently raised capital to meet perceived demand in the current environment and address underwriting capacity issues. Other newly formed and existing insurance companies may also be preparing to enter the same market segments in which we compete or raise new capital. Since we have a limited operating history, many of our competitors have greater name and brand recognition than we have. Many of them also have more (in some cases substantially more) capital and greater marketing and management resources than we have and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer. We cannot assure you that we will be able to timely or effectively implement our business strategies in a manner that will generate returns on capital superior to those of our competitors.

Our competitive position is based on many factors, including our perceived financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. Since we have recently commenced operations, we may not be able to compete successfully on many of these bases. If competition limits our ability to write new and renewal business at adequate rates, our return on capital may be adversely affected.

A number of new, proposed or potential industry developments could further increase competition in our industry. These developments include:

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other ‘‘alternative markets’’ types of coverage; and

•	changing practices caused by the Internet, which may lead to greater competition in the insurance business.

New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and adversely affect our underwriting results.

We may misevaluate the risks we seek to insure in the underwriting and pricing of our products. If we misevaluate these risks, our actual insured losses may be greater than our loss reserves, which would negatively impact our business, reputation, financial condition and results of operation.

We are a Bermuda company formed to provide specialty lines insurance and reinsurance products on a global basis through our operating subsidiaries. The market for specialty lines insurance and reinsurance products differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures and companies tend to compete for customers on the basis of price and service. In contrast, the specialty market, especially the structured insurance and reinsurance market, provides coverage for risks that do not fit the underwriting criteria of the standard carriers. We have formed teams of experienced underwriting officers and underwriters with specialized knowledge of their respective market segments to manage each of our product lines where we currently write business. Our success will depend on the ability of these underwriters to accurately assess the risks associated with the businesses that we insure. Underwriting for specialty lines and structured insurance and reinsurance products requires us to make assumptions about matters that are inherently unpredictable and beyond our control and for which historical experience and probability analysis may not provide sufficient guidance. Further, underwriting for specialty lines presents particular difficulties because there is usually limited information available on the client's loss history for the perils being insured and structured insurance products frequently involve coverages for multiple years and multiple business segments. If we fail to adequately evaluate the risks to be insured, our business, financial condition and results of operations could be materially and adversely affected.

Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to an insurer and payment by the insurer of that loss. As we recognize liabilities for unpaid losses, we will continue to establish reserves. These reserves represent estimates of amounts needed to pay reported losses and unreported losses and the related loss adjustment expense. Loss reserves are only an estimate of what an insurer anticipates the ultimate costs of claims to be and do not represent an exact calculation of liability. Estimating loss reserves is a difficult and complex process involving many variables and subjective judgments, particularly for new companies, such as ours, that have limited loss development experience. As part of our reserving process, we review historical data as well as actuarial and statistical projections and consider the impact of various factors such as:

•	trends in claim frequency and severity;

•	changes in operations;

•	emerging economic and social trends;

•	inflation; and

•	changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. In addition, unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. To the extent our loss reserves are insufficient to cover actual losses or loss adjustment expenses, we will have to add to these loss reserves and incur a charge to our earnings, which could have a material adverse effect on our financial condition, results of underwriting and cash flows.

In addition, because we, like other reinsurers, do not separately evaluate each of the individual risks assumed under reinsurance treaties, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that our ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume.

We may not be able to manage our growth effectively.

We only began our business operations in the fourth quarter of 2003 and we need to timely execute our business strategy to realize our goals. This has and will continue to place significant demands on our management and other resources. As we grow our business in the future, we may need to raise additional capital, continue to obtain, develop and implement systems and acquire and retain human resources. These processes are time consuming and expensive, will increase management responsibilities and will absorb management attention. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our utilization of program managers and other third parties to support our business exposes us to operational and financial risks.

In our program product line, we rely on program managers, and other agents and brokers participating in our programs, to produce and service a substantial portion of our business in this segment. In these arrangements, we typically grant the program manager the right to bind us to newly issued insurance policies, subject to underwriting guidelines we provide and other contractual restrictions and obligations. Should our managers issue policies that contravene these guidelines, restrictions or obligations, we could nonetheless be deemed liable for these policies. We intend to resist claims that exceed or expand on our underwriting intention, however, it is possible that we would not prevail in such an action, or that our program managers would be unable to substantially indemnify us for their contractual breach. We also rely on our managers, or other third parties we retain, to collect premiums and to pay valid claims. While we aim to mitigate these risks in the contracts we enter into, we still have exposure to their credit and operational risk, without necessarily relieving us of our obligations to potential insureds. We could also be exposed to potential liabilities relating to the claims practices of the third party administrators we have retained to manage claims activity that we expect to arise in our program operations. Although we have implemented auditing and other oversight protocols for our program, we cannot assure you that these measures will be sufficient to alleviate all of these exposures.

We are also subject to the risk that our successful program managers will not renew their programs with us. Our contracts are generally for defined terms of as little as one year, and either party can cancel the contract in a relatively short period of time. We cannot assure you that we will retain the programs that produce profitable business or that our insureds will renew with us. Failure to retain or replace these producers would impair our ability to execute our growth strategy, and our financial results could be adversely affected.

Our business is dependent upon insurance and reinsurance brokers, and the failure to develop or maintain important broker relationships could materially adversely affect our ability to market our products and services.

We market our insurance and reinsurance products primarily through brokers, and we derive a significant portion of our business from a limited number of brokers. Our specialty reinsurance segment, which generated $251.8 million, or 50.9%, of our gross premiums written during the year ended December 31, 2004, generated approximately 31.4%, 21.4%, 15.9% and 10.5% of its gross premiums written through Guy Carpenter & Company, Inc., Rattner MacKenzie Limited, Benfield Group and Willis Group. No other broker accounted for more than 10% of gross premiums written for the year ended December 31, 2004. In addition, our specialty reinsurance segment, which generated $139.6 million, or 40.9%, of our gross premiums written during the six months ended June 30, 2005, generated approximately 46.8%, 18.8% and 12.7% of its gross premiums written through Guy Carpenter & Company, Inc., Rattner MacKenzie Limited and Benfield Group. Affiliates of at least two of the brokers through whom we market our products, Marsh Inc. and Marsh & McLennan Companies, Inc., or collectively, Marsh, and Aon Corporation, are also co-sponsors of Bermuda reinsurers that compete with us, and those brokers may decide to favor the companies they sponsored over other companies. While our senior management team and underwriting officers have industry relationships with major industry brokers that we believe are allowing us to continue to establish our presence in the insurance and reinsurance markets, we cannot assure you that we will successfully maintain these relationships. The failure to develop or maintain relationships with brokers from whom we expect to receive our business could have a material adverse effect on us.

Our specialty insurance segment is dependent on the premiums derived from a residential builders' and contractors' program, the loss of which could have a material adverse effect on revenues and profitability.

Our specialty insurance segment, which accounted for 47.1% of gross premiums written during the first six months of 2005, offers a residential builders' and contractors' program that provides general liability, warranty, builders' risk and excess liability coverages for new home contractors throughout the United States. This program accounted for approximately 58.1% of our specialty insurance segment gross written premiums during the first six months of 2005. We believe that a material portion of our gross premiums written in the specialty insurance segment for the foreseeable future will continue to be derived from this program. If the program managers do not renew this program with us or we fail to otherwise retain this program, our financial results could be materially and adversely affected.

Our reliance on brokers subjects us to their credit risk.

In accordance with industry practice, we anticipate that we will frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers, and these brokers, in turn, will pay these amounts over to the clients that have purchased insurance or reinsurance from us. If a broker fails to make such a payment in a significant portion of business that we write, it is highly likely that we will be liable to the client for the deficiency under local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we actually receive the premiums from the brokers. Consequently, we will assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business.

The impact of the investigations into anti-competitive practices in the insurance industry cannot be predicted and may have a material adverse effect on our results of operations and financial condition.

In October 2004, the Office of the Attorney General of the State of New York filed a civil complaint against Marsh alleging, among other things, that Marsh and certain insurance companies participated in anti-competitive practices in connection with the process of placing and underwriting certain classes of business insurance. This action resulted from an industry-wide investigation relating to the conduct of insurance and reinsurance brokers, which is ongoing. A number of companies engaged in the insurance business have recently received subpoenas and other requests for information from the SEC and the New York Attorney General and other insurance, governmental and enforcement authorities requesting information with respect to certain practices in the insurance and reinsurance industries. In November 2004, the Acting Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation commenced an investigation against Aon Corporation and its subsidiaries and affiliates, or Aon, relating to contingent commissions and other business practices that may have created actual or potential conflicts of interest. Thereafter, in March 2005, similar allegations were made in actions commenced by the Attorney Generals for New York, Illinois and Connecticut and the investigation commenced by the Superintendent of Insurance of the State of New York. In January 2005, Marsh agreed to pay $850 million to settle these charges described above. In March 2005, Aon agreed to pay $190 million in restitution to settle the claims made in the actions against it. We were not a party to the Marsh or Aon litigation and did not receive any subpoena or information requests with respect to this litigation. We did receive, and have complied with, requests for information from the Departments of Insurance of North Carolina and Colorado and from Lloyd's of London, or Lloyd's. We are unable to predict the impact, if any, that these investigations, and any increased regulatory oversight that might result therefrom, may have on our business and financial results.

Current legal and regulatory activities relating to certain finite risk insurance products could affect our business, results of operations and financial condition.

Finite risk reinsurance has become the focus of investigations by the Securities and Exchange Commission and numerous state Attorneys General. Finite-risk reinsurance has been defined as a form of reinsurance in which, among other things, the time value of money is considered in the product's design and pricing, in addition to the expected amount of the loss payments.

At this time, we are unable to predict the potential effects, if any, that these investigations may have upon the insurance and reinsurance markets and industry business practices or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting. Any of the foregoing could adversely affect our business, results of operations and financial condition.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

We may have exposure to unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. In addition, we have written, and will continue to write policies explicitly limiting the exposure of our clients to the credit worthiness of their commercial trade partners in some emerging markets or to political uncertainty in those countries which could interfere with the execution of commercial contracts they have entered into. These risks are inherently unpredictable and may increase the frequency or severity of losses. It is difficult to predict the timing of such events or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from such risks occur, our financial condition and results of operation could be materially adversely affected.

Continued or increased premium levies by Lloyd's for the Lloyd's Central Fund and cash calls for trust fund deposits or a significant downgrade of Lloyd's A.M. Best rating could materially and adversely affect us.

We participate in Lloyd's through Syndicate 4000, our Lloyd's segment. Syndicate 4000 was created in December 2004 and currently writes traditional specialty insurance products including professional liability (professional indemnity and directors' and officers' coverage), fidelity and crime (financial institutions). Whenever a member of Lloyd's is unable to pay its debts to policyholders, these debts may be payable by the Lloyd's Central Fund, which acts similarly to state guaranty funds in the United States.

The Lloyd's Central Fund protects Lloyd's policyholders against the failure of a member of Lloyd's to meet its obligations. The Central Fund is a mechanism that, in effect, ‘‘mutualizes’’ unpaid liabilities among all members, whether individual or corporate. The fund is available to back Lloyd's policies issued after 1992. Lloyd's requires members to contribute to the Central Fund, normally in the form of an annual contribution, although a special contribution may be levied. The Council of Lloyd's has discretion to call up to 3% of underwriting capacity in any one year. Policies issued before 1993 have been reinsured by Equitas, an independent insurance company authorized by the Financial Services Authority, or FSA. However, if Equitas were to fail or otherwise be unable to meet all of its obligations, Lloyd's may take the view that it is appropriate to apply the Central Fund to discharge those liabilities Equitas failed to meet. In that case, the Council of Lloyd's may resolve to impose a special or additional levy on the existing members, including Lloyd's corporate members such as Quanta 4000 Ltd., to satisfy those obligations.

Additionally, Lloyd's insurance and reinsurance business is subject to local regulation, and regulators in the United States require Lloyd's to maintain certain minimum deposits in trust funds as protection for policyholders in the United States. These deposits may be used to cover liabilities in the event of a major claim arising in the United States and Lloyd's may require us to satisfy cash calls to meet claims payment obligations and maintain minimum trust fund amounts.

Any premium levy or cash call would increase the expenses of Syndicate 4000 and Quanta 4000 Ltd., its corporate member, without providing compensating revenues and could have a material adverse effect on our results. The Lloyd's of London market is currently rated ‘‘A’’ (Excellent) by A.M. Best and ‘‘A’’ by Standard & Poor's. In the event that Lloyd's rating is downgraded below ‘‘A−’’ in the future, the downgrade could have a material adverse effect on our ability to underwrite business through Syndicate 4000 and on our financial condition or results of operations.

The availability of reinsurance and retrocessional coverage that we use to limit our exposure to risks may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

To limit our risk of loss and to mitigate the volatility of losses upon our financial results, we use reinsurance and retrocessional coverage, which is reinsurance of a reinsurer's business. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, there is a high level of demand for these arrangements. The occurrence of additional large loss events could reduce the reinsurance coverage that is available to us and could weaken the financial condition of our reinsurers which could have a material adverse effect on our results of operations. We cannot assure you that we will be able to renew adequate protection at cost-effective levels in the future.

As a result of market conditions and other factors, we may not be able to successfully alleviate risk through reinsurance and retrocessional arrangements. Further, we will be subject to credit risk with respect to our reinsurance and retrocessional arrangements because the ceding of risk to reinsurers and retrocessionaires will not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our business, financial condition and results of operations.

We must continue to develop, implement and integrate new software and systems.

Our software systems are not fully integrated. While we have acquired new software and systems responsible for accounting, claims management, modeling and other tasks relating to our insurance and reinsurance operations, we must continue to implement and integrate these software and systems with each other and with those that we are developing ourselves. In addition, we must acquire or obtain the right to use additional software and systems and continue to develop those systems as well as any systems that we are creating internally. During this process, we rely on more manual processes, which have an increased risk of errors and we require more controls than we expect to need once our systems are fully integrated. In addition, our failure to acquire, implement or integrate our systems in a timely and effective manner could impede our ability to achieve our business strategy and could significantly and adversely affect our business, financial condition and results of operations.

We may pursue additional opportunities to acquire complementary businesses or groups of underwriters or other individuals, which could adversely affect our financial situation if we fail to successfully integrate the acquired business or group.

Since our organization on May 23, 2003, we have acquired ESC, a provider of risk assessment and consulting services, Quanta Specialty Lines, an excess and surplus lines insurer, and Quanta Indemnity, a U.S. licensed insurer with licenses in approximately 44 states. We intend to continue to pursue selective acquisitions of complementary businesses or groups of underwriters or other individuals in the future. Inherent in any future acquisition are certain risks, such as the difficulty of assimilating operations, services, cultures, products and facilities of the acquired business or group, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisition. Additional debt or equity capital may be required to complete, integrate and fund future acquisitions of these businesses or groups, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management's attention;

•	the need to integrate acquired businesses, groups of underwriters or other individuals;

•	potential loss of key employees and customers of the acquired business or group;

•	lack of experience in operating in the geographical market of the acquired business or group;

•	an increase in our expenses and working capital requirements;

•	misjudgment of the value of the acquired businesses or groups of underwriters in determining the price paid for the acquisition; and

•	inaccurate assessment of the amount or nature of the liabilities or obligations of the businesses being acquired or assuming liabilities unknown to us at the time of the acquisition.

Any of these and other factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions.

Our business could be adversely affected by Bermuda employment restrictions.

We have hired and may continue to hire a number of non-Bermudians to work for us in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) or a holder of a permanent resident's certificate or holder of a working resident's certificate is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. While we have been able to obtain work permits that we have needed for our employees to date, we can not assure you that we will not encounter difficulties in the future. We may not be able to use the services of one or more of our key employees if we are not able to obtain work permits for them, which could have a material adverse effect on our business.

A significant amount of our invested assets is subject to market volatility.

We invest the premiums we receive from customers. Our investment portfolio currently contains highly rated and liquid fixed income securities. Because we classify substantially all of our invested assets as available for sale, we expect changes in the market value of our securities will be reflected in our consolidated balance sheet. The remainder of our invested assets is classified as trading. Changes in the market value of these securities are reflected in our consolidated statement of operations. Our investment portfolio is invested by several professional investment advisory management firms under the direction of our management team in accordance with our investment guidelines and are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. The volatility of our claims may force us to liquidate securities, which may cause us to incur capital losses. Our investment results and, therefore, our financial condition may also be impacted by changes in the business, financial condition or results of operations of the entities in which we invest, as well as changes in interest rates, government monetary policies, general economic conditions and overall market conditions. Further, if we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Investment losses could significantly decrease our asset base, which will affect our ability to conduct business.

We may be adversely affected by interest rate changes.

Our investment portfolio contains interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Because of the unpredictable nature of losses that may arise under insurance and reinsurance policies, we expect our liquidity needs will be substantial and may arise at any time. Increases in interest rates during periods when we sell investments to satisfy liquidity needs may result in losses. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, reinvested funds will earn less than expected.

In addition, our investment portfolio includes highly-rated mortgage-backed securities. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

Fluctuations in currency exchange rates may cause us to experience losses.

Our functional currency is the U.S. dollar. Our operating currency generally is also the U.S. dollar. However, we expect the premiums receivable and losses payable in respect of a portion of our business will be denominated in currencies of other countries. We will attempt to manage our foreign currency risk by seeking to match our liabilities under insurance and reinsurance policies that are payable in foreign currencies either with forward purchase contracts or with investments that are denominated in these currencies.

To the extent we believe that it may be practical, we hedge our foreign currency exposure with respect to potential losses by maintaining assets denominated in the same currency or entering into forward purchase contracts for specific currencies. We use forward purchase contracts when we are advised of known or probable significant losses that will be paid in non-U.S. currencies in order to manage currency fluctuation exposure. We also use forward purchase contracts to hedge our non-U.S. dollar currency exposure with respect to premiums receivable, which will be generally collected over the relevant contract term to the extent practical and to the extent we do not expect we will need these receipts to fund potential losses in such currencies. We also make foreign currency-denominated investments, generally for the purpose of improving overall portfolio yield. However, we may not be successful in reducing foreign currency exchange risks. As a result, we may from time to time experience losses resulting from fluctuations in values of foreign currencies, which could have a material adverse effect on our results of operations.

Our profitability may be adversely impacted by inflation.

The effects of inflation could cause the severity of claims to rise in the future. Our reserve for losses and loss expenses will include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these costs, we would be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

We have made certain decisions concerning the allocation of our capital base among our subsidiaries. Those decisions could have a major impact on our ability to meet our growth and return objectives.

We have established operating subsidiaries in Bermuda, Ireland and the United States and a branch in the United Kingdom. We allocate capital among our subsidiaries in such a way as we believe will maximize the composite return to shareholders stemming from our overall capital base. These capital allocation decisions require us to make various profitability, risk, operating, regulatory and tax assumptions. If our assumptions are not correct, we may not allocate our capital optimally. In light of the regulatory constraints on moving capital, this could adversely affect our ability to meet our growth and return objectives.

ESC's risk assessment and risk consulting products and services could adversely affect our business.

The assessment and analysis of environmental liabilities, and the management, remediation, and engineering of environmental conditions constitute a significant portion of our technical services business. These businesses involve risks, including the possibility that we may be liable to clients, third parties and governmental authorities for clean-up costs, property damage, personal injuries, breach of contract or breach of warranty claims, fines and penalties and regulatory action. As a result, we could be subject to substantial liabilities or fines in the future that could adversely affect our business.

Our liability transfer program may expose us to liability.

From time to time, we may offer a liability assumption program under which a special-purpose entity assumes specified liabilities (at times including taking title to property) associated with environmental conditions for which we provide consulting services. Our liability assumption program requires extensive technical skills and judgments in order to evaluate the significant risks associated with the properties subject to the program. We will be exposed to substantial liabilities related to the environmental conditions associated with assuming liabilities with respect to these properties that could materially adversely affect our financial position.

ESC's services may expose us to professional liability in excess of its current insurance coverage.

ESC may have liability to clients for errors or omissions in the services it performs. These liabilities could exceed ESC's insurance coverage and the fees ESC derives from those services. Prior to our acquisition of ESC, ESC maintained general liability insurance and professional liability insurance. The cost of obtaining these insurance policies is rising. We cannot assure you that this insurance will be sufficient to cover any liabilities ESC incurs or that we will be able to maintain ESC's insurance at reasonable rates or at all. If we terminate ESC's policies and do not obtain retroactive coverage, we will be uninsured for claims against ESC made after termination even if these claims are based on events or acts that occurred during the term of the policy. In addition, we cannot assure you that we will be able to obtain insurance coverage for the new services or areas into which we expand ESC's services on favorable terms or at all.

Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and to make payments on our indebtedness and other liabilities.

Quanta Holdings is a holding company. As a result, we do not, and will not, have any significant operations or assets other than our ownership of the shares of our subsidiaries.

Dividends and other permitted distributions from our operating subsidiaries will be our sole source of funds to pay dividends, if any, to shareholders and to meet ongoing cash requirements, including debt service payments and other expenses. Bermuda law and regulations, including, but not limited to Bermuda insurance regulation, restricts the declaration and payment of dividends and the making of distributions by Quanta Bermuda and Quanta U.S. Re unless specific regulatory requirements are met. In addition, each of Quanta Europe, Quanta Specialty Lines and Quanta Indemnity is subject to significant regulatory restrictions limiting its ability to declare and pay dividends. In addition, any dividends paid by Quanta U.S. Holdings will be subject to a 30% withholding tax. The inability of our operating subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and on our ability to pay dividends and make payments on our indebtedness. See ‘‘Material Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings, Quanta Specialty Lines, Quanta U.S. Re and Quanta Indemnity.’’

We are subject to Bermuda regulatory constraints that affect our ability to pay dividends on our shares and make other payments. Under the Companies Act 1981 of Bermuda, as amended, or the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, and will after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets will thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

We are subject to extensive regulation in Bermuda, the United States and Ireland, which may adversely affect our ability to achieve our business objectives. If we do not comply with these regulations, we may be subject to penalties, including fines, suspensions and withdrawals of licenses, which may adversely affect our financial condition and results of operations.

We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations, generally administered by a department of insurance in each jurisdiction in which we will do business, relate to, among other things:

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their agents;

•	limits on the size and nature of risks assumed;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	approval of policy forms and premium rates;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premium, losses and other purposes.

Insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements and the periodic examinations which as a newly formed group of companies we may be more frequently subject to than more established companies, may adversely affect or inhibit our ability to achieve some or all of our business objectives.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. We intend to base some of our practices on our interpretations of regulations or practices that we believe are generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance or reinsurance industry or changes in the laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

Regulation in the United States. In recent years, the state insurance regulatory framework in the United States has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Moreover, the National Association of Insurance Commissioners, which is an association of the insurance regulatory officials of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations, interpretations of existing laws and the development of new laws, which may be more restrictive or may result in higher costs to us than current statutory requirements. Federal legislation is also being discussed that would require all states to adopt uniform standards relating to the regulation of products, licensing, rates and market conduct. We are unable to predict whether any of these or other proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

The offshore insurance and reinsurance regulatory framework recently has also become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. In the past, there have been congressional and other proposals in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Quanta Bermuda or Quanta U.S. Re were to become subject to any insurance laws and regulations of the United States or any U.S. state, which are generally more restrictive than those applicable to it in Bermuda, at any time in the future, they might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing specified types of policies or contracts. Complying with those laws could have a material adverse effect on our ability to conduct business or on our results of operations.

Regulation in Bermuda. Quanta Bermuda and Quanta U.S. Re are registered Bermuda insurance companies and subject to regulation and supervision in Bermuda. The applicable Bermuda statutes and regulations generally are designed to protect insureds and ceding insurance companies, not our shareholders. Quanta Bermuda and Quanta U.S. Re are not registered or licensed as insurance companies in any jurisdiction outside Bermuda, conduct business through offices in Bermuda and do not maintain an office in, and their personnel do not conduct any insurance activities in, the United States or elsewhere. Inquiries or challenges to the insurance activities of Quanta Bermuda or Quanta U.S. Re. may be raised in the future.

Regulation in Ireland. Quanta Europe is a non-life insurance company incorporated under the laws of Ireland subject to the regulation and supervision of the Irish Financial Services Regulatory Authority, or IFSRA, under the Irish Insurance Acts, 1909 to 2000 and the regulations relating to insurance business and directions made under those regulations, or together, the Insurance Acts and Regulations. In addition, Quanta Europe is subject to certain additional supervisory requirements of IFSRA for authorized non-life insurers that fall outside the strict legislative framework, such as guidelines issued by IFSRA in 2001 requiring actuarial certification of certain reserves. Among other things, without consent of IFSRA, Quanta Europe may not be permitted to reduce the level of its initial capital, or make any dividend payments or loans. Quanta Europe is required to maintain a minimum solvency margin and reserves against underwriting liabilities. Assets constituting these reserves must comply with asset diversification, localization and currency matching rules. If Quanta Europe writes credit insurance, it is required to maintain a further equalization reserve. Additionally, Quanta Europe is required to adhere to IFSRA's policy restricting the reinsurance business written by a direct insurer. Under this policy, a direct insurer is prohibited from engaging in reinsurance except to an extent that is not significant (to maximum 10% to 20% of overall business) and subject to certain conditions. In practice IFSRA generally expects a direct insurer to write reinsurance in very limited circumstances. An insurance company supervised by IFSRA may have its authorization revoked or suspended by IFSRA under various circumstances, including, among others, if IFSRA determines that it has not used its authorization for the last 12 months, it has expressly renounced its authorization, has ceased to carry on business covered by the authorization for more than six months, no longer fulfills the conditions required for granting authorization or fails seriously in its obligations under the Insurance Acts and Regulations. The appointment of the directors and senior managers of Quanta Europe is subject to prior approval from IFSRA. Changes to any of the Insurance Acts and Regulations, or to the interpretation of these or to the additional supervisory requirements of IFSRA referred to above could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to U.S. tax that may have a material adverse effect on our results of operations and your investment.

Quanta Holdings and Quanta Bermuda are Bermuda companies and Quanta Europe is an Irish company. We believe we are managing our business so that each of these companies is not treated as engaged in a trade or business within the United States and, as a result, will not be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income). However, because there is considerable uncertainty as to what activities constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service will not be able to successfully contend that any of Quanta Holdings or its foreign subsidiaries are engaged in a trade or business in the United States. If Quanta Holdings or any of its foreign subsidiaries were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income and branch profits taxes on the portion of our earnings effectively connected to such U.S. business, in which case our results of operations and your investment could be materially adversely affected. See ‘‘Material Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings, Quanta Specialty Lines, Quanta U.S. Re and Quanta Indemnity.’’

Quanta Holdings' U.S. subsidiaries might be subject to additional U.S. tax on a portion of their income if a subsidiary is considered a personal holding company, or PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares by value could be deemed to be owned (under some constructive ownership rules) by five or fewer individuals and whether 60% or more of the income of any of its U.S. subsidiaries, as determined for U.S. federal income tax purposes, consists of ‘‘personal holding company income,’’ which is, in general, certain forms of passive and investment income. We believe based upon information made available to us regarding our shareholder base that none of Quanta Holdings' subsidiaries should be considered a PHC. Additionally, we believe we are managing our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership (i.e., as determined by the constructive ownership rules for PHCs), we cannot assure you that none of Quanta Holdings' subsidiaries will be considered PHC or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See ‘‘Material Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings, Quanta Specialty Lines, Quanta U.S. Re and Quanta Indemnity — Personal Holding Companies.’’

We may be subject to additional Irish tax or to U.K. tax.

If any of our non-Irish companies were considered to be resident in Ireland, or to be doing business in Ireland, or, in the case of our U.S. subsidiaries which qualify for the benefits of an existing tax treaty with Ireland, to be doing business through a permanent establishment in Ireland, those companies would be subject to Irish tax. If we or any of our subsidiaries were considered to be resident in the United Kingdom, or to be carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom, those companies would be subject to United Kingdom tax. If any of our U.S. subsidiaries were subject to Irish tax or U.K. tax, that tax would generally be creditable against their U.S. tax liability, subject to limitations. If we or any of our Bermuda subsidiaries were subject to Irish tax or U.K. tax, that could have a material adverse impact on our results of operation and on the value of our shares.

The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether these changes will subject us to additional taxes.

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of Quanta Holdings, Quanta Bermuda and Quanta U.S. Re, an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Quanta Holdings, Quanta Bermuda and Quanta U.S. Re or any of their operations, shares, debentures or other obligations until March 28, 2016. See ‘‘Material Tax Considerations — Certain Bermuda Tax Considerations.’’ Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

Risks Related to the Industry

The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic and other loss events, levels of capacity, general economic and social conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of insurance and reinsurance may increase, either due to capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly. While we believe that our specialty insurance and reinsurance lines may experience less volatility through different business cycles than more standard lines, we expect that our returns will be impacted by the cyclical nature of the insurance and reinsurance industry. The existence of negative market conditions may affect our ability to write insurance and reinsurance at rates that we consider appropriate relative to the risk assumed. If we cannot write our specialty lines of insurance and reinsurance at appropriate rates, our ability to transact our business would be significantly and adversely affected.

Consolidation in the insurance and reinsurance industry could lead to lower margins for us and less demand for our products and services.

The insurance and reinsurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. We believe that the larger entities resulting from these merger and acquisition activities may seek to use the benefits of consolidation, including improved efficiencies and economies of scale, to, among other things, implement price reductions for their products and services to increase their market share. If competitive pressures compel us to reduce our prices, our operating margins will decrease.

As the insurance industry consolidates, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

Recent examples of emerging claims and coverage issues include:

•	larger settlements and jury awards against professionals and corporate directors and officers covered by professional liability and directors' and officers' liability insurance; and

•	a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claims-handling, insurance sales practices and other practices related to the conduct of business in our industry.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business, financial condition and results of operations.

Recent federal legislation may negatively affect the business opportunities we perceive are available to us in the market.

The Terrorism Risk Insurance Act of 2002, or TRIA, was enacted by the U.S. Congress and became effective in November 2002 in response to the tightening of supply in some insurance markets resulting from, among other things, the terrorist attacks of September 11, 2001. TRIA generally requires U.S. property and casualty insurers, including Quanta Indemnity and Quanta Specialty Lines, to offer terrorism coverage for certified acts of terrorism to their policyholders at the same limits and terms as for other coverages. Exclusions or sub-limited coverage may be established, but solely at the policyholder's discretion. The U.S. Treasury has the power to extend the application of TRIA to our non-U.S. insurance operating subsidiaries as well.

TRIA created a temporary federal reinsurance program to reduce U.S. insurers' risk of financial loss from certified acts of terrorism. TRIA's requirement to offer coverage, as well as the federal reinsurance program, is scheduled to expire on December 31, 2005. A U.S. Treasury report of June 2005 recommended that TRIA not be extended in its current form. We are unable to predict whether TRIA will be extended in its current form and what provisions any extension would entail. We are currently unable to predict the U.S. Treasury's findings, whether TRIA will be extended, and the resulting effect on the demand for the products of our U.S. insurance operating subsidiaries or the risks that may be available for them to consider underwriting.

Risks Related to our Securities

Our results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industry, which may cause the price of our shares to decline.

The results of operations of companies in the insurance and reinsurance industry historically have been subject to significant fluctuations and uncertainties. Our profitability can be affected significantly by:

•	the differences between actual and expected losses that we cannot reasonably anticipate using historical loss data and other identifiable factors at the time we price our products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks, or court grants of large awards for particular damages;

•	cyclicality relating to the demand and supply of insurance and reinsurance products;

•	changes in the level of reinsurance capacity;

•	changes in the amount of loss reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities; and

•	fluctuations in equity markets, interest rates, credit risk and foreign currency exposure, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

In addition, the demand for the types of insurance we will offer can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, causing our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our securities to be volatile.

Provisions in our charter documents may reduce or increase the voting power associated with our shares.

Our bye-laws generally provide that shareholders have one vote for each share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold more than 9.5% of the voting power conferred by our shares. In addition, our board of directors retains certain discretion to make adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of the voting power represented by our then outstanding shares.

Under these provisions, some shareholders may have the right to exercise their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership. As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reduced pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to our request, we may, in our sole discretion, determine that the votes of that shareholder shall be disregarded until the shareholder provides the requested information.

It may be difficult for a third party to acquire us.

Provisions of our organizational documents may discourage, delay or prevent a merger, tender offer or other change of control that holders of our shares may consider favorable. These provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect various corporate actions. These provisions could:

•	have the effect of delaying, deferring or preventing a change in control of us;

•	discourage bids for our securities at a premium over the price;

•	adversely affect the price of, and the voting and other rights of the holders of, our securities; or

•	impede the ability of the holders of our securities to change our management.

U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders including:

•	Interested director transactions. Under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest following a declaration of the interest pursuant to the Companies Act unless the chairman of the meeting determines otherwise. U.S. companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

•	Certain transactions with significant shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders. Such transactions may be entered into with prior approval from our board of directors but without obtaining prior approval from our shareholders. U.S. companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions.

•	Shareholders' suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

•	Indemnification of directors and officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors. In general, U.S. companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

As a result of these differences, U.S. persons who own our shares may have more difficulty protecting their interests than U.S. persons who own shares of a U.S. corporation.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, some of our directors and officers and some of the experts named in this prospectus reside outside the United States, and all or a substantial portion of our assets and the assets of these persons are, and will continue to be, located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have been advised that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or these persons predicated solely upon U.S. federal securities laws. Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

If you acquire 10% or more of Quanta Holdings' shares, you may be subject to taxation under the ‘‘controlled foreign corporation,’’ or CFC, Rules.

Each ‘‘10% U.S. Shareholder’’ of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and that owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's ‘‘subpart F income,’’ even if the subpart income is not distributed. A foreign corporation is considered a CFC if ‘‘10% U.S. Shareholders’’ own more than 50% of the total combined voting power of all classes of voting stock of the foreign corporation, or the total value of all stock of the corporation. A 10% U.S. Shareholder is a U.S. person, as defined in the Internal Revenue Code, that owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. A CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts generating subpart F income exceeds specified limits. For purposes of determining whether a corporation is a CFC, and therefore whether the more-than-50% (or more-than-25%, in the case of insurance income) and 10% ownership tests have been satisfied, shares owned includes shares owned directly or indirectly through foreign entities or shares considered owned under constructive ownership rules. The attribution rules are complicated and depend on the particular facts relating to each investor. See ‘‘Material Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders Who Are U.S. Persons.’’

Quanta Holdings' bye-laws contain provisions that impose limitations on the concentration of voting power of its shares and that authorize the board to purchase its shares under specified circumstances. Accordingly, based upon these provisions and information we have about our shareholder base, we do not believe that we have any 10% U.S. shareholders. It is possible, however that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

If we determine that your ownership of our shares may result in adverse consequences, we may require you to sell your shares to us.

Our bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its shares at a purchase price equal to their fair market value to us, to other shareholders or to third parties if our board of directors in its absolute discretion determines that the share ownership of that shareholder may result in adverse tax consequences to us, any of our subsidiaries or any other shareholder. To the extent possible under the circumstances, the board of directors will use its best efforts to exercise this option equally among similarly situated shareholders. Our right to require a shareholder to sell its shares to us will be limited to the purchase of a number of shares that we determine is necessary to avoid or cure those adverse tax consequences.

U.S. persons who hold shares could be subject to adverse tax consequences if we are considered a ‘‘passive foreign investment company’’ for U. S. federal income tax purposes.

We do not intend to conduct our activities in a manner that would cause us to become a passive foreign investment company. However, it is possible that we could be deemed a passive foreign investment company by the IRS for 2003, 2004 or any future year. If we were considered a passive foreign investment company it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the passive foreign investment company provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be issued in the future. We cannot predict what impact, if any, this guidance would have on a shareholder that is subject to U.S. federal income taxation. We have not sought and do not intend to seek an opinion of legal counsel as to whether or not we were a passive foreign investment company for the years ended December 31, 2003 or 2004. See ‘‘Material

Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders Who Are U.S. Persons.’’

U.S. persons who hold shares may be subject to U.S. income taxation on their pro rata share of our ‘‘related party insurance income.’’

If:

•	Quanta Europe's or Quanta Bermuda's related party insurance income equals or exceeds 20% of that company's gross insurance income in any taxable year,

•	direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of Quanta Europe or Quanta Bermuda, and

•	U.S. persons are considered to own in the aggregate 25% or more of the stock of either corporation by vote or value,

then a U.S. person who owns shares of Quanta Holdings directly or indirectly through foreign entities on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of Quanta Europe's or Quanta Bermuda's related party insurance income for the U.S. person's taxable year that includes the end of the corporation's taxable year determined as if such related party insurance income were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition any related party insurance income that is includible in the income of a U.S. tax-exempt organization will be treated as unrelated business taxable income. The amount of related party insurance income earned by Quanta Europe or Quanta Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of Quanta Europe or Quanta Bermuda or any person related to such shareholder) will depend on a number of factors, including the geographic distribution of Quanta Europe's or Quanta Bermuda's business and the identity of persons directly or indirectly insured or reinsured by Quanta Europe or Quanta Bermuda. Although we do not expect our related party insurance income to exceed 20% of our gross insurance income in the foreseeable future, some of the factors which determine the extent of related party insurance income in any period may be beyond Quanta Europe's or Quanta Bermuda's control. Consequently, Quanta Europe's or Quanta Bermuda's related party insurance income could equal or exceed 20% of its gross insurance income in any taxable year and ownership of its shares by direct or indirect insureds and related persons could equal or exceed the 20% threshold described above.

The related party insurance income rules provide that if a shareholder that is a U.S. person disposes of shares in a foreign insurance corporation that has related party insurance income (even if the amount of related party insurance income is less than 20% of the corporation's gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to related party insurance income). In addition, such a shareholder will be required to comply with reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of our shares because Quanta Holdings will not itself be directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our shares. See ‘‘Material Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders Who Are U.S. Persons.’’

Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

The U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a passive foreign investment company or whether U.S. persons would be required to include in their gross income the subpart F income or the related party insurance income of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to insurance companies and the regulations regarding related party insurance income are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be issued in the future. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such regulations or guidance will have a retroactive effect. See ‘‘Material Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Taxation of Holders of Shares — Shareholders Who Are U.S. Persons.’’

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and some of the statements included in the documents incorporated by reference into this prospectus, including those using words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘predicts,’’ ‘‘assumes,’’ ‘‘anticipates,’’ ‘‘plans,’’ and ‘‘seeks’’ and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this prospectus regarding future events and operating performance. Because we have a limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. There are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under ‘‘Risk Factors,’’ including the following:

•	the fact that A.M. Best has placed our financial strength rating under review with negative implications. We are experiencing loss of business and business opportunities as we continue to work with A.M. Best. A downgrade in our rating could materially and adversely affect our ability to execute our business strategy, cause a default in our credit facility and trigger special termination provisions in certain of our insurance and reinsurance contracts;

•	we may require additional capital, which may not be available on favorable terms or at all;

•	if actual claims exceed our loss reserves, our financial results could be significantly adversely affected;

•	the failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations;

•	actual results, changes in market conditions, the occurrence of catastrophic losses and other factors outside our control that may require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risk we assume and the terms and limits of the products we write or intend to write;

•	our estimated net losses from catastrophes, including Hurricanes Katrina, Rita and Wilma, are derived from a review of our potential exposure to these events and are not based on actual reported losses;

•	changes in our technical risk property and property reinsurance product line as a result of our pending analysis of this business and the efficacy of the catastrophe models, and the discontinuance of this business pending the outcome of this analysis;

•	changes in the availability, cost or quality of reinsurance;

•	the risk that we may not be able to fully implement our business strategy;

•	our limited operating history;

•	our insurance and reinsurance business is not widely diversified among classes of risk or sources of origination;

•	the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;

•	changes in regulation or tax laws applicable to us, our brokers or our customers;

•	our ability to hire, retain and integrate our management team and other personnel;

•	risks relating to our reliance on program managers, third party administrators, and other supporting vendors;

•	other risks of doing business with program managers, including the risk we might be bound to policyholder obligations beyond our underwriting intent, and the risk that our program managers or agents may elect not to continue or renew their programs with us;

•	changes in accounting policies or practices; and

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

Market data and forecasts used in or incorporated by reference into this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties applicable to the other forward-looking statements in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge from our website at www.quantaholdings.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to ‘‘incorporate by reference’’ certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our Current Reports on Form 8-K filed on March 1, 2005, March 14, 2005, March 22, 2005, May 13, 2005, June 8, 2005, July 15, 2005, July 26, 2005, August 5, 2005 and October 7, 2005 and our Current Report on Form 8-K/A filed on March 16, 2005; and

•	the description of our common shares, which is contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 2004 (File No. 000-50885), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus by reference, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Corporate Secretary, Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, or you may call us at (441) 294-6350.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by us for general corporate purposes. The QCH Capital Trusts will use all proceeds from the sale of trust preferred securities to purchase our junior subordinated debt securities. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated since our formation in 2003. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees and the estimated interest portion of our operating leases.

	Six Months Ended June 30, 2005	Fiscal Year Ended December 31, 2004	Period Ended December 31, 2003(1)
Ratio of earnings to fixed charges	4.0	(2)	(2)

(1)	Quanta Capital Holdings Ltd. was formed on May 23, 2003 and began conducting operations in September 2003.

(2)	Earnings were inadequate to cover fixed charges by $52.7 million and $38.0 million for the fiscal year ended December 31, 2004 and for the period ended December 31, 2003, respectively.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Quanta Holdings summarizes select provisions of our memorandum of association and bye-laws.

General

We currently have authorized 200,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share. Our issued and outstanding share capital consists of 56,798,218 common shares. This number excludes the approximately 3,776,258 common shares issuable upon the exercise of options held by employees and directors and 2,542,813 shares issuable upon the exercise of founder warrants issued to certain directors and officers in connection with our formation and capitalization.

Bye-laws

Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.

Our bye-laws provide that our board of directors shall be elected annually. Shareholders may only remove a director for cause prior to the expiration of that director's term at a special meeting of shareholders at which a majority of the holders of shares voting on such proposal vote in favor of that action.

Our bye-laws also provide that if our board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent the board of directors determines it is necessary to avoid such adverse or potential adverse consequences. To the extent possible under the circumstances, the board of directors will use its best efforts to exercise this option equally among similarly situated shareholders. The price to be paid for such shares will be the fair market value of such shares. We may assign our repurchase right to a third party or parties including the other shareholders.

Our bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our bye-laws) which differ in certain respects from provisions of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors

Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the ‘‘business judgment rule.’’ If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

Under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest following a declaration of the interest pursuant to the Companies Act unless the chairman of the meeting determines otherwise. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Dividends

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda and U.S. state insurance laws and regulatory constraints. As a holding company, we depend on future dividends and other permitted payments from our subsidiaries to pay dividends to our shareholders. For further discussion of the risks relating to our holding company structure and its effect on our ability to receive and pay dividends, see "Risk Factors — Risks Related to Our Business — Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and to make payments on our indebtedness and other liabilities."

Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. We may, with the approval of at least 75% of the votes cast (after taking account of any voting power adjustments under the bye-laws) at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (1) in exchange for the assets of the business to be acquired; (2) in exchange for the outstanding stock of the corporation to be acquired; (3) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation; or (4) in a merger in which the corporation's certificate of incorporation is not amended and the corporation issues less than 20% of its common stock outstanding prior to the merger.

Takeovers

Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Certain Transactions with Significant Shareholders

As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders. Such transactions may be entered into with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except for certain amalgamations, a resolution of shareholders approved by a majority of at least 75% of the votes cast (after taking account of any voting power adjustments under the bye-laws). If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from our board of directors and authorization by stockholders holding at least two-thirds of the company's outstanding shares of common stock not owned by such interested stockholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested stockholder for a period of three years from the time the person became an interested stockholder, unless we opted out of the relevant Delaware statute.

Shareholders' Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. In comparison, class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Indemnification of Directors and Officers

Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder.

Shareholder Proposals

Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders Meetings

Under our bye-laws, a special general meeting may be called by our chairman or by any two directors or by any director and the secretary of the Company or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of our company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of stockholders.

Approval of Corporate Matters by Written Consent

Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits stockholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Amendment of Memorandum of Association

Bermuda law and our bye-laws provide that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Additionally, our bye-laws require that any amendment to our memorandum of association must be approved by our board of directors. An amendment to the memorandum of association that alters the company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the stockholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the stockholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment.

However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws

Except as specified in our bye-laws, any amendment to the bye-laws must be decided on by our board of directors and approved by an ordinary resolution of our shareholders. Our bye-laws specify that amendments to certain provisions, such as those related to the election and indemnification of directors and the repurchase of our shares, must be approved by the board of directors and approved by a special resolution of our shareholders.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Enforcement of Judgments and Other Matters

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws and (2) original actions brought in Bermuda against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated solely upon U.S. federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda's public policy.

Common Shares

Holders of shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of shares are entitled to one vote per share on all matters submitted to a vote of holders of shares. Most matters to be approved by holders of shares require approval by a simple majority vote. The holders of at least 75% of the shares voting in person or by proxy at a meeting must generally approve an amalgamation with another company. In addition, a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for any meeting of our shareholders is two or more persons holding or representing a majority of the outstanding shares on an unadjusted basis. Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. The rights attached to any class of shares, common or preferred, may be varied with the consent in writing of the holders of at least 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Companies Act.

In the event of our liquidation, dissolution or winding-up, the holders of shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any then outstanding preferred shares. All outstanding shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued at any time and at the discretion of the board of directors without the approval of our shareholders, with such rights, preferences and limitations as our board of directors may determine.

Limitation on Voting Rights

Each share has one vote on a poll of the shareholders, except that, in order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's ‘‘control group.’’ A ‘‘control group’’ means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. ‘‘Controlled shares’’ means all shares that a person is deemed to own directly, are beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, or, in the case of a U.S. person, are owned indirectly (within the meaning of Section 958(a) of the Internal Revenue Code) or constructively (within the meaning of Section 958(b) of the Internal Revenue Code). A similar limitation is to be applied to shares held directly by members of a ‘‘related group.’’ A ‘‘related group’’ means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's ‘‘control group’’ or ‘‘related group,’’ as the case may be.

Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

Our directors are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder's shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of controlled shares attributable to any person. Our directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of our voting rights at any time (a ‘‘9.5% Shareholder’’).

Restrictions on Transfer

Our bye-laws contain several provisions restricting the transferability of shares. Our directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be (1) that any person would become or continue to be a 9.5% Shareholder or (2) that any person would become or continue to be a United States 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to our ability to issue or repurchase shares. ‘‘U.S. 25% Shareholder’’ means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code, 25% or more of either (1) the total combined voting rights attaching to the issued shares and the issued shares of any other class of Quanta Holdings or (2) the total combined value of the issued shares and any other issued shares of Quanta Holdings, determined pursuant to Section 957 of the Internal Revenue Code.

Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

We are authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Conyers Dill & Pearman, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our shareholders register.

If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of us.

Preferred Shares

Pursuant to our bye-laws and Bermuda law, our board of directors by resolution may establish one or more series of preferred shares having a number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, limitations and powers as may be fixed by the board of directors without any further shareholder approval which, if any preferred shares are issued, will include restrictions on voting and transfer intended to avoid having us constitute a ‘‘controlled foreign corporation’’ for U.S. federal income tax purposes. Such preferred shares, upon issuance against full consideration (not less than the par value of such shares), will be fully paid and nonassessable.

The particular rights and preferences of any preferred shares will be described in a prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the preferred shares being offered. We strongly encourage you to refer to our memorandum of association and bye-laws and any applicable certificate of designations for a complete understanding of the terms and conditions applicable to the preferred shares.

A prospectus supplement will describe the terms of each class or series of preferred shares we offer, including, to the extent applicable:

•	the number of shares to be issued and sold and the distinctive designation thereof;

•	the dividend rights of the preferred shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preferred shares and any limitations, restrictions or conditions on the payment of such dividends;

•	the voting powers, if any, of the preferred shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of capital stock, to elect one or more of our directors;

•	the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preferred shares may be redeemed, at whose option such a redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms, if any, upon which the preferred shares will be convertible into or exchangeable for our securities of any other class, classes or series;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of preferred shares, which the holders of the preferred shares will be entitled to receive upon our liquidation, dissolution, winding up, amalgamation, merger or sale of assets;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the preferred shares;

•	the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preferred shares are outstanding;

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our memorandum of association and bye-laws; and

•	if necessary, a discussion of material U.S. federal income tax considerations and Bermuda tax considerations.

Dividends

The holders of preferred shares will be entitled to receive dividends, if any, at the rate established in accordance with the bye-laws, payable on specified dates each year for the respective dividend periods ending on such dates, when and as declared by our board of directors and subject to Bermuda law and regulations. The dividends will accrue on each preferred share from the first day of the dividend period in which such share is issued or from such other date as our board of directors may fix for such purpose. All dividends on preferred shares will be cumulative. If we do not pay or set apart for payment the dividend, or any part thereof, on the issued and outstanding preferred shares for any dividend period, the deficiency in the dividend on the preferred shares must thereafter be fully paid or declared and set apart for payment (without interest) before any dividend may be paid or declared and set apart for payment on our common shares. The holders of preferred shares will not be entitled to participate in any other or additional earnings or profits of ours, except for such premiums, if any, as may be payable in case of our liquidation, dissolution or winding up.

Any dividend paid upon the preferred shares at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made.

No dividends will be paid upon any shares of any class or series of preferred shares for a current dividend period unless there will have been paid or declared and set apart for payment dividends required to be paid to the holders of each other class or series of preferred shares for all past dividend periods of such other class or series. If any dividends are paid on any of the preferred shares with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preferred shares then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each class or series of preferred shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preferred shares.

Quanta Holdings is a holding company and has no direct operations. The ability of Quanta Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to Quanta Holdings. Under Bermuda law, Quanta Holdings may not declare or pay a dividend if there are reasonable grounds for believing that Quanta Holdings is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of Quanta Holdings' assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, our insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

Dividends on the preferred shares will have a preference over dividends on the common shares.

Liquidation, Dissolution or Winding Up

In case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each class or series of preferred shares will be entitled to receive out of our assets the liquidation preference with respect to that class or series of preferred shares. These holders will also receive an amount equal to all accrued but unpaid dividends thereon before any of our assets will be paid or distributed to holders of our common shares.

It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the full amounts due to the holders of all of the classes or series of preferred shares then outstanding. In that circumstance, the holders of each outstanding class or series of preferred shares will share ratably in such assets in proportion to the amounts which would be payable with respect to such class or series if all amounts payable thereon were paid in full.

Our consolidation, amalgamation or merger with or into any other company or corporation, or a sale of all or any part of our assets, will not be deemed to constitute a liquidation, dissolution or winding up.

Redemption

Except as otherwise provided with respect to a particular class or series or preferred shares and as described in a supplement to this prospectus, the following general redemption provisions will apply to each class or series of preferred shares. Any redemption of the preferred shares may only be made in compliance with Bermuda law.

On or prior to the date fixed for redemption of a particular class or series of preferred shares or any part thereof as specified in the notice of redemption for such class or series, we will deposit adequate funds for such redemption, in trust for the account of holders of such class or series, with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. If the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account have been stated in the redemption notice, then from and after the mailing of the notice and the making of such deposit the shares of the class or series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to us will cease and terminate except for the right of the holders of the shares:

•	to transfer the shares prior to the date fixed for redemption;

•	to receive the redemption price of the shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

•	on or before the close of business on the fifth business day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired.

Any moneys so deposited by us which remain unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the redemption date, be paid to us upon our request, after which repayment the holders of the shares called for redemption can no longer look to such bank or trust company for the payment of the redemption price but must look only to us for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may lapse through limitations imposed in the manner and with the effect provided under the laws of Bermuda. Any portion of the moneys so deposited by us, in respect of preferred shares called for redemption that are converted into common shares, will be repaid to us upon our request.

In case of redemption of only a part of a class or series of preferred shares, we will designate by lot, in such manner as our board of directors may determine, the shares to be redeemed, or will effect such redemption pro rata.

Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to funds otherwise available for dividends or distributions or out of the company's share premium account before the redemption date.

Under Section 42 of the Companies Act, no redemption of shares may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. A minimum issued share capital of $12,000 must always be maintained.

Conversion Rights

The terms of preferred shares that are convertible into or exchangeable for our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of securities to be received by the holders of preferred shares would be subject to adjustment. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

Reissuance of Shares

Any preferred shares retired by purchase or redemption, or otherwise acquired by us or converted into other shares, will have the status of authorized but unissued preferred shares, and may be reissued as part of the same class or series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares.

Voting Rights

Except as indicated below or as otherwise required by applicable law or described in a supplement to this prospectus, the holders of preferred shares will have no voting rights.

The applicable prospectus supplement for a series may provide that, whenever dividends payable on any class or series of preferred shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preferred shares of that class or series then outstanding, the holders of preferred shares of that class or series, together with the holders of each other class or series of preferred shares ranking on a parity with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our best efforts to effectuate the election or appointment of these two directors.

The applicable prospectus supplement for a series may provide that, whenever such special voting power of such holders of the preferred shares has vested, such right may be exercised initially either at a special meeting of the holders of preferred shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. The right of such holders of preferred shares to elect members of our board of directors will continue until such time as all dividends accumulated on such preferred shares have been paid in full, at which time that special right will terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

At any time when such special voting power has vested in the holders of any such preferred shares as described in the preceding paragraph, our chairman or president will, upon the written request of the holders of record of at least 10% of such preferred shares then outstanding addressed to our secretary, call a special general meeting of the holders of such preferred shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our proper officers within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of such preferred shares then outstanding may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate.

Any holder of such preferred shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of common shareholders.

At any annual or special general meeting at which the holders of such preferred shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of such preferred shares will be required to constitute a quorum of such preferred shares for the election of any director by the holders of such preferred shares, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of such preferred shares will not prevent the election of directors other than those to be elected by such preferred shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by such preferred shares, voting as a class.

During any period in which the holders of such preferred shares have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by vote of a majority of our board of directors pursuant to the bye-laws. During such period, the directors so elected by the holders of such preferred shares will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of such preferred shares to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of such preferred shares to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such preferred shares will terminate.

The rights attached to any class of preferred shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class held in accordance with Section 47(7) of the Companies Act. The rights conferred upon the holders of the shares of any class issued with preference or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or having different restrictions. Further, the rights attaching to any shares shall be deemed not to be altered by the creation or issue of any share ranking in priority for payment of a dividend or in respect of capital or which confer on the holder thereof voting rights more favorable than those conferred by our common shares. In the event we were to merge into or amalgamate with another company, the approval of the holders of a majority of the preferred shares would be required (voting as a separate class, if affected in a manner that would constitute a variation of the rights of such preferred shares) in addition to approval of our common shareholders pursuant to the Companies Act. In addition, holders of preferred shares would be entitled to vote at a court-ordered meeting in respect of a compromise or arrangement pursuant to section 99 of the Companies Act and their consent would be required with respect to the waiver of the requirement to appoint an auditor and to lay audited financial statements before a general meeting pursuant to section 88 of the Companies Act.

On any item on which the holders of the preferred shares are entitled to vote, such holders will be entitled to one vote for each preferred share held.

Restrictions in Event of Default in Dividends on Preferred Shares

Unless we provide otherwise in a prospectus supplement, if at any time we have failed to pay dividends in full on the preferred shares, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the preferred shares outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time we have failed to pay in full amounts payable with respect to any obligations to redeem preferred shares, thereafter and until such amounts shall have been paid in full or set apart in trust for payment:

•	we may not redeem less than all of the preferred shares outstanding at such time unless we obtain the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preferred shares given in person or by proxy, either in writing or by resolution adopted at a special general meeting called for the purpose, at which the holders of the preferred shares shall vote separately as a class, regardless of class or series;

•	we may not purchase any preferred shares except in accordance with a purchase offer made in writing to all holders of preferred shares of all classes or series upon such terms as our board of directors in its sole discretion, after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, determines (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided that (a) we, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any class or series, may use shares of such class or series acquired by it prior to such failure and then held by it as treasury stock and (b) nothing will prevent us from completing the purchase or redemption of preferred shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and

•	we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any shares of any other class of our stock ranking junior to the preferred shares as to dividends and upon liquidation.

Preemptive Rights

No holder of preferred shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series or to any security convertible into such shares.

Listing

Our common shares are listed on the Nasdaq National Market System under the symbol ‘‘QNTA.’’

Transfer Agent

Our registrar and transfer agent for the common shares is The Bank of New York.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

Junior Subordinated Indenture

We may issue junior subordinated debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series, which we sometimes refer to in this prospectus as the debt securities. We will issue any debt securities to a QCH Capital Trust in connection with the issuance of trust preferred securities and common securities by such QCH Capital Trust. Such junior subordinated debt securities will be issued and governed under a junior subordinated indenture to be entered into between us and The Bank of New York, as trustee. The junior subordinated indenture is sometimes referred to in this prospectus as the indenture. The particular terms of the series of debt securities offered by any prospectus supplement, and the extent to which general provisions described below may apply to the offered series of debt securities, will be described in the prospectus supplement.

The junior subordinated indenture provides for debt securities that are specifically made junior in right of payment to other specified indebtedness of Quanta Holdings. The junior subordinated indenture does not limit the aggregate principal amount of indebtedness that we may issue from time to time.

A copy of the junior subordinated indenture is included as an exhibit to the registration statement of which this prospectus is a part. The following description provides only a summary of the material terms and conditions of the indenture and the debt securities issued pursuant to the indenture. Accordingly, we strongly encourage you to refer to the indenture for a complete understanding of the terms and conditions applicable to the indenture and the debt securities.

Junior Subordinated Debt Securities

The debt securities will be our unsecured junior subordinated obligations. The term "senior" is generally used to describe debt obligations that entitle the holder to receive payment of principal and interest upon the happening of specified events prior to the holders of "subordinated" debt. Events that can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the terms of our senior indebtedness.

Quanta Holdings is a holding company and has no direct operations. Because Quanta Holdings is a holding company, its ability to make payments on indebtedness depends almost exclusively on the ability of its subsidiaries to pay dividends to Quanta Holdings. Under Bermuda law, a company may not declare or pay a dividend if there are reasonable grounds for believing that such company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of such company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, our insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

The junior subordinated debt securities issued under the indenture will be subordinate in right of payment in respect of principal, any premium or interest on and any additional amounts owing under the junior subordinated debt securities to all our senior indebtedness in the manner described below under the caption "Subordination under the Junior Subordinated Indenture."

Additionally, the indebtedness issued pursuant to the junior subordinated indenture will effectively be subordinated to any indebtedness of our subsidiaries. In the event of a bankruptcy, receivership, state-ordered rehabilitation, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary's assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of any of our subsidiaries to satisfy claims of the subsidiary's policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.

Prospectus Supplements

A prospectus supplement will describe the terms of each series of junior subordinated debt securities we offer, including, to the extent applicable:

•	the form and title of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

•	the date or dates on which the series of debt securities may be issued;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium, interest and additional amounts will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	the date or dates upon which the debt securities are payable;

•	the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable and the dates on which interest will be payable;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable;

•	any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

•	whether the series of debt securities are to be issued as original issue discount securities and, if so, the amount of the discount;

•	whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading "Global Debt Securities;"

•	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indenture, by depositing money or U.S. government obligations with the trustee of the indenture;

•	the relative degree, if any, to which the series of debt securities will be senior to or be subordinated to other series of debt securities or our other indebtedness in right of payment, whether or not such other series of debt securities or other indebtedness is outstanding;

•	the names of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any right we may have to defer payments of interest on the debt securities;

•	the form or forms of the trust agreement, the amended and restated trust agreement and guarantee agreement;

•	if the amount of payment or principal of, and premium, if any, or interest on or additional amounts, if any, with respect to a series of debt securities may be determined with reference to an index, formula or other method, and, if so, the terms and conditions upon which and the manner in which those amounts will be determined;

•	whether the series of debt securities will be convertible into and/or exchangeable for securities issued by us, or another issuer and, if so, the terms and conditions upon which such series of debt securities will be so convertible or exchangeable;

•	any other specific terms of the debt securities, including any modifications to the events of default or covenants under the debt securities and any other terms that may be required by or advisable under applicable laws or regulations; and

•	if necessary, a discussion of material U.S. federal income tax considerations and Bermuda tax considerations.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a floating rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special U.S. federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Global Debt Securities

We may issue registered debt securities in global form. This means that one global debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the beneficial owner of that interest. A beneficial owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the beneficial interest. We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant's account on the depositary's book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder of debt securities is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium or interest on or additional amounts with respect to a registered global security to the depositary or its nominee. None of Quanta Holdings, the indenture trustee or any other agent of Quanta Holdings or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium, interest or additional amounts with respect to the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

Covenants Applicable to the Junior Subordinated Debt Securities

Consolidation, Merger, Amalgamation and Sale of Assets.    Unless otherwise described in a prospectus supplement, the junior subordinated indenture provides that we will not (1) consolidate with or merge or amalgamate into a third party, (2) sell, other than for cash, all or substantially all of our assets to any third party or (3) purchase all or substantially all of the assets of any third party, unless

•	we are the continuing entity in the transaction or, if not, the successor entity expressly assumes our obligations on the securities and under the indenture;

•	following the completion of the transaction, we or the successor entity in the transaction would be in compliance with the covenants and conditions contained in the indenture;

•	an officers' certificate and an opinion of counsel are delivered to the trustee, each stating that such transaction and any supplemental indenture pertaining thereto comply with the provisions of the indenture relating to supplemental indentures and consolidation, merger, amalgamation, or conveyance; and

•	in the case of a series of debt securities issued to a QCH Capital Trust, such transaction is permitted under the related trust agreement and does not give rise to any breach or violation of that trust agreement.

In the context of a consolidation, merger or amalgamation or sale or purchase of assets, the successor entity is the entity that assumes or otherwise becomes obligated for the rights and obligations of the other party or parties to the transaction.

The limitations on the transactions described above do not apply to a recapitalization, change of control or highly leveraged transaction unless the transaction involves a consolidation, merger or amalgamation into a third party, or a sale, other than for cash to a third party of all or substantially all of our assets, or a purchase by us of all or substantially all of the assets of a third party. In addition, the indenture does not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price or otherwise protect debt security holders in the event of any recapitalization, change of control or highly leveraged transaction.

Events of Default

Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute an event of default under the indenture with respect to a series of junior subordinated debt securities:

•	a default in payment of principal or any premium when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default for 30 days in payment of any interest or any additional amounts; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default in payment of any sinking fund installment when due;

•	a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

•	events of bankruptcy, insolvency or reorganization; or

•	a continuing default, for more than 30 days after we receive notice of the default, under any other indenture, mortgage, bond, debenture, note or other instrument, under which we or our restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000, if the default has resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

The indenture provides that, under limited conditions specified in the indenture, where an event of default occurs and is continuing, either the trustee or the holders of not less than 33% in principal amount of each affected series of debt securities issued under the indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. A similar right exists for the trustee and the holders of not less than 33% of all outstanding debt securities issued under the indenture, in the event of a default in the performance of any covenants or agreements applicable to all outstanding debt securities.

Upon conditions specified in the indenture, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indenture. Such a waiver may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.

The indenture entitles the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the trustee to indemnity or security is subject to the trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

Subject to the right of the trustee to indemnification as described above and except as otherwise described in the indenture, the indenture provides that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indenture or for any remedy available to the trustee.

The indenture provides that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest or any additional amounts, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•	the holders of at least 33% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

•	the trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

The indenture provides that we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we can discharge and defease our obligations under the indenture and debt securities as set forth below and as provided in the indenture. For purposes of the indenture, obligations with respect to debt securities are discharged and defeased when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the indenture relating to the debt securities.

If provided for in the prospectus supplement, we may elect to be discharged from any and all future obligations with respect to debt securities of a particular series or debt securities within a particular series if the debt securities that remain outstanding (1) have been delivered to the trustee for cancellation, (2) have either become due and payable or are by their terms due and payable within one year or (3) are scheduled for redemption within one year. We may make such discharge by irrevocably depositing cash or U.S. government obligations with the trustee in an amount sufficient to pay in full the principal, any premium, interest and additional amounts on the relevant debt securities when due.

If provided for in the prospectus supplement, we may elect to defease and be discharged from all of our obligations contained in the indenture or from specific obligations under the covenants contained in the indenture with respect to any debt securities of or within a series. We may make this defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium, interest and additional amounts on the relevant debt securities when due.

As a condition to any such defeasance or covenant defeasance, we must provide the trustee an opinion of counsel to the effect that the holders of the affected debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be taxed by the U.S. federal government on the same amounts, in the same manner, and at the same times as if the defeasance had not occurred. This opinion of counsel, in the case of defeasance of all obligations with respect to any debt securities, must refer to and be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

We may exercise our defeasance option notwithstanding any prior covenant defeasance upon the affected debt securities. If we exercise our defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants which have been defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Junior Subordinated Indenture

The junior subordinated indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of outstanding debt securities to:

•	secure any debt securities;

•	evidence a successor person's assumption of our obligations under the indenture and the debt securities;

•	add covenants that protect holders of debt securities;

•	cure any ambiguity, mistake or inconsistency in the indenture, provided that such correction does not materially adversely affect the holders of the affected debt securities;

•	establish forms or terms for debt securities of any series;

•	evidence a successor trustee's acceptance of appointment;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the series of debt securities under the indenture;

•	add any additional events of default with respect to the series of debt securities;

•	provide for the issuance of debt securities denominated or payable in a currency other than dollars;

•	provide for conversion or exchange rights of the holders of the series of debt securities; or

•	make any other changes that do not materially adversely affect the holders of the affected debt securities.

The indenture also permits us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the indenture, voting as one class, to change, in any manner, the indenture and the rights of the holders of debt securities issued under the indenture. However, the consent of each holder of an affected debt security is required for changes that:

•	extend the stated maturity of, or reduce the principal of, any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption;

•	change the currency in which the principal, any premium or interest on or any additional amount is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

The junior subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment of Additional Amounts

Unless otherwise described in a prospectus supplement, we will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (1) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (2) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to the limitations and exceptions described below, pay to the holder of any debt securities such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security or in the indenture to be then due and payable.

We will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented, where presentation is required, such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(4)	any withholding or deduction required to be made pursuant to EU Council Directive 2003/48/EC of 3 June 2003 on the taxation of savings income in the form of interest payments (the "EU Directive"), or any law implementing or complying with, or introduced in order to conform to such EU Directive; or

(5)	any combination of items (1), (2), (3) and (4).

In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner, settlor, member or beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

Redemption for Tax Purposes

Unless otherwise described in a prospectus supplement, we may redeem the debt securities at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, at any time we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any taxing jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, regulations or rulings, (2) any action taken by a taxing authority of Bermuda or any taxing jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is generally applied or is taken with respect to us, (3) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required as of the next interest payment date to pay additional amounts with respect to the debt securities as provided in "Payment of Additional Amounts" above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the debt securities under this provision, we will give written notice of such election to the trustee and the holders of the debt securities. Interest on the debt securities will cease to accrue unless we default in the payment of the redemption price.

Subordination under the Junior Subordinated Indenture

The junior subordinated indenture provides that payment of the principal, any premium and interest on and additional amounts with respect to debt securities issued under the junior subordinated indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all our senior indebtedness. Generally, the junior subordinated indenture defines senior indebtedness as the principal, any premium and interest on and additional amounts with respect to all our indebtedness, whether incurred prior to or after the date of the indenture:

•	for money borrowed by us;

•	for obligations of others that we directly or indirectly either assume or guarantee;

•	in respect of letters of credit and acceptances issued or made by banks in favor of us; or

•	issued or assumed as all or part of the consideration for the acquisition of property, however acquired, or indebtedness secured by property included in our property, plant and equipment accounts at the time of acquisition, if we are directly liable for the payment of such debt.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, the indebtedness listed above.

Senior indebtedness does not include:

•	any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the junior subordinated debt securities; or

•	any of our indebtedness to our subsidiaries.

The junior subordinated indenture does not limit the amount of senior indebtedness that we can incur.

The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any junior subordinated debt securities receive any payment on account of such junior subordinated debt securities, in the event:

•	of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings in respect of us or our property; or

•	that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding in respect of us or our property.

We may not make any payment of the principal or interest on the junior subordinated debt securities during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

Conversion Rights

The terms of debt securities of any series that are convertible into or exchangeable for our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

The Indenture Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York, or one of its affiliates, will act as trustee under the junior subordinated indenture and as institutional and Delaware trustee under the declarations. The Bank of New York is also our registrar and transfer agent for our common shares.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

Trust Preferred Securities

Each QCH Capital Trust may issue one series of trust preferred securities and one series of trust common securities pursuant to a declaration with respect to that QCH Capital Trust. We collectively refer to the trust preferred securities and the trust common securities as the trust securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the trust common securities will be issued directly or indirectly to us. Copies of the declarations are included as exhibits to the registration statement of which this prospectus is a part. The following description provides only a summary of the material terms and conditions of the declarations. Accordingly, we strongly encourage you to refer to the declarations for a complete understanding of the terms and conditions applicable to the trust preferred securities. The applicable prospectus supplement will state whether any of the general provisions summarized below do not apply to the trust preference securities being offered.

The trust preferred securities will have the terms, including dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration or made part of the declaration by the Trust Indenture Act.

A prospectus supplement will describe the terms of the trust preferred securities offered by each QCH Capital Trust, including, to the extent applicable:

•	the number of trust preferred securities issued by the QCH Capital Trust and the distinctive designation thereof;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the QCH Capital Trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

•	whether distributions on trust preferred securities issued by the QCH Capital Trust will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by the QCH Capital Trust will be cumulative;

•	the amount or amounts that will be paid out of the assets of the QCH Capital Trust to the trust preferred securities holders upon voluntary or involuntary dissolution, winding-up or termination of the QCH Capital Trust;

•	the terms and conditions, if any, under which trust preferred securities may be converted into share capital, including the conversion price per share and the circumstances, if any, under which the conversion right will expire;

•	the terms and conditions, if any, upon which the related series of our junior subordinated debt securities may be distributed to trust preferred securities holders;

•	the obligation, if any, of the QCH Capital Trust to purchase or redeem trust preferred securities issued by the QCH Capital Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities issued by the QCH Capital Trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

•	the voting rights, if any, of trust preferred securities issued by the QCH Capital Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the trust preferred securities holders, as a condition to specified action or amendments to the applicable declaration;

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the QCH Capital Trust that are consistent with the applicable declaration or applicable law; and

•	if necessary, a discussion of material U.S. federal income tax consideration and Bermuda tax considerations.

Pursuant to the declaration, the institutional trustee will own our junior subordinated debt securities purchased by the applicable QCH Capital Trust for the benefit of the trust preferred securities holders and the trust common securities holders. The payment of dividends out of money held by the applicable QCH Capital Trust, and payments upon redemption of trust preferred securities or liquidation of any QCH Capital Trust, will be guaranteed by us to the extent described below under ‘‘— Trust Guarantees.’’

In connection with the issuance of trust preferred securities, each QCH Capital Trust will also issue one series of trust common securities. Each declaration will authorize the Administrative Trustees of a QCH Capital Trust to issue on behalf of the QCH Capital Trust one series of trust common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights and restrictions, described in the applicable declaration. Except as otherwise provided in the applicable prospectus supplement, the terms of the trust common securities issued by the QCH Capital Trust will be substantially identical to the terms of the trust preferred securities issued by the QCH Capital Trust, and the trust common securities will rank on equal terms with, and payments will be made on a ratable basis with, the trust preferred securities. However, upon an event of default under the applicable declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust preferred securities holders. Except in limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the trust common securities of each QCH Capital Trust will be directly or indirectly owned by us.

The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the common course of business, with the Institutional Trustee.

Events of Default; Notice. The following will be events of default under the declaration:

•	an event of default under the junior subordinated indenture occurs with respect to any series of related junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

The institutional trustee shall, within 90 days after the occurrence of an event of default, transmit by mail, first class postage prepaid, to the holders of the trust preferred securities, notices of (1) all defaults with respect to the related junior subordinated securities known to the institutional trustee, unless such defaults have been cured before the giving of such notice and (2) any notice of default received from the institutional trustee with respect to the related junior subordinated debt securities, which notice from the institutional trustee to the holders shall state that an event of default under the indenture also constitutes an event of default with respect to the trust preferred securities; provided that, except for a default in the payment of principal of or any premium or interest on any of the related junior subordinated debt securities or in the payment of any sinking fund installment established for the junior subordinated debt securities, the institutional trustee shall be protected in withholding such notice if and so long as the institutional trustee in good faith determines that the withholding of such notice is in the interests of the holders of the trust preferred securities.

Voting Rights. Except as provided below and as otherwise required by law and the declaration, the holders of the preferred securities will have no voting rights. Holders of the preferred securities will have no preemptive or similar rights.

Modification of the Declaration. We are restricted in our ability to modify the declaration. No amendment to the declaration may be made and any such purported amendment will be void:

•	unless, in the case of any proposed amendment, the institutional trustee shall have first received an officers' certificate from each of the trust and the sponsor that such amendment is permitted by, and conforms to, the terms of the declaration, including the terms of securities issued thereunder; or

•	unless, in the case of any proposed amendment which affects the rights, powers, duties, obligations or immunities of the institutional trustee, the institutional trustee shall have first received:

•	an officers' certificate from each of the trust and the sponsor that such amendment is permitted by, and conforms to, the terms of this declaration, including the terms of securities issued thereunder; and

•	an opinion of counsel (who may be counsel to the sponsor or the trust) that such amendment is permitted by, and conforms to, the terms of declaration, including the terms of securities issued thereunder.

Notwithstanding the foregoing, no amendment to the declaration may be made to the extent the result of such amendment would be to:

•	cause the trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust;

•	reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act; or

•	cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act.

At such time after the trust has issued any securities that remain outstanding, any amendment that would adversely affect the rights, privileges or preferences of any holder of securities issued under the declaration may be effected only with such additional requirements as may be set forth in the terms of such securities.

The sections of the declaration governing the registration and transfer of securities issued under the trust by the regular trustees and modifications of the declaration shall not be amended without the consent of all of the holders of the securities issued under the declaration.

The provisions of the declaration governing the sponsor's purchase of trust common securities and the responsibilities of the sponsor under the declaration shall not be amended without the consent of the holders of a majority in liquidation preference of the trust common securities.

The rights of the holders of the trust common securities under the declaration to increase or decrease the number of and appoint and remove trustees shall not be amended without the consent of the holders of a majority in liquidation preference of the trust common securities.

The declaration may be amended without the consent of the holders of the securities issued under the declaration to:

•	cure any ambiguity;

•	correct or supplement any provision in the declaration that may be defective or inconsistent with any other provision of this declaration;

•	add to the covenants, restrictions or obligations of the sponsor;

•	conform to any change in Rule 3a-5 under the Investment Company Act or written change in interpretation or application of Rule 3a-5 by any legislative body, court, government agency or regulatory authority which amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of securities issued under the declaration; and

•	cause the trust to continue to be classified for United States federal income tax purposes as a grantor trust.

Mergers, Consolidations, Amalgamations or Replacements of the QCH Capital Trusts. A QCH Capital Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity or person, except as described below. A QCH Capital Trust may, with the consent of the administrative trustees or, if there are more than two, a majority of the administrative trustees and without the consent of the holders of the securities, the Delaware trustee or the institutional trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State or the District of Columbia, provided that:

•	such successor entity either:

•	expressly assumes all of the obligations of the QCH Capital Trust with respect to the common and preferred securities; or

•	substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so as long as such successor securities rank the same as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity that possesses the same powers and duties as the institutional trustee in its capacity as the holder of the debentures;

•	the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with any other organization on which the preferred securities are then listed or quoted;

•	such merger, consolidation, amalgamation or replacement does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of such holders' interests in the new entity as a result of such merger, consolidation, amalgamation or replacement);

•	such successor entity has a purpose substantially identical to that of the QCH Capital Trust;

•	prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel (reasonably acceptable to the institutional trustee) to the QCH Capital Trust experienced in such matters to the effect that:

•	following such merger, consolidation, amalgamation or replacement, the QCH Capital Trust or the successor entity, as the case may be, will be treated as a grantor trust for United States federal income tax purposes;

•	following such merger, consolidation, amalgamation or replacement, neither the QCH Capital Trust nor the successor entity will be required to register as an ‘‘investment company’’ under the Investment Company Act; and

•	such merger, consolidation, amalgamation or replacement will not materially adversely affect the rights, preferences and privileges of the holders of the common and preferred securities (including any successor securities) (other than with respect to any dilution of such holders' interests in the new entity as a result of such merger, consolidation, amalgamation or replacement); and

•	we will provide a guarantee to the holders of the successor securities with respect to the successor entity having substantially the same terms as the trust guarantee.

Notwithstanding the foregoing, a QCH Capital Trust shall not, except with the consent of holders of 100% in liquidation preference of the common securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause such QCH Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Enforcement of Certain Rights by Holders of Preferred Securities. If an event of default occurs, and is continuing, under the declaration of any QCH Capital Trust, the holders of the preferred securities of that trust would typically rely on the institutional trustee to enforce its rights as a holder of the related junior subordinated debt securities against us. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee; or

•	direct the exercise of any trust or power conferred upon the institutional trustee under the declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of our junior subordinated debt securities.

If the institutional trustee fails to enforce its rights under the applicable series of junior subordinated debt securities, a holder of trust preferred securities of such trust may, after a period of 30 days has elapsed from such holder's written request to the institutional trustee to enforce such rights, institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of junior subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

Notwithstanding the foregoing, if an event of default occurs and the event is attributable to our failure to make any payment on the junior subordinated debt securities when due, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment.

Merger or Consolidation of Trustees. Any corporation into which the institutional trustee or the Delaware trustee, as the case may be, may be merged or converted or with which either may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the institutional trustee or the Delaware trustee, as the case may be, shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the institutional trustee or the Delaware trustee, as the case may be, shall be the successor of the institutional trustee or the Delaware trustee, as the case may be, under each restated trust agreement, provided such corporation shall be otherwise qualified and eligible.

Governing Law. Each restated trust agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

Trust Guarantees

We will issue a trust guarantee with respect to each series of trust preferred securities, for the benefit of the trust preferred securities holders. A copy of the form of trust guarantee is included as an exhibit to the registration statement of which this prospectus is a part. The following description provides only a summary of the material terms and conditions of the trust guarantee. Accordingly, we strongly encourage you to refer to the trust guarantee for a complete understanding of the terms and conditions applicable to the trust preferred securities. The applicable prospectus supplement will state whether any of the general provisions summarized below do not apply to the trust guarantees applicable to the trust preference securities being offered.

General. We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust preferred securities holders of each QCH Capital Trust, the trust guarantee payments defined below, except to the extent paid by the QCH Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the QCH Capital Trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust preferred securities holders or by causing the applicable QCH Capital Trust to pay the required amounts to the holders.

The following payments regarding the trust preferred securities, which we refer to as the trust guarantee payments, to the extent not paid by the applicable QCH Capital Trust, will be subject to the trust guarantees, without duplication:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the QCH Capital Trust will have funds available;

•	the redemption price, including all accrued and unpaid distributions regarding any trust preferred securities called for redemption by the QCH Capital Trust, to the extent the QCH Capital Trust will have funds available; and

•	upon a liquidation of the QCH Capital Trust, other than in connection with the distribution of our junior subordinated debt securities to the trust preferred securities holders or the redemption of all of the trust preferred securities issued by the QCH Capital Trust, the lesser of:

•	the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the QCH Capital Trust will have funds available; and

•	the amount of assets of the QCH Capital Trust remaining available for distribution to the holders of the QCH Capital Trust's trust preferred securities in liquidation of the QCH Capital Trust.

Covenants of Quanta Holdings. In each trust guarantee, we will covenant that, so long as any trust preferred securities issued by the QCH Capital Trust remain outstanding, and if there will have occurred any event that would constitute an event of default under the trust guarantee or the declaration, we will not do any of the following:

•	declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our share capital;

•	make any payment of the principal of and any premium and interest on or repay, purchase or redeem any junior subordinated debt securities issued by us that rank pari passu or junior to the junior subordinated debt securities owned by the QCH Capital Trust; and

•	make any guarantee payments regarding the trust preferred securities, other than pursuant to the trust guarantees.

However, even during such circumstances, we may:

•	purchase or acquire our share capital in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

•	reclassify our share capital or exchange or convert one class or series of our share capital for another class or series of our share capital;

•	purchase fractional interests in our share capital pursuant to the conversion or exchange provisions of such share capital or the security being converted or exchanged;

•	declare dividends or distributions in our share capital, including share dividends paid by us which consist of the shares of the same class as that on which any dividend is being paid;

•	redeem or purchase any rights pursuant to a rights agreement; and

•	make payments under the trust guarantee related to the trust preferred securities.

Amendment and Assignment. Except regarding any changes that do not adversely affect the rights of trust preferred securities holders of any QCH Capital Trust, in which case no vote will be required, the trust guarantees regarding the trust preferred securities may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities. The manner of obtaining the approval of trust preferred securities holders will be as described in the applicable prospectus supplement. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and for the benefit of the holders of the outstanding trust preferred securities.

Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the QCH Capital Trust upon any of the following:

•	full payment of the redemption price of all trust preferred securities;

•	distribution of our junior subordinated debt securities held by the QCH Capital Trust to the trust preferred securities holders; or

•	full payment of the amounts payable in accordance with the declaration upon liquidation of the QCH Capital Trust.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable QCH Capital Trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

Each trust guarantee represents a guarantee of payment and not of collection. Each trust guarantee will be deposited with the Institutional Trustee to be held for the benefit of the trust preferred securities of the applicable QCH Capital Trust. The Institutional Trustee will have the right to enforce the trust guarantees on behalf of the trust preferred securities holders of the applicable QCH Capital Trust. The holders of not less than a majority in aggregate liquidation preference of the trust preferred securities of the applicable QCH Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the applicable trust guarantee, including the giving of directions to the Institutional Trustee.

If the Institutional Trustee fails to enforce a trust guarantee as provided above, any holder of trust preferred securities of the applicable QCH Capital Trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the applicable QCH Capital Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the QCH Capital Trust, and by complete performance of all obligations under the trust guarantee.

Governing Law. Each trust guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Expenses of the QCH Capital Trusts

Subject to Bermuda law, we will agree to pay all of the costs, expenses or liabilities of the QCH Capital Trusts, other than obligations of the QCH Capital Trusts to pay to the holders of any trust preferred securities or trust common securities the amounts due pursuant to the terms of the trust preferred securities or trust common securities.

MATERIAL TAX CONSIDERATIONS

The following is a summary of our taxation and the taxation of our shareholders under certain tax laws, does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase securities and is for general information only. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of securities. The tax treatment of a holder of securities, or of a person treated as a holder of securities for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained in this prospectus as to the beliefs, expectations and conditions of Quanta Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. This summary does not address the taxation of an investment in any securities other than our shares. Additionally, information regarding the specific tax effect of each offering of securities will be set forth in the related prospectus supplement.

Prospective investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences to them of owning securities.

Taxation of Quanta Holdings and Subsidiaries

Certain Bermuda Tax Considerations

Bermuda does not currently impose any income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax on us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. There is currently no Bermuda withholding or other tax on principal, interest or dividends paid to holders of the shares, other than holders ordinarily resident in Bermuda, if any. We cannot assure you that we or our shareholders will not be subject to any such tax in the future.

Quanta Holdings has received written assurance dated May 27, 2003 from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, if any legislation is enacted in Bermuda imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Quanta Holdings or to any of its operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Quanta Holdings in respect of real property or leasehold interests in Bermuda held by it. Quanta Bermuda and Quanta U.S. Re also received such written assurance dated June 23, 2003. We cannot assure you that we will not be subject to any such tax after March 28, 2016.

Certain Irish Tax Considerations

We intend that Quanta Europe a company incorporated in Ireland, will be managed and controlled, in Ireland and, therefore, will be resident in Ireland for Irish tax purposes and subject to Irish corporation tax on its worldwide profits (including revenue profits and capital gains). Income derived by Quanta Europe, once authorized, from an Irish trade (that is, a trade that is not carried on wholly outside of Ireland) will be subject to Irish corporation tax at the current rate of 12.5%. Other income (that is income from passive investments, income from non-Irish trades and income from certain dealings in land) will generally be subject to Irish corporation tax at the current rate of 25%. The Irish Revenue Commissioners have published a statement indicating that deposit interest earned by an insurance company on funds held for regulatory purposes will be regarded as part of its trading income, and accordingly will be part of the profits taxed at 12.5%. This statement also indicates acceptance of case law which states that investment income of an insurance company will likewise be considered as trading income where it is integral to the insurance trade and available for satisfying the liabilities of the insurance business. Other investment income earned by Quanta Europe will generally be taxed in Ireland at a rate of 25%. Capital gains realized by Quanta Europe will generally be subject to Irish corporation tax at an effective rate of 20%.

If Quanta Europe carries on a trade in the United Kingdom, or the U.K. through a permanent establishment in the U.K., profits realized from such a trade in the U.K. will be subject to Irish corporation tax notwithstanding that such profits may also be subject to taxation in the U.K. A credit against the Irish corporation tax liability is available for any U.K. tax paid on such profits, subject to the maximum credit being equal to the Irish corporation tax payable on such profits.

Quanta Europe will also be within the charge to Irish capital duty, which will apply at the rate of 1% on the value received by it for the issue of its share capital.

If we list our shares on a stock exchange in an EU Member State or country with which Ireland has a tax treaty, and provided that such shares are substantially and regularly traded on that exchange, Irish dividend withholding tax will not apply to dividends and other distributions paid by Quanta Europe, once capitalized, to Quanta Holdings provided Quanta Holdings has made an appropriate declaration, in prescribed form, to Quanta Europe.

We expect that none of Quanta Holdings and its subsidiaries, other than Quanta Europe, will be resident in Ireland for Irish tax purposes unless the central management and control of such companies is, as a matter of fact, located in Ireland. A company not resident in Ireland for Irish tax purposes can be subject to Irish corporation tax if it carries on a trade through a branch or agency in Ireland or disposes of certain specified assets (e.g., Irish land, minerals, or mineral rights, or shares deriving the greater part of their value from such assets). In such cases, the charge to Irish corporation tax is limited to trading income connected with the branch or agency, and capital gains on the disposal of assets used in the branch or agency which are situated in Ireland at or before the time of disposal, and capital gains arising on the disposal of specified assets, with tax imposed at the rates discussed above. A company not resident in Ireland is otherwise subject to Irish income tax at the standard rate, currently 20%, on other taxable income arising from sources within Ireland, and to capital gains tax at the current rate of 20% of the taxable gain, on disposals of certain specified assets, Irish land, minerals, exploration and exploitation rights, and unquoted shares directly or indirectly deriving the greater part of their value from such assets.

Insurance companies are subject to an insurance premium tax in the form of a stamp duty charged at 2% of premium income. It applies to general insurance business, mainly business other than:

•	Reinsurance;

•	Life insurance;

•	Certain, maritime, aviation and transit insurance; and

•	Health insurance.

It applies to a premium in respect of a policy where the risk is located in Ireland. Legislation provides that risk is located in Ireland

•	In the case of insurance of buildings together with their contents, where the building is in Ireland;

•	In the case of insurance of vehicles, where the vehicle is registered in Ireland;

•	In the case of insurance of four months or less duration of travel or holiday if the policyholder took out the policy in Ireland; and

•	Otherwise where the policyholder is resident in Ireland, or if not an individual, if its head office is in Ireland or its branch to which the insurance relates is in Ireland.

See ‘‘Risk Factors — Risks Related to our Business — We may be subject to additional Irish tax or U.K. tax."

Certain United Kingdom Tax Considerations

The following is a summary of certain U.K. tax considerations under current U.K. law relating to Quanta Holdings and its subsidiaries.

U.K. Taxation of Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings and Quanta Specialty Lines

U.K. Residence. Neither Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings nor Quanta Specialty Lines is incorporated in the U.K. Accordingly, they should not be treated as being resident in the U.K. unless their central management and control is exercised in the U.K. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. We intend to manage Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings, Quanta Specialty Lines and Quanta Indemnity so they are not resident in the U.K. for U.K. corporation tax purposes.

U.K. Permanent Establishment. As a matter of U.K. domestic tax law, a company not resident in the U.K. for U.K. corporation tax purposes can be subject to U.K. corporation tax if it carries on a trade in the U.K. through a permanent establishment in the U.K. but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such permanent establishment. The term ‘‘permanent establishment" is defined for these purposes in a manner that is consistent with various internationally recognized characteristics commonly used in the U.K.'s double tax treaties. The maximum rate of U.K. corporation tax is 30%.

We intend that Quanta Europe will operate in such a manner that it will carry on a trade in the U.K. through a permanent establishment in the U.K., or Quanta U.K. We may establish a contact office in the U.K., as a subsidiary of Quanta Holdings. The activities of the contact office will be limited to representing Quanta Bermuda in the U.K. insurance markets. We intend that Quanta Europe will be entitled to the benefits of the tax treaty between the U.K. and Ireland. On the basis that Quanta U.K. should constitute a permanent establishment of Quanta Europe in the U.K. for the purposes of that tax treaty, Quanta Europe will be subject to U.K. corporation tax to the extent of any profits attributable to the permanent establishment in the U.K., as determined under the provisions of the U.K. — Ireland tax treaty.

We intend to operate in such a manner that none of Quanta Holdings nor any of its subsidiaries (other than Quanta Europe) will carry on a trade in the U.K. through a permanent establishment in the U.K. Whether a trade is being carried on in the U.K. through a permanent establishment in the U.K. is an inherently factual determination. Since U.K. case law and U.K. statute fail to definitively identify activities that constitute a trade being carried on in the U.K. through a permanent establishment in the U.K., we cannot assure you that the U.K. Inland Revenue will not contend successfully that Quanta Holdings nor any of its subsidiaries (other than Quanta Europe) has been or will be carrying on a trade in the U.K. through a permanent establishment in the U.K.

We believe that the U.S. subsidiaries of Quanta Holdings qualify for benefits under the tax treaty between the U.K. and the United States. If any of our U.S. subsidiaries qualifying for such benefits were to be carrying on a trade in the U.K. through a U.K. permanent establishment, they would only be subject to U.K. corporation tax if the U.K. permanent establishment constituted a permanent establishment for the purposes of that treaty and then only to the extent that any profits were attributable to that permanent establishment in the U.K. determined in accordance with the provisions of the U.K. — United States tax treaty.

The U.K. has no tax treaty with Bermuda and if any of Quanta Holdings or our subsidiaries in Bermuda were to be carrying on a trade in the U.K. through a U.K. permanent establishment, they would be subject to U.K. corporation tax attributable to that permanent establishment in accordance with the provisions of U.K. tax law.

There are circumstances in which companies that are neither resident in the U.K. nor entitled to the protection afforded by a tax treaty between the U.K. and the jurisdiction in which they are resident may be exposed to income tax in the U.K. on income arising in the U.K. (other than by deduction or withholding) but we intend to operate in such a manner that none of us will fall within the charge to income tax in the U.K. (other than by deduction or withholding) in this respect.

If we or any of our subsidiaries, other than any subsidiary incorporated in the U.K. as a contact office for Quanta Bermuda, were treated as being resident in the U.K. for U.K. corporation tax purposes, or, other than Quanta Europe were to be carrying on a trade in the U.K. through a permanent establishment in the U.K., the results of our operations and your investment could be materially adversely affected.

U.K. Excise Taxes

The U.K. imposes Insurance Premium Tax, or IPT, on insurance premiums on policies in respect of risks located in the U.K. Certain types of insurance risks located in the U.K. are exempt from IPT, including reinsurance. IPT is generally collected from the insurer, although the economic cost of the IPT is usually passed to the insured by way of an IPT-inclusive premium. The rate of IPT is 5% and is based on the amount of the gross premium.

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations relating to Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings, Quanta Specialty Lines, Quanta Indemnity and Quanta U.S. Re and the ownership of our shares by investors. As discussed further in this prospectus and based on our expected business, properties, ownership, organization, source of income and manner of operation, we believe that (1) no U.S. Person that owns shares in Quanta Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a controlled foreign corporation, or CFC, and (2) Quanta Holdings should not be considered a passive foreign investment company, or passive foreign investment company, for the years ended December 31, 2003 or 2004. We have not sought and do not intend to seek an opinion of legal counsel as to whether or not we were a passive foreign investment company for the years ended December 31, 2003 or 2004.

This summary is based upon the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code, rulings and other administrative pronouncements issued by the IRS, judicial decisions, the tax treaty between the United States and Bermuda, or the ‘‘Bermuda Treaty’’ and the tax treaty between the United States and Ireland, or the ‘‘Irish Treaty’’, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as shareholders who own directly, or indirectly through certain foreign entities or through the constructive ownership rules of the Internal Revenue Code, 10% or more of the voting power or value of Quanta Holdings (or how those ownership rules may apply in certain circumstances), tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold shares that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary generally does not discuss federal taxes other than income tax or other U.S. taxes such as state or local income taxes. This summary assumes that an investor will acquire and hold our shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of shares under U.S. federal, state, local and other tax laws.

For U.S. federal income tax purposes and purposes of the following discussion, a ‘‘U.S. Person’’ means (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust, as well as certain electing trusts.

U.S. Taxation of Quanta Holdings, Quanta Bermuda, Quanta Europe, Quanta U.S. Holdings, Quanta Specialty Lines, Quanta U.S. Re and Quanta Indemnity

U.S. Income and Branch Profits Tax. A foreign corporation deemed to be engaged in the conduct of a trade or business in the U.S. will generally be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable income tax treaty, as discussed below. Quanta Holdings, Quanta Europe and Quanta Bermuda intend to operate in such a manner that they will not be considered to be conducting a trade or business within the United States for purposes of U.S. federal income taxation. Whether a trade or business is being conducted in the United States is an inherently factual determination. Because the Internal Revenue Code, Treasury Regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot assure you that the IRS will not contend successfully that Quanta Holdings, Quanta Bermuda and/or Quanta Europe are or will be engaged in a trade or business in the United States. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return (which requirement may be waived if the foreign corporation establishes that it acted reasonably and in good faith in its failure to timely file such return). Quanta Holdings, Quanta Europe and Quanta Bermuda intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. Quanta Bermuda believes it is entitled to the benefits of the Bermuda Treaty. Assuming Quanta Bermuda is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any insurance income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Quanta Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although we cannot assure you that it will achieve this result.

A company resident in Ireland will generally be entitled to the benefit of the Irish Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Ireland or U.S. citizens and (2) deductible amounts paid for certain purposes to persons who are neither residents of either the U.S. or Ireland, nor U.S. citizens do not exceed 50% of the Irish company's income. An Irish company which does not meet those standards may nevertheless be entitled to the benefits of the Irish Treaty with respect to an item of income if the Irish company is engaged in the active conduct of a trade or business in Ireland, and the item of income is connected with or incidental to that trade or business. Quanta Europe believes it is entitled to the benefits of the Irish Treaty. Assuming Quanta Europe is entitled to the benefits of the Irish Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Quanta Europe intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although we cannot assure you that it will achieve this result.

Foreign corporations also are subject to U.S. withholding tax at a rate of 30% of the gross amount of certain ‘‘fixed or determinable annual or periodical gains, profits and income’’ derived from sources within the United States (such as dividends and certain interest on investments), to the extent such amounts are not effectively connected with the foreign corporation's conduct of a trade or business in the United States. The tax rate is subject to reduction by applicable treaties. Dividends, if any, paid by Quanta U.S. Holdings to Quanta Holdings will be subject to 30% U.S. withholding tax.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Quanta Bermuda is 4% for insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Quanta Europe assuming that Quanta Europe is entitled to the benefits of the Irish Treaty, to the extent that Quanta Europe does not reinsure the risk with a reinsurer which is not entitled to the benefits of a bilateral tax treaty with the United States in which the United States has waived the excise tax.

Quanta U.S. Holdings is a Delaware corporation and Quanta Specialty Lines is an Indiana corporation. Quanta U.S. Re is a Bermuda corporation that will be taxed as a U.S. corporation pursuant to an election under section 953(d) of the Internal Revenue Code. Each will be subject to taxation in the United States on its worldwide income at regular corporate rates.

Personal Holding Companies. Quanta Holdings' U.S. subsidiaries could be subject to additional U.S. tax on a portion of their income earned from U.S. sources if any of them is considered to be a personal holding company, or ‘‘PHC’’ for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of ‘‘PHC income.’’ PHC income includes, among other things, dividends, certain interest, certain royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any stock owned by the partnership. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations.

If any of Quanta Holdings' subsidiaries were a PHC in a given taxable year, such corporation would be subject to PHC tax on its ‘‘undistributed PHC income’’ at a rate of 15%. For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals.

Although Quanta Holdings believes that none of its subsidiaries is a PHC, we cannot provide assurance that this will be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Quanta Holdings' shareholder base, the gross income of Quanta Holdings' subsidiaries and other circumstances that could change the application of the PHC rules to Quanta Holdings and its subsidiaries. In addition, if any of Quanta Holdings' subsidiaries were to become PHCs we cannot be certain that the amount of PHC income would be immaterial.

U.S. Taxation of Holders of Shares

Shareholders Who Are U.S. Persons:

Dividends. Subject to the discussion below relating to the potential application of the ‘‘controlled foreign corporation,’’ ‘‘related person insurance income,’’ and ‘‘passive foreign investment company’’ rules, distributions, if any, made with respect to common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Quanta Holdings (as computed under U.S. tax principles). Under recently enacted legislation, or the ‘‘New U.S. Legislation,’’ certain dividends paid before 2009 may be eligible for reduced rates of tax. Because Quanta Holdings' shares are readily tradable on an established securities market in the United States, we expect that dividends, if any, paid by Quanta Holdings will be eligible for the reduced rate of tax. Dividends, if any, paid by Quanta Holdings would not be eligible for the reduced rate of tax if Quanta Holdings were to be a passive foreign investment company in the year in which dividends are paid, or in the prior year, or if certain holding period and other requirements are not met by the shareholder receiving the dividend. Legislation was recently introduced in the U.S. Senate, which, if enacted, would provide that dividends received from Quanta Holdings after the date of enactment would not be eligible for the reduced rate of tax. Dividends paid by Quanta Holdings generally will be foreign source income for U.S. federal income tax purposes and will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Internal Revenue Code. The amount of any distribution in excess of the current and accumulated earnings and profits of Quanta Holdings will first be applied to reduce a holder's tax basis in the shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's shares.

Classification of Quanta Holdings, Quanta Bermuda or Quanta Europe as a CFC. In general, a foreign corporation is considered a CFC if ‘‘10% U.S. Shareholders’’ own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share (based on its actual direct and indirect, through foreign entities, ownership) of the CFC's ‘‘subpart F income,’’ even if the subpart F income is not distributed. For purposes of taking into account insurance income, a CFC includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts generating subpart F income exceeds certain levels.

For purposes of determining whether a corporation is a CFC, and therefore whether the more-than-50% (or more-than-25%, in the case of insurance income) and 10% ownership tests have been satisfied, shares owned includes shares owned directly, indirectly through foreign entities or shares considered as owned by application of certain constructive ownership rules.

Pursuant to those constructive ownership rules:

•	an individual is treated as owning stock owned by certain members of his or her family;

•	an option to acquire stock generally is treated as exercised;

•	a corporation is treated as owning stock owned by a 50% or greater shareholder;

•	a partnership is treated as owning stock owned by its partners (regardless of their percentage ownership of the partnership); and

•	stock owned by a partnership or a corporation is treated as owned proportionately by the owners of the entity (in the case of corporations, only if the shareholder owns 10% or more of the stock of the corporation).

Additional rules apply to trusts and estates. Operating rules apply to prevent reattribution of ownership in certain circumstances, as well as attribution that would cause stock to be treated as not owned by a U.S. person. Because the attribution rules are complicated and depend on the particular facts relating to each investor, you are urged to consult your own tax advisors regarding the application of the rules to your ownership of our shares.

Due to the dispersion of Quanta Holdings' share ownership among holders and its bye-law provisions that impose limitations on the concentration of voting power of its voting shares and that authorize the board to repurchase such shares under certain circumstances and other factors, Quanta Holdings believes that no U.S. Person that owns shares in Quanta Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. These bye-law provisions are described in ‘‘Risk Factors — Risks Related to our Common Shares.’’ We cannot assure you, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

Related Party Insurance Income Companies

Generally. The CFC rules also apply to certain insurance companies that earn related person insurance income, or related party insurance income. For purposes of applying the CFC rules to foreign corporations that earn related party insurance income, a foreign corporation will be treated as a CFC if related party insurance income Shareholders collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of the corporation by vote or value. The term ‘‘related party insurance income Shareholder’’ means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of the foreign corporation's stock.

Related party insurance income is defined as any ‘‘insurance income’’ attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a ‘‘related party insurance income shareholder’’ of the foreign corporation or a ‘‘related person’’ to such related party insurance income shareholder. In general, and subject to certain limitations, ‘‘insurance income’’ is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the provisions of the Internal Revenue Code relating to insurance companies if the income were the income of a domestic insurance company.

For purposes of the related party insurance income rules, ‘‘related person’’ means someone who controls or is controlled by the related party insurance income shareholder or someone who is controlled by the same person or persons that control the related party insurance income shareholder. ‘‘Control’’ is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a ‘‘related person’’ with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

Related Party Insurance Income Exceptions. The special related party insurance income rules do not apply if (1) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, at all times during the taxable year directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Quanta Bermuda or Quanta Europe, as applicable, or the ‘‘20% Ownership Exception,’’ (2) related party insurance income, determined on a gross basis, is less than 20% of Quanta Bermuda's or Quanta Europe's gross insurance income for the taxable year, as applicable, or the ‘‘20% Gross Income Exception,’’ (3) Quanta Bermuda or Quanta Europe, as applicable, elects to be taxed on its related party insurance income as if the related party insurance income were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to related party insurance income and meets certain other requirements or (4) Quanta Bermuda or Quanta Europe, as applicable, elects to be treated as a U.S. corporation for U.S. tax purposes. Quanta Bermuda and Quanta Europe intend to operate in a manner that is designed to ensure that each qualifies for either the first or second exception to the related party insurance income rules.

If none of these exceptions applies, each U.S. Person who owns shares in Quanta Holdings (and therefore, indirectly in Quanta Bermuda and Quanta Europe) on the last day of the tax year in which Quanta Bermuda or Quanta Europe is a CFC, will be required to include in its gross income for U.S. federal income tax purposes its share of related party insurance income of Quanta Bermuda and/or Quanta Europe for the U.S. Person's taxable year that includes the end of the CFC's taxable year. This inclusion generally will be determined as if such related party insurance income were distributed proportionately only to such U.S. Persons holding shares at that date. The inclusion will be limited to the current-year earnings and profits of Quanta Bermuda or Quanta Europe, as applicable, reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits.

Computation of Related Party Insurance Income. In order to determine how much related party insurance income each of Quanta Bermuda and Quanta Europe has earned in each taxable year, Quanta Holdings intends to obtain and rely upon information from Quanta Bermuda's and Quanta Europe's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own Quanta Holdings' shares and are U.S. Persons.

Quanta Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which Quanta Bermuda or Quanta Europe provide insurance or reinsurance are related party insurance income shareholders or related persons to such shareholders. Consequently, Quanta Holdings may not be able to determine accurately the gross amount of related party insurance income earned by Quanta Bermuda or Quanta Europe in a given taxable year. For any taxable year in which Quanta Bermuda's or Quanta Europe's gross related party insurance income may be 20% or more of its gross insurance income for the year, Quanta Holdings may also seek information from its shareholders to determine whether direct or indirect owners of Quanta Holdings' shares at the end of the year are U.S. Persons so that the related party insurance income may be determined and apportioned among such persons. To the extent Quanta Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, Quanta Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share related party insurance income amount for all shareholders identified as U.S. Persons.

Uncertainty as to Application of Related Party Insurance Income. Regulations interpreting the related party insurance income provisions of the Internal Revenue Code exist only in proposed form. It is not certain whether these Regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the related party insurance income rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the related party insurance income provisions and their application to Quanta Bermuda and Quanta Europe is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe ‘‘such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.’’ In addition we cannot assure you that the IRS will not challenge any determinations by Quanta Bermuda or Quanta Europe as to the amount, if any, of related party insurance income that should be includible in income or that the amounts of the related party insurance income inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

Apportionment of Related Party Insurance Income to U.S. Shareholders. If Quanta Bermuda's or Quanta Europe's, as the case may be, related party insurance income for a year equals or exceeds 20% of that company's gross insurance income and the 20% Ownership Exception does not apply then every related party insurance income shareholder who owns shares of Quanta Holdings on the last day of the tax year in which Quanta Bermuda or Quanta Europe is a CFC should expect that for such year it will be required to include in gross income its share of that company's related party insurance income for the portion of the taxable year during which the company was a CFC under the related party insurance income provisions, even if such related party insurance income Shareholder did not own the shares throughout such period. A related party insurance income Shareholder who owns Quanta Holdings' shares during the taxable year of Quanta Bermuda or Quanta Europe during which it was a CFC, but not on the last day of such taxable year, will not be required to include any related party insurance income into income, whether or not distributed.

Basis Adjustments. A U.S. Shareholder's tax basis in its Quanta Holdings shares will be increased by the amount of any subpart F income that the shareholder includes in income, including any related party insurance income included in income by an related party insurance income shareholder. Any distributions made by Quanta Holdings out of previously taxed subpart F income, including related party insurance income, will be exempt from further U.S. income tax in the hands of the U.S. Shareholder. The U.S. Shareholder's tax basis in its Quanta Holdings shares will be reduced by the amount of any distributions that are excluded from income under this rule.

Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (1) a person who is treated as a related party insurance income shareholder, (2) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Quanta Holdings determines that gross related party insurance income constitutes 20% or more of Quanta Bermuda's or Quanta Europe's gross insurance income and the 20% Ownership Exception does not apply, Quanta Holdings intends to mail to all U.S. Persons registered as holders of its shares IRS Form 5471, completed with information from Quanta Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a related party insurance income Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including related party insurance income, that is includible in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Shares. Subject to the discussion below relating to the potential application of Internal Revenue Code section 1248 or the ‘‘passive foreign investment company’’ rules, any gain or loss realized by a U.S. Person on the sale or other disposition of shares of Quanta Holdings will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. Capital gains received by individuals are subject to tax at preferential rates; the use of capital losses is subject to limitations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute ‘‘passive income’’ for foreign tax credit limitation purposes.

Internal Revenue Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for related party insurance income purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether related party insurance income constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing Treasury Regulations do not address whether section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of shares.

Passive Foreign Investment Companies. In general, a foreign corporation will be a passive foreign investment company during a given year if (1) 75% or more of its gross income constitutes ‘‘passive income’’ or (2) 50% or more of its assets produce passive income or are held for the production of passive income. For these purposes, passive income generally includes interest, dividends, annuities and other investment income. The passive foreign investment company statutory provisions contain an express exception for income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Quanta Holdings expects for purposes of the passive foreign investment company rules that each of Quanta Bermuda and Quanta Europe will be considered to be predominantly engaged in an insurance business and that they are unlikely to have financial reserves in excess of the reasonable needs of their insurance business.

The passive foreign investment company statutory provisions also contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a passive foreign investment company, such foreign corporation shall be treated as if it received ‘‘directly its proportionate share of the income . . .’’ and as if it ‘‘held its proportionate share of the assets . . .’’ of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule, we believe that Quanta Holdings should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception and, consequently, that Quanta Holdings should not be treated as a passive foreign investment company for U.S. federal income tax purposes for the years ended December 31, 2003 and 2004. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the passive foreign investment company provision. No assurance can be given that the IRS would not challenge this position or that a court would not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the passive foreign investment company rules to them. We have not sought and do not seek to obtain an opinion of legal counsel as to whether or not we were a passive foreign investment company for the years ended December 31, 2003 and 2004.

If Quanta Holdings were characterized as a passive foreign investment company during a given year, a U.S. Person owning shares would be subject to a penalty tax at the time of the sale of such shares at a gain, or upon receipt of an ‘‘excess distribution’’ with respect to, their shares, unless such shareholder made a ‘‘qualified electing fund election’’ or ‘‘mark-to-market’’ election. In general, a shareholder receives an ‘‘excess distribution’’ if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

Other. Except as discussed below with respect to backup withholding, dividends paid by Quanta Holdings will not be subject to U.S. withholding tax.

Shareholders Who Are Non-U.S. Persons

Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax including potential branch profits tax in the case of shareholders that are corporations on dividend distributions with respect to, and gain realized from the sale or exchange of, shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the shares.

All Shareholders

Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the shares to U.S. Persons. In addition, you may be subject to backup withholding with respect to dividends paid by Quanta Holdings unless you (1) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (2) provide a taxpayer identification number, certify that you have not lost exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

PLAN OF DISTRIBUTION

We and/or each of the QCH Capital Trusts may sell the securities covered by this prospectus in any one or more one of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, we may enter into derivative or other hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus, the applicable prospectus supplement and subject to receiving the prior written consent of the BMA, sell securities covered by this prospectus and applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. Subject to receiving the prior written consent of the BMA, we may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out such short position, or loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the initial public offering price of the securities and the proceeds to us and/or the QCH Capital Trusts and any discounts, commissions or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any; and

•	the securities exchanges on which the securities may be listed, if any.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased. We and/or the QCH Capital Trusts may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we and/or the QCH Capital Trusts grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we and/or the QCH Capital Trusts may sell the securities through agents from time to time. Any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we and/or the QCH Capital Trusts pay to them. Unless otherwise indicated in such prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered or sold.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we and/or the QCH Capital Trusts will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

We and the QCH Capital Trusts may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us or the QCH Capital Trusts at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or the QCH Capital Trusts pay for solicitation of these delayed delivery contracts and the date when we will demand payment and delivery of the securities under the delayed delivery contract.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Offers to purchase offered securities may be solicited directly by us and/or the QCH Capital Trusts and the sale thereof may be made by us and/or the QCH Capital Trusts directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise prevail in the open market. If commenced, the underwriter may discontinue these activities at any time.

Any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

Underwriters, dealers, agents, remarketing firms and other third parties described above may be entitled to indemnification by us and/or the QCH Capital Trusts against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents or others may be required to make in respect thereof. Underwriters, dealers, agents and such other third parties may be customers of, engage in transactions with, or perform services for us and/or the QCH Capital Trusts in the common course of business.

Any securities issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We and/or QCH Capital Trust may elect to list any series of offered securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we nor such QCH Capital Trust will be obligated to do so. No assurance can be given as to the liquidity of the trading market for any such securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda and/or Baker & McKenzie LLP, and for the QCH Capital Trusts by Richards, Layton & Finger, P.A. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, as set forth in their reports therein and are so incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

Quanta Holdings was incorporated under the laws of Bermuda. In addition, some of our officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Quanta Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Quanta Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of shares made by this prospectus by serving CT Corporation, 111 Eighth Avenue, 13th Floor, New York, New York 10011 our U.S. agent irrevocably appointed for that purpose.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. It is the advice of Conyers Dill & Pearman that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

You may rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell the series A preferred shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

3,000,000 Shares

Quanta Capital Holdings Ltd.

% Series A Preferred Shares
(Liquidation Preference
$25 Per Share)

Prospectus Supplement

Friedman Billings Ramsey
BB&T Capital Markets

A division of Scott & Stringfellow, Inc.

                     , 2005